EXHIBIT 4.1

EXECUTION VERSION

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
Depositor,

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer,

SITUS HOLDINGS, LLC,
Special Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Trustee,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator, Paying Agent and Custodian,

and

PARK BRIDGE LENDER SERVICES LLC,
Operating Advisor

POOLING AND SERVICING AGREEMENT
Dated as of April 1, 2013

COMM 2013-CCRE7
Commercial Mortgage Pass-Through Certificates

TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	103
Section 1.03	Certain Constructions	107
Section 1.04	Certain Matters Relating to the Non-Serviced Mortgage Loans	108

	ARTICLE II

	CONVEYANCE OF MORTGAGE LOANS;
	ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements	109
Section 2.02	Acceptance by Custodian and the Trustee	117
Section 2.03	Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans	119
Section 2.04	Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor	127
Section 2.05	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	134
Section 2.06	Miscellaneous REMIC and Grantor Trust Provisions	135
Section 2.07	Additional Obligation of GACC	136

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01	The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans	137
Section 3.02	Liability of the Master Servicer and the Special Servicer When Sub-Servicing	142
Section 3.03	Collection of Mortgage Loan and Serviced Companion Loan Payments	143
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	144

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Section 3.05	Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts; Interest Reserve Account and Serviced Loan Combination Collection Accounts	146
Section 3.06	Permitted Withdrawals from the Collection Accounts, the Serviced Loan Combination Collection Accounts and the Distribution Accounts; Trust Ledger	154
Section 3.07	Investment of Funds in the Collection Accounts, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	174
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	176
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	181
Section 3.10	Appraisals; Realization upon Defaulted Mortgage Loans	187
Section 3.11	Custodian to Cooperate; Release of Mortgage Files	192
Section 3.12	Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation; CCRE Strips	194
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	201
Section 3.14	Access to Certain Documentation	206
Section 3.15	Title and Management of REO Properties and REO Accounts	214
Section 3.16	Sale of Specially Serviced Loans and REO Properties	219
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	224
Section 3.18	Authenticating Agent	226
Section 3.19	Appointment of Custodians	227
Section 3.20	Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts	227
Section 3.21	Property Advances	228
Section 3.22	Appointment and Replacement of Special Servicer	232
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	236
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	241
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	242
Section 3.26	Modification, Waiver, Amendment and Consents	244
Section 3.27	Certain Intercreditor Matters Relating to the Serviced Loan Combinations	249
Section 3.28	Directing Holder Contact with the Master Servicer and the Special Servicer	253
Section 3.29	Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder	253
Section 3.30	No Downgrade Confirmation	256
Section 3.31	Appointment and Duties of the Operating Advisor	258
Section 3.32	Swap Agreements	261

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ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01	Distributions	264
Section 4.02	Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others	282
Section 4.03	Compliance with Withholding Requirements	292
Section 4.04	REMIC Compliance	292
Section 4.05	Imposition of Tax on the Trust Fund	295
Section 4.06	Remittances	296
Section 4.07	P&I Advances	296
Section 4.08	Appraisal Reductions	302
Section 4.09	Grantor Trust Reporting	305

ARTICLE V

THE CERTIFICATES

Section 5.01	The Certificates	306
Section 5.02	Registration, Transfer and Exchange of Certificates	310
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates	321
Section 5.04	Appointment of Paying Agent	321
Section 5.05	Access to Certificateholders’ Names and Addresses; Special Notices	322
Section 5.06	Actions of Certificateholders	322
Section 5.07	Rule 144A Information	323
Section 5.08	Exchanges of Exchangeable Certificates	323
Section 5.09	Exchange of Swap Exchangeable Floating Rate Certificates for Swap Exchangeable Fixed Rate Certificates With the Same Swap Corresponding REMIC Regular Interest	325

ARTICLE VI
THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01	Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor	327
Section 6.02	Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor	327
Section 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Operating Advisor and Others	328
Section 6.04	Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor	330

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TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-SB Certificate
Exhibit A-4	Form of Class A-3 Certificate
Exhibit A-5	Form of Class A-3FL Certificate
Exhibit A-6	Form of Class A-3FX Certificate
Exhibit A-7	Form of Class A-4 Certificate
Exhibit A-8	Form of Class A-M Certificate
Exhibit A-9	Form of Class B Certificate
Exhibit A-10	Form of Class C Certificate
Exhibit A-11	Form of Class PEZ Certificate
Exhibit A-12	Form of Class D Certificate
Exhibit A-13	Form of Class E Certificate
Exhibit A-14	Form of Class F Certificate
Exhibit A-15	Form of Class G Certificate
Exhibit A-16	Form of Class H Certificate
Exhibit A-17	Form of Class X-A Certificate
Exhibit A-18	Form of Class X-B Certificate
Exhibit A-19	Form of Class R Certificate
Exhibit A-20	Form of Class LR Certificate
Exhibit A-21	Form of Class V Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Letter
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate during the Restricted Period
Exhibit K	Form of Distribution Date Statement
Exhibit L-1	Form of Investor Certification
Exhibit L-2	Form of Financial Market Publisher Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of Trustee Backup Certification
Exhibit P	Form of Custodian Backup Certification

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Exhibit Q	Form of Certificate Administrator Backup Certification
Exhibit R	Form of Master Servicer Backup Certification
Exhibit S	Form of Special Servicer Backup Certification
Exhibit T	Mortgage Loan Seller Sub-Servicers
Exhibit U	Mortgage Loans with Earnout/Holdback Provisions
Exhibit V	Form of NRSRO Certification
Exhibit W-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit W-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit X	Form of Operating Advisor Annual Report
Exhibit Y	Form of Sarbanes Oxley Certification
Exhibit Z	Additional Disclosure Notification
Exhibit AA	Form of Sub-Servicer Backup Certification
Exhibit BB	Form of Operating Advisor Backup Certification
Exhibit CC	Form of Power of Attorney to the Master Servicer and Special Servicer
Exhibit DD	Form of Non-Serviced Mortgage Loan Notification
Exhibit EE	Form of Companion Loan Noteholder Certification
Exhibit FF	Form of Notice of Exchange of Exchangeable Certificates
Exhibit GG	Form of Notice of Exchange of Swap Exchangeable Fixed Rate Certificates and Swap Exchangeable Floating Rate Certificates
Exhibit HH	Form of Notice and Certification Regarding Defeasance of Mortgage Loan

TABLE OF SCHEDULES

Schedule I	Directing Holders
Schedule II	Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III	Class A-SB Planned Principal Balance Schedule
Schedule IV	Additional Form 10-D Disclosure
Schedule V	Additional Form 10-K Disclosure
Schedule VI	Form 8-K Disclosure Information
Schedule VII	Initial Serviced Companion Loan Noteholders

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Pooling and Servicing Agreement, dated as of April 1, 2013, between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest and the CCRE Strips) and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests set forth in the table below (the “Lower-Tier Regular Interests”), as classes of regular interests in the Lower-Tier REMIC, and (ii) the Class LR Certificates as the sole class of residual interests in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue (i) the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class D, Class E, Class F, Class G and Class H Certificates, the Swap REMIC Regular Interests and the Class EC Regular Interests, which are designated as classes of regular interests in the Upper-Tier REMIC, and (ii) the Class R Certificates as the sole class of residual interests in the Upper-Tier REMIC.

The portion of the Trust Fund consisting of the Class A-M Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, any Swap Fixed Rate Grantor Trust Assets, any Swap Floating Rate Grantor Trust Assets and any Excess Interest and proceeds thereof in the Class V Distribution Account shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes.  The Swap Floating Rate Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Swap Floating Rate Grantor Trust Assets related to the Swap Corresponding REMIC Regular Interest.  The Swap Fixed Rate Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Swap Fixed Rate Grantor Trust Assets related to the Swap Corresponding REMIC Regular Interest.  The Class A-M Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-M Specific Grantor Trust Assets.  The Class B Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class B Specific Grantor Trust Assets.  The Class C Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class C Specific Grantor Trust Assets.  The Class PEZ Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class PEZ Specific Grantor Trust Assets.  The Class V Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class V Specific Grantor Trust Assets.  As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of either Trust REMIC.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the “Moffett Towers Phase II Mortgage Loan”) also secures two companion loans to the same Borrower, which are pari passu in right of payment to the Moffett Towers Phase II Mortgage Loan (the “Moffett Towers Phase II Pari Passu Companion Loan”).  The Moffett Towers Phase II Loan Combination will be serviced pursuant to (i) this Agreement and (ii) the related Intercreditor Agreement.  The Moffett Towers Phase II Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the respective Companion Loan Noteholder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 3 on the Mortgage Loan Schedule (the “Larkspur Landing Hotel Portfolio Mortgage Loan”) also secures one companion loan to the same Borrower, which is pari passu in right of payment to the Larkspur Landing Hotel Portfolio Mortgage Loan (the “Larkspur Landing Hotel Portfolio Pari Passu Companion Loan”).  The Larkspur Landing Hotel Portfolio Loan Combination is serviced pursuant to (i) the other Pooling and Servicing Agreement related to the Other Securitization designated as COMM 2013-CCRE6 and (ii) the related Intercreditor Agreement.  The Larkspur Landing Hotel Portfolio Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the respective Companion Loan Noteholder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 6 on the Mortgage Loan Schedule (the “Moffett Towers Mortgage Loan”) also secures two companion loans to the same Borrower, which are pari passu in right of payment to the Moffett Towers Mortgage Loan (collectively, the “Moffett Towers Pari Passu Companion Loan”).  The Moffett Towers Loan Combination is serviced pursuant to (i) the other Pooling and Servicing Agreement related to the Other Securitization designated as COMM 2013-LC6 and (ii) the related Intercreditor Agreement.  The Moffett Towers Pari Passu Companion Loans and all amounts attributable thereto will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the respective Companion Loan Noteholders.

The following table sets forth the Class designation and initial Certificate Balance or initial Notional Amount of each Class of Regular Certificates (other than the Class V, Class R and Class LR Certificates), each Class of Swap Floating Rate Certificates, each Class of Swap Fixed Rate Certificates, each Swap REMIC Regular Interest and the Class EC Regular Interests (collectively, the “Corresponding Certificates”), and the corresponding Lower-Tier Regular Interest(s) (the “Corresponding Lower-Tier Regular Interest”) and the Corresponding Components of the Class X Certificates (the “Corresponding Components”) for each Class of Corresponding Certificates.

Corresponding Certificates	Initial Certificate Balance or Notional Amount	Corresponding Lower-Tier Regular Interests(1)	Initial Lower-Tier Principal Balance	Corresponding Class X Components(1)
Class A-1	$71,825,000	LA-1	$71,825,000	XA-1
Class A-2	$77,842,000	LA-2	$77,842,000	XA-2
Class A-SB	$82,273,000	LA-SB	$82,273,000	XA-SB
Class A-3	$75,000,000	LA-3	$75,000,000	XA-3
Class A-3FL(2)	$75,000,000	N/A	N/A	N/A
Class A-3FX(2)	$0	N/A	N/A	N/A
Swap Fixed Rate Regular Interest Class A-3FL	$75,000,000	LA-3FL	$75,000,000	XA-3FL
Class A-4	$273,430,000	LA-4	$273,430,000	XA-4
Class A-M(3)	$39,790,000	N/A	N/A	N/A
Class A-M Regular Interest	$79,580,000	LA-M	$79,580,000	XA-M
Class X-A	$734,950,000	N/A	N/A	N/A
Class X-B	$93,625,000	N/A	N/A	N/A
Class B(4)	$29,257,000	N/A	N/A	N/A
Class B Regular Interest	$58,515,000	LB	$58,515,000	XB
Class PEZ(5)	$86,603,000	N/A	N/A	N/A
Class C(6)	$17,555,000	N/A	N/A	N/A
Class C Regular Interest	$35,110,000	LC	$35,110,000	XC
Class D	$39,790,000	LD	$39,790,000	N/A
Class E	$8,192,000	LE	$8,192,000	N/A
Class F	$9,362,000	LF	$9,362,000	N/A
Class G	$17,555,000	LG	$17,555,000	N/A
Class H	$32,768,992	LH	$32,768,992	N/A

(1)
The Lower-Tier Regular Interest and the Component of the Class X-A or Class X-B Certificates that correspond to any particular Class of Regular Certificates, Swap REMIC Regular Interest or Class EC Regular Interest also correspond to each other and, accordingly, constitute the (i) Corresponding Lower-Tier Regular Interests and (ii) Corresponding Components, respectively, with respect to each other.  The Class X Component Notional Amount for such Corresponding Component of the Class X-A or Class X-B Certificates shall at all times equal the then Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest.

(2)
Each Class of Swap Fixed Rate Certificates and each Class of Swap Floating Rate Certificates represent interests in the Swap Corresponding REMIC Regular Interest.  The aggregate Certificate Balance of a Class of Swap Fixed Rate Certificates and its corresponding Class of Swap Floating Rate Certificates will at all times equal the Certificate Balance of the Swap Corresponding REMIC Regular Interest.

(3)
The Class A-M Certificates represent a beneficial ownership interest in the Class A-M Percentage Interest of the Class A-M Regular Interest.  The aggregate Certificate Balance of the Class A-M Certificates and the Class PEZ Component A-M will at all times equal the Certificate Balance of the Class A-M Regular Interest.

(4)
The Class B Certificates represent a beneficial ownership interest in the Class B Percentage Interest of the Class B Regular Interest.  The aggregate Certificate Balance of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Balance of the Class B Regular Interest.

(5)
The Class PEZ Certificates represent a beneficial ownership interest in the Class A-M-PEZ Percentage Interest of the Class A-M Regular Interest, the Class B-PEZ Percentage Interest of the Class B Regular Interest and the Class C-PEZ Percentage Interest of the Class C Regular Interest.

(6)
The Class C Certificates represent a beneficial ownership interest in the Class C Percentage Interest of the Class C Regular Interest.  The aggregate Certificate Balance of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Balance of the Class C Regular Interest.

The Class X-A, Class X-B, Class V, Class R and Class LR Certificates do not have Certificate Balances.  Additionally, the Class V, Class R and Class LR Certificates do not have Notional Balances.  The Certificate Balance of any Class of Sequential Pay Certificates or Regular Interest outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided that if amounts previously allocated as Realized Losses to a Class of Certificates or Regular Interest in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement.

As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately  $936,242,993.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the other parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“8-K Filing Deadline”:  As defined in Section 10.09.

“10-K Filing Deadline”:  As defined in Section 10.07.

“17g-5 Information Provider”:  The Certificate Administrator.

“17g-5 Information Provider’s Website”:  The internet website of the 17g-5 Information Provider, initially located at www.ctslink.com, under one or more “NRSRO” tabs of the respective transaction, access to which is limited to the Depositor and to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“A Loan”:  With respect to any Loan Combination, the mortgage note (or notes) included in the Trust that is senior in right of payment to the related B Loan or any other subordinated notes to the extent set forth in the related Intercreditor Agreement.  There are no A Loans related to the Trust.

“Acceptable Insurance Default”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, any Default arising when the related Loan Documents require that the related Borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism and the Special Servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder, that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against by for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided that the Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Holder, the Special Servicer will not be required to do so.  In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Act”:  The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”:  The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loans”:  The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

“Additional Form 10-D Disclosure”:  As defined in Section 10.06.

“Additional Form 10-K Disclosure”:  As defined in Section 10.07.

“Additional Servicer”:  Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters (other than an Affiliate of any such party acting in the capacity of a Mortgage Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

“Additional Trust Fund Expense”:  Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

“Advance”:  Any P&I Advance or Property Advance.

“Advance Interest Amount”:  Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed and on Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation for which the Master Servicer, the Trustee, the Certificate Administrator or the Special Servicer, as applicable, has not been timely paid or reimbursed for the number of days from the date on which such Advance was made or such Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation were due to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance or Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation; provided that if, during any Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan actually paid by such Borrower, second, from late payment fees on the related Mortgage Loan actually paid by the related Borrower, and third, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account.

“Advance Rate”:  A per annum rate equal to the Prime Rate.  Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance.

“Adverse REMIC Event”:  Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The Trustee and the Certificate

Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer, the Operating Advisor or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliated Person”:  Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

“Agent Member”:  Members of, or Depository Participants in, the Depository.

“Agreement”:  This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Loan Amount”:  With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

“A.M. Best”:  A.M. Best Company, or its successor in interest.

“Anticipated Repayment Date”:  With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

“Anticipated Termination Date”:  Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Law”:  As defined in Section 8.02(f) of this Agreement.

“Applicable Procedures”:  As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable State and Local Tax Law”:  For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and Illinois and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraised-Out Class”:  As defined in Section 4.08(b) of this Agreement.

“Appraisal”:  An appraisal prepared by an Independent MAI appraiser with at least five years’ experience in properties of like kind and in the same area.

“Appraisal Reduction Amount”:  For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Loan Combination as to which an Appraisal Reduction Event has occurred, an amount calculated by the Master Servicer (and, if no Consultation Termination Event has occurred and is continuing, in consultation with the Directing Holder, and, if a Control Termination Event has occurred and is continuing, in consultation with the Operating Advisor to the extent set forth in Section 3.31(f) of this Agreement) by the first Determination Date following the date the Master Servicer receives from the Special Servicer the required Appraisal or the Special Servicer’s Small Loan Appraisal

Estimate (and thereafter by the first Determination Date following any material change in the amounts set forth in the following equation) equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or Serviced Loan Combination over (b) the excess of (i) the sum of (A) 90% of the sum of the appraised values (net of any prior mortgage liens) of the related Mortgaged Properties securing such Mortgage Loan or Serviced Loan Combination as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate in accordance with the Servicing Standard (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of such Mortgage Loans or Serviced Loan Combinations having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described in Section 4.08)), plus (B) all escrows and reserves (other than escrows and reserves for taxes and insurance), plus (C) all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Loan Combination (whether paid or then payable by any insurance company or government authority), over (ii) the sum of (without duplication) (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or Serviced Loan Combination at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Loan Combination, the weighted average of the Mortgage Rates for the related Mortgage Loan and related Serviced Companion Loans), (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or Serviced Loan Combination, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or Serviced Loan Combination (but subject to the provisions of Section 1.02(e)), (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows or reserves therefor) that have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and (E) all other amounts due and unpaid with respect to such Mortgage Loan or Serviced Loan Combination that, if not paid by the related Borrower, would result in a shortfall in distributions to the Certificateholders, except for Prepayment Premiums and Yield Maintenance Charges payable due to an acceleration of such Mortgage Loan or Serviced Loan Combination following a default thereunder; provided, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Loan Combination until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is recalculated.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Loan Combination or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Loan Combination is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.  In addition, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination as to which an

Appraisal Reduction Event has occurred, such Mortgage Loan or Serviced Loan Combination shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan or Serviced Loan Combination has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.

Each Serviced Loan Combination will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Serviced Loan Combination.  Any Appraisal Reduction Amount in respect of a Serviced Loan Combination shall be allocated in accordance with the payment priorities of the related Intercreditor Agreement (giving effect to the subordinate nature of any B Loan).

For any Distribution Date and for any Non-Serviced Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount calculated by the applicable servicer in accordance with and pursuant to the terms of the related Other Pooling and Servicing Agreement.

“Appraisal Reduction Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, on the first Distribution Date following the earliest of (i) the date on which such Mortgage Loan or Serviced Loan Combination becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Monthly Payments with respect to such Mortgage Loan or Serviced Loan Combination, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Loan Combination or the 60th day after the related Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Loan Combination, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Loan Combination becomes a Serviced REO Property and (v) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer within 30 days after the default, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing)), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Appraisal Reduction Event has occurred with respect to such Mortgage Loan or Serviced Loan Combination and (d) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower has delivered to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and the Borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to such Mortgage Loan or Serviced Loan Combination), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date

(or extended maturity date) and (2) the termination of the refinancing commitment.  The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

“ARD Loan”:  Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) the terms of which provide that if, after an Anticipated Repayment Date, the borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

“Asset Status Report”:  As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”:  An Assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”:  With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date (or portion thereof not received), based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the Mortgage Rate for such Mortgage Loan minus the applicable Servicing Fee Rate.

“Assumption Fees”:  Any fees (other than assumption application fees) collected by the Master Servicer or the Special Servicer in connection with an assumption of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination or related substitution of a Borrower (or an interest therein) thereunder (in each case, as permitted or set forth in the related Loan Documents or under the provisions of this Agreement).

“Authenticating Agent”:  Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Available Funds”:  For a Distribution Date, the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest on or in respect of the Mortgage Loans (including Unscheduled Payments and Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.15(b) of this Agreement, but excluding any Excess Liquidation Proceeds) received by or on behalf of the Master Servicer in the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the Master Servicer or the Trustee, as applicable, in respect of the Mortgage Loans as of such Distribution Date, (iii) all other amounts received by the Master Servicer in such Collection Period (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.06(e) of this Agreement) and required to be placed in the Collection Account by the Master Servicer pursuant to Section 3.05 of this Agreement, (iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) any Master Servicer Prepayment Interest Shortfall Amounts remitted by the Master Servicer to the Collection Account, (vi) with respect to the Distribution Date in May 2013, the Interest Deposit Amount, (vii) any GACC Prepayment Interest Shortfall Payments remitted by the Depositor to the Distribution Account, and (viii) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement; but excluding the following (in no order of priority):

(a)           all amounts permitted to be used to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06 of this Agreement;

(b)           the aggregate amount of the Master Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee, the Special Servicing Fee, any Operating Advisor Consulting Fees (to the extent that such fee is actually received from the related borrower), fees for primary servicing functions, Net Prepayment Interest Excess, Net Default Interest, late payment fees (to the extent not applied to the reimbursement of Advance Interest Amounts and/or Additional Trust Fund Expenses as provided in Section 3.06 of this Agreement), Workout Fees, Liquidation Fees, Assumption Fees, Modification Fees, loan service transaction fees, Permitted Special Servicer/Affiliate Fees, demand fees, beneficiary statement charges and similar fees on the Mortgage Loans (which the Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively), together with interest on Advances to the extent provided herein, and reinvestment earnings on payments received with respect to the Mortgage Loans (that the Master Servicer or the Special Servicer are entitled to receive as additional servicing compensation), in each case in respect of such Distribution Date;

(c)           all amounts representing scheduled Monthly Payments on Mortgage Loans due after the related Due Date;

(d)           that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fee and the Operating Advisor Fee, to which the

Master Servicer, the Special Servicer, any sub-servicer, the Certificate Administrator, the Trustee and/or the Operating Advisor are entitled;

(e)           all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the Master Servicer, the Special Servicer, the Certificate Administrator (in all of its capacities under this Agreement), the Operating Advisor or the Trustee (in all of its capacities under this Agreement) and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 of this Agreement and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

(f)           any interest or investment income on funds on deposit in the Collection Account or any interest on Permitted Investments in which such funds may be invested;

(g)           all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or a Mortgage Loan Purchase Agreement during the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

(h)           the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(i)           Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans;

(j)           other than with respect to the Off-Schedule Mortgage Loan, with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement;

(k)           Excess Interest; and

(l)            the CCRE Strips.

“B Loan”:  With respect to any Loan Combination, any related subordinated note not included in the Trust, which is subordinated in right of payment to the related A Loan to the extent set forth in the related Intercreditor Agreement.  There are no B Loans related to the Trust.

“B Loan Noteholder”:  A holder of a B Loan.

“Balloon Loan”:  Any Mortgage Loan or Serviced Loan Combination that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

“Balloon Payment”:  With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

“Base Interest Fraction”:  With respect to any Principal Prepayment on any Mortgage Loan and any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class D Certificates, the Swap REMIC Regular Interests and Class EC Regular Interests, a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Regular Interest, as applicable, exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction shall be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be one.

To the extent that the “yield rate” referred to in the immediately preceding paragraph to be provided by the Master Servicer is not provided in the related Loan Documents, such “yield rate” shall be, when compounded monthly, equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the Maturity Date or Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan.  In the event that there are:  (a) two or more U.S. Treasury issues with the same coupon the issue with the lower yield shall be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the Maturity Date or Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date shall be selected.

“Beneficial Owner”:  With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes.  Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person executes an Investor Certification.

“Bid Allocation”:  With respect to the Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(a) of this Agreement, the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and all Sub-Servicers therefor as of such date of determination.

“Book-Entry Certificate” shall mean any Certificate registered in the name of the Depository or its nominee.

“Borrower”:  With respect to any Mortgage Loan, Companion Loan or Serviced Loan Combination, any obligor or obligors on any related Note or Notes, including in connection with a Mortgage Loan, Companion Loan or Serviced Loan Combination that utilizes an indemnity deed of trust (“IDOT”) structure, the borrower and the Mortgaged Property owner / payment guarantor / mortgagor, individually and collectively, as the context may require.

“Borrower Accounts”:  As defined in Section 3.07(a) of this Agreement.

“Breach”:  As defined in Section 2.03(e) of this Agreement.

“Business Day”:  Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York,  Pittsburgh, Pennsylvania, Cleveland, Ohio, Overland Park, Kansas or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

“Calculation Rate”:  A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payment on the Mortgage Loan, B Loan or Serviced Companion Loan or sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the applicable Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent related Appraisal (or Updated Appraisal).

“Cash Collateral Account”:  With respect to any Mortgage Loan or Serviced Loan Combination that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, as successor to the related Mortgage Loan Seller.  Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan Documents and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Loan Combination.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable.  To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”:  With respect to any Mortgage Loan or Serviced Loan Combination, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

“CCRE”:  Cantor Commercial Real Estate Lending, L.P., in its capacity as a Mortgage Loan Seller, and its successors in interest.

“CCRE Indemnification Agreement”:  The agreement dated as of the Pricing Date, between CCRE, the Depositor and the Underwriters.

“CCRE Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the CCRE Purchase Agreement.

“CCRE Purchase Agreement”:  The Mortgage Loan Purchase Agreement dated as of the Pricing Date, between CCRE and the Depositor.

“CCRE Strip”:  With respect to any Due Date for each Mortgage Loan that is part of the CCRE Strip Pool, an amount equal to a portion of the interest accrued on the Stated Principal Balance of such Mortgage Loan that is part of the CCRE Strip Pool during the related Interest Accrual Period at a fixed rate of 0.02% per annum during the related interest accrual period. With respect to each Collection Period, amounts collected in respect of the CCRE Strip Pool will be allocated to the CCRE Strips prior to being allocated to Available Funds.  For federal income tax purposes, each CCRE Strip will be treated as a beneficial interest in the related Mortgage Loan retained by Cantor Commercial Real Estate Lending, L.P., its successors and assigns.

“CCRE Strip Pool”:  All of the CCRE Mortgage Loans except for the Mortgage Loans identified as Loan Nos. 15 (McHenry Village Shopping Center) and 48 (EZ Storage Southfield) on the Mortgage Loan Schedule (which are expected to be sub-serviced by a sub-servicer other than Cantor Commercial Real Estate Lending, L.P. or one of its affiliates).

“Certificate”:  Any Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class X-A, Class X-B, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”:  Wells Fargo Bank, National Association, a national banking association, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator’s Website”:  The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”:  With respect to any Class of Certificates (other than the Class X-A, Class X-B, Class V, Class R and Class LR Certificates), any Swap REMIC Regular Interest or any Class EC Regular Interest (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, Swap REMIC Regular Interest or

Class EC Regular Interest, as specified in the Preliminary Statement to this Agreement, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates, Swap REMIC Regular Interest or Class EC Regular Interest on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses made thereon on such prior Distribution Date.  The aggregate Certificate Balance of a Class of Swap Floating Rate Certificates and its corresponding Class of Swap Fixed Rate Certificates shall be equal at all times to the Certificate Balance of their Swap Corresponding REMIC Regular Interest.  The aggregate Certificate Balance of the Class A-M Certificates and the Class PEZ Component A-M will at all times equal the Certificate Balance of the Class A-M Regular Interest.  The aggregate Certificate Balance of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Balance of the Class B Regular Interest. The aggregate Certificate Balance of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Balance of the Class C Regular Interest.

“Certificate Custodian”:  Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

“Certificate Register” and “Certificate Registrar”:  The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”:  The Person whose name is registered in the Certificate Register, subject to the following:

(a)           except as provided in clauses (b) and (d), solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof or an agent of any Borrower shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

(b)           for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Master Servicer, the Special Servicer or the Operating Advisor or an Affiliate thereof shall be deemed to be outstanding, provided such amendment does not relate to the increase in compensation or material reduction in obligations of the Master Servicer, the Special Servicer or the Operating Advisor or any Affiliate thereof (other than solely in its capacity as Certificateholder), in which case such Certificates shall be deemed not to be outstanding;

(c)           except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

(d)           for the purpose of exercising its rights as a member of the Controlling Class or as the Directing Holder (if applicable), any Certificate beneficially owned by the Master Servicer, the Special Servicer or an Affiliate thereof will be deemed outstanding; and

(e)           for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or (subject to the execution of an Investor Certification) any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Certificate Administrator or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof.  For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Paying Agent, the Operating Advisor or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

“Certification Parties”:  As defined in Section 10.08 of this Agreement.

“Certifying Certificateholder”:  A Certificateholder or Beneficial Owner of a Certificate that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Person”:  As defined in Section 10.08.

“Certifying Servicer”:  As defined in Section 10.11 of this Agreement.

“Class”:  All of the Certificates that collectively bear the same alphabetical or alphanumeric Class designation, each separately designated Lower-Tier Regular Interest, any Swap REMIC Regular Interest and each Class EC Regular Interest.

“Class A-1 Certificate”:  Any one of the Certificates with a “Class A-1” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-1 Pass-Through Rate”:  A per annum rate equal to 0.7160%.

“Class A-2 Certificate”:  Any one of the Certificates with a “Class A-2” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-2 Pass-Through Rate”:  A per annum rate equal to 2.0220%.

“Class A-3 Certificate”:  Any one of the Certificates with a “Class A-3” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-3 Pass-Through Rate”:  A per annum rate equal to 2.9290%.

“Class A-3FL Certificate”:  Any one of the Certificates with a “Class A-3FL” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class A-3FL Certificates will represents undivided beneficial interests in the Swap Floating Rate Grantor Trust Assets related to such Class’ Swap Corresponding REMIC Regular Interest.

“Class A-3FL Pass-Through Rate”:  With respect to each Distribution Date for which a Swap Class Distribution Conversion has not occurred and is not continuing with respect to the Class A-3FL Certificates, a per annum rate equal to LIBOR plus 0.7400%%, and with respect to any Distribution Date on which a Swap Class Distribution Conversion has occurred and is continuing with respect to the Class A-3FL Certificates, a per annum rate equal to the Class A-3 Pass-Through Rate.

“Class A-3FX Certificate”:  Any one of the Certificates with a “Class A-3FX” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class A-3FX Certificates will represent undivided beneficial interests in the Swap Fixed Rate Grantor Trust Assets related to such Class’ Swap Corresponding REMIC Regular Interest.

“Class A-3FX Pass-Through Rate”:  A per annum rate equal to 2.7810%.

“Class A-4 Certificate”:  Any one of the Certificates with a “Class A-4” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-4 Pass-Through Rate”:  A per annum rate equal to 3.2130%.

“Class A-M Certificate”:  Any one of the Certificates with a “Class A-M” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class A-M Certificates represent undivided beneficial interests in the Class A-M Specific Grantor Trust Assets.

“Class A-M Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-M Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-M Regular Interest on such Distribution Date.

“Class A-M Pass-Through Rate”:  A per annum rate equal to 3.3140%.

“Class A-M Percentage Interest”:  As of any date of determination, with respect to the Class A-M Regular Interest and the Class A-M Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-M Certificates, and the denominator of which is the Certificate Balance of the Class A-M Regular Interest.

“Class A-M Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-M Percentage Interest and (ii) the Class A-M Regular Interest Principal Distribution Amount for such Distribution Date.

“Class A-M Regular Interest”:  The uncertificated interest corresponding to the Class A-M Certificates and the Class PEZ Certificates (to the extent of the Class A-M-PEZ Percentage Interest of the Class A-M Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class A-M Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class A-M Regular Interest with respect to such Distribution Date.

“Class A-M Regular Interest Pass-Through Rate”:  A per annum rate equal to 3.3140%.

“Class A-M Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class A-M Regular Interest on such Distribution Date.

“Class A-M Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class A-M Percentage Interest of the Class A-M Regular Interest and (ii) amounts held from time to time in the Class EC Distribution Account that represent distributions of the Class A-M Percentage Interest in the Class A-M Regular Interest.

“Class A-M-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class A-M Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class A-M Percentage Interest.

“Class A-SB Certificate”:  Any one of the Certificates with a “Class A-SB” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-SB Pass-Through Rate”:  A per annum rate equal to 2.7390%.

“Class A-SB Planned Principal Balance”:  With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule III hereto relating to the Class A-SB Certificates.

“Class B Certificate”:  Any one of the Certificates with a “Class B” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class B Certificates represent undivided beneficial interests in the Class B Specific Grantor Trust Assets.

“Class B Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Pass-Through Rate”:  A per annum rate equal to 3.6130%.

“Class B Percentage Interest”:  As of any date of determination, with respect to the Class B Regular Interest and the Class B Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class B Certificates, and the denominator of which is the Certificate Balance of the Class B Regular Interest.

“Class B Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the Class B Regular Interest Principal Distribution Amount for such Distribution Date.

“Class B Regular Interest”:  The uncertificated interest corresponding to the Class B Certificates and the Class PEZ Certificates (to the extent of the Class B-PEZ Percentage Interest of the Class B Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class B Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class B Regular Interest with respect to such Distribution Date.

“Class B Regular Interest Pass-Through Rate”:  A per annum rate equal to 3.6130%.

“Class B Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class B Percentage Interest of the Class B Regular Interest and (ii) amounts held from time to time in the Class EC Distribution Account that represent distributions of the Class B Percentage Interest in the Class B Regular Interest.

“Class B-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class B Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class B Percentage Interest.

“Class C Certificate”:  Any one of the Certificates with a “Class C” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class C Certificates represent undivided beneficial interests in the Class C Specific Grantor Trust Assets.

“Class C Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.3250%.

“Class C Percentage Interest”:  As of any date of determination, with respect to the Class C Regular Interest and the Class C Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class C Certificates, and the denominator of which is the Certificate Balance of the Class C Regular Interest.

“Class C Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class C Regular Interest”:  The uncertificated interest corresponding to the Class C Certificates and the Class PEZ Certificates (to the extent of the Class C-PEZ Percentage Interest of the Class C Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class C Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class C Regular Interest with respect to such Distribution Date.

“Class C Regular Interest Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.3250%.

“Class C Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class C Percentage Interest of the Class C Regular Interest and (ii) amounts held from time to time in the Class EC Distribution Account that represent distributions of the Class C Percentage Interest in the Class C Regular Interest.

“Class C-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class C Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class C Percentage Interest.

“Class D Certificate”:  Any one of the Certificates with a “Class D” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class D Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class E Certificate”:  Any one of the Certificates with a “Class E” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class E Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class EC Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b), which shall be entitled “Deutsche Bank Trust Company Americas, as Certificate Administrator, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Class EC Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Class EC Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Class EC Regular Interest”:  Any of the Class A-M Regular Interest, the Class B Regular Interest or the Class C Regular Interest.

“Class F Certificate”:  Any one of the Certificates with a “Class F” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class F Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class G Certificate”:  Any one of the Certificates with a “Class G” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class G Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class H Certificate”:  Any one of the Certificates with a “Class H” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class H Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class Interest Shortfall”:  On any Distribution Date for any Class of Regular Certificates, Swap REMIC Regular Interest or Class EC Regular Interest, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) of this Agreement on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

“Class LA-1 Interest,” “Class LA-2 Interest,” “Class LA-SB Interest,”  “Class LA-3 Interest,” “Class LA-3FL Interest,” “Class LA-4 Interest,” “Class LA-M Interest,” “Class LB Interest,” “Class LC Interest,” “Class LD Interest,” “Class LE Interest,” “Class LF Interest,” “Class LG Interest” and “Class LH Interest”:  Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LR Certificate”:  Any one of the Certificates with a “Class LR” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class PEZ Certificate”:  Any one of the Certificates with a “Class PEZ” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class PEZ Certificates represent undivided beneficial interests in the Class PEZ Specific Grantor Trust Interests.

“Class PEZ Component”:  Any of the Class PEZ Component A-M, Class PEZ Component B or Class PEZ Component C.

“Class PEZ Component A-M”:  The portion of the Class A-M Regular Interest equal to the Class A-M-PEZ Percentage Interest of the Class A-M Regular Interest.

“Class PEZ Component A-M Principal Amount”:  The product of the Class A-M-PEZ Percentage Interest and the Certificate Balance of the Class A-M Regular Interest.

“Class PEZ Component B”:  The portion of the Class B Regular Interest equal to the Class B-PEZ Percentage Interest of the Class B Regular Interest.

“Class PEZ Component B Principal Amount”:  The product of the Class B-PEZ Percentage Interest and the Certificate Balance of the Class B Regular Interest.

“Class PEZ Component C”:  The portion of the Class C Regular Interest equal to the Class C-PEZ Percentage Interest of the Class C Regular Interest.

“Class PEZ Component C Principal Amount”:  The product of the Class C-PEZ Percentage Interest and the Certificate Balance of the Class C Regular Interest.

“Class PEZ Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-M-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-M Regular Interest on such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class PEZ Percentage Interest”:  Any of the Class A-M-PEZ Percentage Interest, the Class B-PEZ Percentage Interest or the Class C-PEZ Percentage Interest.

“Class PEZ Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-M-PEZ Percentage Interest and (b) the Class A-M Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the Class B Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class PEZ Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class PEZ Components and (ii) amounts held from time to time in the Class EC Distribution Account that represent distributions on the Class PEZ  Components.

“Class R Certificate”:  Any one of the Certificates with a “Class R” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class V Certificate”:  Any one of the Certificates with a “Class V” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.  The Class V Certificates represent undivided beneficial interests in the Class V Specific Grantor Trust Assets.

“Class V Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to

Section 3.05(k), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class V Distribution Account,” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Class V Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Class V Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Excess Interest and (ii) the Class V Distribution Account.

“Class X Certificates”:  The Class X-A and Class X-B Certificates, collectively.

“Class X Component”:  Each of the Class X-A Components and Class X-B Components.

“Class X Component Notional Amount”:  With respect to each Class X Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

“Class X Notional Amount”:  The Class X-A Notional Amount or the Class X-B Notional Amount, as applicable and as the context may require.

“Class X-A Certificate”:  Any one of the Certificates with a “Class X-A” designation on the face thereof, substantially in the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Components”:  Each of Component XA-1, Component XA-2, Component XA-SB,  Component XA-3, Component XA-3FL, Component XA-4 and Component XA-M.

“Class X-A Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-A Components.

“Class X-A Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-A Strip Rates for the respective Class X-A Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date.  The Class X-A Pass-Through Rate for the initial Distribution Date is 1.6337% per annum.

“Class X-A Strip Rate”:  With respect to any Class X-A Components for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over (ii) the Pass Through Rate for the Corresponding Certificates.

“Class X-B Certificate”:  Any one of the Certificates with a “Class X-B” designation on the face thereof, substantially in the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Component”:  Each of the Component XB and Component XC.

“Class X-B Notional Amount”:  As of any date of determination, the then Class X Component Notional Amounts of all of the Class X-B Components.

“Class X-B Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-B Strip Rates for the respective Class X-B Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date.  The Class X-B Pass-Through Rate for the initial Distribution Date is 0.5890% per annum.

“Class X-B Strip Rate”:  With respect to any Class of Class X-B Components for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Clearstream”:  Clearstream Banking Luxembourg, a division of Clearstream International, société anonyme.

“Closing Date”:  April 23, 2013.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”:  The trust account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Collection Account” and which must be an Eligible Account.

“Collection Period”:  With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in May 2013, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

“COMM 2013-CCRE6 Pooling and Servicing Agreement”:  The pooling and servicing agreement, dated as of March 1, 2013, among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer and special servicer, Deutsche Bank Trust Company Americas, as certificate administrator, paying agent and custodian, U.S. Bank National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor, entered into in connection with the issuance of COMM 2013-CCRE6 Commercial Mortgage Pass-Through Certificates.

“COMM 2013-LC6 Pooling and Servicing Agreement”:  The pooling and servicing agreement, dated as of January 1, 2013, among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor, entered into in connection with the issuance of COMM 2013-LC6 Commercial Mortgage Pass-Through Certificates.

“Commission”:  The Securities and Exchange Commission.

“Companion Loan”:  A B Loan, Serviced Companion Loan or Non-Serviced Pari Passu Companion Loan, as applicable and as the context may require.

“Companion Loan Noteholder”:  A holder of a Companion Loan.

“Component XA-1”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1 as of any date of determination.

“Component XA-2”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2 as of any date of determination.

“Component XA-3”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3 as of any date of determination.

“Component XA-3FL”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3FL as of any date of determination.

“Component XA-4”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-4 as of any date of determination.

“Component XA-SB”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-SB as of any date of determination.

“Component XA-M”:  One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-M as of any date of determination.

“Component XB”:  One of the components of the Class X-B Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LB as of any date of determination.

“Component XC”:  One of the components of the Class X-B Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LC as of any date of determination.

“Condemnation Proceeds”:  Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the REMIC Provisions and the applicable Loan Documents for the related Mortgage Loan or Serviced Loan Combination) or, if applicable, with respect to the Mortgaged Property securing a Serviced Loan Combination, any portion of such amounts payable to the holders of the applicable Mortgage Loan.  With respect to the Mortgaged Property securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan shall be included in Condemnation Proceeds.

“Consultation Termination Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, at any date on which no Class of Control Eligible Certificates exists that has a Certificate Balance that is at least equal to 25% of the initial Certificate Balance of such Class.

“Control Eligible Certificates”:  Any of the Class E, Class F, Class G and Class H Certificates.

“Control Termination Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, at any date on which no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) that is at least equal to 25% of the initial Certificate Balance of such Class.

“Controlling Class”:  As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of that Class or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates.  The Controlling Class as of the Closing Date will be the Class H Certificates.

“Controlling Class Certificateholder”:  Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar to the Certificate Administrator from time to time.

“Controlling Class Representative”:  The Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time; provided, that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a written notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class shall be the Controlling Class Representative.

The initial Controlling Class Representative on the Closing Date shall be Perella Weinberg Partners Asset Based Value Master Fund I, L.P., and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume Perella Weinberg Partners Asset Based Value Master Fund I, L.P., or any successor Controlling Class Representative selected thereby and notified to the Certificate Registrar thereof in writing, is the Controlling Class Representative as Holder (or Beneficial Owner) of each Class of Control Eligible Certificates, until the Certificate Registrar receives written notice of a replacement Controlling Class Representative from a majority of the Controlling Class Certificateholders by Certificate Balance.

 “Corporate Trust Office”:  The offices of the Trustee and the Certificate Administrator, located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Client Manager - COMM 2013-CCRE7, or, in the case of any surrender, transfer or exchange at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention:  COMM 2013-CCRE7, or the principal trust office of any successor trustee or certificate administrator qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”:  As defined under the definition of Specially Serviced Loan.

“Corresponding Certificates”:  As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest or Corresponding Class X Component.

“Corresponding Class X Components”:  As defined in the Preliminary Statement with respect to any Corresponding Certificate or any Corresponding Lower-Tier Regular Interest or Class X Component.

“Corresponding Lower-Tier Regular Interests”:  As defined in the Preliminary Statement with respect to any Corresponding Certificates or Corresponding Class X Component.

“CREFC”:  CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto.  If neither such association nor any successor remains in existence, “CREFC” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization.  If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, if no Control Termination Event has occurred and is continuing, the Directing Holder.

“CREFC Appraisal Reduction Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC Website.

“CREFC Advance Recovery Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Bond Level File”:  The data file in the “CREFC Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Collateral Summary File”:  The data file in the “CREFC Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Loan Combinations, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally. In connection with preparing the CREFC Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending June 30, 2013, and (b) annual financial statements beginning with annual financial statements for the 2013 fiscal year.

“CREFC Delinquent Loan Status Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Financial File”:  The data file in the “CREFC Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Loan Combinations, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.  The initial data for this report shall be provided by each Mortgage Loan Seller.

“CREFC Historical Bond/Collateral Realized Loss Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Loan Modification and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Loan Combinations, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Investor Reporting Package (CREFC IRP)”:

(a)           The following seven electronic files:  (i) CREFC Loan Setup File, (ii) CREFC Loan Periodic Update File, (iii) CREFC Property File, (iv) CREFC Bond Level File, (v) CREFC Financial File, (vi) CREFC Collateral Summary File and (vii) CREFC Special Servicer Loan File;

(b)           The following eleven supplemental reports:  (i) CREFC Delinquent Loan Status Report, (ii) CREFC Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC REO Status Report, (iv) CREFC Operating Statement Analysis Report, (v) CREFC Comparative Financial Status Report, (vi) CREFC Servicer Watch List, (vii) CREFC Loan Level Reserve/LOC Report, (viii) CREFC NOI Adjustment Worksheet, (ix) CREFC Advance Recovery Report, (x) CREFC Total Loan Report and (xi) CREFC Reconciliation of Funds Report;

(c)           the following eight templates:  (i) CREFC Appraisal Reduction Template, (ii) CREFC Servicer Realized Loss Template, (iii) CREFC Reconciliation of Funds Template, (iv) CREFC Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC Historical Liquidation Loss Template, (vi) CREFC Interest Shortfall Reconciliation Template, (vii) CREFC Servicer Remittance to Trustee Template and (viii) CREFC Significant Insurance Event Template; and

(d)           such other reports and data files as CREFC may designate as part of the “CREFC Investor Reporting Package (CREFC IRP)” from time to time generally.

“CREFC Loan Level Reserve/LOC Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC Website.

“CREFC Loan Periodic Update File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Periodic Update File” available and effective from time to time on the CREFC Website and, provided that each CREFC Loan Periodic Update File shall be accompanied by a CREFC Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC Loan Periodic Update File” shall be construed accordingly.

“CREFC Loan Setup File”:  The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Setup File” available and effective from time to time on the CREFC Website.

“CREFC NOI Adjustment Worksheet”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC Website.

“CREFC Operating Statement Analysis Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available and effective from time to time on the CREFC Website.

“CREFC Property File”:  The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC Property File” available and effective from time to time on the CREFC Website.

“CREFC Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage securities transactions generally.

“CREFC REO Status Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC Website.

“CREFC Servicer Realized Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Watch List”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC Website.

“CREFC Special Servicer Loan File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC Website.

“CREFC Supplemental Servicer Reports”:  The CREFC Delinquent Loan Status Report, the CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC REO Status Report, the CREFC Servicer Watch List, the CREFC NOI Adjustment Worksheet, the CREFC Comparative Financial Status Report, the CREFC Operating Statement Analysis Report, the CREFC Loan Level Reserve/LOC Report, the CREFC Advance Recovery Report and the CREFC Total Loan Report.

“CREFC Total Loan Report”:  The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC Website.

“CREFC Website”:  The CREFC’s Website located at www.crefc.org or such other primary website as the CREFC may establish for dissemination of its report forms.

“Crossover Date”:  The Distribution Date, if any, on which the Certificate Balance of each Class of Sequential Pay Certificates (excluding each Class of Exchangeable Certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL and Class A-4 Certificates and Swap Fixed Rate Regular Interest Class A-3FL) and of each Class EC Regular Interest is (or will be) reduced to zero.

“Custodial Agreement”:  The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.  No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”:  Any Custodian appointed pursuant to Section 3.19 of this Agreement.  If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator.  The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer.

“Cut-off Date”:  With respect to each Mortgage Loan, the later of the related Due Date of such Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan.

“DBRS”:  DBRS, Inc. or its successor in interest.  If neither such rating agency nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan or Serviced Loan Combination as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Loan Combination but after funding of required reserves and “normalized” information from the CREFC NOI Adjustment Worksheet for such Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by the annual debt service required by such Mortgage Loan or Serviced Loan Combination.  Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Serviced Loan Combination by 12 (or such fewer number of months for which related information is available).

“Default”:  An event of default under the Loan Documents for any Mortgage Loan or Loan Combination, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents for such Mortgage Loan or Loan Combination.

“Default Interest”:  With respect to any Mortgage Loan or Serviced Companion Loan, interest accrued on such Mortgage Loan or Serviced Companion Loan (other than Excess Interest) at the excess of (i) the related Default Rate over (ii) the related Mortgage Rate.

“Default Rate”:  With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Mortgage Loan”:  A Mortgage Loan or Serviced Loan Combination that is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Loan Combination.

“Defeasance Account”:  As defined in Section 3.26(j) of this Agreement.

“Defect”:  As defined in Section 2.03(e) of this Agreement.

“Delinquency”:  Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

“Denomination”:  As defined in Section 5.01(a) of this Agreement.

“Depositor”:  Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

“Depository”:  The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”:  A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”:  With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

“Directing Holder”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, the Controlling Class Representative.

At such time as there is no Controlling Class in accordance with the definition thereof, the Directing Holder shall have no rights under this Agreement.

The identification and contact information of each initial Directing Holder as of the Closing Date is set forth on Schedule I to this Agreement.  The parties to this Agreement may rely on such Schedule in accordance with Section 3.29.

“Directly Operate”:  With respect to any Serviced REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Serviced REO Property, the holding of such Serviced REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such Serviced REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the Serviced REO Property other than through an Independent Contractor; provided that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate a Serviced REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Serviced REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination and any purchaser of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement.

“Disclosure Parties”:  As defined in Section 3.14(e) of this Agreement.

“Disqualified Non-U.S. Person”:  With respect to a Class R or Class LR Certificate, (A) any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes, (B) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Non-U.S. Person who is not described in clause (A)(i) or (ii) or (C) a U.S. Person with respect to whom income on the Class R or Class LR Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Person.

“Disqualified Organization”:  Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Code Chapter 1 (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R or Class LR Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel provided to the Certificate Registrar (which shall be an expense of the Trust) to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding.  For the purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”:  Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Class EC Distribution Account and the Class V Distribution Account, each of which may be sub-accounts of a single Eligible Account.

“Distribution Date”:  For each Determination Date, the fourth Business Day following such Determination Date in each calendar month, commencing in May 2013.  The first Distribution Date shall be May 10, 2013.

“Distribution Date Statement”:  As defined in Section 4.02(a) of this Agreement.

“Dodd-Frank Act”:  The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Do Not Hire List”:  The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Certificate Administrator, Trustee or Operating Advisor, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article X of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction.

“Due Date”:  With respect to (i) any Mortgage Loan or Serviced Loan Combination on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Loan Combination after the Maturity Date therefor or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Serviced Loan Combination had been scheduled to be first due; provided that, with respect to the Off-Schedule Mortgage Loan, when used in this Agreement in relation to any Determination Date or Distribution Date, the term “Due Date” shall refer to the Due Date in the calendar month immediately preceding such Determination Date or Distribution Date.

“Early Termination Notice Date”:  Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Principal Balance of all of the Mortgage Loans as of the Cut-off Date.

“EDGAR Compatible Format”:  Any format compatible with EDGAR, including, without limitation, HTML, word, excel or clean and searchable PDF.

“Eligible Account”:  Any of:

(i)       an account or accounts maintained with a depository institution or trust company (A) the short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s and the equivalent by KBRA (if then rated by KBRA), in the case of accounts in which funds are held for 30 days or less or, (B) in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s and the equivalent by KBRA (if then rated by KBRA), or

(ii)       an account or accounts maintained with Wells Fargo Bank, National Association, a subsidiary of Wells Fargo & Co., so long as such subsidiary’s long-term unsecured debt rating is at least “A2” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for more than 30 days) or such subsidiary’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for 30 days or less),

(iii)       an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least “A2” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for more than 30 days) or PNC Bank, National Association’s short term deposit or short term unsecured debt rating shall be at least “P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for 30 days or less),

(iv)       with respect solely to the KeyBank Mortgage Loans being sub-serviced pursuant to the KRECM Primary Servicing Agreement, an account or accounts maintained with KeyBank so long as (a) the aggregate Stated Principal Balance of such KeyBank Mortgage Loans is no greater than 10% of the aggregated Stated Principal Balance of all the Mortgage Loans and (b) KeyBank’s long-term unsecured debt rating is at least “A3” from Moody’s and the equivalent by KBRA (if then rated by KBRA);

(v)       a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (v), may include the Certificate Administrator or the Trustee) acting in its fiduciary capacity which institution or trust company is rated at least “Baa3” by Moody’s and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to 12 C.F.R. § 9.10(b) and the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s,

(vi)       such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(iv) above, with respect to which a No Downgrade Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or

(vii)       any other account as to which the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, as applicable, receives a No Downgrade Confirmation from each Rating Agency, which may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer.

Eligible Accounts may bear interest.

“Eligible Investor”:  Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class R and Class LR Certificates) an Institutional Accredited Investor.

“Eligible Operating Advisor”:  An institution (i) that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by DBRS, KBRA, Fitch, Moody’s, Morningstar or S&P (including, in the case of Park Bridge Lender

Services LLC, this transaction) but has not been special servicer on a transaction for which DBRS, KBRA, Fitch, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.04(f) of this Agreement, (iii) that is not the Depositor, the Special Servicer, a Sponsor, a Mortgage Loan Seller, the Controlling Class Representative, the Directing Holder or an Affiliate of Depositor, the Special Servicer, a Sponsor, a Mortgage Loan Seller, the Controlling Class Representative or the Directing Holder and (iv) that has not been paid by any Special Servicer or successor Special Servicer any fees, compensation or other remuneration (x) in respect of its obligations under this Agreement or (y) for the appointment or recommendation for replacement of a successor Special Servicer to become the Special Servicer.

“Environmental Insurance Policy”:  With respect to any Mortgaged Property or Serviced REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or Serviced REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Report”:  The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Escrow Account”:  As defined in Section 3.04(b) of this Agreement.  Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”:  Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Serviced Loan Combination.

“Euroclear”:  Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Excess Interest”:  With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on and allocable to such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon.  The Excess Interest shall not be an asset of either Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Excess Liquidation Proceeds”:  With respect to any Mortgage Loan (and with respect to any Non-Serviced Mortgage Loan only the pro rata share of such proceeds allocated to the Trust pursuant to the terms of the related Intercreditor Agreement) or Serviced Companion

Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan, Serviced Companion Loan or related Serviced REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

“Excess Liquidation Proceeds Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(i) of this Agreement in trust for the Certificateholders and, in the case of a Serviced Companion Loan, the Serviced Companion Loan Noteholders, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates and, if applicable, Serviced Companion Loan Noteholders, Excess Liquidation Proceeds Account.”  The Excess Liquidation Proceeds Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

“Excess Prepayment Interest Shortfall”:  With respect to the Mortgage Loans in the Mortgage Pool, the aggregate Prepayment Interest Shortfalls with respect to the Mortgage Pool in excess of the Master Servicer Prepayment Interest Shortfall Amount with respect to the Mortgage Pool.  The Excess Prepayment Interest Shortfall for each Mortgage Loan that is part of the CCRE Strip Pool, if any, for each Distribution Date, shall be allocated to the related CCRE Strip, on the one hand, and to Available Funds (for distribution to the Classes of Certificates (other than the Class V, Class R and Class LR Certificates)), on the other hand, pro rata, based upon the amount of interest accrued on such CCRE Strip, on the one hand, and on the related Mortgage Loan, net of the CCRE Strips, on the other hand.

“Excess Rate”:  With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Excess Servicing Fees”:  With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”:  With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Master Servicing Fee Rate less 0.005%; provided that such rate shall be subject to reduction at any time following any resignation of a Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”:  With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), the right to receive Excess Servicing Fees.  In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Exchange Date”:  As defined in Section 5.08(h) of this Agreement.

“Exchangeable Proportion”: Class A-M, Class B and Class C Certificates that evidence equal Tranche Percentage Interests in the related Class EC Regular Interests.

“Exchangeable Certificate”:  Any of the Class A-M, Class B, Class PEZ or Class C Certificates.

 “FDIC”:  The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Final Asset Status Report”:  With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder, which shall not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, if no Control Termination Event has occurred and is continuing, the Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement in respect of such action, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”:  With respect to any Specially Serviced Loan, Serviced REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(e) of this Agreement, or in the case of a Loan Combination, subject to a purchase pursuant to the applicable Intercreditor Agreement, or any Mortgage Loan or Loan Combination subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any Serviced REO Property) which the Master Servicer (or in the case of a Specially Serviced Loan or Serviced REO Loan, the Special Servicer), in its reasonable judgment, and, if no Consultation Termination Event has occurred and is continuing, in consultation with the Directing Holder, as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable.  If no Control Termination Event has occurred and is continuing, the Directing Holder shall have ten (10) Business Days to review and approve each such recovery determination; provided that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.  The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”:  Blackrock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation and Markit LLC, or any successor entities thereof.

“Fitch”: Fitch, Inc. or its successor in interest.  If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”:  The Federal National Mortgage Association or any successor thereto.

“Form 8-K”:  A current report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

“Form 8-K Disclosure Information”:  As defined in Section 10.09.

“GACC”:  German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“GACC Defeasance Rights and Obligations”:  As defined in Section 3.24(g) of this Agreement.

“GACC Indemnification Agreement”:  The agreement dated as of the Pricing Date, between GACC, the Depositor and the Underwriters.

“GACC Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the GACC Purchase Agreement.

“GACC Prepayment Interest Excess”:  With respect to any Distribution Date, the aggregate amount, with respect to all Nationwide Mortgage Loans that were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Nationwide Mortgage Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Nationwide Mortgage Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected).

“GACC Prepayment Interest Shortfall Payment”:  As defined in Section 2.07 of this Agreement.

“GACC Purchase Agreement”:  The Mortgage Loan Purchase Agreement dated as of the Pricing Date, between GACC and the Depositor.

“General Special Servicer”:  As defined in Section 3.22(h) of this Agreement.

“Global Certificates”:  Each of the Publicly Offered Global Certificates, Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Grantor Trust”:  A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of (i) the Swap Fixed Rate Grantor Trust Assets relating to each Class of Swap Fixed Rate Certificates  beneficial ownership of which is represented by the related Swap Fixed Rate Certificates, (ii) the Swap Floating Rate Grantor Trust Assets relating to each Class of Swap Floating Rate Certificates beneficial ownership of which is represented by the related Swap Floating Rate Certificates, (iii) the Class EC Regular Interests, beneficial ownership of which is represented by the Exchangeable Certificates, and (iv) the Excess Interest and the Class V Distribution Account, beneficial ownership of which is represented by the Class V Certificates, in each case as further described in this Agreement.

“Grantor Trust Provisions”:  Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”:  With respect to any Certificate, a Certificateholder; with respect to any Swap REMIC Regular Interest, any Lower-Tier Regular Interest or Class EC Regular Interest, the Trustee.

“Indemnification Agreements”:  Each of the GACC Indemnification Agreement, the CCRE Indemnification Agreement and the KeyBank Indemnification Agreement.

“Indemnified Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”:  When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Directing Holder, the Controlling Class Representative, the Operating Advisor, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”:  Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, on behalf of itself, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any Serviced REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Serviced REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such Serviced REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”:  Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Purchasers”:  Deutsche Bank Securities Inc., Cantor Fitzgerald & Co. and KeyBanc Capital Markets Inc. and their respective successors in interest.

“Initial Rate”:  The stated Mortgage Rate with respect to an ARD Loan as of the Cut-off Date.

“Initial Resolution Period”:  As defined in Section 2.03(e) of this Agreement.

“Institutional Accredited Investor”:  An institution that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Act.

“Insurance Proceeds”:  Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Loan Combination (including any amounts paid by the Master Servicer pursuant to Section 3.08 of this Agreement).

“Intercreditor Agreement”:  With respect to any Loan Combination, the related intercreditor, co-lender or similar agreement in effect from time to time by and between (a) the holder of the related A Loan(s) and the holder of the related B Loan(s) relating to the relative rights of such holders or (b) the holders of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) or Non-Serviced Pari Passu Companion Loan(s) relating to the relative rights of such holders.

“Interest Accrual Amount”:  With respect to any Distribution Date and any Class of Regular Certificates, any Swap REMIC Regular Interest or any Class EC Regular Interest, an amount equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class or Regular Interest on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall allocated to such Class of Certificates or such Regular Interest with respect to such Distribution Date.  Calculations of interest due in respect of such Classes of Regular Certificates and each Regular Interest shall be made on the basis of a 360-day year consisting of twelve 30-day months.  Calculations of interest due in respect of the Swap Floating Rate Certificates shall be computed on an Actual/360 Basis.

“Interest Accrual Period”:  With respect to each Class of Regular Certificates, each Swap REMIC Regular Interest and each Class EC Regular Interest, for each Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  With respect to each Class of Swap Floating Rate Certificates, for each Distribution Date, the period from and including the immediately preceding Distribution Date (or the Closing Date if no such preceding Distribution Date occurred) to but excluding the current Distribution Date; provided that if a Swap Class Distribution Conversion has occurred, the Interest Accrual Period with respect to such Class of Swap Floating Rate Certificates for each Distribution Date thereafter shall be the same as the Interest Accrual Period for the Swap Corresponding REMIC Regular Interest.

“Interest Deposit Amount”:  With respect to the Waters Place Shopping Center Mortgage Loan, which has a Due Date on the 10th day of each calendar month, an amount equal to the interest that would have accrued at the related Mortgage Rate on the Stated Principal Balance as of the Cut-off Date of such Mortgage Loan in respect of its Due Date in May 2013.  Such amount shall be equal to $78,864.58 and shall be included in the Available Distribution for the Distribution Date in May 2013.

“Interest Reserve Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interested Person”:  As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, any Directing Holder, any Certificateholder, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Servicing Officer of the Special Servicer to be an Affiliate of any of them.

“Inquiries”:  As defined in Section 4.02(c) of this Agreement.

“Investment Account”:  As defined in Section 3.07(a) of this Agreement.

“Investment Representation Letter”:  As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”:  A certificate (which may be in electronic form) substantially in the form of Exhibit L-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website.  The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”:  As defined in Section 4.02(c) of this Agreement.

“Investor Registry”:  As defined in Section 4.02(d) of this Agreement.

“IO Group YM Distribution Amount”:  As defined in Section 4.01(d) of this Agreement.

“IRS”:  The Internal Revenue Service.

“KBRA”:  Kroll Bond Rating Agency, Inc. or its successor in interest.  If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“KeyBank”:  KeyBank National Association, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“KeyBank Indemnification Agreement”:  The agreement dated as of the Pricing Date, between the Depositor, KeyBank and the Underwriters.

“KeyBank Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the KeyBank Purchase Agreement.

“KeyBank Purchase Agreement”:  The Mortgage Loan Purchase Agreement dated and effective as of the Pricing Date, between KeyBank and the Depositor.

“KRECM Primary Servicing Agreement”:  That certain Primary Servicing Agreement, dated as of April 1, 2013, between Midland Loan Services, a Division of PNC Bank,

National Association, as master servicer, and KeyCorp Real Estate Capital Markets, Inc., as primary servicer, relating to the KeyBank Mortgage Loans.

“Larkspur Landing Hotel Portfolio Loan Combination”:  The Larkspur Landing Hotel Portfolio Pari Passu Companion Loan, together with the Larkspur Landing Hotel Portfolio Mortgage Loan.  References herein to the Larkspur Landing Hotel Portfolio Loan Combination shall be construed to refer to the aggregate indebtedness under the Larkspur Landing Hotel Portfolio Pari Passu Note A-1 and the Larkspur Landing Hotel Portfolio Pari Passu Note A-2.

“Larkspur Landing Hotel Portfolio Mortgage Loan”:  As defined in the Preliminary Statement.

“Larkspur Landing Hotel Portfolio Pari Passu Companion Loan”:  As defined in the Preliminary Statement.

“Larkspur Landing Hotel Portfolio Pari Passu Note A-1”:  The promissory note designated as note A-1, which evidences a portion of the Larkspur Landing Hotel Portfolio.  The Larkspur Landing Hotel Portfolio Pari Passu Note A-1 is not included in the Trust and is pari passu in right of payment to the Larkspur Landing Hotel Portfolio Pari Passu Note A-2, as set forth in the related Intercreditor Agreement.  The Larkspur Landing Hotel Portfolio Pari Passu Note A-1 is included in the COMM 2013-CCRE6 securitization trust created by the COMM 2013-CCRE6 Pooling and Servicing Agreement.

“Larkspur Landing Hotel Portfolio Pari Passu Note A-2”:  The promissory note designated as note A-2, which evidences a portion of the Larkspur Landing Hotel Portfolio Loan Combination.  The Larkspur Landing Hotel Portfolio Pari Passu Note A-2 is included in the Trust and is pari passu in right of payment to the Larkspur Landing Hotel Portfolio Pari Passu Note A-1, as set forth in the related Intercreditor Agreement.

“Larkspur Landing Hotel Portfolio Service Providers”:  With respect to the Larkspur Landing Hotel Portfolio Pari Passu Companion Loan, the related Other Trustee, Other Servicer, Other Special Servicer and any related sub-servicer, as applicable, and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Late Collections”:  With respect to any Mortgage Loan or Serviced Loan Combination, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Loan Combination (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Loan Combination), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Loan Combination (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or

Serviced Loan Combination by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  The term “Late Collections” shall specifically exclude Penalty Charges.

“LIBOR”:  With respect to each Interest Accrual Period and each LIBOR Determination Date, the per annum rate (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Certificate Administrator as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such LIBOR Determination Date;

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Certificate Administrator shall request the principal London office of any four major reference banks in the London interbank market selected by the Certificate Administrator to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such LIBOR Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Certificate Administrator shall request any three major banks in New York City selected by the Certificate Administrator to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such LIBOR Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  If fewer than two rates are so provided, then LIBOR shall be the LIBOR rate used for the immediately preceding Interest Accrual Period and LIBOR Determination Date.

With respect to each Interest Accrual Period, LIBOR shall be determined (i) with respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date and (ii) with respect to each subsequent Interest Accrual Period, the date that is two LIBOR Business Days prior to the commencement of such Interest Accrual Period (each such date, the “LIBOR Determination Date”).

“LIBOR Business Day”:  A day on which banks are open for dealing in foreign currency and exchange in London, England.

“Liquidation Expenses”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Loan Combination or the liquidation of a Serviced REO Property or the sale of any Mortgage Loan or Serviced Loan Combination pursuant to Section 3.16 or Section 9.01 of this Agreement (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”:  A fee payable to the Special Servicer with respect to each Specially Serviced Loan or Serviced REO Loan or with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller (except as specified in the following paragraph), in each case as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower, a loan purchaser or Mortgage Loan Seller, as applicable, or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to:

(a)           the lesser of:

(i)           the product of 1.0% and the proceeds of such full, partial or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be, in each case exclusive of any portion of such payoff or Net Liquidation Proceeds that represents Penalty Charges;

(ii)           $1,000,000; and

(iii)         any applicable cap pursuant to Section 3.12(c) of this Agreement;

(b)           with respect to any particular liquidation (or partial liquidation), as reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Specially Serviced Loan, Serviced REO Loan or Mortgage Loan;

provided that if a Mortgage Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Liquidation Fee out of the proceeds received in connection with such liquidation if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may collect from the related Borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Loan Documents and (z) other appropriate fees in connection with such liquidation.

No Liquidation Fee shall be payable:

(a) with respect to clause (v) of the definition of Liquidation Proceeds;

(b) with respect to any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, in connection with the purchase of the related Mortgage Loan by a mezzanine lender if (i) the purchase of the Mortgage Loan occurred within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable or (ii) the related mezzanine intercreditor agreement contains an exclusion of the Liquidation Fee from the purchase price but does not limit such exclusion to the first time that a purchase option becomes exercisable, the purchase of such Mortgage Loan by the holder of the related mezzanine loan within such number of days as set forth in the related intercreditor agreement (up to 90 days) after each subsequent time that such holder’s option to purchase such Mortgage Loan becomes exercisable;

(c) in the case of a repurchase or replacement of a Mortgage Loan (other than an REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, if the applicable Mortgage Loan Seller repurchases or replaces such Mortgage Loan within the Initial Resolution Period (and giving effect to any applicable Resolution Extension Period);

(d) with respect to any Serviced Companion Loan that is the subject of an Other Securitization, to the Special Servicer under this Agreement in connection with (A) a repurchase or replacement of such Serviced Companion Loan by the applicable Mortgage Loan Seller due to a breach of a representation or warranty or a document defect under the related Other Pooling and Servicing Agreement prior to the expiration of the cure period (including any applicable extension thereof) set forth therein or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the mortgage loan purchase agreement related to the Other Pooling and Servicing Agreement;

(e) in connection with the purchase of any Defaulted Mortgage Loan by the Special Servicer or any Affiliate thereof or the Directing Holder or any Affiliate thereof if such purchase occurred within 90 days after the transfer of the Defaulted Mortgage Loan to Special Servicing;

(f) in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within the Initial Resolution Period (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); and

(g) with respect to a Loan Combination, in the case of clause (vii) of the definition of Liquidation Proceeds, the purchase of such Mortgage Loan by the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement prior to the expiration of certain time periods set forth in the related Intercreditor Agreement (up to 90 days) or if such Intercreditor Agreement does not specify a time period, within 90 days after the date the purchase option first becomes exercisable.

“Liquidation Proceeds”:  Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with:  (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee’s sale, foreclosure sale, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Mortgage Loan; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement; (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) with respect to any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, in connection with the purchase of the related Mortgage Loan by a mezzanine lender; (vii) in the case of a Mortgage Loan that is part of a Loan Combination, the purchase of such Mortgage Loan by a related Companion Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Intercreditor Agreement; or (viii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(e) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).  With respect to the Mortgaged Property or Mortgaged Properties securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Liquidation Proceeds.

“Loan Agreement”:  With respect to any Mortgage Loan or Serviced Loan Combination, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Combination”:  Each of the Moffett Towers Phase II Loan Combination, the Larkspur Landing Hotel Portfolio Loan Combination and the Moffett Towers Loan Combination, as the context may require and as applicable.

“Loan Documents”:  With respect to any Mortgage Loan or Serviced Loan Combination, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Serviced Loan Combination or subsequently added to the related Mortgage File.

“Loan Number”:  With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan-Specific Directing Holder”:  With respect to any Serviced Loan Combination, the “Controlling Holder”, the “Directing Holder”, “Directing Lender” or any analogous concept set forth under the related Intercreditor Agreement.

“Lock-Box Account”:  With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom.  Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Loan Combination and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan or Serviced Loan Combination.

“Lock-Box Agreement”:  With respect to any Mortgage Loan or Serviced Loan Combination, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

“Loss of Value Payment”:  As defined in Section 2.03(e) of this Agreement.

“Loss of Value Reserve Fund”:  The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(d) of this Agreement.  The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or either Trust REMIC.

“Lower-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”:  As defined in Section 4.01(a).

“Lower-Tier Principal Balance”:  With respect to any Class of Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01(f) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Balance of the Corresponding Certificates.

“Lower-Tier Regular Interests”:  The Class LA-1 Interest, the Class LA-2 Interest, the Class LA-SB Interest,  the Class LA-3 Interest, the Class LA-3FL Interest, the Class LA-4 Interest, the Class LA-M Interest, the Class LB Interest, the Class LC Interest, the Class LD Interest, the Class LE Interest, the Class LF Interest, the Class LG Interest and the Class LH Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC.  Each Lower-Tier Regular Interest (i) is designated as a “regular interest” in the Lower-Tier REMIC, (ii) relates to its Corresponding Certificates and Corresponding Class X Component, (iii) is uncertificated, (iv) has an initial Lower-Tier Principal Balance as set forth in the Preliminary Statement herein, (v) has a Pass-Through Rate equal to the Weighted Average Net Mortgage Pass-Through Rate, (vi) has a “latest possible maturity date,” within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01(d) of this Agreement.

“Lower-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest and the CCRE Strips), the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account and the Lower-Tier Distribution Account, the REO Account (to the

extent of the Trust Fund’s interest therein), related amounts in the Interest Reserve Account, amounts held from time to time and the Excess Liquidation Proceeds Account (to the extent of the Trust Fund’s interest therein) in respect thereof, the Interest Deposit Amount and all other property included in the Trust Fund (other than the Loss-of-Value Reserve Fund and the CCRE Strips) that is not in the Upper-Tier REMIC or the Grantor Trust.

“Lowe’s of Bellevue Mortgage Loan”:  The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 35 on the Mortgage Loan Schedule, which Mortgage Loan was originated by Nationwide Life Insurance Company and acquired by GACC.

“MAI”:  Member of the Appraisal Institute.

“Major Decision”:  Shall mean any of the following:

(a)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combinations as come into and continue in default;

(b)           any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or Default Interest) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination or any extension of the Maturity Date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination;

(c)           any sale of a Defaulted Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (in each case, other than in connection with the termination of the Trust Fund) for less than the applicable Repurchase Price;

(d)           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)           any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, or any consent to either of the foregoing, other than as required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination and for which there is no material lender discretion;

(f)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(g)           any property management company changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination with a Stated Principal Balance greater than $2,500,000) or franchise changes with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination for which the lender is required to consent or approve under the Loan Documents;

(h)           releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination and for which there is no material lender discretion;

(i)            any acceptance of an assumption agreement releasing a Borrower from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination and for which there is no lender discretion;

(j)            any determination of an Acceptable Insurance Default;

(k)           the determination of the Special Servicer pursuant to clause (c) or clause (g) of the definition of “Specially Serviced Loan”;

(l)            following a default or an event of default with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Loan Combination, any initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related mortgagor or Mortgaged Property; and

(m)           any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Loan Combination, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates.

“Management Agreement”:  With respect to any Mortgage Loan or Serviced Loan Combination, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Manager”:  With respect to any Mortgage Loan or Serviced Loan Combination, any property manager for the related Mortgaged Properties.

“Master Servicer”:  Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or any successor master servicer appointed as herein provided.

“Master Servicer Prepayment Interest Shortfall Amount”:  As defined in Section 3.17(c) of this Agreement.

“Master Servicer Termination Event”:  As defined in Section 7.01(a) of this Agreement.

“Master Servicer Website”:  Shall mean the internet website maintained by the Master Servicer; initially located at “www.pnc.com/midland”.

“Master Servicing Fee”:  With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Master Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date).  For the avoidance of doubt, with respect to any B Loan, no Master Servicing Fee shall accrue or be payable on the principal balance thereof.

“Master Servicing Fee Rate”:  With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B to this Agreement.

“Material Breach”:  As defined in Section 2.03(e) of this Agreement.

“Material Defect”:  As defined in Section 2.03(e) of this Agreement.

“Maturity Date”:  With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

“Modification Fees”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, consent fees, assumption application fees, defeasance fees and fees similar to the foregoing).  For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees.  For each modification, restructure, extension, waiver or amendment in connection with working out of a Specially Serviced Loan, the Modification Fees collected from the related Borrower shall be subject to a cap of 1.0% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap shall exist in connection with the amount of Modification Fees which may be collected from the related Borrower with respect to any Specially Serviced Loan or REO Loan.

“Modified Mortgage Loan”:  Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)           reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Monthly Payment;

(b)           except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)           in the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

“Moffett Towers Loan Combination”:  The Moffett Towers Pari Passu Companion Loan, together with the Moffett Towers Mortgage Loan.  References herein to the Moffett Towers Loan Combination shall be construed to refer to the aggregate indebtedness under the Moffett Towers Pari Passu Note A-1, the Moffett Towers Pari Passu Note A-2 and the Moffett Towers Pari Passu Note A-3.

“Moffett Towers Mortgage Loan”:  As defined in the Preliminary Statement.

“Moffett Towers Pari Passu Companion Loan”:  As defined in the Preliminary Statement.

“Moffett Towers Pari Passu Note A-1”:  The promissory note designated as note A-1, which evidences a portion of the Moffett Towers Loan Combination.  The Moffett Towers Pari Passu Note A-1 is not included in the Trust and is pari passu in right of payment to the Moffett Towers Pari Passu Note A-2 and the Moffett Towers Pari Passu Note A-3, as set forth in the related Intercreditor Agreement.  The Moffett Towers Pari Passu Note A-1 is included in the COMM 2013-LC6 securitization trust created by the COMM 2013-LC6 Pooling and Servicing Agreement.

“Moffett Towers Pari Passu Note A-2”:  The promissory note designated as note A-2, which evidences a portion of the Moffett Towers Loan Combination.  The Moffett Towers Pari Passu Note A-2 is not included in the Trust and is pari passu in right of payment to the Moffett Towers Pari Passu Note A-1 and the Moffett Towers Pari Passu Note A-3, as set forth in the related Intercreditor Agreement.  The Moffett Towers Pari Passu Note A-2 is included in the COMM 2013-CCRE6 securitization trust created by the COMM 2013-CCRE6 Pooling and Servicing Agreement.

“Moffett Towers Pari Passu Note A-3”:  The promissory note designated as note A-3, which evidences a portion of the Moffett Towers Loan Combination.  The Moffett

Towers Pari Passu Note A-3 is included in the Trust and is pari passu in right of payment to the Moffett Towers Pari Passu Note A-1 and the Moffett Towers Pari Passu Note A-2, as set forth in the related Intercreditor Agreement.

“Moffett Towers Service Providers”:  With respect to the Moffett Towers Pari Passu Companion Loan, the related Other Trustee, Other Servicer, Other Special Servicer and any related sub-servicer, as applicable, and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Moffett Towers Phase II Loan Combination”:  The Moffett Towers Phase II Pari Passu Companion Loan, together with the Moffett Towers Phase II Mortgage Loan.  References herein to the Moffett Towers Phase II Loan Combination shall be construed to refer to the aggregate indebtedness under the Moffett Towers Phase II Pari Passu Note A-1 and the Moffett Towers Phase II Pari Passu Note A-2.

“Moffett Towers Phase II Mortgage Loan”:  As defined in the Preliminary Statement.

“Moffett Towers Phase II Pari Passu Companion Loan”:  As defined in the Preliminary Statement.

“Moffett Towers Phase II Pari Passu Note A-1”:  The promissory note designated as note A-1, which evidences a portion of the Moffett Towers Phase II Loan Combination.  The Moffett Towers Phase II Pari Passu Note A-1 is included in the Trust and is pari passu in right of payment to the Moffett Towers Phase II Pari Passu Note A-2, as set forth in the related Intercreditor Agreement.

“Moffett Towers Phase II Pari Passu Note A-2”:  The promissory note designated as note A-2, which evidences a portion of the Moffett Towers Phase II Loan Combination.  The Moffett Towers Phase II Pari Passu Note A-2 is not included in the Trust and is pari passu in right of payment to the Moffett Towers Phase II Pari Passu Note A-1, as set forth in the related Intercreditor Agreement.

“Monthly Payment”:  With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Monthly Payment due on a Balloon Loan), which is payable by the related Borrower on such Due Date under the related Note.  The Monthly Payment with respect to an REO Loan is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Moody’s”:  Moody’s Investors Service, Inc. or its successor in interest.  If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”:  Morningstar Credit Ratings, LLC, or any successor in interest.  If neither such rating agency nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”:  The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

“Mortgage File”:  With respect to any Mortgage Loan or Serviced Companion Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xx) of this Agreement pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

“Mortgage Loan”:  Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and from time to time held in the Trust Fund.  The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date.  Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part.  Such term shall not include Serviced Companion Loans or B Loans but shall include Non-Serviced Mortgage Loans.

“Mortgage Loan Purchase Agreements”:  Each of the GACC Purchase Agreement, the KeyBank Purchase Agreement and the CCRE Purchase Agreement.

“Mortgage Loan Schedule”:  The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B to this Agreement, which list shall set forth the following information with respect to each Mortgage Loan:

(a)            the Loan Number;

(b)           the Mortgage Loan name;

(c)           the street address (including city, state and zip code) of the related Mortgaged Property;

(d)           the Mortgage Rate in effect as of the Cut-off Date;

(e)            the original principal balance;

(f)            the Stated Principal Balance as of the Cut-off Date;

(g)           the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

(h)           the Due Date;

(i)            the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

(j)            the Servicing Fee Rate;

(k)           whether the Mortgage Loan is an Actual/360 Mortgage Loan;

(l)            whether any letter of credit is held by the lender as a beneficiary or is assigned as security for such Mortgage Loan;

(m)          the Revised Rate of such Mortgage Loan, if any;

(n)           whether the Mortgage Loan is a Whole Loan;

(o)           whether the Mortgage Loan is secured in any part by a leasehold interest; and

(p)           whether the Mortgage Loan has any related mezzanine debt or other subordinate debt.

Such list may be in the form of more than one list, collectively setting forth all of the information required.  A comparable list shall be prepared with respect to each Serviced Companion Loan.

“Mortgage Loan Seller Sub-Servicer”:  A Servicing Function Participant or Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit T to this Agreement, or any successor thereto.

“Mortgage Loan Sellers”:  Each of GACC, KeyBank and CCRE.

“Mortgage Pool”:  All of the Mortgage Loans and any successor REO Loans, collectively.  The Mortgage Pool does not include the Companion Loans or any related REO Loans.

“Mortgaged Property”:  The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multifamily property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgage Rate”:  With respect to each Mortgage Loan or Serviced Companion Loan and any Interest Accrual Period, the annual rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan during such period (in the absence of a default), as set forth in the related Note from time to time, without giving effect to any Default Rate or any Excess Interest.

“Nationwide Mortgage Loans”:  Each of the Waters Place Shopping Center Mortgage Loan, the Lowe’s of Bellevue Mortgage Loan and the Publix at Mountain Cave Crossing Mortgage Loan, which were originated by Nationwide Life Insurance Company and acquired by GACC, as applicable and as the context may require.

“Net Condemnation Proceeds”:  Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with the Servicing Standard.

“Net Default Interest”:  With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn from (A) the Collection Account pursuant to Section 3.06(a)(ix) of this Agreement for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the related Mortgage Loan during or prior to such Collection Period and (B) each Serviced Loan Combination Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred on the related Serviced Loan Combination during or prior to such Collection Period.

“Net Insurance Proceeds”:  Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

“Net Liquidation Proceeds”:  The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Loan Combination net of the amount of (i) Liquidation Expenses incurred with respect thereto and (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

“Net Mortgage Pass-Through Rate”:  With respect to any Mortgage Loan or Serviced Companion Loan and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan or Serviced Companion Loan for the related Interest Accrual Period, minus, for any such Mortgage Loan or Serviced Companion Loan, the aggregate of the applicable Servicing Fee Rate, Trustee/Certificate Administrator Fee Rate, Operating Advisor Fee Rate and the fee rate paid to the Sub-Servicer, if any, with respect to any Non-Serviced Mortgage Loan, the related Pari Passu Loan Primary Servicing Fee Rate, and, with respect to each Mortgage Loan that is part of the CCRE Strip Pool, minus an additional per annum rate of 0.02%.  The “Net Mortgage Pass-Through Mortgage Rate” for purposes of calculating the Weighted Average Net Mortgage Pass-Through Rate shall be the Net Mortgage Pass-Through Mortgage Rate of such Mortgage Loan without taking into account any modification, waiver or amendment of the terms of the related Mortgage Loan or Serviced Companion Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower.  The Net Mortgage Pass-

Through Rate shall not be reduced by any Operating Advisor Fee Rate following the Operating Advisor’s resignation pursuant to Section 6.04(e) or the termination of the Operating Advisor pursuant to Section 7.07(e).

Notwithstanding the foregoing, if any such Mortgage Loan or Serviced Companion Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the Net Mortgage Pass-Through Rate of such Mortgage Loan or Serviced Companion Loan for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Serviced Companion Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan or Serviced Companion Loan at the related Net Mortgage Pass-Through Rate during such Interest Accrual Period; provided, that with respect to each such Mortgage Loan, the Net Mortgage Pass-Through Rate for the one-month period (i) preceding the Distribution Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) shall be determined net of any Withheld Amounts from that month and (ii) preceding the Due Date in March (or February if the related Distribution Date is the final Distribution Date) (commencing in 2014), shall be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding February, and, if applicable, January.

“Net Prepayment Interest Excess”:  The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans or Serviced Companion Loans that the Master Servicer is servicing exceeds the aggregate of all Master Servicer Prepayment Interest Shortfall Amounts for such Mortgage Loans or Serviced Companion Loans as of any related Distribution Date.

“Net Prepayment Interest Shortfall”:  With respect to the Mortgage Loans that the Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls on such Mortgage Loans in excess of the Master Servicer Prepayment Interest Shortfall and the GACC Prepayment Interest Shortfall Payment, if applicable, on such Mortgage Loan.

“Net REO Proceeds”:  With respect to each Serviced REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement.

“New Lease”:  Any lease of a Serviced REO Property entered into on behalf of the Lower-Tier REMIC if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“No Downgrade Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates if then rated by the Rating Agency; provided that a written waiver or other acknowledgment from any Rating Agency indicating its decision not to review the matter for which the No Downgrade Confirmation is sought shall be deemed to satisfy the requirement for the No Downgrade Confirmation from such Rating Agency with respect to such matter.  At any time during which no Certificates are rated by a Rating Agency, no No Downgrade Confirmation shall be required from that Rating Agency.  With respect to any matter affecting any Serviced Pari Passu Companion Loan, any No Downgrade Confirmation shall also refer to the nationally recognized statistical rating organizations then rating the securities representing an interest in such loan and such rating organizations’ respective ratings of such securities.

“Non-Directing Holder”:  With respect to any Companion Loan, the “Non-Directing Holder”, “Non-Controlling Note Holder” or any analogous concept under the related Intercreditor Agreement.  The Controlling Class Representative shall be the Non-Directing Holder with respect to the Larkspur Landing Hotel Portfolio Loan Combination and the Moffett Towers Loan Combination.

“Non-Reduced Certificates”:  As of any date of determination, any Class of Sequential Pay Certificates then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided, however, that for purposes of this definition, the Class A-M Certificates and the Class PEZ Component A-M shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class B Certificates and the Class PEZ Component B shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class C Certificates and the Class PEZ Component C shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates and the Class PEZ Certificates shall be Non-Reduced Certificates only with respect to each component thereof that is part of a Class of Non-Reduced Certificates determined as described in this proviso.

“Non-Serviced Loan Combinations”:  Any mortgage loan that is not serviced under this Agreement that is divided into one or more notes, which includes a Mortgage Loan included in the Trust but serviced under another agreement and one or more mortgage notes not included in the Trust and serviced under another agreement.  References herein to a Non-Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes.  The Larkspur Landing Hotel Portfolio Loan Combination and the Moffett Towers Loan Combination are the Non-Serviced Loan Combinations related to the Trust.

“Non-Serviced Mortgage Loans”:  With respect to any Non-Serviced Loan Combination, a Mortgage Loan included in the Trust but serviced under another agreement.  The Larkspur Landing Hotel Portfolio Mortgage Loan and the Moffett Towers Mortgage Loan are the Non-Serviced Mortgage Loans included in the Trust.

“Non-Serviced Mortgage Loan Service Providers”:  With respect to any Non-Serviced Mortgage Loan, the service providers under the related Other Pooling and Servicing

Agreement.  The Larkspur Landing Hotel Portfolio Service Providers and the Moffett Towers Service Providers are the Non-Serviced Mortgage Loan Service Providers related to the Trust.

“Non-Serviced Pari Passu Companion Loans”:  With respect to any Non-Serviced Loan Combination, any related mortgage note not included in the Trust that is not serviced under this Agreement and that is generally payable on a pari passu basis with a Non-Serviced Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement.  The Larkspur Landing Hotel Portfolio Pari Passu Companion Loan and the Moffett Towers Pari Passu Companion Loan are the Non-Serviced Pari Passu Companion Loans related to the Trust.

“Non-U.S. Person”:  A person that is not a U.S. Person.

“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

“Nonrecoverable P&I Advance”:  Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Sections 4.07(c) and 4.07(e), or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(c) of this Agreement.

“Nonrecoverable Property Advance”:  Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Loan Combination or any Serviced REO Property that, in the reasonable judgment of the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 3.21(d) of this Agreement, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, Serviced Loan Combination or Serviced REO Loan, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement.  The determination as to the recoverability of any property advance previously made or proposed to be made in respect of any Non-Serviced Loan Combination (or related REO Property) shall be made by the applicable servicer under, and in accordance with the terms of, the related Other Pooling and Servicing Agreement.  Any such determination made by any such party shall be conclusive and binding on the Certificateholders and may, in all cases, be conclusively relied upon by the Master Servicer, the Special Servicer and the Trustee, as applicable.

“Nonrecoverable Workout-Delayed Reimbursement Amounts”:  Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related

Mortgage Loan, Serviced Loan Combination or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties and from general principal collections in the Collection Account.

“Note”:  With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”:  Any of the notices given to the Trustee, the Certificate Administrator and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c) of this Agreement.

“Notional Amount” or “Notional Balance”:  As of any date of determination:  (i) with respect to each of the Class X-A and Class X-B Certificates as a Class, the related Class X Notional Amount as of such date of determination and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount as of such date of determination.

“NRSRO”:  Any nationally recognized statistical ratings organization.

“NRSRO Certification”:  A certification (a) executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit V or (b) provided electronically and executed by an NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website.

“Off-Schedule Mortgage Loan”:  The Mortgage Loan identified as Loan No. 19 (Waters Place Shopping Center) on the Mortgage Loan Schedule.

“Officer’s Certificate”:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer, Additional Servicer or Operating Advisor customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as the case may be.

“Offsetting Modification Fees”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination or Serviced REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or Serviced REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Loan Combination or Serviced REO Loan at a time when such Mortgage Loan, Serviced Loan Combination or Serviced REO Loan was a Specially Serviced Loan.

“Operating Advisor”:  Park Bridge Lender Services LLC, a New York limited liability company and an affiliate of Park Bridge Financial LLC, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”:  As defined in Section 3.31(d)(iv) of this Agreement.

“Operating Advisor Consulting Fee”:  A fee for each Major Decision on which the Operating Advisor has consulting rights equal to $10,000 with respect to any Mortgage Loan or such lesser amount as the related Borrower agrees to pay, payable pursuant to Section 3.06 of this Agreement; provided, no such fee shall be payable unless paid by the related Borrower.  The Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided, that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.  No Operating Advisor Consulting Fee shall be payable with respect to any B Loan or any Non-Serviced Loan Combination.

“Operating Advisor Fee”:  With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the  applicable Operating Advisor Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement.  The Operating Advisor Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.  For the avoidance of doubt, no Operating Advisor Fee shall accrue on the principal balance of, or be payable with respect to, any B Loan or any Non-Serviced Loan Combination.  No Operating Advisor Fee shall accrue following the Operating Advisor’s resignation pursuant to Section 6.04(e) or the termination of the Operating Advisor pursuant to Section 7.07(e).

“Operating Advisor Fee Rate”:  A per annum rate equal to: (a) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan and other than the Moffett Towers Phase II Mortgage Loan) and each Interest Accrual Period, a rate equal to 0.0024% and

(b) with respect to the Moffett Towers Phase II Mortgage Loan and each Interest Accrual Period, a rate equal to 0.0047%.

“Operating Advisor Standard”:  As defined in Section 3.31(b) of this Agreement.

“Operating Advisor Termination Event”:  As defined in Section 7.07(a) of this Agreement.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Originator”:  Any of (i) the Mortgage Loan Sellers and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

“Other Depositor”:  The applicable other “depositor” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Pari Passu Companion Loan, as applicable.

“Other Indemnified Parties”:  As defined in Section 1.04.

“Other Pooling and Servicing Agreement”:  A pooling and servicing agreement or other applicable servicing agreement relating to a Serviced Companion Loan or a Non-Serviced Pari Passu Loan Combination, as applicable.  The Other Pooling and Servicing Agreements related to the Trust as of the Closing Date are the COMM 2013-LC6 Pooling and Servicing Agreement and the COMM 2013-CCRE6 Pooling and Servicing Agreement.

“Other Securitization”:  Any commercial mortgage securitization trust that holds a Serviced Companion Loan or Non-Serviced Pari Passu Companion Loan or any successor REO Loan with respect thereto. The Other Securitizations related to the Trust as of the Closing Date are the COMM 2013-LC6 securitization (with respect to the Moffett Towers Pari Passu Companion Loan) and the COMM 2013-CCRE6 securitization (with respect to the Larkspur Landing Hotel Portfolio Pari Passu Companion Loan).

“Other Servicer”:  The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Pari Passu Companion Loan, as applicable.

“Other Special Servicer”:  The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Pari Passu Companion Loan, as applicable.

“Other Trustee”:  The applicable other “trustee” or, if applicable, the other “certificate administrator” or, if applicable, the other “custodian” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Pari Passu Companion Loan, as applicable.

“Ownership Interest”:  Any record or beneficial interest in a Class R or Class LR Certificate.

“P&I Advance”:  As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement.  Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate.

“P&I Advance Determination Date”:  With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

“Pari Passu Loan Primary Servicing Fee Rate”: The “primary servicing fee rate” or “pari passu primary servicing rate” (each as defined or set forth in the applicable Other Pooling and Servicing Agreement) and any other servicing fee rate (other than those payable to the applicable Other Special Servicer) applicable to any Non-Serviced Mortgage Loan.  The Pari Passu Loan Primary Servicing Fee Rate for the Larkspur Landing Hotel Portfolio Mortgage Loan will be 0.01% and the Pari Passu Loan Primary Servicing Fee Rate for the Moffett Towers Mortgage Loan will be 0.01%.

“Pass-Through Rate”:  With respect to each Class of Certificates set forth below, the following rates:
Class	Pass-Through Rate
Class A-1	Class A-1 Pass-Through Rate
Class A-2	Class A-2 Pass-Through Rate
Class A-SB	Class A-SB Pass-Through Rate
Class A-3	Class A-3 Pass-Through Rate
Class A-3FL	Class A-3FL Pass-Through Rate
Class A-3FX	Class A-3FX Pass-Through Rate
Class A-4	Class A-4 Pass-Through Rate
Class A-M	Class A-M Pass-Through Rate
Class X-A	Class X-A Pass-Through Rate
Class X-B	Class X-B Pass-Through Rate
Class B	Class B Pass-Through Rate
Class C	Class C Pass-Through Rate
Class D	Class D Pass-Through Rate
Class E	Class E Pass-Through Rate
Class F	Class F Pass-Through Rate
Class G	Class G Pass-Through Rate
Class H	Class H Pass-Through Rate

With respect to the Class A-3FL Regular Interest, the Class A-3 Pass-Through Rate.  With respect to each Class of Lower-Tier Regular Interests, the Weighted Average Net Mortgage Pass-Through Rate.  With respect to the Class A-M Regular Interest, the Class A-M Regular Interest Pass-Through Rate.  With respect to the Class B Regular Interest, the Class B Regular Interest Pass-Through Rate.  With respect to the Class C Regular Interest, the Class C Regular Interest Pass-Through Rate.  The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Percentage Interest of the Class EC Regular Interests.

“Paying Agent”:  The paying agent appointed pursuant to Section 5.04 of this Agreement.

“PCAOB”:  The Public Company Accounting Oversight Board.

“Penalty Charges”:  With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Yield Maintenance Charge and any Excess Interest.

“Percentage Interest”:  As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any Certificate (except the Class V, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of such Class of Certificates.  With respect to any Class V, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”:  As defined in Section 10.08.

“Performing Loan”:  A Mortgage Loan or Serviced Loan Combination that is not a Specially Serviced Loan or REO Loan.

“Performing Party”:  As defined in Section 10.14.

“Permitted Investments”:  Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities:

(A)       direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(B)       repurchase agreements on obligations specified in clause (i) of this definition, with a party agreeing to repurchase such obligations (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A2” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(C)       federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A2” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(D)       commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A2” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (provided, in the case of clauses (A), (B), (C) and (D), investment of Escrow Payments in any Escrow Account or Reserve Account must only be rated “P-1” by Moody’s) (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(E)       units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Advantage Heritage Money Market Fund) so long as any such fund is rated in the highest short term unsecured debt ratings category by Moody’s (or, if not rated by such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Fitch and/or S&P) or otherwise acceptable to such Rating Agency, in any such case, as confirmed in a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(F)       an obligation or security that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (B) – (E) above, and is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation or security; and

(G)       any other obligation or security other than one listed in clauses (A) – (E) above, that is the subject of a No Downgrade Confirmation relating to the Certificates and any Serviced Companion Loan Securities from each and every Rating Agency;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days and (Z) except in the case of a Permitted Investment described in clause (E) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

“Permitted Special Servicer/Affiliate Fees”:  Any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”:  With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”:  As defined in Section 5.02(k) of this Agreement.

“Prepayment Assumption”:  The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

“Prepayment Interest Excess”:  With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans or Serviced Companion Loans (other than the Nationwide Mortgage Loans) serviced by the Master Servicer that were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loans or Serviced Companion Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans or Serviced Companion Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

“Prepayment Interest Shortfall”:  With respect to any Distribution Date, for each Mortgage Loan or Serviced Companion Loan serviced by the Master Servicer that was subject to a Principal Prepayment in full or in part and which did not include a full month’s interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan or Serviced Companion Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Mortgage Loan or Serviced Companion Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan or Serviced Companion Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

“Prepayment Premium”:  Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan or Serviced Companion Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Note for prepayment.

“Pricing Date”:  April 11, 2013.

“Primary Servicing Fee Rate”:  (A) With respect to each Mortgage Loan (other than the Serviced Pari Passu Companion Loan and the Non-Serviced Mortgage Loans), the rate per annum set forth on Exhibit B to this Agreement, and (B) with respect to the Serviced Pari Passu Companion Loan, 0.005% per annum.  With respect to a Non-Serviced Mortgage Loan, except as provided for on Exhibit B to this Agreement, no Primary Servicing Fee Rate is charged by the Master Servicer, but the Pari Passu Loan Primary Servicing Fee Rate is charged by the applicable Other Servicer pursuant to the related Other Pooling and Servicing Agreement.

“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.  The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Distribution Amount”:  For any Distribution Date, an amount equal to (i) the sum of (without duplication):

(a)            the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans on the related Due Date (if received during the related Collection Period or advanced);

(b)            the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment;

(c)            the Stated Principal Balance of each Mortgage Loan that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03 of this Agreement, purchased pursuant to Section 3.16 of this Agreement, or purchased from the Trust Fund pursuant to Section 9.01 of this Agreement;

(d)            the portion of Unscheduled Payments allocable to principal of any Mortgage Loan that was liquidated during the related Collection Period;

(e)            the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan received on or after the Maturity Date thereof, to the extent received during the related Collection Period;

(f)             all other Principal Prepayments on Mortgage Loans received in the related Collection Period; and

(g)            any other full or partial recoveries in respect of principal of Mortgage Loans, including Net Insurance Proceeds, Net Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (net of any related outstanding P&I Advances allocable to principal, but including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account pursuant to Section 3.06(e) of this Agreement during the related Collection Period), as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Loan Combinations, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Loan Combinations, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Loan Combinations, are subsequently recovered on the related Mortgage Loan or Serviced Loan Combination, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Principal Prepayment”:  Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Private Certificate”:  Each of the Class A-3FL, Class A-3FX, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R and Class LR Certificates.

“Private Global Certificate”:  Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class X-B, Class A-3FL, Class A-3FX, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G and Class H Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Private Placement Memorandum”:  Means the Private Placement Memorandum, dated the Pricing Date, pursuant to which the Private Certificates will be offered for sale.

“Privileged Information”:  Any (i) correspondence or other communications between a Directing Holder and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of a Directing Holder under this Agreement or any related Intercreditor Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party, and (iii) information subject to attorney-client privilege.

“Privileged Information Exception”:  With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Operating Advisor, as evidenced by an opinion of counsel delivered to each of the Special Servicer, the Directing Holder with respect to such Mortgage Loan, the Certificate Administrator and the Trustee), required by law to disclose such information.

“Privileged Person”:  A party to this Agreement, a designee of the Depositor, each Serviced Companion Loan Noteholder that delivers a certification substantially in the form of Exhibit EE hereto, the Controlling Class Representative (but only if no Consultation Termination Event has occurred and is continuing), each Loan-Specific Directing Holder, each Mortgage Loan Seller, each Underwriter, each Initial Purchaser and any other person who delivers to the Certificate Administrator an Investor Certification and any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, as applicable; provided, that in no event shall a Borrower, a Manager, an Affiliate of a Borrower or Manager or an agent of any of the foregoing be considered a Privileged Person.

“Prohibited Party”:  Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Property Advance”:  As to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, any advance made by the Master Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or a Serviced Loan Combination or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.01(e) and Section 3.21 of this Agreement, as applicable.  Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate.  Notwithstanding anything to the contrary, “Property Advance” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Property Protection Expenses”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, any costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(c) or Section 3.24(a) of this Agreement or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Loan Combinations, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)) or the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.

“Prospectus”:  The Depositor’s Prospectus dated January 17, 2013, as supplemented by the Prospectus Supplement dated the Pricing Date, relating to the offering of the Publicly Offered Certificates.

“PTCE”:  Prohibited Transaction Class Exemption.

“Publicly Offered Certificates”:  Each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class X-A Certificates.

“Publicly Offered Global Certificates”:  Each of the Publicly Offered Certificates, if and so long as the applicable Class of Publicly Offered Certificates is registered in the name of the Depository.

“Publix at Mountain Cave Crossing Mortgage Loan”:  The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 55 on the Mortgage Loan Schedule, which Mortgage Loan was originated by Nationwide Life Insurance Company and acquired by GACC.

“Qualified Affiliate”:  Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or the Special Servicer, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer or the Special Servicer, as applicable.

“Qualified Institutional Buyer”:  A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”:  As used in Section 3.08 of this Agreement,

(i) (A) in the case of each Mortgage Loan or Serviced Loan Combination, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least “A3” by Moody’s (or, if not rated by Moody’s, at least “A” by S&P) and no lower than its equivalent by KBRA (if then rated by KBRA), and

(ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, (a) a company that shall have a claim paying ability rated at least equal to any one of the following: (1) “A-” by S&P, (2) “A3” by Moody’s, (3) “A-“ by Fitch or (4) “A-:X” by A.M. Best, or (b) the Master Servicer or the Special Servicer, as applicable, has received a No Downgrade Confirmation.

“Qualified Mortgage”:  A Mortgage Loan that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualifying Substitute Mortgage Loan”:  A mortgage loan which must, on the date of substitution:  (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan; (iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have an original loan to value ratio not higher than that of the Removed Mortgage Loan and a current loan to value ratio not higher than the then current loan-to-value ratio of the Removed Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Removed Mortgage Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the Removed Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller’s expense) to be a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee have received prior No Downgrade Confirmation (the cost, if any, of obtaining such No Downgrade Confirmation to be paid by the applicable Mortgage Loan Seller (provided that no such confirmation from any Rating Agency shall be required with respect to any Serviced Companion Loan Securities); (xiii) have been approved, so long as no Control Termination Event has occurred and is continuing, by the Directing Holder; (xiv) prohibit defeasance within two years after the Closing Date; and (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel.  In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Pass-Through Rate) of any Class of Sequential Pay Certificates (other than any Swap Fixed Rate Certificates, any Swap Floating Rate Certificates and the Classes of Exchangeable Certificates), any Swap REMIC Regular Interest or any Class EC Regular Interest having an outstanding Certificate Balance.  When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator, the Operating Advisor, the Trustee and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

“Rated Final Distribution Date”:  The Distribution Date in March 2046.

“Rating Agency”:  Any of KBRA, Moody’s or Morningstar; provided, that with respect to any matter affecting a Non-Serviced Mortgage Loan or any Serviced Loan Combination with a Serviced Pari Passu Companion Loan, “Rating Agency” shall also refer to any rating agency engaged to rate the Serviced Companion Loan Securities or securities related to such Non-Serviced Mortgage Loan.

“Rating Agency Q&A Forum and Servicer Document Request Tool”:  As defined in Section 3.14(d) of this Agreement.

“Real Property”:  Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”:  With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Sequential Pay Certificates (other than the Exchangeable Certificates) and the Class EC Regular Interests, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances), immediately following the Determination Date preceding such Distribution Date.

“Reassignment of Assignment of Leases, Rents and Profits”:  As defined in Section 2.01(a)(viii) of this Agreement.

“Record Date”:  With respect to each Distribution Date, with respect to (i) each Class of Certificate (other than a Class of Swap Floating Rate Certificates), the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, and (ii) any Class of Swap Floating Rate Certificates prior to an during the continuance of a realted Swap Class Distribution Conversion, the Business Day immediately preceding the related Distribution Date; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.

“Regular Certificates”:  The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class D, Class E, Class F, Class G and Class H Certificates.

“Regular Interests”:  Any Swap REMIC Regular Interests and the Class EC Regular Interests.

“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631

(Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation D”:  Regulation D under the Act.

“Regulation S”:  Regulation S under the Act.

“Regulation S Global Certificate”:  Each of the Class X-B, Class A-3FL, Class A-3FX, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G and Class H Certificates issued as such on the Closing Date.

“Regulation S Investor”:  With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Transfer Certificate”:  As defined in Section 5.02(c)(i)(B) of this Agreement.

“Relevant Servicing Criteria”:  The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee on Schedule II to this Agreement).  For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers.  With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Removed Mortgage Loan”:  A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

“Rents from Real Property”:  With respect to any Serviced REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)           except as provided in Section 856(d)(4) of the Code or (6), any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(c)           any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property if any Person Directly Operates such Serviced REO Property;

(d)           any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such Serviced REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)           rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such Serviced REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”:  As defined in Section 3.15(b) of this Agreement.

“REO Loan”:  Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) or Serviced Loan Combination as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”:  With respect to any Serviced REO Property and the related Serviced REO Loan, all revenues received by the Special Servicer with respect to such Serviced REO Property or Serviced REO Loan which do not constitute Liquidation Proceeds.

“REO Property”:  A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, or in the case of a Non-Serviced Mortgage Loan, the Trust Fund’s beneficial interest in the Mortgaged Property acquired by the Other Trustee pursuant to the Other Pooling and Servicing Agreement.

“Replacement Mortgage Loan”:  Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

“Reporting Servicer”:  As defined in Section 10.12 of this Agreement.

“Repurchase Communication”:  For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Price”:  With respect to any Mortgage Loan to be repurchased or purchased pursuant to Section 2.03(e) or Section 9.01 of this Agreement, or any Specially Serviced Loan or any Serviced REO Loan to be sold pursuant to Section 3.16 of this Agreement, an amount, calculated by the Master Servicer or the Special Servicer, as applicable, equal to:

(a)           the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

(b)           all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the month of purchase, but excluding any yield maintenance or other prepayment penalty; plus

(c)           all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and all Special Servicing Fees and Workout Fees allocable to such Mortgage Loan (and, in the case of a Non-Serviced Mortgage Loan, unpaid fees payable to the applicable servicer, Other Servicer, the Other Special Servicer or the Other Trustee allocable to such Mortgage Loan); plus

(d)           any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to such Mortgage Loan or Specially Serviced Mortgage Loan; plus

(e)           all Additional Trust Fund Expenses allocable to such Mortgage Loan; plus

(f)            if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

For purposes of this Agreement, (i) the “Repurchase Price” in respect of a Serviced Companion Loan that is purchased by the related Mortgage Loan Seller shall be the repurchase price paid by the related Mortgage Loan Seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement and (ii) with respect to a sale of an REO Property securing a Serviced Loan Combination, the term Mortgage Loan or REO Loan shall be construed to include any related Companion Loans.

“Repurchase Request”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Rejection”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”:  As defined in Section 2.03(d) of this Agreement.

“Request for Release”:  A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Holders”:  As defined in Section 4.08(b) of this Agreement.

“Requesting Party”:  As defined in Section 3.30(a) of this Agreement.

“Reserve Accounts”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account.  Any Reserve Account may be a sub-account of a related Cash Collateral Account.  Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Loan Combination and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Loan Documents for the related Mortgage Loan or Serviced Loan Combination.

“Residual Certificates”:  The Class R and Class LR Certificates, collectively.

“Resolution Extension Period” shall mean:

(a)           for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

(c)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Responsible Officer”:  When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Restricted Certificate”:  As defined in Section 5.02(k) of this Agreement.

“Restricted Period”:  The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Revised Rate”:  With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Rule 144A”:  Rule 144A under the Act.

“Rule 144A Global Certificate”:  Each of the Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G and Class H Certificates issued as such on the Closing Date.

“Rule 15Ga-1 Notice”:  As defined in Section 2.03(d) of this Agreement.

“Rule 15Ga-1 Notice Provider”:  As defined in Section 2.03(d) of this Agreement.

“S&P”:  Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest.  If neither such rating agency nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably (as determined by the Depositor) designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes Oxley Act”:  The Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes Oxley Certification”:  As defined in Section 10.08 of this Agreement.

“Securities Legend”:  As defined in Section 5.02(c)(iii) of this Agreement.

“Sequential Pay Certificate”:  The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

“Serviced Companion Loan”:  A B Loan serviced pursuant to this Agreement or a Serviced Pari Passu Companion Loan.  The Moffett Towers Phase II Pari Passu Companion Loan is the only Serviced Companion Loan related to this Trust.

“Serviced Companion Loan Noteholder”:  A holder of a Serviced Companion Loan.

“Serviced Companion Loan Noteholder Register”:  As defined in Section 3.27(b).

“Serviced Companion Loan Securities”:  For so long as the Mortgage Loan or any successor Serviced REO Loan is part of the Mortgage Pool, any class of securities backed by a Serviced Companion Loan.  Any reference herein to a “series” of Serviced Companion Loan Securities shall refer to separate securitizations of one or more of the Serviced Companion Loans.

“Serviced Companion Loan Service Provider”:  With respect to any Serviced Pari Passu Companion Loan that has been deposited into a securitization trust, the related Other Trustee, Other Servicer, Other Special Servicer, any sub-servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Serviced Loan Combination”:  Any Loan Combination serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and (a) one or more B Loans not included in the Trust and/or (b) one or more pari passu mortgage notes not included in the Trust.  References herein to a Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes.    The Moffett Towers Phase II Loan Combination is the only Serviced Loan Combination related to this Trust.

“Serviced Loan Combination Collection Account”:  With respect to each Serviced Loan Combination, the separate account or sub-account created and maintained by the Master

Servicer pursuant to Section 3.05(g) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Serviced Loan Combination Collection Account.”  Amounts in any Serviced Loan Combination Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders.  Any such account or sub-account shall be an Eligible Account or a sub-account of an Eligible Account (including a sub-account of the Collection Account).

“Serviced Loan Combination Remittance Amount”:  For each distribution date that a Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(h) and with respect to each Serviced Loan Combination and related Mortgaged Property (if it becomes a Serviced REO Property), any amount received by the Master Servicer (or, with respect to a Serviced REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder(s) pursuant to the related Intercreditor Agreement or to be remitted to the Collection Account.

“Serviced Loan Combination REO Account”:  As defined in Section 3.15(b).

“Serviced Loan Combination Special Servicer”:  Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related Serviced REO Property.

“Serviced Pari Passu Companion Loan”:  With respect to any Serviced Loan Combination, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally payable on a pari passu basis with a Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement.  The Moffett Towers Phase II Pari Passu Companion Loan is the only Serviced Pari Passu Companion Loan related to this Trust.

“Serviced Pari Passu Companion Loan Noteholder”:  Any holder of a Serviced Pari Passu Companion Loan.

“Serviced REO Loan”:  Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced REO Property”:  Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.

“Service(s)(ing)”:  In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB.  For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer Remittance Date”:  With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Servicer Termination Event”:  A Master Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Servicing Compensation”:  With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”:  With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date).  The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, with respect to any B Loan, unless otherwise agreed upon with the holder of the related B Loan, no Servicing Fee shall accrue or be payable on the principal balance thereof, and with respect to each Mortgage Loan, the Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Amount”:  With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan or Serviced Pari Passu Companion Loan, (a) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan or Serviced Pari Passu Companion Loan over the servicing fee rate (if any) applicable to such Mortgage Loan or Serviced Pari Passu Companion Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan or Serviced Pari Passu Companion Loan.  With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan or Serviced Pari Passu Companion Loan serviced by such Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan.

“Servicing Fee Rate”:  With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B to this Agreement.

“Servicing File”:  As defined in the related Mortgage Loan Purchase Agreement.

“Servicing Function Participant”:  Any Person, other than the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB.  No Non-Serviced Mortgage Loan Service Providers shall be a Servicing Function Participant retained by any Servicing Function Participant that is a party to this Agreement.

“Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans and/or Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator, the Operating Advisor and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”:  With respect to the Master Servicer (with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Loan Combinations that are not Specially Serviced Loans) and the Special Servicer (with respect to the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans) and Serviced REO Loans), to diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loans) or Serviced Loan Combinations, Specially Serviced Loans (other than any Non-Serviced Mortgage Loans) and Serviced REO Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Loan Combination with a related B Loan, taking into account the subordinate nature of such B Loan)), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the applicable Loan Documents and any related Intercreditor Agreement, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

(a)           the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing their own mortgage loans with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or Serviced Loan Combinations or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, if the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans or Serviced Loan Combinations, and the best interests of the Trust and the Certificateholders and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such

Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Loan Combination with a related B Loan, taking into account the subordinate nature of such B Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment); and

(b)           the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or Serviced Loan Combinations or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, if the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans or Serviced Loan Combinations, and the best interests of the Trust and the Certificateholders and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Loan Combination with a related B Loan, taking into account the subordinate nature of such B Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to any potential conflict of interest arising from (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any interest in any Non-Serviced Companion Loan, Serviced Companion Loan or B Loan or any mezzanine loan related to a Mortgage Loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (c) the Master Servicer’s obligation to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of the Master Servicer or any Affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller (if the Master Servicer or any Affiliate thereof is a Mortgage Loan Seller).

“Servicing Transfer Event”:  An event specified in the definition of Specially Serviced Loan.

“Significant Obligor”:  (a) Any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date); or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or group of cross collateralized and/or cross defaulted Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date).  The Mortgaged Property securing the Moffett Towers Phase II Mortgage Loan constitutes the only Significant Obligor related to the Trust.

“Similar Law”:  As defined in Section 5.02(k) of this Agreement.

“Small Loan Appraisal Estimate”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination having a Stated Principal Balance of less than $2,000,000, the Special Servicer’s good faith estimate of the value of the Mortgaged Property securing such Mortgage Loan or Serviced Loan Combination, as certified to the Master Servicer by the Special Servicer.

“Sole Certificateholder”:  Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Certificates (including Certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class V, Class R and Class LR Certificates) or an assignment of the Voting Rights thereof; provided, that the Class X-A and Class X-B Notional Amounts and Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class D Certificates and any Swap REMIC Regular Interest and the Class EC Regular Interests have been reduced to zero.

“Special Notice”:  Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 3.22(d) of this Agreement, (c) notice of any request by at least 15% of the Voting Rights of the Certificates to terminate and replace the Operating Advisor pursuant to Section 7.07(b) of this Agreement and (d) notice transmitted to Certificateholders pursuant to Section 3.22(c) of this Agreement.

“Special Servicer”:  Situs Holdings, LLC, or its successor in interest, or any successor special servicer appointed as provided herein.

“Special Servicer Termination Event”:  As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer that are expressly provided for in Section 3.12 of this Agreement.

“Special Servicing Fee”:  With respect to each Specially Serviced Loan (or Serviced REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced

Loan as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or Serviced REO Loan on such Due Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds has occurred with respect to any such Specially Serviced Loan or Serviced REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days).  For the avoidance of doubt, the Special Servicing Fee shall be deemed to be paid from the Lower-Tier REMIC with respect to the Mortgage Loans.

“Special Servicing Fee Rate”:  A rate equal to 0.25% per annum.

“Specially Serviced Loan”:  Subject to Section 3.23 of this Agreement, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan with respect to which:

(a)           either (i) with respect to such Mortgage Loan or Serviced Companion Loan, other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, that if (A) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing) within 30 days after such default), (B) the related Borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Serviced Companion Loan and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents, this Agreement and any related Intercreditor Agreement; and provided, further, if the related Borrower delivers to the Master Servicer, who shall have promptly delivered a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage Loan or Serviced Companion Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of the refinancing commitment;

(b)           any Monthly Payment (other than a Balloon Payment), or any amount due on a monthly basis as an Escrow Payment or reserve funds, is 60 days or more delinquent;

(c)           the Master Servicer or Special Servicer (and, in the case of a determination by the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder and, with respect to any Serviced Loan Combination, in consultation with the related Serviced Pari Passu Companion Loan Noteholders to the extent provided for in the related Intercreditor Agreement) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or Serviced Companion Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

(d)           the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(e)           the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(f)            the related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(g)           a default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (in the case of the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder and, with respect to any Serviced Loan Combination, in consultation with the related Serviced Pari Passu Companion Loan Noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(h)           the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, that such Mortgage Loan or Serviced Companion Loan will cease to be a Specially Serviced Loan (each, a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan or Serviced Companion Loan, (ii) with respect to the circumstances described in clauses (c), (d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or (iii) with respect to the circumstances described in clause (g) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan.

If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Loan Combination, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa.

The right of the holder of any related B Loan to cure an event of default under the related Intercreditor Agreement is subject to the limitations set forth in such Intercreditor Agreement.  Any such cure deposit by the holder of a B Loan shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions, and the holder of such B Loan shall be treated as the beneficial owner thereof or of any reimbursement from the Trust Fund, and shall be taxable on any reinvestment income thereon.

“Startup Day”:  In the case of the Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”:  With respect to any Mortgage Loan, Serviced Companion Loan or Serviced Loan Combination, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan, Serviced Companion Loan or Serviced Loan Combination (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced (to not less than zero) on each Distribution Date by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, principal of or with respect to such Mortgage Loan, Serviced Companion Loan or Serviced Loan Combination that are distributed to Certificateholders on such Distribution Date or Serviced Companion Loan Noteholders on the related remittance date in the same calendar month as such Distribution Date or applied to any other payments required under this Agreement on or prior to such Distribution Date, and (ii) any principal forgiven by the Special Servicer (or with respect to a Non-Serviced Mortgage Loan, by the related Other Special Servicer or other applicable servicer) and other principal losses realized in respect of such Mortgage Loan, Serviced Companion Loan or Serviced Loan Combination during the related Collection Period (or with respect to a Non-Serviced Mortgage Loan, other principal losses realized in respect of such Non-Serviced Mortgage Loan during the related Collection Period as determined in accordance with the terms of the Other Pooling and Servicing Agreement).

A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders.  The Stated Principal Balance of any Mortgage Loan or Serviced Loan Combination with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer or a Servicing Function Participant.

“Substitution Shortfall Amount”:  In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

“Sub-Servicer”:  Any Person engaged by the Master Servicer or the Special Servicer (including, for the avoidance of doubt, each Mortgage Loan Seller Sub-Servicer and any primary servicer) to perform Servicing with respect to one or more Mortgage Loans or REO Loans.

“Sub-Servicing Agreement”:  The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Swap Agreement”:  The Swap Agreement Class A-3FL.

“Swap Agreement Class A-3FL”:  The 1992 ISDA Master Agreement (Multi-Currency Cross Border) together with the related schedule, confirmation and any annexes thereto, dated as of the Closing Date, by and among the Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with this Agreement and relating to the Class A-3FL Certificates.

“Swap Class Distribution Conversion”:  With respect to each Distribution Date and each Class of Swap Floating Rate Certificates, (i) the failure, if any, of the Swap Counterparty under the Swap Corresponding Agreement to make a payment when due under such Swap Corresponding Agreement (which failure continues for one Business Day after notice from the Certificate Administrator) or (ii) immediately upon and following the termination of such Swap Corresponding Agreement until a replacement of such Swap Corresponding Agreement is entered into, if any, the conversion of interest distributions on such Class of Swap

Floating Rate Certificates from distributions based, in part, on floating interest payments from such Swap Counterparty under such Swap Corresponding Agreement to distributions based solely on fixed interest distributions in respect of the Swap REMIC Regular Interest corresponding to such Class of Swap Floating Rate Certificates, as specified in Section 4.01(j).

“Swap Corresponding Agreement”:  With respect each Class of Swap Fixed Rate Certificates, each Class of Swap Floating Rate Certificates and each Swap REMIC Regular Interest, each Swap Agreement set forth opposite such Class or such Swap REMIC Regular Interest in the following table:

Class	Swap Corresponding Agreement

Class A-3FL	Swap Agreement Class A-3FL
Class A-3FX	Swap Agreement Class A-3FL
Swap Fixed Rate Regular Interest Class A-3FL	Swap Agreement Class A-3FL

 “Swap Corresponding REMIC Regular Interest”:  With respect each Class of Swap Fixed Rate Certificates, each Class of Swap Floating Rate Certificates, the Swap REMIC  Regular Interest set forth opposite such Class in the following table:

Class	Swap Corresponding REMIC Regular Interest

Class A-3FL	Swap Fixed Rate Regular Interest Class A-3FL
Class A-3FX	Swap Fixed Rate Regular Interest Class A-3FL

“Swap Counterparty”:  With respect to each Swap Agreement, Deutsche Bank AG, New York Branch, or its successor in interest or any applicable replacement swap counterparty under any replacement of such Swap Agreement.

“Swap Corresponding Fixed Rate Account”:  The respective Swap Fixed Rate Account relating to the related Class of Swap Fixed Rate Certificates and its Swap Corresponding REMIC Regular Interest.

“Swap Corresponding Floating Rate Account”:  The respective Swap Floating Rate Account relating to the related Class of Swap Floating Rate Certificates and its Swap Corresponding REMIC Regular Interest and Swap Corresponding Agreement.

“Swap Default”:  With respect to each Class of Swap Floating Rate Certificates, the occurrence of any one or more of the following events or circumstances with respect to the Swap Corresponding Agreement:  (i) the Swap Counterparty fails to make a payment to the Trust required under the Swap Corresponding Agreement (which failure continues unremedied for one business day following notice), (ii) the exercise of the related Swap Counterparty’s option to terminate such Swap Corresponding Agreement following a Swap Net Payment Shortfall under such Swap Corresponding Agreement, or (iii) the occurrence of any early termination date as designated under such Swap Corresponding Agreement.

“Swap Exchange Date”:  As defined in Section 5.09(b) of this Agreement.

“Swap Exchangeable Fixed Rate Certificates”:  The Class A-3FX Certificates.

“Swap Exchangeable Floating Rate Certificates”:  The Class A-3FL Certificates.

“Swap Fixed Amount”:  The “Fixed Amount” as defined in each Swap Agreement.

“Swap Fixed Payment”:  With respect to each Distribution Date, each Class of Swap Floating Rate Certificates and each Swap REMIC Regular Interest, the Swap Fixed Amount required to be paid to the Swap Counterparty by the Trust under the Swap Corresponding Agreement.

“Swap Fixed Rate Account”:  With respect to each Class of Swap Fixed Rate Certificates and its Swap Corresponding REMIC Regular Interest and Swap Corresponding Agreement, the segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.05(m) of this Agreement, which shall be an Eligible Account or a subaccount of an Eligible Account and shall be entitled in the case of the Class A-3FX Certificates, “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Class A-3FX Fixed Rate Account.”

“Swap Fixed Rate Certificates”: The Class A-3FX Certificates.

“Swap Fixed Rate Interest Distribution Amount”:  With respect to each Distribution Date and each Class of Swap Fixed Rate Certificates, an amount equal to the product of (i) the Swap Fixed Rate Percentage Interest for such Class and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Swap Corresponding REMIC Regular Interest on such Distribution Date.

“Swap Fixed Rate Grantor Trust Assets:  With respect to each Class of Swap Fixed Rate Certificates and its Swap Corresponding REMIC Regular Interest, that portion of the Trust Fund that consists of (i) such Class’ Swap Fixed Rate Percentage Interest in such Swap Corresponding REMIC Regular Interest and (ii) the Swap Corresponding Fixed Rate Account and amounts held from time to time in such Swap Corresponding Fixed Rate Account that represent distributions of such Class’ Swap Fixed Rate Percentage Interest in the Swap Corresponding REMIC Regular Interest, and the proceeds thereof.

“Swap Fixed Rate Percentage Interest”:  As of any date of determination, with respect to each Class of Swap Fixed Rate Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of such Class of Swap Fixed Rate Certificates, and the denominator of which is the Certificate Balance of such Class’ Swap Corresponding REMIC Regular Interest.

“Swap Fixed Rate Principal Distribution Amount”:  With respect to each Distribution Date and each Class of Swap Fixed Rate Certificates, an amount equal to the product of (i) the Swap Fixed Rate Percentage Interest for such Class of Certificates as of the close of business on the immediately preceding Distribution Date (or the Closing Date if no prior Distribution Date has occurred) and (ii) the Swap REMIC Principal Distribution Amount for the Swap Corresponding REMIC Regular Interest for such Distribution Date.

“Swap Fixed Rate Regular Interest Class A-3FL”:  The uncertificated interest designated “A-3FL” constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Swap Floating Amount”:  The “Floating Amount” as defined in each Swap Agreement.

  “Swap Floating Payment”:  With respect to each Distribution Date, each Class of Swap Floating Rate Certificates and each Swap REMIC Regular Interest, the Floating Amount required to be paid to the Trust by the Swap Counterparty under the Swap Corresponding Agreement.

“Swap Floating Rate Account”:  With respect to each Class of Swap Floating Rate Certificates and its Swap Corresponding REMIC Regular Interest and Swap Corresponding Agreement, the segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.05(m) of this Agreement, which shall be an Eligible Account or a subaccount of an Eligible Account and shall be entitled in the case of the Class A-3FL Certificates, “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Class A-3FL Floating Rate Account.”

“Swap Floating Rate Certificates”: The Class A-3FL Certificates.

“Swap Floating Rate Grantor Trust Assets”:  With respect to each Class of Swap Floating Rate Certificates and its Swap Corresponding REMIC Regular Interest, that portion of the Trust Fund that consists of (i) such Class’ Swap Floating Rate Percentage Interest in such Swap Corresponding REMIC Regular Interest, (ii) the Swap Corresponding Agreement and (iii) the Swap Corresponding Floating Rate Account and amounts held from time to time in such Swap Corresponding Floating Rate Account that represent distributions of such Class’ Swap Floating Rate Percentage Interest in such Swap Corresponding REMIC Regular Interest and payments received from the Swap Counterparty under the Swap Corresponding Agreement, and the proceeds thereof.

“Swap Floating Rate Interest Distribution Amount”:  With respect to each Distribution Date and each Class of Swap Floating Rate Certificates, an amount equal to the excess, if any, of (a) the sum of (i) any Swap Termination Payment paid by the Swap Counterparty under the Swap Corresponding Agreement (provided no replacement of such Swap Corresponding Agreement has been entered into prior to such Distribution Date), (ii) the Swap Floating Payment under the Swap Corresponding Agreement and (iii) the product of (A) the Swap Floating Rate Percentage Interest for such Class and (B) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Swap Corresponding

REMIC Regular Interest on such Distribution Date, over (b) the Swap Fixed Payment under the Swap Corresponding Agreement for such Distribution Date.

“Swap Floating Rate Percentage Interest”:  As of any date of determination, with respect to each Class of Swap Floating Rate Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of such Class of Swap Floating Rate Certificates, and the denominator of which is the Certificate Balance of such Class’ Swap Corresponding REMIC Regular Interest.

“Swap Floating Rate Principal Distribution Amount”:  With respect to each Distribution Date and each Class of Swap Floating Rate Certificates, an amount equal to the product of (i) the Swap Floating Rate Percentage Interest for such Class of Certificates as of the close of business on the immediately preceding Distribution Date (or the Closing Date if no prior Distribution Date has occurred) and (ii) the Swap REMIC Principal Distribution Amount for the Swap Corresponding REMIC Regular Interest for such Distribution Date.

 “Swap Net Payment”:  With respect to each Interest Accrual Period for each Swap REMIC Regular Interest, the excess, if any of (i) the Swap Fixed Payment under the Swap Corresponding Agreement over (ii) the Swap Floating Payment under the Swap Corresponding Agreement.

“Swap Net Payment Shortfall”:  With respect to each Swap REMIC Regular Interest, the occurrence of a “Fixed Payer Shortfall Amount” as defined in the Swap Corresponding Agreement.

“Swap REMIC Available Funds”:  With respect to each Distribution Date and each Swap REMIC Regular Interest, the total amount of all principal and/or interest distributions and other distributions (other than Yield Maintenance Charges) properly made on or in respect of such Swap REMIC Regular Interest with respect to such Distribution Date.

“Swap REMIC Principal Distribution Amount”:  With respect to each Distribution Date and each Swap REMIC Regular Interest, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of such Swap REMIC Regular Interest on such Distribution Date.

“Swap REMIC Regular Interests”:  The Swap Fixed Rate Regular Interest Class A-3FL.

“Swap Termination Option”:  With respect to each Swap Agreement, a “Swap Termination Option” as defined in such Swap Agreement.

“Swap Termination Payment”:  With respect to each Swap Agreement, any amount paid or payable (as the context may require) to the Trust by the Swap Counterparty under such Swap Agreement in connection with an Swap Default under such Swap Agreement.

“Tax Returns”:  The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss

Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

“Terminated Party”:  As defined in Section 7.01(c) of this Agreement.

“Terminating Party”:  As defined in Section 7.01(c) of this Agreement.

“Termination Date”:  The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Third Party Appraiser”:  A Person performing an Appraisal.

“Third Party Reports”:  With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report, engineering report, structural report, property condition report or similar report, if any.

“TIA”:  The Trust Indenture Act of 1939, as amended.

“TIA Applicability Determination”:  As defined in Section 11.13 of this Agreement.

“Tranche Percentage Interest”:  The percentage ownership interest in a Class EC Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Balance of that Certificate (or, in the case of a Class PEZ Certificate, the Certificate Balance of the related Class PEZ Component with the same letter designation as such Class EC Regular Interest) to (b) the outstanding Certificate Balance of such Class EC Regular Interest.

“Transfer”:  Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

“Transferee Affidavit”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor Letter”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Trust” or “Trust Fund”:  The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein):  (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage

Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

“Trust Ledger”:  Amounts deposited in the Collection Account or a Serviced Loan Combination Collection Account and attributable to the Mortgage Loans or related Serviced Loan Combination, respectively, which are maintained pursuant to Section 3.06(a) and Section 3.06(b) of this Agreement, as applicable, and held on behalf of the Trustee on behalf of the Certificateholders or held on behalf of the Trustee on behalf of the Certificateholders and related Companion Loan Noteholders, as applicable.

“Trust REMICs”:  The Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”:  Wells Fargo Bank, National Association, a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

“Trustee/Certificate Administrator Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the Trustee/Certificate Administrator Fee Rate (adjusted to a monthly rate) multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Trustee/Certificate Administrator Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Trustee/Certificate Administrator Fee with respect to each Mortgage Loan shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”:  A rate equal to 0.0048% per annum.

“Underwriters”:  Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., KeyBanc Capital Markets Inc. and CastleOak Securities, L.P. and their respective successors in interest.

“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(a) of this Agreement, as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Loan Combination or Serviced REO Property in respect of which the Advance was made.

“Unscheduled Payments”:  With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) of this Agreement and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

“Updated Appraisal”:  An Appraisal of a Mortgaged Property or Serviced REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Master Servicer.  Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Updated Valuation”:  With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal.  With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate or an Updated Appraisal.

“Upper-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(f) of this Agreement, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Person”:  A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

“Voting Rights”:  The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders.  At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be:  (a) 98% to be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the Certificate Balances of their Certificates, (b) 2% to be allocated among the Certificateholders of the Class X-A and Class X-B Certificates (allocated to the Class X-A and Class X-B Certificates on a pro rata basis based on their respective outstanding Notional Amounts at the time of determination) and (c) 0%, in the case of the Class V, Class R and Class LR Certificates; provided, however, that for purposes of such allocations, the Class A-M Certificates and the Class PEZ Component A-M of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class PEZ Component B  of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates shall be considered as if they together constitute a single “Class” and the Holders of the Class PEZ Certificates shall have the Voting Rights so allocated to the Class PEZ Components and no other Voting Rights.  Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

“Waters Place Shopping Center Mortgage Loan”:  The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 19 on the Mortgage Loan Schedule, which Mortgage Loan was originated by Nationwide Life Insurance Company and acquired by GACC.

“Weighted Average Net Mortgage Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans of the product of (i) the Net Mortgage Pass-Through Rate for each such Mortgage Loan as of its respective Due Date in the month preceding the month in which such Distribution Date occurs (or, with respect to the Off-Schedule Mortgage Loan, its Due Date in the month that is two months preceding the month in which such Distribution Date occurs) and (ii) the Stated Principal Balance of each such Mortgage Loan as of the immediately preceding Distribution Date, and the denominator of which is the sum of the Stated Principal Balances of all Mortgage Loans as of the immediately preceding Distribution Date.

“WHFIT”:  shall mean a “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”:  shall mean Treasury Regulations section 1.671-5, as amended.

“WHMT”:  A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Withheld Amount”:  With respect to each Mortgage Loan (other than the Off-Schedule Mortgage Loan) that accrues interest on an Actual/360 Basis, and with respect to each Distribution Date occurring in January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the Net Mortgage Pass-Through Rate on the respective Stated Principal Balance as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof.

The Withheld Amount for each applicable Distribution Date for each Mortgage Loan that does not accrue interest on a 30/360 basis will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

“Workout-Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan or, with respect to Property Advances, any Serviced Loan Combination, the amount of any Advance made with respect to such Mortgage Loan or Serviced Loan Combination on or before the date such Mortgage Loan or Serviced Loan Combination becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Loan Combination becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

“Workout Fee”:  An amount equal to the lesser of (1) 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding late payment charges, Default Interest and Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement and (2) $1,000,000, in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that the Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with Section 3.12(c) of this Agreement; provided, further that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the Corrected Mortgage Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” (and no other clause of such definition) and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the Special Servicer in accordance with the terms of this Agreement; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may

collect from the related Borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Loan Documents and (z) other appropriate fees in connection with such workout.  The total amount of Workout Fees payable by the Trust with respect to any Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount.  For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution.  In furtherance of the foregoing, upon a Specially Serviced Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to such Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of related Offsetting Modification Fees received by the Special Servicer.

“Yield Maintenance Charge”:  With respect to any Mortgage Loan or Serviced Loan Combination, the yield maintenance charge set forth in the related Loan Documents; provided that, amounts shall be considered Yield Maintenance Charges pursuant to the allocation set forth under Section 1.02(f) or Section 1.02(g), as applicable.

Section 1.02     Certain Calculations.  Unless otherwise specified herein, the following provisions shall apply:

(a)          All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Mortgage Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.  All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in the Loan Documents for such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate.  The Servicing Fee, the Trustee/Certificate Administrator Fee and the Operating Advisor Fee for each Mortgage Loan or Serviced Loan Combination, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Loan Combination, as applicable.

(b)          Any Mortgage Loan or Serviced Loan Combination payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Certificate Administrator; provided, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Serviced Loan Combination are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the Stated Principal Balance of such Mortgage Loan or Serviced Loan Combination on which interest accrues.

(c)          Except as otherwise provided in the related Loan Documents or Intercreditor Agreement, any amounts received in respect of a Mortgage Loan or Serviced Loan Combination as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Loan Combination prior to the application to late fees.

(d)          Allocations of payments between a Mortgage Loan and the related Serviced Companion Loans in a Loan Combination shall be made in accordance with the related Intercreditor Agreement.

(e)           If an expense under this Agreement relates in the reasonable judgment of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, either Trust REMIC or the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely “an expense of the Trust Fund” or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

(f)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan (other than an REO Loan) in the form of payments from the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (exclusive, if applicable, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, of any amounts payable to the holder of the related B Loan or Serviced Pari Passu Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and, with respect to any Mortgage Loan that is part of a Serviced Loan Combination, the related Intercreditor Agreement; provided, absent such express provisions, all such amounts collected (exclusive, if applicable, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, of any amounts payable to the holder of the related B Loan or Serviced Pari Passu Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)           as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)          as a recovery of Nonrecoverable Advances and any interest at the Advance Rate thereon to the extent previously allocated from principal collections with respect to such Mortgage Loan;

(iii)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default

Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)          as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)         as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)        as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)       as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

(ix)          as a recovery of any late payment charges and Default Interest and Excess Interest then due and owing under such Mortgage Loan;

(x)           as a recovery of any Assumption Fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)          as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

(xii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance.

provided that, to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the Lender’s rights under the related Loan Documents)

with respect to any partial release of a Mortgaged Property (including in connection with a condemnation and Mortgaged Property not assigned any significant value when the Mortgage Loan was originated) at a time when the loan-to-value ratio of the related Mortgage Loan exceeds 125%  or would exceed 125% following any partial release (based solely on real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the Stated Principal Balance of the Mortgage Loan in the manner permitted by such REMIC Provisions.

(g)          Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of an REO Property related to a Serviced Loan Combination, exclusive of any amounts payable to the holder of the related B Loan or Serviced Pari Passu Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)           as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)          as a recovery of Nonrecoverable Advances and any interest at the Advance Rate thereon to the extent previously allocated from principal collections with respect to the related Mortgage Loan;

(iii)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

(v)          as a recovery of accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)         as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under the related Mortgage Loan;

(vii)        as a recovery of any late payment charges and Default Interest and Excess Interest then due and owing under the related Mortgage Loan;

(viii)       as a recovery of any Assumption Fees and Modification Fees then due and owing under the related Mortgage Loan; and

(ix)         as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(h)          The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (f) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan, or any REO Property pursuant to paragraph (g) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(i)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, if the Loan Documents are silent, using the Calculation Rate.

(j)           For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related loan documents may provide otherwise.

Section 1.03      Certain Constructions.  For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class EC Regular Interest then outstanding as among the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class D, Class E, Class F, Class G and Class H Certificates, any Swap REMIC Regular Interest and the Class EC Regular Interests.  For such purposes, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Swap REMIC Regular Interests, collectively, shall be considered to be one Class.  For purposes of this Agreement, each Class of Certificates (other than the Class X-A, Class X-B, Class V, Class LR and Class R Certificates), Swap REMIC Regular Interest and Class EC Regular Interests shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero.  For purposes of this Agreement, the Class V Certificates shall be outstanding so long as any of the ARD Loans are outstanding.  For purposes of this Agreement, the Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates, any Swap REMIC Regular Interest or Class EC Regular Interest remains outstanding.  For purposes of this Agreement, each of the Class X-A and Class X-B Certificates shall be deemed to be outstanding until their respective Notional Balances have been reduced to zero.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Holder shall in each case be further subject to the determination by the Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Holder, or not taking such action as proposed by the Master Servicer or Special Servicer if the Directing Holder fails to grant its consent or approval to any action proposed to be taken by the Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard.  In each case, (a) if the response by the Directing Holder hereunder is inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Loan Combination with a related B Loan, taking into account the subordinate nature of such B Loan)) and has made a reasonable effort to contact the Directing Holder, it may take such action without waiting for a response from the Directing Holder.

Section 1.04      Certain Matters Relating to the Non-Serviced Mortgage Loans.  Each Other Servicer, Other Special Servicer, Other Depositor and Other Trustee, and any of their respective directors, officers, employees or agents (collectively, the “Other Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the related Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to the related Non-Serviced Mortgage Loan under the related Other Pooling and Servicing Agreement, this Agreement or the related Intercreditor Agreement (but excluding any such losses allocable to the related Companion Loans), reasonably requiring the use of counsel or the incurring of expenses; provided, that such indemnification will not extend to any losses, liabilities or expenses incurred by reason of any Other Indemnified Party’s willful misconduct, bad faith or negligence in the performance of its obligations or duties or by reason of negligent disregard of obligations or duties under the Other Pooling and Servicing Agreement or the related Intercreditor Agreement.

In connection with the securitization of the Moffett Towers Phase II Pari Passu Companion Loan while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Companion Loan Noteholders, each of the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Companion Loan Noteholders in attempting to cause the related Borrower to provide information relating to the Moffett Towers Phase II Loan Combination and the related notes, and that such holders reasonably determine to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01      Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a)  The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “COMM 2013-CCRE7 Mortgage Trust,” appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders.  Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and, in the case of a Mortgage Loan included in a Loan Combination, is subject to the related Intercreditor Agreement.  Transfer and assignment of a Non-Serviced Mortgage Loan and the right to service a Non-Serviced Mortgage Loan is further subject to the terms and conditions of the Other Pooling and Servicing Agreement and the related Intercreditor Agreement.  In addition, on the Closing Date the Depositor shall make a cash deposit to the Distribution Account in an amount equal to the Interest Deposit Amount.  The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders, all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding Sections 6(e)-(g) of each Mortgage Loan Purchase Agreement, the representations, warranties and covenants in favor of the Depositor set forth in clause (viii) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor’s rights and remedies with respect to a breach thereof, and excluding the Depositor’s rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan.  The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

With respect to any Mortgage Loan that is subject to an Intercreditor Agreement, the parties hereto intend that the provisions of this Section 2.01(a) serve as an assignment and assumption agreement between the Depositor, as the assignor, and the Trustee on behalf of the Trust, as the assignee.  Accordingly, the Depositor hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Trustee all right, title and interest of the Depositor in, to and arising out of the related Intercreditor Agreement and the Trustee on behalf of the Trust hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Depositor with respect to related Intercreditor Agreement from and after the Closing Date.  In addition, the Trustee acknowledges that any such Mortgage Loan that is a Serviced Mortgage Loan shall be serviced pursuant to the terms of this Agreement.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan and each Serviced Companion Loan (which, except for the Note referred to in clause (i) below, relate to the Serviced Loan Combination) so assigned (provided, the original of documents specified in items (xix) and (xx) shall be delivered to the Master Servicer):

(i)           (A) the original Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form:  “Pay to the order of Wells Fargo Bank, National Association, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013--CCRE7 Commercial Mortgage Pass-Through Certificates, without recourse”; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Note for such Serviced Companion Loan;

(ii)          the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)         an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of the Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (and, with respect to any Serviced Loan Combination, on behalf of any related Serviced Companion Loan Noteholders);

(iv)         (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Loan Combination to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee, in trust for the  Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (and, with respect to any Serviced Loan Combination, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)          (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee, in trust for the  Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (in such capacity and, with respect to any Serviced Loan Combination, on behalf of any related Serviced Companion Loan Noteholders); provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)         the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)        the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)       (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (a “Reassignment of Assignment of Leases, Rents and Profits”) (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee, in trust for the  Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (in such capacity and, with respect to any Serviced Loan Combination, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

(ix)         the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans, if any, and copies of Environmental Reports;

(x)          copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)         if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)         if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the Trustee;

(xiii)        if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee, in trust for the  Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Noteholders);

(xiv)       originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan or Serviced Loan Combination has been assumed;

(xv)       the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Loan Combination together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Loan Combination to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

(xvi)      the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

(xvii)     with respect to each Loan Combination, a copy of the related Intercreditor Agreement and, if applicable, a copy of the related Other Pooling and Servicing Agreement;

(xviii)    with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter);

(xix)       the original (or copy, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan;

(xx)        the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c)) which entitles the Master Servicer on behalf of the Trust to draw thereon; and

(xxi)       with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a co-lender agreement, a subordination agreement or other intercreditor agreement.

The original assignments referred to in clauses (iii), (iv)(B), (viii)(B) and (xv)(B), may be in the form of one or more instruments in recordable form in any applicable filing or recording offices.

With respect to Serviced Loan Combinations, except for the Note referred to in clause (i)(B) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered.  With respect to a Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller to the Custodian of copies of the documents specified above (other than the Note and intervening endorsements evidencing a Non-Serviced Mortgage Loan, with respect to which the originals shall be required), including a copy of the Mortgage securing the applicable Non-Serviced Mortgage Loan.

With respect to the Mortgage Loans, within 45 days after the Closing Date or, without limiting the requirements of the second paragraph of Section 2.01(b), after such later date on which the Mortgage Loan Seller has all the missing recording/filing information, each Mortgage Loan Seller will, or will at the expense of such Mortgage Loan Seller retain a third party vendor to, (1) complete (to the extent necessary) and submit for recording (in favor of the Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, and with respect to a Serviced Loan Combination, the related Serviced Companion Loan Noteholders) in the appropriate public recording office (a) each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) complete (to the extent necessary) and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiii) which has not yet been submitted for filing or recording.  Each such document shall reflect that the recorded original should be returned by the public recording office to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following recording, and each such document shall reflect that the file copy thereof should be returned to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, the Custodian shall use commercially reasonable efforts to obtain therefrom a certified copy of the recorded original, at the expense of the Depositor.  In the event that any such document or instrument in respect of any Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the related Mortgage Loan Seller shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian for recording or filing, as appropriate, at such Mortgage Loan Seller’s expense (as set forth in the related Mortgage Loan Purchase Agreement).  If any Mortgage Loan Seller receives the original recorded or filed copy, each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon.  Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations of the related Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable.

If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender’s title insurance policy referred to in

Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Mortgage Loan Seller will be required to deliver to the Custodian, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof).  Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders.  In the event that any such original document, or in the case of a Serviced Companion Loan, the original Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)          In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, for each Mortgage Loan so assigned the Note (or a copy of the Note evidencing each related Serviced Companion Loan), the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan (subject to the second-to-last paragraph under Section 2.01(a)), a copy of the related ground lease (or, with respect to a leasehold interest with respect to a space lease or air rights, a copy of the related space lease or air rights lease), if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, except as otherwise provided in the following paragraph, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v), Section 2.01(a)(viii),

Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date so long as the related Mortgage Loan Seller has provided the Custodian with evidence of such recording or filing, as the case may be, or has certified to the Custodian as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Custodian no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)          Notwithstanding anything herein to the contrary, with respect to the documents referred to in Section 2.01(a)(xix) and Section 2.01(a)(xx) of this Agreement, the Master Servicer shall hold (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan will hold) the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer, who shall forward a copy of the applicable document to the Custodian.  The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the Master Servicer) required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust.  In the event that the documents specified in Section 2.01(a)(xx) of this Agreement are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

(d)          With respect to the Mortgage Loans secured by the Mortgaged Properties identified as Loan Nos. 16, 25.01, 25.02, 39, 40, 41, 45 and 51 on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller, the Mortgage Loan Seller shall, within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), notify the related franchisor that the Mortgage Loans have been transferred to the Trust and request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter).

Section 2.02     Acceptance by Custodian and the Trustee.  By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders.

The Custodian hereby certifies to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and each Mortgage Loan Seller that except as identified in the Custodian’s closing date certification, which shall be delivered no later than two Business Days after the Closing Date substantially in the form attached as Exhibit N-1 to this Agreement, (i) each Note (or copy thereof, with respect to any Serviced Companion Loan) is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan and (ii) each of the documents specified in Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review each Mortgage File and shall certify to each of the Controlling Class Representative, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and each Mortgage Loan Seller in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clauses (xix) and (xx) of Section 2.01(a) of this Agreement, which shall be delivered to the Master Servicer and the documents referred to in clauses (iii), (v)(B) and (viii)(B) of Section 2.01(a) of this Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the related Mortgage Loan Seller as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), (vi), (viii), (ix), (x), (xii) through (xvi) and (xviii) through (xx) of this Agreement, as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.  In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document.  The Depositor shall or shall cause the related Mortgage Loan Seller to deliver to the Custodian an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form constitutes a Material Defect, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03(e) of this Agreement.  None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

Contemporaneously with its execution of this Agreement, the Depositor shall cause each Mortgage Loan Seller to deliver, a power of attorney substantially in the form of Exhibit C to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund.  Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph or Section 2.01 of this Agreement, the Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding, sufficient, duly authorized or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.03      Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans.  (a)  The Depositor hereby represents and warrants that:

(i)           The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)          The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(iii)         This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)         The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)          The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

(A)     to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following:  (I) “fully-modified pass-through” certificates (“GNMA

 Certificates”) issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association (“GNMA”), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates (“FNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by FNMA; (III) Mortgage Participation Certificates (“FHLMC Certificates”) issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the “Agency Securities”); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as “Private Securities”); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans (“Mortgage Loans”); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing (“Contract”); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period (“Other Assets”);

(B)      to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(C)      to authorize, issue, sell and deliver bonds or other evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(D)      to authorize, issue, sell and deliver certificates evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

(E)      to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

(vi)          There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vii)         No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(viii)        The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

(b)           The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

(i)            Immediately prior to the transfer and assignment to the Trustee by the Depositor, the Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest; provided, that, in the case of a Non-Serviced Mortgage Loan, the related Mortgage has been (or will be) assigned to the Other Trustee under the Other Pooling and Servicing Agreement for the benefit of the holders of securities issued in connection with the related Other Securitization, as applicable;

(ii)            The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

(iii)          The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

(iv)           No claims have been made by the Depositor under the lender’s title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender’s title insurance policy.

(c)            It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, any Serviced Companion Loan Noteholders, Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)           If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of a Mortgage Loan because of a Breach or a Defect (each as defined below) (any such request or demand, a

“Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), (iii) receives a Repurchase Communication that any Mortgage Loan that was subject to a Repurchase Request has been repurchased or replaced (a “Repurchase”), or (iv) receives a Repurchase Communication of the rejection of a Repurchase Request (a “Repurchase Request Rejection”), then such Person shall deliver written notice of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection (each such notice, a “Rule 15Ga-1 Notice”) to the Depositor and the related Mortgage Loan Seller, in each case within ten Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable; provided however, if the Master Servicer receives notice of a Repurchase Request Withdrawal or Repurchase Request Rejection from the Special Servicer, the Master Servicer shall have no obligation to deliver such notice to any other party.

Each Rule 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Communication of the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, was received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(d) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines.  Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related Mortgage Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a Rule 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

If the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence:  “This is a “Repurchase Request [Withdrawal]” under Section 2.03(d) of the Pooling and Servicing Agreement relating to the COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates requiring action by you as the recipient of such Repurchase Request or

Repurchase Request Withdrawal thereunder”.  Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such Repurchase Request or Repurchase Request Withdrawal.  In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

(e)           A “Defect” shall exist with respect to a Mortgage Loan if any document constituting a part of the related Mortgage File has not been delivered within the time periods provided for in the related Mortgage Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule.  A “Breach” shall mean a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan.  If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall give prompt written notice thereof to the related Mortgage Loan Seller, the other parties hereto, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.  If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee in any Mortgage Loan or Mortgaged Property, or causes the related Mortgage Loan to be other than a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, without regard to the rule of Treasury Regulation Section 1.860G-2(f)(2) which causes a defective mortgage loan to be treated as a “qualified mortgage”), then such Defect shall constitute a “Material Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided, that if any of the documents specified in Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement are not delivered as required in the related Mortgage Loan Purchase Agreement, it shall be deemed a Material Defect.  The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination.  Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, on behalf of the Trust Fund, the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller’s receipt of such notice of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” as described in the second preceding sentence, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach) (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account (or, with respect to any Serviced Loan Combination, the applicable Serviced Loan Combination Collection Account) any Substitution Shortfall Amount in connection therewith; provided that if (i) such Material Defect or Material Breach is capable of being cured but not within the Initial Resolution Period or, with respect to the immediately preceding proviso, the time period set forth therein, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan.  With respect to the Larkspur Landing Hotel Portfolio Mortgage Loan and the Moffett Towers Mortgage Loan, the applicable Mortgage Loan Seller agrees that any Defect as such term is defined in the related Other Pooling and Servicing Agreement (other than a Defect related to the promissory note for the related Companion Loan) will constitute a Defect under this Agreement.

Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur and (iii) each applicable Rating Agency has provided a No Downgrade Confirmation.

If a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(e) of this Agreement.  If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances.  This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan; and (iii) a Material Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

If (x) there exists a breach of any representation or warranty on the part of a Mortgage Loan Seller as set forth in, or made pursuant to, certain representations set forth in the related Mortgage Loan Purchase Agreement relating to fees and expenses payable by the Borrower associated with the exercise of a defeasance option, a waiver of a “due-on-sale” provision or a “due-on-encumbrance” provision or the release of any Mortgaged Property, and (y) the related Loan Documents specifically prohibit the Master Servicer or Special Servicer from requiring the related Borrower to pay such fees and expenses, then, upon notice by the Master Servicer or Special Servicer, such Mortgage Loan Seller may cure such breach by transferring to the Collection Account, within 90 days of the such Mortgage Loan Seller’s receipt of such notice, the amount of any such fees and expenses borne by the Trust Fund that are the basis of such breach. Upon its making such deposit, such Mortgage Loan Seller shall be deemed to have cured such breach in all respects.  Provided such payment is made, this paragraph describes the sole remedy available to the Trust regarding any such breach, regardless of whether it constitutes a Material Breach, and the related Mortgage Loan Seller will not be obligated to repurchase or otherwise cure such breach.

(f)           In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Custodian, the Master Servicer (with respect to any Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) and other documents pertaining to such Mortgage Loan possessed by it, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller’s preparation of such endorsement or assignment) and (C) the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Trustee’s, the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

(g)          The Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee, use reasonable efforts to enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard.  The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement:  first, pursuant to Section 3.06 of this Agreement (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.  To the extent the applicable Mortgage Loan Seller prevails in such proceeding, such Mortgage Loan Seller shall be entitled to reimbursement from the Trust for all necessary and reasonable costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller.

As to any Qualifying Substitute Mortgage Loan, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties) shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof.  Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and, if received by the Master Servicer, shall be remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date.  For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan, if and to the extent received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer will determine the applicable Substitution Shortfall Amount and promptly notify the Certificate Administrator thereof.  Promptly upon receipt of such notice, the Certificate Administrator shall direct such Mortgage Loan Seller to deposit into the Collection Account and/or the applicable Serviced Loan Combination Collection Account, as applicable, cash equal to such amount concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof.  The Certificate Administrator shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Trustee and the Master Servicer of such deposit.  The Certificate Administrator shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Certificate Administrator shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto.  Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)          In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Directing Holder, unless such defense results in any liability of the Master Servicer, the Special Servicer or the Directing Holder, as applicable.

(i)           If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

Section 2.04     Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor.  (a) The Master Servicer, as Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Special Servicer, the Operating Advisor and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)           The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)         The Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Master Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)         No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)        No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

(viii)       Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Loan Combinations is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(b)          The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)           The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)         The Special Servicer has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)         No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the

Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)        No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

(viii)       Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Loan Combinations is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(c)          It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Serviced Companion Loan Noteholders and the Master Servicer or Special Servicer, as the case may be.  Upon discovery by the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the Master Servicer, Special Servicer, the Operating Advisor, the Serviced Companion Loan Noteholders or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, the Serviced Companion Loan Noteholders and the Mortgage Loan Sellers.

(d)          The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Serviced Companion Loan Noteholders as of the Closing Date, that:

(i)           The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)          This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)         Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iv)         The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties.

(v)         No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder.

(vi)         To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of the Pricing Date, between the Trustee, the Depositor and the Underwriters.

(e)          The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and the Serviced Companion Loan Noteholders as of the Closing Date, that:

(i)           The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)          This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)         Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iv)         The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Certificate Administrator or its properties.

(v)          No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder.

(vi)         To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of the Pricing Date, between the Certificate Administrator, the Depositor and the Underwriters.

(f)           The Operating Advisor hereby represents and warrants to the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)           The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)          The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s articles of organization or operating agreement and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)         The Operating Advisor has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, and the Depositor, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Operating Advisor is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Operating Advisor’s reasonable judgment, is likely to materially and adversely affect the financial condition or operations of the Operating Advisor or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)        No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor; and

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Operating Advisor, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

Section 2.05      Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.  The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Mortgage Loans (excluding the Excess Interest and the CCRE Strips) for the benefit of (y) the Holders of the Class LR Certificates and (z) the Lower-Tier REMIC as holder of such portions of the Mortgage Loans; (ii) acknowledges and hereby declares that it holds the Excess Interest for the benefit of the Holders of the Class V Certificates; acknowledges and hereby declares that it holds the CCRE Strips for the benefit of CCRE; (iii) acknowledges the issuance of the Lower-Tier Regular Interests and has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class LR Certificates in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class V and Class LR Certificates); (iv) in exchange for the Lower-Tier Regular Interests, acknowledges the issuance of any Swap REMIC Regular Interest and the Class EC Regular Interests and has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates, any Swap Floating Rate Certificates, any Swap Fixed Rate Certificates, the Exchangeable Certificates and Class R Certificates in authorized denominations; and (v) has caused to be executed and authenticated and delivered to, or on the order of the Depositor, or as directed by the terms of this Agreement, the Class V Certificates in authorized denominations, in each case registered in the name set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, and the Depositor hereby acknowledges the receipt by it or its designees of the Certificates, which Certificates and the CCRE Strips evidence ownership of the entire Trust Fund.

The Certificate Administrator acknowledges that it has executed each Swap Agreement.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to each Swap REMIC Regular Interest to the Trustee for the benefit of the holders of the Class of related Swap Fixed Rate Certificates and related Swap Floating Rate Certificates for such Swap REMIC Regular Interest. The Trustee (i) acknowledges the assignment to it of each Swap REMIC Regular Interest, (ii) declares that it holds and will hold each Swap REMIC Regular Interest and the Swap Corresponding Agreement in trust for the exclusive use and benefit of all present and future Holders of the Class of Swap Floating Rate Certificates for which such Swap REMIC Regular Interest is the Swap Corresponding REMIC Regular Interest and (iii) has caused the Certificate Administrator to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for such Swap REMIC Regular Interest and for entering into such Swap

Corresponding Agreement, and the Depositor hereby acknowledges the receipt by it or its designees of, the Certificates of each Class of Swap Floating Rate Certificates and each Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest is the Swap Corresponding REMIC Regular Interest, all in authorized Denominations.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class EC Regular Interests to the Trustee for the benefit of the holders of the Class A-M Certificates (to the extent of the Class A-M Percentage Interest of the Class A-M Regular Interest), the Class B Certificates (to the extent of the Class B Percentage Interest of the Class B Regular Interest), the Class C Certificates (to the extent of the Class C Percentage Interest of the Class C Regular Interest) and the Class PEZ Certificates (to the extent of the applicable Class PEZ Percentage Interest of each of the Class EC Regular Interests).

The Trustee (i) acknowledges the assignment to it of the Class EC Regular Interests and (ii) declares that it holds and will hold the Class EC Regular Interests in trust for the exclusive use and benefit of the Holders of the Exchangeable Certificates.   The Certificate Administrator has caused the Exchangeable Certificates to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, in exchange for the Class EC Regular Interests, and the Depositor hereby acknowledges the receipt by it or its designees of the Exchangable Certificates in authorized Denominations.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Excess Interest to the Trustee for the benefit of the holders of the Class V Certificates. The Trustee (i) acknowledges the assignment to it of the Excess Interest, (ii) declares that it holds and will hold the Excess Interest in trust for the exclusive use and benefit of all present and future Holders of the Class V Certificates and (iii) has caused the Certificate Administrator to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Excess Interest, and the Depositor hereby acknowledges the receipt by it or its designees of the Class V Certificates in authorized Denominations.

Section 2.06      Miscellaneous REMIC and Grantor Trust Provisions.  (a)  The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates, are hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Regular Certificates, any Swap REMIC Regular Interest and the Class EC Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class R Certificates are hereby designated as the sole Class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.  The “latest possible maturity date” of the Lower-Tier Regular Interests, the Regular Certificates, any Swap REMIC Regular Interest and the Class EC Regular Interests for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

(b)          None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(c)          Each of the Class A-M Certificates, the Class B Certificates, Class C Certificates and Class V Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, the Class A-M Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, and the Class V Specified Grantor Trust Assets.  The Class PEZ Certificates shall represent undivided beneficial interests in each of the Class A-M Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets and the Class C Specific Grantor Trust Assets.  The Grantor Trust shall be treated as a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code, and each certificate shall represent an ownership interest in the specific portion of the assets of the Grantor Trust corresponding to that certificate (except the Class PEZ Certificates which shall represent an ownership interest in all of the Class A-M Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets and the Class C Specific Grantor Trust Assets).

(d)          Each Class of Swap Floating Rate Certificates shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the Swap Floating Rate Grantor Trust Assets for such Class of Swap Floating Rate Certificates, which portion shall be treated as part of a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.  Each Class of Swap Fixed Rate Certificates shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the Swap Fixed Rate Grantor Trust Assets for such Class of Swap Fixed Rate Certificates, which portion shall be treated as part of a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

Section 2.07      Additional Obligation of GACC. With respect to any Nationwide Mortgage Loan (unless such Nationwide Mortgage Loan is a Specially Serviced Loan or a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment) for which the Master Servicer has accepted a voluntary Principal Prepayment (other than (A) in violation of the terms of the related Loan Documents, (B) in connection with the payment of Insurance Proceeds or Condemnation Proceeds, (C) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (D) pursuant to applicable law or a court order (unless such law or court order interprets the Loan Documents as requiring the lender to accept prepayment without interest through the end of the related interest accrual period), or (E) at the request of or with the consent of the Special Servicer or, for so long as Control Termination Event has not occurred and is not continuing, the Directing Holder) resulting in a Prepayment Interest Shortfall, the Master Servicer shall deliver to GACC written notice of the Master Servicer’s acceptance of such voluntary Principal Prepayment at least five Business Days prior to the next following Servicer Remittance Date; provided, that the Master Servicer accepts such voluntary Principal Prepayment at least seven (7) Business Days prior to such Servicer

Remittance Date, and if the Master Servicer does not accept such voluntary Principal Prepayment at least seven (7) Business Days prior to such Servicer Remittance Date, then the Master Servicer shall provide such written notice to GACC promptly after (but no more than five (5) Business Days) it receives such voluntary Principal Prepayment and shall advance as a P&I Advance such GACC Prepayment Interest Shortfall Payment.  Pursuant to the GACC Purchase Agreement, GACC will be required to deliver to the Master Servicer within five Business Days of receipt of such notice a cash payment (a “GACC Prepayment Interest Shortfall Payment”) in an amount equal to the amount of Prepayment Interest Shortfall incurred in connection with such voluntary Principal Prepayment received in respect of the applicable Nationwide Mortgage Loan during the related Collection Period.  Upon receipt of any GACC Prepayment Interest Shortfall Payment, the Master Servicer shall deposit into the Collection Account and pay to the Certificate Administrator in accordance with Section 3.06(a) such amount for deposit into the Distribution Account or reimburse itself with interest at the Advance Rate if it had previously advanced such GACC Prepayment Interest Shortfall Payment; provided, however, if GACC fails to reimburse the Master Servicer, such P&I Advance shall be deemed a Nonrecoverable Advance.  Beginning May 1, 2013, the Master Servicer shall notify GACC personnel (as designated to the Master Servicer by GACC) of any delivery after such date of a prepayment quote to a Borrower relating to a Nationwide Mortgage Loan (which notice may be a blind copy of such prepayment quote).  GACC shall be entitled to all GACC Prepayment Interest Excesses on any Nationwide Mortgage Loan pursuant to this Section.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01      The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans. (a)  The Master Servicer (with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), each as an independent contractor servicer, shall service and administer the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders) and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender, giving due regard to the junior nature of the related B Loan, if any), in each case, in accordance with the Servicing Standard.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof).  To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectability of the Mortgage Loans or the Serviced Companion Loans.  Subject only to the

Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.01(e) of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, and in the case of the Serviced Loan Combinations, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Serviced Loan Combination) Serviced Companion Loan Noteholders constituted a single lender) to prepare, execute and deliver, on behalf of the Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to such Mortgage Loans and the Mortgaged Properties.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 hereof.  The Master Servicer (with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans) shall provide to the Borrowers related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Loan Documents.  Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer, as applicable, any powers of attorney (substantially in the form attached hereto as Exhibit CC, or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents (including other powers of attorney) prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder.  The Trustee shall not be held liable for any misuse of any such power of attorney or such other documents by the Master Servicer and Special Servicer, as applicable.  Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)          Unless otherwise provided in the related Note or related Intercreditor Agreement, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, on a date other than a Due Date to the Stated Principal Balance of such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.  Unless otherwise provided in the related

Note or related Intercreditor Agreement, the Master Servicer shall apply any amounts received on U.S. Treasury obligations in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, being defeased pursuant to its terms to the Stated Principal Balance of and interest on such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

(c)          The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply in all material respects with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Loan Documents and, in the case of a Serviced Companion Loan, the related Intercreditor Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of such Sub-Servicer (excluding the Mortgage Loan Seller Sub-Servicer) to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26, Section 3.27, (as applicable), (iv) such agreement shall be consistent with the Servicing Standard and (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party.  Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related sub-servicing agreement is entered into).  Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee (in its sole discretion, but must be assumed with respect to any Mortgage Loan Seller Sub-Servicer so long as such Mortgage Loan Seller Sub-Servicer is not in default under the applicable Sub-Servicing Agreement) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Operating Advisor, the Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Any Sub-Servicing Agreement as to which a Mortgage Loan Seller required the Master Servicer to enter into shall provide that the Master Servicer (and any successor Master Servicer) or Trustee may only terminate the related Mortgage Loan Seller Sub-Servicer for cause pursuant to such Sub-Servicing Agreement and as otherwise specified in such Sub-Servicing Agreement.

Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Trustee, the Certificate Administrator, the Depositor or any Serviced Companion Loan Noteholder bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without the consent of the Directing Holder for so long as no Control Termination Event has occurred and is continuing, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

(d)          If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c).  In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.22(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or the Serviced Companion Loans, as applicable, then being serviced hereunder or thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor.  The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)           The parties hereto acknowledge that each Loan Combination is subject to the terms and conditions of the related Intercreditor Agreement and, with respect to a Non-Serviced Mortgage Loan, further subject to the servicing under and all other terms and conditions of the Other Pooling and Servicing Agreement.  The parties hereto further recognize the respective rights and obligations of each Companion Loan Noteholder under the related Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Loan Combination) on or in respect of the related Mortgage Loan and (B) the allocation of Default Interest on or in respect of the related Mortgage Loan.

Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to the Serviced Loan Combinations are limited by and subject to the terms of the related Intercreditor Agreement and, with respect to any Non-Serviced Mortgage Loan, the rights of the Other Servicer and the Other Special Servicer under the Other Pooling and Servicing Agreement.  The Master Servicer shall, consistent with the applicable Servicing Standard, enforce the rights of the Trustee (as holder of the Non-Serviced Mortgage Loans) under the related Intercreditor Agreement and the Other Pooling and Servicing Agreement.  The parties hereto acknowledge that each Non-Serviced Loan Combination and any related REO Property are being serviced and administered under the related Other Pooling and Servicing Agreement and the Other Servicer will make any property advances required thereunder in respect of such Non-Serviced Loan Combination and remit collections on the Non-Serviced Mortgage Loan to or on behalf of the Trust. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any obligation or authority to supervise the related Other Servicer, the related Other Special Servicer or the related Other Trustee or to make Property Advances with respect to any such Non-Serviced Loan Combination.  Although each Non-Serviced Loan Combination is being serviced under the related Other Pooling and Servicing Agreement, the Controlling Class Representative may have certain information and consultation rights relating to the servicing of the Non-Serviced Loan Combination pursuant to the terms of the related Intercreditor Agreement and the related Other Pooling and Servicing Agreement.  Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator and the Certificateholders with respect to any Non-Serviced Loan Combination shall be dependent on its receipt of the corresponding information and collections from the related Other Servicer or the related Other Special Servicer.

If any Mortgage Loan included in any Serviced Loan Combination is no longer part of the Trust Fund and the servicing and administration of such Serviced Loan Combination is to be governed by a separate servicing agreement and not by this Agreement, the Master Servicer and, if such Serviced Loan Combination is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Loan Combination and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances.  All amounts due the Master Servicer and the Special Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Intercreditor Agreement shall be paid to the Master Servicer and the Special Servicer by the successor Master Servicer or Special Servicer, as applicable, or as an Additional Trust Fund Expense on the first Servicer Remittance Date following termination.  In addition, until such time as a separate servicing agreement with respect to such Serviced Loan Combination and any related Serviced REO Property has been entered into and, notwithstanding that neither such Mortgage Loan nor any related Serviced REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File and the Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Loan Combination or any related Serviced REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement.  Nothing herein shall be deemed to override the provisions of an Intercreditor Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Serviced Loan Combinations.  In the event of any inconsistency or discrepancy between the provisions, terms or conditions of an Intercreditor Agreement related to a Serviced Loan Combination and the provisions, terms or conditions of this Agreement, except as provided in Section 3.23(f), the related Intercreditor Agreement shall govern, and as to any matter on which such Intercreditor Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

Section 3.02      Liability of the Master Servicer and the Special Servicer When Sub-Servicing.  Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer, as applicable, and any Person acting as sub-servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders and, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or the Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and Serviced Companion Loans.  Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Mortgage Loan and Serviced Companion Loan Payments. The Master Servicer (with respect to all the Mortgage Loans and the Serviced Companion Loans (other than Specially Serviced Loans) that the Master Servicer is Servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans each is obligated to service hereunder (without regard to any obligation under Section 2.07 that GACC may have to pay a GACC Prepayment Interest Shortfall Payment with respect to any Nationwide Mortgage Loan), and shall follow the Servicing Standard with respect to such collection procedures; provided, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability of the Mortgage Loans or the Serviced Companion Loans; provided, further, that with respect to such Mortgage Loans or Serviced Loan Combinations, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related Loan Documents, the Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the final maturity date of such Mortgage Loan or Serviced Loan Combination, as applicable, or the outstanding principal balance of such Mortgage Loan or Serviced Loan Combination, as applicable, has been paid in full, however, consistent with the applicable Servicing Standard, the Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the final maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders as a collective whole.  With respect to each Performing Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof.  The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due on Performing Loans (other than Non-Serviced Mortgage Loans).  Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge or Default Interest in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing.  In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under this Agreement.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Master Servicer, in the case of all Mortgage Loans (other than Non-Serviced Mortgage Loans) that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto.  With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents.  The Special Servicer, in the case of Serviced REO Loans, and the Master Servicer, in the case of all Mortgage Loans (other than Non-Serviced Mortgage Loans) that it is servicing, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Loan Documents for the related Mortgage Loan or Serviced Companion Loan.  If a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement).  The Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the related Mortgage Loan or Serviced Loan Combination respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement.  No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

The parties acknowledge that with respect to Non-Serviced Mortgage Loans, the Other Servicer is obligated to make (or any other service provider provided for in the related Other Pooling and Servicing Agreement may make) property advances with respect to such Non-Serviced Mortgage Loans pursuant to the related Other Pooling and Servicing Agreement.  The Other Servicer (or other service provider) shall be entitled to reimbursement for nonrecoverable property advances (as such term or similar term may be defined in the related Other Pooling and Servicing Agreement) with, in each case, any accrued and unpaid interest thereon provided for under the related Other Pooling and Servicing Agreement in the manner set forth in such Other Pooling and Servicing Agreement, the related Intercreditor Agreement and Section 3.06(a)(v).

(b)      The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan (other than any Non-Serviced Mortgage Loans) or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Loan Combination, as applicable, and in accordance with the Servicing Standard.  The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Loan Combination.  Escrow Accounts shall be Eligible Accounts (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account); provided, if the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 days (or such longer time as confirmed by a No Downgrade Confirmation, obtained at the expense of the Master Servicer relating to the Certificates and any related Serviced Companion Loan Securities) to transfer such account to an Eligible Account.  Escrow Accounts shall be entitled, “Midland Loan Services, a Division of PNC, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders”.  Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)        to effect timely payments of items constituting Escrow Payments for the related Mortgage;

(ii)       to transfer funds to the Collection Account and/or the applicable Serviced Loan Combination Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Loan Combination, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)      for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Loan Combination, as applicable, and the Servicing Standard;

(iv)     to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan and/or Serviced Loan Combination, as applicable;

(v)      to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Loan Documents for such Mortgage Loan or Serviced Loan Combination, or otherwise to the Master Servicer; or

(vi)     to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

(c)       The Master Servicer shall, as to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date.  For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Loan Documents for such Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Loan Documents that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items).  Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Loan Combinations that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower’s failure to timely pay such items.

Section 3.05     Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts; Interest Reserve Account and Serviced Loan Combination Collection Accounts.      (a)       The Master Servicer shall establish and maintain a Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class EC Regular Interests with respect to the Mortgage Loans that it is servicing.  The Collection Account shall be established and maintained as an Eligible Account.  Amounts in the Collection Account attributable to the Mortgage Loans (other than Excess Interest and the CCRE Strips) will be assets of the Lower-Tier REMIC, amounts attributable to Excess Interest will be assets of the Grantor Trust, and amounts attributable to the CCRE Strips will be beneficially owned by CCRE, or its successors or assigns.  Amounts attributable to the Companion Loans will not be assets of the Trust Fund.

The Master Servicer shall deposit or cause to be deposited in the Collection Account within two Business Days following receipt of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

(i)       all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination), including the principal component of all Unscheduled Payments;

(ii)      all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges, Excess Interest and the interest component of all Unscheduled Payments;

(iii)     any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)     all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Loan Combination REO Account) pursuant to Section 3.15(b) of this Agreement;

(v)      any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination), to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)     all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Loan Combination) or any REO Property (other than a Serviced REO Property related to a Serviced Loan Combination), other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination); provided, that any Liquidation Proceeds related to a sale, pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement, of a Mortgage Loan included in a Serviced Loan Combination shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds;

(vii)    Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)   any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination);

(ix)     any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Loan Combination Collection Account pursuant to Section 3.06(b)(i)(B) and, with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable, other than in respect of a Serviced Loan Combination) to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)      any Master Servicer Prepayment Interest Shortfall Amounts in respect of the Mortgage Loans that the Master Servicer is servicing (other than any Non-Serviced Mortgage Loan or any Mortgage Loan related to a Serviced Loan Combination) pursuant to Section 3.17(c) of this Agreement; and

(xi)     any Loss of Value Payments, as set forth in Section 3.06(e) of this Agreement.

In the case of Excess Liquidation Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for (i) the Trustee for the benefit of the Certificateholders (other than the Class V Certificates) and the Trustee as the Holder of the Lower-Tier Regular Interests, any Swap REMIC Regular Interest and the Class EC Regular Interests and (ii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto.  Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12), Assumption Fees, Modification Fees and consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation.

If the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v) and (vi) of this Agreement above with respect to any Specially Serviced Loan which is not a Serviced REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05 of this Agreement, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to a Serviced REO Property (other than any Serviced REO Property related to the Serviced Loan Combinations) shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection

Account pursuant to Section 3.15(b) of this Agreement.  With respect to any related Serviced Loan Combination, the Special Servicer shall comply with Section 3.05(g) of this Agreement.  With respect to any such amounts paid by check to the order of the Special Servicer, the applicable Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

  (b)         The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests, any Swap REMIC Regular Interest and the Class EC Regular Interests.  The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

  (c)          With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator on or before the Servicer Remittance Date the funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a) of this Agreement and deposits from the Serviced Loan Combination Collection Account pursuant to Section 3.06 of this Agreement.  Upon receipt from the Master Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in (A) the Lower-Tier Distribution Account (i) the amount of Available Funds to be distributed pursuant to Section 4.01 of this Agreement on such Distribution Date and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan to be deposited into the Lower-Tier Distribution Account (which the Certificate Administrator shall then deposit in the Excess Liquidation Proceeds Account) pursuant to Section 3.06 of this Agreement, (B) the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement and (C) the Class V Distribution Account, the Excess Interest to be distributed to the Class V Certificates.

 (d)          If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(e) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments.  Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account.  The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it.  The Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of either Trust REMIC or the Grantor Trust.  Furthermore, for all federal tax purposes, the Certificate Administrator and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund.  The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

 (e)           The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders (other than the Class V Certificateholders) and the Trustee as the Holder of the Lower-Tier Regular Interests, any Swap REMIC Regular Interest and the Class EC Regular Interests.  The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

 On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date is the final Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts.  On each such Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence.  If the Certificate Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding.  On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

 (f)           The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and for the benefit of the Trustee as holder of any Swap REMIC Regular Interest and the Class EC Regular Interests.  The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account.  Promptly on each Distribution Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(d) of this Agreement on such date.

 (g)          With respect to each Serviced Loan Combination or any related Serviced REO Property, the Master Servicer shall maintain, or cause to be maintained, a Serviced Loan Combination Collection Account in which the Master Servicer shall deposit or cause to be deposited within two Business Days following receipt of properly identified funds the following payments and collections received or made by or on behalf of it on such Serviced Loan Combination or Serviced REO Property subsequent to the Cut-off Date:

 (i)           all payments on account of principal on such Serviced Loan Combination, including the principal component of Unscheduled Payments;

 (ii)          all payments on account of interest on such Serviced Loan Combination (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

 (iii)         any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Loan Combination Collection Account;

 (iv)         all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Loan Combination pursuant to Section 3.15(b);

 (v)          any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Loan Combination, to the extent not permitted to be retained by the Master Servicer as provided herein;

 (vi)         all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of such Serviced Loan Combination or any related Serviced REO Property (other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01), together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Loan Combination; provided, that any Liquidation Proceeds related to a sale pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement of a Mortgage Loan included in a Serviced Loan Combination shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds and any Liquidation Proceeds related to a sale of a related Serviced Companion Loan included in a Serviced Loan Combination shall be deposited into the Serviced Loan Combination Collection Account and applied solely to pay expenses relating to that Serviced Companion Loan and to pay amounts due to the related Serviced Companion Loan Noteholder;

 (vii)        Penalty Charges on such Serviced Loan Combination to the extent required to offset interest on Advances and debt service advances made by a Serviced Companion Loan Service Provider and Additional Trust Fund Expenses pursuant to Section 3.12(d);

 (viii)       any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force placed policy in respect of such Serviced Loan Combination;

 (ix)         any other amounts required by the provisions of this Agreement (including with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the applicable Serviced Loan Combination Collection Account by the Master Servicer or the Special Servicer;

 (x)           any cure payments remitted by any Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement; and

 (xi)         any Master Servicer Prepayment Interest Shortfall Amounts in respect of such Serviced Loan Combination pursuant to Section 3.17(c).

The foregoing requirements for deposits into the applicable Serviced Loan Combination Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, Modification Fees, consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Loan Combination Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Loan Combinations as additional compensation.  If the Master Servicer deposits in the applicable Serviced Loan Combination Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Loan Combination Collection Account, any provision herein to the contrary notwithstanding.

Each Serviced Loan Combination Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage backed securities of other series and the other accounts of the Master Servicer; provided, that such Serviced Loan Combination Collection Account may be a sub-account of the Master Servicer’s Collection Account but shall, for purposes of this Agreement, be treated as a separate account.  Each Serviced Loan Combination Collection Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

Upon receipt of any of the foregoing amounts described in clauses (i), (ii), (v) and (vi) above with respect to each Serviced Loan Combination for so long as it is a Specially Serviced Loan but is not a Serviced REO Loan, the Special Servicer shall remit within one Business Day such amounts to the Master Servicer for deposit into the applicable Serviced Loan Combination Collection Account in accordance with the first paragraph of this Section 3.05(g), unless the Special Servicer determines, consistent with the applicable Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to a Serviced REO Property related to any Serviced Loan Combination shall initially be deposited by the Special Servicer into the Serviced Loan Combination REO Account and remitted to the Master Servicer for deposit into the applicable Serviced Loan Combination Collection Account pursuant to Section 3.15(b).  With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer (A) with respect to any Specially Serviced Loan shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier and (B) with respect to any REO Loan shall deposit such check into the applicable Loan Combination REO Account.

(h)      Notwithstanding anything to the contrary contained herein, with respect to each Due Date and (1) any related B Loan, within two (2) Business Days of receipt from the

Borrower (or such later time as set forth in the applicable Intercreditor Agreement) and (2) any Serviced Pari Passu Companion Loans, within one (1) Business Day after each Determination Date, or, from and after a Serviced Companion Loan is deposited into a securitization, on the second Business Day before the “servicer remittance date,” as such term or a similar term is defined in the pooling and servicing agreement relating to such securitization (as long as such date is at least one Business Day after receipt), the Master Servicer shall remit, from amounts on deposit in the applicable Serviced Loan Combination Collection Account in accordance with Section 3.06(b)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Loan Combination Remittance Amount allocable to such Serviced Companion Loan Noteholder.

(i)            Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more sub-accounts, to be held in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders, and with respect to each Serviced Loan Combination, the related Serviced Companion Loan Noteholders, and the Trustee as holder of the Lower-Tier Regular Interests, any Swap REMIC Regular Interest and the Class EC Regular Interests.  Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account or a sub-account of an Eligible Account.  On each Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account or, if allocable to any Serviced Loan Combination, the Master Servicer shall withdraw from the applicable Serviced Loan Combination Collection Account, and remit to the Certificate Administrator (i) in the case of the Mortgage Loans (other than the Serviced Loan Combinations), for deposit in the Lower-Tier Distribution Account (which the Certificate Administrator shall then deposit in the Excess Liquidation Proceeds Account), and (ii) in the case of the Serviced Loan Combinations, for deposit in the Excess Liquidation Proceeds Account, all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Loan Combination; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(e)), for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account attributable to the Mortgage Loans.

(j)            Funds in the Collection Account, the Serviced Loan Combination Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and, if applicable, the Serviced Loan Combination Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing prior to any subsequent change thereof.  In addition, the Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Loan Combination Collection Account as well as notice in writing prior to any subsequent change thereof.  The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

(k)            The Certificate Administrator shall establish and maintain the Class V Distribution Account, in its own name on behalf of the Trustee for the benefit of the Class V Certificateholder, with respect to the Excess Interest, which shall be an asset of the Grantor Trust and beneficially owned by the Holders of the Class V Certificates and shall not be an asset of either Trust REMIC.  The Class V Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.  Following the distribution of Excess Interest to the Class V Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Class V Distribution Account.

(l)            The Certificate Administrator shall establish and maintain the Class EC Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Exchangeable Certificates.  The Class EC Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(m)           With respect to each Swap REMIC Regular Interest, the Certificate Administrator shall establish and maintain (i) the Swap Corresponding Floating Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of (A) the Class of Swap Floating Rate Certificates for which such Swap REMIC Regular Interest is the Swap Corresponding REMIC Regular Interest and (B) the Swap Counterparty under the Swap Corresponding Agreement, as their interests may appear, and (ii) the Swap Corresponding Fixed Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest is the Swap Corresponding REMIC Regular Interest.  In each case, such Swap Corresponding Floating Rate Account and such Swap Corresponding Fixed Rate Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account.  With respect to each Swap REMIC Regular Interest, the Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Swap Corresponding Floating Rate Account and the Swap Corresponding Fixed Rate Account in accordance with Article IV of this Agreement.

Section 3.06     Permitted Withdrawals from the Collection Accounts, the Serviced Loan Combination Collection Accounts and the Distribution Accounts; Trust Ledger. (a)  The Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto.  On each Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Loan Combination unless otherwise specified in clauses (i), (ii), (v), (vi), (x), (xi), (xii), (xiii), (xv), (xvi) and (xvii) of this Section 3.06(a)), the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)       on or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Lower-Tier Distribution Account (including any amount transferred from the Serviced Loan Combination Collection Account in respect of each Mortgage Loan that is part of a Serviced Loan Combination) (including without limitation the aggregate of the Available Funds, Prepayment Premiums, Yield Maintenance Charges and Excess Liquidation Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, pursuant to Section 3.05(f), Section 3.05(e) and Section 3.05(i) of this Agreement, respectively;

(ii)       to pay (A) itself unpaid Servicing Fees (or, with respect to any Excess Servicing Fee Rights, to pay Excess Servicing Fees to the holder of such Excess Servicing Fee Rights pursuant to Section 3.12(a) of this Agreement); the Operating Advisor, unpaid Operating Advisor Fees; and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Loan Combination), as applicable, the Master Servicer’s, the Operating Advisor’s or Special Servicer’s, as applicable, rights to payment of Servicing Fees, Operating Advisor Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Loan Combination), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or Serviced REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Loan Combination, only to the extent that amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders), (C) each month to the Other Special Servicer the Trust’s pro rata portion (based on the related Mortgage Loan’s Stated Principal Balance) of any unpaid special servicing fees, liquidation fees, workout fees and additional trust expenses in respect of a Non-Serviced Mortgage Loan remaining unpaid, out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties and (D) the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower);

(iii)       to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below, and exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Loan Combinations) the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or Serviced REO Loan included in the Serviced Loan Combination) during the applicable period; provided, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(iv)       to reimburse the Trustee or itself, in that order, (with respect to any Mortgage Loan or Serviced REO Property) (exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Loan Combinations or any Serviced REO Property securing any Serviced Loan Combination), for unreimbursed Property Advances, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or Serviced REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or Serviced REO Property; provided, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(v)       (A) to reimburse the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), (1) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds, if any, received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06(a) of this Agreement, out of other collections on the Mortgage Loans and REO Properties and (2) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (1) above, but in the case of either clause (1) or (2) above with respect to each Serviced Loan Combination, only to the extent that amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount representing Property Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders), (B) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or Serviced REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or Serviced REO Property and the deposit into the Collection Account of all amounts received in connection therewith, but in the case of each Serviced Loan Combination, only to the extent that amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (C) to reimburse the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, out of general collections on the Mortgage Loans and REO Properties for the Trust’s pro rata portion (based on the related Non-Serviced Mortgage Loan’s Stated Principal Balance) of nonrecoverable servicing advances previously made with respect to the related Non-Serviced Mortgage Loans;

(vi)       (A) at such time as it reimburses the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or Serviced REO Property pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or Serviced REO Property and any Nonrecoverable Property Advances made with respect to a Mortgage Loan or REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case, first, from Penalty Charges as provided in Section 3.12(d) and then, from general collections, but in the case of a Serviced Loan Combination only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount representing Advance Interest Amounts on Property Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (B) at such time as it reimburses the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, for any nonrecoverable servicing advances made with respect to any related Non-Serviced Mortgage Loan or the related REO Property pursuant to clause (v) above, to pay the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, any interest accrued and payable thereon;

(vii)       to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Loan Combination) subject to the following:  (a) if the Repurchase Price is paid for such Mortgage Loan, then such Person’s right to reimbursement shall be limited to that portion of the Repurchase Price that represents such expense in accordance with clause (f) of the definition of Repurchase Price, or (b) if no Repurchase Price is paid or if an amount less than the Repurchase Price is paid and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement or if a Loss of Value Payment is made, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of such Mortgage Loan Seller, settlement of the Breach or Defect claim, or payment of such Loss of Value Payment, as the case may be;

(viii)      to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Loan Combination) not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)        (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement, (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans that are not Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in a Serviced Loan Combination), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to such Mortgage Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(c), Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Loan Combination), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)         to pay itself, the Special Servicer, the Depositor, the Operating Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement (and in the case of a Serviced Loan Combination only to the extent that such amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xi)        to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 11.08 of this Agreement (and in the case of a Serviced Loan Combination only to the extent that such amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan

Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xii)        to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Lower-Tier REMIC, the Upper-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Loan Combinations, in which case, such amounts will be reimbursed, first, out of the related Serviced Loan Combination Collection Account from collections on the related Serviced Pari Passu Companion Loan and the related Mortgage Loan on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account; provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiii)       to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Loan Combination, in which case, such amounts will be reimbursed first, from the applicable Serviced Loan Combination Collection Account(s) in accordance with Section 3.06(b) and then, out of general collections on the Mortgage Loans; provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiv)       to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 of this Agreement with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Loan Combination), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)       to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(a) of this Agreement (and, in the case of an amount specifically related to a Serviced Loan Combination, only to the extent that such amounts on deposit in the applicable Serviced Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)), it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made; provided, that (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xvi)       to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Loan Combination);

(xvii)      to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)     to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Certificate Administrator into the Excess Liquidation Proceeds Account in accordance with Section 3.05(i) of this Agreement;

(xix)       to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement;

(xx)        to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement; provided, that any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans; and

(xxi)       to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall pay to the Special Servicer from the Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and Serviced REO Loan and any related Serviced Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Collection Account or the Trust Ledger.  Upon written request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to (i) the Lower-Tier REMIC with respect to such Mortgage Loans (other than the Excess Interest and the CCRE Strips), (ii) the Excess Interest, (iii) the Companion Loans and (iv) the CCRE Strips.

The Master Servicer shall pay to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, the Other Trustee, the Other Servicer or the Other Special Servicer from the Collection Account amounts permitted to be paid to such person therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a responsible officer of the Other Trustee, a Responsible Officer of the Certificate Administrator, a certificate of an officer of the Operating Advisor, a certificate of a Servicing Officer or a certificate of the Other Servicer or Other Special Servicer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, the Other Trustee, the Other Servicer or Other Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required).  The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer, the Operating Advisor and the Non-Serviced Mortgage Loan Service Providers (to the extent specified in Section 11.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation (including investment income), Operating Advisor Fees, Operating Advisor Consultation Fees (but only to the extent such Operating Advisor Consultation Fees are actually received from the Borrowers), Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 11.02 of this Agreement, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement.  For the avoidance of doubt, any fees or expenses (including legal fees) for which a party is to be indemnified pursuant to Section 6.03 herein may be submitted directly to the Trust Fund and paid from amounts on deposit in the Collection Account on behalf of such party pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer and the Operating Advisor shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement and payment of any federal, state or local taxes imposed on either Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Property Advances, the Serviced Loan Combinations) deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) or Section 3.06(b) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (with the consent of the Directing Holder, for so long as no Control Termination Event has occurred and is continuing, for any deferral in excess of 6 months).  If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections).  In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Mortgage Loans and Serviced Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, the Master Servicer or the Trustee shall give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a

 Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06(a) or to comply with the terms of this Section 3.06(a) and the other provisions of this Agreement that apply once such an election, if any, has been made.  If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts for such Distribution Date.  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders.  Nothing herein shall be deemed to create in the Certificateholders or the Serviced Companion Loan Noteholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise).  In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(a) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination that an Advance is a Nonrecoverable Advance.

If the Master Servicer, the Trustee or any Non-Serviced Mortgage Loan Service Provider, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any Advance Interest Amount), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made:  first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date.

If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay the Advance Interest Amount, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement.  If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or the Advance Interest Amount is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of the Advance Interest Amount.

(b)           The Master Servicer shall maintain a separate Trust Ledger with respect to the Serviced Loan Combinations that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto.  On each Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Serviced Loan Combination, the Master Servicer shall make withdrawals from amounts allocated thereto in the related Serviced Loan Combination Collection Account (and may debit the Trust Ledger) for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)             to make remittances each month within two (2) Business Days of receipt from the Borrower (or such later time as set forth in the applicable Intercreditor Agreement) in an aggregate amount of immediately available funds equal to the allocable portion of the applicable Serviced Loan Combination Remittance Amount to (A) the related Serviced Companion Loan Noteholders in accordance with Section 3.05(h) and (B) the Collection Account for the benefit of the Trust in accordance with Section 4.06(b) of this Agreement, in each case in accordance with the related Intercreditor Agreement provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Loan Combination by the related Mortgage Loan Seller shall be remitted solely to the Collection Account;

(ii)            to pay (A) to itself unpaid Servicing Fees and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Loan Combination or related Serviced REO Loan, as applicable, the Master Servicer’s or the Special Servicer’s, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause (ii)(A) with respect to such Serviced Loan Combination or related Serviced

REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Loan Combination (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such Serviced REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Loan Combination or related Serviced REO Loan, as applicable, remaining unpaid out of general collections in the Collection Account as provided in Section 3.06(a)(ii) of this Agreement;

(iii)           to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances with respect to the applicable Mortgage Loan and to reimburse the related Serviced Companion Loan Service Provider for unreimbursed principal and/or interest advances with respect to the applicable Serviced Companion Loan, the Master Servicer’s, the Trustee’s and the applicable Serviced Companion Loan Service Provider’s right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Loan Combination Collection Account which represent Late Collections received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement), during the applicable period; provided, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Loan Combination allocable to such B Loan; provided, further, that if such P&I Advance on the applicable Mortgage Loan becomes a Nonrecoverable Advance or a Workout Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed in accordance with clause (v) below;

(iv)          to reimburse the Trustee or itself, in that order, as applicable (with respect to such Serviced Loan Combination or Serviced REO Property), for unreimbursed Property Advances with respect to such Serviced Loan Combination or related Serviced REO Property, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Property Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Loan Combination; provided, that if such Property Advance becomes a Nonrecoverable Advance or a Workout Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed in accordance with clause (v) below;

(v)            (A) to reimburse the Trustee or itself, in that order, (with respect to such Serviced Loan Combination or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Loan Combination and related REO Properties, and second, out of general collections in the Collection Account as provided in Section 3.06(a) and (y) with respect to the Workout Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Serviced Loan Combination and related REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the Collection Account as provided in Section 3.06(a); provided that in the case of both clause (x) and clause (y) of this clause (v), prior to making any reimbursement from general collections, such reimbursements shall be made first, from collections on, and proceeds of the applicable B Loan, if any, and then from collections on, and proceeds of the related Mortgage Loan, or in the case of a Serviced Loan Combination with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Companion Loan’s principal balance) and then from general collections of the Trust (provided that, in the case of a Property Advance that is a Nonrecoverable Advance, the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) or (B) to pay itself or the Special Servicer out of general collections on such Serviced Loan Combination and related REO Properties, any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Loan Combination or related REO Property and the deposit into the applicable Serviced Loan Combination Collection Account of all amounts received in connection therewith; provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount that is a P&I Advance, being limited (except to the extent set forth in Section 3.06(a)) to amounts on deposit in the applicable Serviced Loan Combination Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Loan Combination as to which such Nonrecoverable Advance or such Workout-Delayed Reimbursement Amount were incurred (provided, that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Loan Combination allocable to such B Loan);

(vi)       at such time as it reimburses the Trustee or itself, in that order, as applicable, for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout Delayed Reimbursement Amount) or any unreimbursed principal and/or interest advance with respect to the related Serviced Companion Loan pursuant to clause (iii) above, to pay itself, the Trustee or such Serviced Companion Loan Service Provider, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Property Advances (including any such Advance that constitutes a Workout Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer, the Trustee or any Serviced Companion Loan Service Provider, as the case may be, any Advance Interest Amounts accrued and payable thereon, with such amounts payable in the case of clauses (A), (B) and (C) above, first, from Penalty Charges pursuant to Section 3.12(d), then, from collections on, and proceeds of the applicable B Loan, if any, and then, from collections on, and proceeds of on a pro rata basis as between the Mortgage Loan and any related other Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Companion Loan’s principal balance), provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances (including any such P&I Advance that is a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount) being limited to amounts on deposit in the applicable Serviced Loan Combination Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Loan Combination as to which such advance relates (provided, that any Mortgage Loan as to which there is a related B Loan, such interest on P&I Advances may be reimbursed from collections on the related Serviced Loan Combination allocable to such B Loan);

(vii)       to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, as applicable, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement or, with respect to a Serviced Companion Loan, under the related mortgage loan purchase agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to such Serviced Loan Combination being limited to that portion of the Repurchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

(viii)      (A) to pay itself all Prepayment Interest Excesses on any related Mortgage Loan or Serviced Companion Loan included in the Serviced Loan Combinations not required to be used pursuant to Section 3.17(c) of this Agreement, and (B) to pay to GACC all GACC Prepayment Interest Excesses on any Nationwide Mortgage Loan;

(ix)         (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Loan Combination held in the applicable Serviced Loan Combination Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Loan Combination Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement and other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Loan Combinations have been paid and are not needed to pay Advance Interest Amounts, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the portion of any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement), during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement);

(x)          to recoup any amounts deposited in such Serviced Loan Combination Collection Account in error;

(xi)        to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Loan Combinations;

(xii)        to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 11.08 to the extent that such opinions specifically relate to such Serviced Loan Combinations;

(xiii)       to pay out of general collections on such Serviced Loan Combination and related Serviced REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Master Servicer, the Special Servicer, the Certificate Administrator nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Serviced Companion Loans (but only to the extent that any Serviced Companion Loan is included in a REMIC);

(xiv)      to reimburse the Trustee and the Certificate Administrator out of general collections on such Serviced Loan Combination and related REO Properties for expenses incurred by and reimbursable to it by the Trust Fund specifically related to such Serviced Loan Combination;

(xv)       to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 with respect to the Mortgage Loan included in such Serviced Loan Combination, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xvi)      to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Serviced Loan Combination required to be deposited in the Interest Reserve Account pursuant to Section 3.05(e);

(xvii)     to pay to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Loan Combination, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement or in the related Intercreditor Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

(xviii)    to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Loan Combination, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g); and

(xix)       to clear and terminate such Serviced Loan Combination Collection Account at the termination of this Agreement pursuant to Section 9.01.

The Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Loan Combination Collection Account.  All withdrawals with respect to any Serviced Loan Combination shall be made first, from the applicable Serviced Loan Combination Collection Account and then, from the Master Servicer’s Collection Account to the extent permitted by Section 3.06(a).  Upon request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC and the Companion Loans.

The Master Servicer shall pay to the Special Servicer from the Serviced Loan Combination Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Loan Combination and related REO Loan, on a loan by loan and property by property basis, for the purpose of justifying any request for withdrawal from any Serviced Loan Combination Collection Account.

Any permitted withdrawals under this Section 3.06(b) with respect to reimbursement for advances or other amounts payable to an Other Trustee shall, if applicable,

also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Other Trustee, if any.

Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Master Servicer shall withdraw from the related Serviced Loan Combination Collection Account and remit to the related Serviced Companion Loan Noteholders, within (x) with respect to any B Loan, one Business Day of receipt thereof and (y) with respect to any Serviced Pari Passu Companion Loan, one (1) Business Day after the Determination Date, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by the Master Servicer subsequent to 3:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Intercreditor Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

If the Master Servicer fails, as of 5:00 p.m. (New York City time) on any Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Certificate Administrator (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Excess Liquidation Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(e)), the Master Servicer shall pay to the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Certificate Administrator or the Serviced Companion Loan Noteholders, as applicable.

(c)         On each Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)         With respect to the Serviced Loan Combinations, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Loan Combination Collection Account and the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, the Master Servicer or Special Servicer, as applicable, shall seek (on behalf of the Trust Fund, subject to the related Intercreditor Agreement) payment or reimbursement from the holder of the related B Loan, if any, and then for the pro rata portion of such expenses allocable to the Serviced Pari Passu Companion Loan from the related Serviced Companion Loan Noteholder or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Other Pooling and Servicing Agreement.

(e)         If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)          to reimburse the Master Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with the Advance Interest Amount);

(ii)         to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)        to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)        following the occurrence of a liquidation event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)         On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(f)          Reserved.

(g)         The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account:

(i)           to make deposits of the Lower-Tier Distribution Amount and the amount of any Prepayment Premium and Yield Maintenance Charges distributable pursuant to Section 4.01(a) of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates pursuant to Section 4.01(a) of this Agreement;

(ii)         to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees;

(iii)        to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)        to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)        to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)        to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(h)         The Certificate Administrator may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)          to make distributions to Certificateholders (other than Holders of any Swap Fixed Rate Certificates, any Swap Floating Rate Certificates, the Class V and Class LR Certificates and any Exchangeable Certificates), on any Swap REMIC Regular Interest and on any EC Regular Interest (and, correspondingly, to the Exchangeable Certificates) on each Distribution Date pursuant to Section 4.01 or Section 9.01 of this Agreement, as applicable;

(ii)         to make distributions to the Class EC Distribution Account in respect of Class EC Regular Interests, as provided in Section 4.01(c) of this Agreement;

(iii)        to make distributions to the applicable Swap Corresponding Floating Rate Account and Swap Corresponding Fixed Rate Account in respect of the Swap Corresponding REMIC Regular Interest, as provided in Section 4.01(a) and Section 9.01 of this Agreement;

(iv)        to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(v)         to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07     Investment of Funds in the Collection Accounts, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The Master Servicer (with respect to the Collection Account, any Serviced Loan Combination Collection Account and any Borrower Accounts (as defined below and subject to the second succeeding sentence)), the Special Servicer (with respect to any REO Account and any Loss of Value Reserve Fund) and the Certificate Administrator (with respect to the Distribution Accounts, the Interest Reserve Account and the Excess Liquidation Proceeds Account) may direct any depository institution maintaining the Collection Account, any Serviced Loan Combination Collection Account, the Excess Liquidation Proceeds Account, any Borrower Accounts, any REO Account, any Loss of Value Reserve Fund, the Interest Reserve Account and the Distribution Accounts (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement.  Any investment of funds on deposit in an Investment Account by the Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand.  In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee.  The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee.  Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

(x)          consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)         demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)         All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the related Loan Documents for the Mortgage Loan or applicable law, (ii) any REO Account and the Loss of Value Reserve Fund, which shall be for the benefit of the Special Servicer or (iii) the Excess Liquidation Proceeds Account, the Interest Reserve Account and the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in the Collection Account, any Serviced Loan Combination Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable.  The Master Servicer, or with respect to any REO Account or Loss of Value Reserve Fund, the Special Servicer, or with respect to the Excess Liquidation Proceeds Account, the Distribution Accounts, the Certificate Administrator, shall deposit from its own funds into the Collection Account, the applicable Serviced Loan Combination Collection Account, any REO Account or Loss of Value Reserve Fund, the Excess Liquidation Proceeds Account, the Interest Reserve Account or the Distribution Accounts, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it.  The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the related Loan Documents for the Mortgage Loan, Serviced Loan Combination or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.  If the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a)  In the case of each Mortgage Loan or Serviced Loan Combination, as applicable (but excluding any REO Loan and any Non-Serviced Mortgage Loan), the Master Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and Serviced Loan Combinations that it is servicing, to maintain the following insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property:  (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Loan Combination, as applicable, (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Loan Combination, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the related Loan Documents; provided, that:

(i)          the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the Trustee has an insurable interest and (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Loan Combination, as applicable, or (y) such insurance policy was required by the related Loan Documents and is available at commercially reasonable rates, provided that the Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Loan Combination, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the Trustee has an insurable interest;

(ii)          if and to the extent that any Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

(iii)         the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)        except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such Borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)         to the extent that the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trust as lender has an insurable interest thereon; and

(vi)        any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard, unless the Special Servicer (and, if no Control Termination Event has occurred and is continuing, the Directing Holder) have consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Holder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

Subject to Section 3.15(b) of this Agreement, with respect to each Serviced REO Property, the Special Servicer shall use reasonable efforts and only if the Trustee has an insurable interest, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Property Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates and to the extent the Trustee has an insurable interest, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan, Serviced REO Loan or the Serviced Loan Combination, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Loan Combination, the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Loan Combination, the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property).  Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Serviced REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account (or, in the case of the Serviced Loan Combinations, in the applicable Serviced Loan Combination Collection Account), subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of a Serviced REO Property.  Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or the Serviced Loan Combination, notwithstanding that the terms of such Mortgage Loan or Serviced Loan Combination so permit; provided, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan or Serviced Loan Combination.  Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage

Loan so permit.  Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to Serviced REO Properties shall be an expense of the Trust Fund (and in the case of any Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) payable out of the related REO Account (or Serviced Loan Combination REO Account, as applicable) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Property Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)          If either:

(x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than Non-Serviced Mortgage Loans), Serviced Loan Combinations or Serviced REO Properties, as applicable, then, to the extent such policy

  (i)        is obtained from a Qualified Insurer, and

  (ii)       provides protection equivalent to the individual policies otherwise required, or

(y) the Master Servicer, Special Servicer (or with respect to KeyCorp Real Estate Capital Markets, Inc. as primary servicer for the KeyBank Mortgage Loans under the KRECM Primary Servicing Agreement), or its corporate parent, as applicable, has long-term unsecured debt obligations that are rated not lower than “A2” by Moody’s and no lower than its equivalent by KBRA (if then rated by KBRA), and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or Serviced REO Properties, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, in the case of a Serviced Loan Combination, in the related Serviced Loan Combination Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Loan Combination, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).  The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.  If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or Serviced REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or Serviced REO Property is covered thereby) shall be paid as a Property Advance.

(c)          With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, as applicable, that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.  With respect to each Specially Serviced Loan and Serviced REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related B Loan, if any), is entitled thereunder.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(d)         The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  Such fidelity bond shall provide that it may not be canceled without ten days’ prior written notice to the Trustee.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A2” by Moody’s and no lower than its equivalent by KBRA (if then rated by KBRA), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A2” by Moody’s and no lower than its equivalent by KBRA (if then rated by KBRA), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09     Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a)  If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

(i)       provides that such Mortgage Loan or Serviced Loan Combination will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

(ii)       provides that such Mortgage Loan or Serviced Loan Combination may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)      provides that such Mortgage Loan or Serviced Loan Combination may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination (or related Mortgage Loan) is included in the Trust Fund, subject to the rights of the Directing Holder, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans), as applicable, on behalf of the Trust Fund, shall be required to enforce any such due-on-sale clauses and in connection therewith neither shall be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or if the Master Servicer (with respect to Performing Loans and with the consent of the Special Servicer) or the Special

Servicer (with respect to Specially Serviced Loans), as applicable, determines, subject to the rights of the Directing Holder, that the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard and subject to the rights of the Directing Holder, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Calculation Rate), than would enforcement of such clause.  If the Master Servicer (with respect to Performing Loans (other than a Non-Serviced Mortgage Loan)) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of a related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination have been satisfied, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon such Mortgage Loan and substitute the new Borrower as obligor thereon, provided that (a) the credit status of the prospective new Borrower is in compliance with the Master Servicer’s or the Special Servicer’s servicing standards and criteria and the terms of the related Mortgage and (b) the Master Servicer (with respect to Performing Loans (other than a Non-Serviced Mortgage Loan)) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, has followed the No Downgrade Confirmation process pursuant to Section 3.30 relating to the Certificates and Serviced Companion Loan Securities, if any, from Moody’s and Morningstar with respect to any such Mortgage Loan that (1) represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance or (2) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related Other Securitization (provided, that the Master Servicer or Special Servicer, as applicable, shall be entitled to reasonably rely upon the written notification provided by the master servicer or special servicer of the applicable Other Servicer as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization).  In addition, with respect to each Serviced Companion Loan, neither the Master Servicer nor the Special Servicer, as applicable, shall waive any rights under a due on sale clause unless it first obtains a No Downgrade Confirmation with respect to the related Serviced Companion Loan Securities.  In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer.  The Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) shall notify the Trustee, the Certificate Administrator and the Directing Holder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.  To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans) shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund (and in the case of any Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

(b)           If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)            provides that such Mortgage Loan or Serviced Loan Combination shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

(ii)           requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

(iii)          provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then, neither the Master Servicer (with respect to Performing Loans other than a Non-Serviced Mortgage Loan) nor the Special Servicer (with respect to Specially Serviced Loans), on behalf of the Trust Fund, shall be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or Serviced Loan Combination or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, subject to the rights of the Directing Holder, (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Serviced Companion Loan, if applicable (giving due regard to the junior nature of the related B Loan, if any), or that in the case of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Serviced Loan Combination, follows the No Downgrade Confirmation procedure pursuant to Section 3.30 with respect to Moody’s and Morningstar in the case of any such Mortgage Loan that (1) represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance or (2) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related Other Securitization (provided, that the Master Servicer or Special Servicer, as applicable, shall be entitled to reasonably rely upon the written notification provided by the master servicer or special servicer, as applicable, of the applicable Other Servicer regarding whether the Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization).  In addition, with respect to each Serviced Companion Loan, neither the Master Servicer nor the

Special Servicer, as applicable, shall waive any rights under a due-on-encumbrance clause unless it first obtains a No Downgrade Confirmation with respect to the related Serviced Companion Loan Securities.  To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans) shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund, provided that the Master Servicer shall be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the Trust Fund the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the holders of such Serviced Companion Loans.

(c)           The Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Specially Serviced Loan without, if no Control Termination Event has occurred and is continuing, the consent of the Directing Holder.  The Directing Holder shall have 10 Business Days (or longer period provided by the related Intercreditor Agreement) after receipt of notice along with the Special Servicer’s recommendation and analysis with respect to such waiver and any additional information the Directing Holder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due-on-sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(d)           The Master Servicer and the Special Servicer, as applicable, shall each provide copies of any waivers it effects pursuant to Section 3.09(a) or (b) of this Agreement to the other party and the 17g-5 Information Provider (who shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), with respect to each Mortgage Loan or Serviced Loan Combination.

(e)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(f)           In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination or the related Note, other than pursuant to Section 3.26 hereof, as applicable.

(g)            With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination which permits release of Mortgaged Properties through defeasance:

(i)             If such Mortgage Loan or Serviced Loan Combination requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the related Borrower’s expense, in accordance with the terms of such Mortgage Loan; provided that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

(ii)           To the extent not inconsistent with such Mortgage Loan or Serviced Loan Combination, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

(iii)          To the extent not inconsistent with such Mortgage Loan or Serviced Loan Combination, the Master Servicer shall require a certificate at the related Borrower’s expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Loan Combination in compliance with the requirements of the terms of the related Loan Documents.

(iv)           Prior to permitting the release of any Mortgaged Property through defeasance, the Master Servicer shall obtain, at the related Borrower’s expense, a No Downgrade Confirmation; provided, the Master Servicer shall not be required to obtain such No Downgrade Confirmation from any Rating Agency if the Master Servicer has delivered a defeasance certificate to the 17g-5 Information Provider (who shall promptly post such certificate to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) substantially in the form of Exhibit HH to this Agreement for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) is (x) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance less than $20,000,000 or (z) a Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

(v)            Prior to permitting release of any Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Mortgage Loan or Serviced Loan Combination, the related Borrower shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Servicing Advance).

(vi)          No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs, or in the case of any Companion Loan, the second anniversary of the startup day of any REMIC holding such Companion Loan.

(vii)         The Trustee shall at the expense of the related Borrower (to the extent not inconsistent with the related Loan Documents) hold the U.S. government securities as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

(viii)         The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

(ix)           To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to one or more of the Mortgage Loans, to act as a successor borrower.

(x)            The Master Servicer may accept as defeasance collateral of any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not cause an Adverse REMIC Event.

(h)           With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to waiving its rights or granting its consent to any proposed action of the Master Servicer under this Section 3.09, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days (or such longer period if necessary for a Serviced Loan Combination pursuant to the terms of the related Intercreditor Agreement) after receipt (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder.  When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 15 Business Days (or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.

Section 3.10     Appraisals; Realization upon Defaulted Mortgage Loans. (a)  Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Loan Combination or any other term of a Mortgage Loan or Serviced Loan Combination, (B) extension of the Maturity Date or extended Maturity Date of a Mortgage Loan or Serviced Loan Combination as described below in Section 3.26 of this Agreement, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Loan Combination, (ii) the occurrence of an Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted, or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, requests an Updated Valuation, the Special Servicer shall use commercially reasonable efforts to obtain an Updated Valuation (or a letter update for an existing appraisal which is less than two years old) within 60 days of such request, the cost of which shall constitute a Property Advance; provided, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal, Updated Appraisal or Small Loan Appraisal Estimate.  For so long as such Mortgage Loan or Serviced Loan Combination is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation every nine months, and the Master Servicer shall recalculate the Appraisal Reduction Amount prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Loan Combination.  Subject to any required consent from the Directing Holder, nothing herein is intended to limit the Special Servicer’s ability to pursue multiple strategies contemporaneously if the Special Servicer deems such actions appropriate under the Servicing Standard.  The Special Servicer shall update, every nine months, each Small Loan Appraisal Estimate or Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the related Mortgage Loan or Serviced Loan Combination and the Master Servicer shall recalculate the Appraisal Reduction Amount based on such updated Small Loan Appraisal Estimate or Updated Appraisal.  The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the Directing Holder, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer’s judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Loan Combination) as are consistent with the Servicing Standard.  If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof.  In connection with causing the Trust to foreclose on collateral that consists of multiple properties held for sale to customers by the related Borrower (such as unsold condominium units in a single project), the Special Servicer directing such foreclosure shall consider the effect of the bidding price for the properties on the tax basis of such properties if such properties are likely to be treated in the hands of the Trust as properties held for sale to customers.  The Master Servicer shall pay the costs and expenses in any such proceedings as a Property Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance; provided, if such Property Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in best interests of the Certificateholders and, if applicable, Serviced Companion Loan Noteholders as a collective whole (as if such Certificateholders and (with respect to a Serviced Loan Combination) Serviced Companion Loan Noteholders constituted a single lender) (with the Master Servicer permitted to conclusively rely upon any such determination by the Special Servicer), the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account (or, if applicable, the applicable Serviced Loan Combination Collection Account), which payment shall be an Additional Trust Fund Expense.  The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer or Special Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance.  If the Master Servicer does not make such Property Advance in violation of the second preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

(b)            If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)            If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee (on behalf of the

Trust Fund), or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests. Any Swap REMIC Regular Interest and Class EC Regular Interests and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders.  Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Loan Combination, as applicable, such Mortgage Loan or Serviced Loan Combination, as applicable, shall (except for purposes of Section 9.01 of this Agreement) be considered to be a Serviced REO Loan until such time as the related Serviced REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.  Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Loan Combination, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Loan Combination, as applicable:

(i)             it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

(ii)           subject to Section 1.02(g) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s) and any applicable Intercreditor Agreement.  In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g) of this Agreement, be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related Serviced REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable,.  If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

(d)           Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)             such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)            the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of Lower-Tier REMIC) to the effect that the holding of such personal property by Lower-Tier REMIC will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(e)            Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund (and in the case of any Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement)) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)            Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, to obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)             such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (and with respect to the Serviced Loan Combinations, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)            there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders.  Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)           The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard.  Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.  The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Directing Holder (if no Consultation Termination Event has occurred and is continuing), the Master Servicer and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Serviced Companion Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the related Mortgage Loan by the Mortgage Loan Seller or (iii) release of the lien of the related Mortgage on such Mortgaged Property.

(h)           If the Special Servicer determines pursuant to Section 3.10(f)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Loan Combinations, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Loan Combinations, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to the Serviced Loan Combinations, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Loan Combinations, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action.  Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard.  None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders or with respect to any Serviced Loan Combination, at the direction of the Certificateholders and the related Serviced Companion Loan Noteholders unless the Certificateholders and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction.  The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

(i)           The Special Servicer shall notify the Master Servicer of any Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C or Form 1099A, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer.  The Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(j)           The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Property Advance and shall be reimbursable from the Collection Account or, with respect to the Serviced Loan Combinations, first, from the applicable Serviced Loan Combination Collection Account and second, to the extent amounts in the Serviced Loan Combination Collection Accounts are insufficient therefor, from the Collection Account in accordance with Section 3.06(a); provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

Section 3.11     Custodian to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Loan Combination, or the receipt by the

Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable, pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File.  Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund.  The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Custodian.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable.  Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Loan Combination into a Serviced REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03 of this Agreement, or receipt by the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Loan Combination has become a Serviced REO Property, or that the Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable.  If from time to time, pursuant to the terms of the applicable Intercreditor Agreement or Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of the related Non-Serviced Mortgage Loan, the Other Servicer or the Other Special Servicer requests delivery to it of the original Note by providing the Trustee and the Custodian a Request for Release, then the Custodian shall release or cause the release of such original Note to the Other Servicer or the Other Special Servicer or its designee.

Within five (5) Business Days (or, in case of an emergency, within such shorter period as is reasonable under the circumstances) after receipt of a written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) any court pleadings, requests for a trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity.  Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12     Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation; CCRE Strips.  (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan and Serviced Pari Passu Companion Loan that it is servicing.  The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the following paragraph with respect to the Excess Servicing Fee.

In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account (and with respect to each Serviced Loan Combination, the related Serviced Loan Combination Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents), (ii) any Net Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan (and the related Serviced Companion Loan, if applicable), in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period and, in the case of the Serviced Loan Combinations, to the extent allocated to the related Mortgage Loan in the related Intercreditor Agreement, and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan) and (iv) to the extent permitted by applicable law and the related Loan Documents, 100% of any Modification Fees with respect to (and other similar fees relating to) any Performing Loan or Serviced Companion Loan where the consent of the Special Servicer is not required (50% where the consent of the Special Servicer is required), 100% of any defeasance fees, 100% of Assumption Fees and consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement with respect to Performing Loans or Serviced Companion Loans where the consent of the Special Servicer is not required (50% where the consent of the Special Servicer is required), 100% of loan service transaction fees, beneficiary statement charges, demand fees or similar items (but not including Prepayment Premiums or Yield Maintenance Charges) with respect to Performing Loans or Serviced Companion Loans where the consent of the Special Servicer is not required (50% where the consent of the Special Servicer is required) and 100% of assumption application fees with respect to Performing Loans or Serviced Companion Loans, in each case to the extent received and not required to be deposited or retained in the Collection Account (or Serviced Loan Combination Collection Account), in each case pursuant to Section 3.05 of this Agreement.  The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein.  In addition, the Master Servicer shall be entitled to the portion of Net Default Interest and any late payment fees collected by the Other Servicer servicing a Non-Serviced Mortgage Loan that are allocated to the Non-Serviced Mortgage Loan remaining after application thereof to reimburse interest on related P&I Advances and to reimburse the Trust for certain expenses of the Trust, if applicable, as provided in this Agreement.  Except as specified in the preceding sentence and except with respect to clause (i) in this paragraph, the Master Servicer will not be entitled to the compensation set forth in clauses (iii) and (iv) in this paragraph with respect to a Non-Serviced Mortgage Loan.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights that relate to the Mortgage Loans (and any successor REO Loans with respect to such Mortgage Loans) shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit W-1 hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form attached as Exhibit W-2 hereto.  None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification.  The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.  By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act.  From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of each amount paid to the Master Servicer as Servicing Fee with respect to such Mortgage Loan or REO Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer.  The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph.  None of the

Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, which shall be payable from amounts on deposit in the Lower Tier Distribution Account.  The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator’s rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.  Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

(b)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and Serviced REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06 of this Agreement.  The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.  In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges and any Net Default Interest collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Serviced Loan Combinations, as set forth in and subject to the terms of the related Intercreditor Agreement and Section 3.12(d) herein) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Specially Serviced Loan (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees) and loan service transaction fees, beneficiary statement charges, demand fees or similar items with respect to the Performing Loans and the related Companion Loans relating to any Performing Loan, when the approval from the Special Servicer is required and excluding any Prepayment Premiums or Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts and (iv) 100% of any Assumption Fees, assumption application fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees), loan service transaction fees, beneficiary statement charges, demand fees or similar items relating to any Specially Serviced Loan or Serviced REO Loan.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

In addition, the Special Servicer shall be entitled to the portion of Net Default Interest and any late payment fees collected by the Other Special Servicer servicing the related Non-Serviced Mortgage Loan and that are allocated to such Non-Serviced Mortgage Loan remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Non-Serviced Mortgage Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Non-Serviced Mortgage Loan (but not NSF check fees and similar fees, which shall be paid to the Master Servicer) as provided in this Agreement.  Except as specified in the preceding sentence, the Special Servicer will not be entitled to the compensation set forth in this Section 3.12(b) with respect to a Non-Serviced Mortgage Loan.

(c)           In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination that ceases to be a Specially Serviced Loan pursuant to the definition thereof.  As to each such Mortgage Loan or Serviced Loan Combination, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Loan Combination for so long as it remains a Corrected Mortgage Loan.  The Workout Fee with respect to any such Mortgage Loan or Serviced Loan Combination will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes a Serviced REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Loan Combination again ceases to be a Specially Serviced Loan.  If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans or Serviced Loan Combinations that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing such Specially Serviced Loan (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee will be payable to the Special Servicer with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution Extension Period) in accordance with Section 2.03(e) of this Agreement or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or Serviced REO Property as to which the Special Servicer recovered any Liquidation Proceeds.  As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution

Extension Period) in accordance with Section 2.03(e) of this Agreement or Specially Serviced Loan and Serviced REO Property, the Liquidation Fee will be payable from the related payment or proceeds.  Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the definition of “Liquidation Fee” herein.  With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that if a Mortgage Loan is purchased by the related mezzanine lender on a date that is more than 90 days following the date that the related option first becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstances, be payable out of the Trust unless the Master Servicer fails to require the related mezzanine intercreditor agreement to require the mezzanine lender to pay such amounts in breach of its obligation to do so under this paragraph).  If Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest.  Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan.  If (i) the Special Servicer resigns or has been terminated, and (ii) either prior or subsequent to such resignation or termination, (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Holder, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the Trust with respect to each Mortgage Loan, Serviced Loan Combination or Serviced REO Loan through the period such Mortgage Loan is an asset of the Trust shall be subject to an aggregate cap of $1,000,000.  For the purposes of determining whether any such cap has been reached with respect to a Special Servicer and a Mortgage Loan, Serviced Loan Combination or Serviced REO Loan, only the Workout Fees and Liquidation Fees paid to such Special Servicer with respect to such Mortgage Loan, Serviced Loan Combination or Serviced REO Loan shall be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Loan Combinations or Serviced REO Loans shall not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer or Other Special Servicer shall also not be taken into account).

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the

Collection Account or if a Serviced Loan Combination is involved, the applicable Serviced Loan Combination Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Loan Combination and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Loan Combination, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)           In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan or, unless prohibited by the related Intercreditor Agreement to be so applied, any Serviced Companion Loan, during the related Collection Period shall be applied (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Advance Rate with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected and advance interest to any related Serviced Companion Loan Service Provider for any debt service advance made by such party with respect to any related Serviced Companion Loan, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Loan Combination previously paid to the Master Servicer, the Trustee or to any Serviced Companion Loan Service Provider pursuant to Section 3.06(a)(vi) or Section 3.06(b)(vi) of this Agreement, and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application.  Except as set forth in this Agreement, the Special Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or Liquidation Fees with respect to any Non-Serviced Mortgage Loan or any related REO Property.  For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Non-Serviced Loan Combination (in accordance with the applicable Intercreditor Agreement and, if applicable, the Other Pooling and Servicing Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above (except that, Advances in clauses (i) and (ii) shall mean P&I Advances).

(e)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund, in the case of any Serviced Loan Combinations, subject to the related Intercreditor Agreement, first, from the related B Loan, if any, and second, to the extent any such costs and expenses remain unreimbursed, from the related Mortgage Loan and the Collection Account, or in the case of a Serviced Loan Combination with a Serviced Pari Passu Companion Loan, first, out of the related Serviced Loan Combination Collection Account from collections on the related Serviced Pari Passu Companion Loan and the related Mortgage Loan on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii).  Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement.  All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC and the related Serviced Loan Combination, if applicable.

(f)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, in its sole discretion.  Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

From collections actually received by the Master Servicer related to the Mortgage Loans that are part of the CCRE Strip Pool or any successor REO Loans, on each Servicer Remittance Date, the Master Servicer shall remit, pursuant to Section 4.06(i), the accrued but unpaid CCRE Strips to CCRE or its successors or assigns or its designee by wire transfer of immediately available funds to an account specified by the intended recipient or by such other method as such recipient and the Master Servicer shall mutually and reasonably agree. CCRE’s right to receive the CCRE Strips shall be subordinate to the Master Servicer’s right to receive the Master Servicer Fee and any other amounts due and owing to the Master Servicer pursuant to the terms hereof and the Special Servicer’s right to receive Special Servicing Compensation and any other amounts due and owing to the Special Servicer pursuant to the terms hereof. CCRE may assign all or a portion of the CCRE Strips at any time.

Section 3.13     Reports to the Certificate Administrator; Collection Account Statements.  (a)  The Master Servicer shall deliver to the Certificate Administrator no later than 3:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date (beginning June 2013), the CREFC Loan Periodic Update File with respect to all of the Mortgage Loans that it is servicing for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to all of the Mortgage Loans including information therein that states the anticipated P&I Advances for the related Distribution Date).  The Master Servicer’s responsibilities under this Section 3.13(a) with respect to Serviced REO Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement.  The Master Servicer shall (no later than the time(s) that it or any portion thereof is made to the Certificate Administrator) make available to each Serviced Companion Loan Noteholder with respect to the related Loan Combination, the CREFC Investor Reporting Package (CREFC IRP), on a monthly basis.

(b)           For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account or any Serviced Loan Combination Collection Account, not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Certificate Administrator a statement prepared by the Master Servicer setting forth the status of each of the Collection Account and each Serviced Loan Combination Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from the Collection Account and each Serviced Loan Combination Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Mortgage Loans (including the Non-Serviced Mortgage Loans).  The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

(c)           Beginning in June 2013, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (who shall promptly post such reports to the Certificate Administrator’s Website pursuant to Section 4.02(b)(iii)(B) of this Agreement), the Serviced Companion Loan Noteholders and the Operating Advisor the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO

Properties), providing the required information as of the immediately preceding Determination Date:  (i) to the extent the Master Servicer has received the most recent CREFC Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC Delinquent Loan Status Report, CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC Loan Setup File (with respect to the first Distribution Date) and CREFC REO Status Report received from such Special Servicer, (ii) the most recent CREFC Property File, CREFC Financial File, CREFC Comparative Financial Status Report and the CREFC Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC Special Servicer Loan File), (iii) the CREFC Servicer Watch List with information that is current as of such Determination Date and (iv) the CREFC Advance Recovery Report.

The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer (other than information as to which the Master Servicer has the primary responsibility to generate) at least two Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(g) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required.  In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Certificate Administrator or the Trustee without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(d)           The Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Serviced Companion Loan Noteholders, the Underwriters, the Initial Purchasers and the Operating Advisor the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that the Master Servicer is servicing:

(i)            At least annually, on or before June 30 of each year, beginning with June 30, 2014, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), Specially Serviced Loan and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan), a CREFC Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially, year-end 2013), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent received by the Special Servicer) for the current trailing 12 months, if available, or year-to-date.  The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and Serviced REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (except with respect to any Non-Serviced Mortgage Loan) (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the related Loan Documents.  Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Master Servicer shall promptly update the Operating Statement Analysis Report.

(ii)          Within 45 days after receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or Serviced REO Property) of any annual year-end operating statements with respect to any Mortgaged Property (except with respect to any Non-Serviced Mortgage Loan) or Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or Serviced REO Property), commencing in 2014, a CREFC NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit).  The Master Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan or a Non-Serviced Mortgage Loan) to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Except with respect to a request received through the Rating Agency Q&A Forum and Servicer Document Request Tool, upon request for receipt of any such items from any Rating Agency, the Master Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Master Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property (and shall not be required to maintain any such report for a Mortgaged Property securing a Non-Serviced Mortgage Loan) and Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Serviced REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing.  The CREFC Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property that secures a Non-Serviced Mortgage Loan or which is a Serviced REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available, or year-to-date information until 12-month trailing information (commencing with the quarter ending March 31, 2014) is available by the Master Servicer and such updated report shall be delivered to the Trustee, the Certificate Administrator, the Operating Advisor and any related Serviced Companion Loan Noteholder in the calendar month following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

The Special Servicer will be required pursuant to Section 3.13(h) of this Agreement to deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and Serviced REO Loans commencing in May 2013, and within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or Serviced REO Property.

(e)           In connection with their servicing of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced REO Properties, the Master Servicer and the Special Servicer, as applicable, shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or Serviced REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or Serviced REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)           The Master Servicer or the Special Servicer, as applicable, shall make available to the Controlling Class Representative copies of all rent rolls, operating statements and financial statements actually provided by each Borrower, including any monthly or quarterly statements or rent rolls, within 15 Business Days of receipt.

(g)           At least two Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class Representative or any Rating Agency, to such requesting party, the CREFC Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related Serviced REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC Specially Serviced Loan File shall include data, to enable the Master Servicer to produce the CREFC Supplemental Servicer Reports.  Such reports or data shall be presented in writing and in an electronic format acceptable to the Master Servicer.

(h)           The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans or Serviced REO Properties, as applicable, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)            At least annually, on or before June 1 of each year, commencing with 2014, with respect to each Specially Serviced Loan and Serviced REO Loan, a CREFC Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and Serviced REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date.  The Special Servicer shall use its reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each Serviced REO Property.

(ii)          Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property, a CREFC NOI Adjustment Worksheet for such Mortgaged Property or Serviced REO Property (with the annual operating statements attached thereto as an exhibit); provided, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer.  The Special Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Except with respect to a request received through the Rating Agency Q&A Forum and Servicer Document Request Tool, upon request for receipt of any such items from any Rating Agency, the Special Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property.  The CREFC Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such REO Property; provided, that, the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer.  The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC format.

(i)           If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s Website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated in Article X; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x).

(j)           The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, and has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the

Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(k)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, an electronic report which may include html, word or excel compatible format, clean and searchable pdf format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

Section 3.14     Access to Certain Documentation.  (a)  The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders and any Serviced Companion Loan Noteholders (and any registered holder or beneficial owner of Serviced Companion Loan Securities) that are federally insured financial institutions, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities) is subject, access to the documentation regarding the Mortgage Loans or the Loan Combinations, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable.  In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Depositor or their accountants or other representatives shall have reasonable access to review the documents, correspondence and records in the possession of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any Serviced REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be.  Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation shall not constitute a breach of this Section 3.14.

(b)           In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities), the Master Servicer and the Special Servicer may each require payment from such

Certificateholder or Serviced Companion Loan Noteholder (or registered holder or beneficial owner of Serviced Companion Loan Securities) (to the extent permitted in the related Intercreditor Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law.  In connection with providing Certificateholders or Serviced Companion Loan Noteholders (or any registered holder or beneficial owner of Serviced Companion Loan Securities) access to the information described in the preceding paragraph the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or Serviced Companion Loan Securities (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or a regulator or governmental body and will keep such information confidential.

(c)           Upon the reasonable request of any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction (or, with respect to any Serviced Companion Loan, the request of any Serviced Companion Loan Noteholder, registered holder or beneficial owner of Serviced Companion Loan Securities), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder, Serviced Companion Loan Noteholder or registered holder or beneficial owner of Serviced Companion Loan Securities) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or Serviced Companion Loan Securities (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential.

(d)           The 17g-5 Information Provider shall make available solely to the Depositor and to any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider the following items to the extent such items are delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “COMM 2013-CCRE7” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)           any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)          any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(c) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)         any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)         any environmental reports delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)          any annual statements as to compliance and related Officer’s Certificates delivered pursuant to Section 10.11 and Section 10.12 of this Agreement;

(vi)         any annual independent public accountants’ attestation reports delivered pursuant to Section 10.13 of this Agreement;

(vii)        any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)       any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving a No Downgrade Confirmation from any Rating Agency as set forth in the definition of “No Downgrade Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)         copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)          any requests for a No Downgrade Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)         any notice of resignation of the Trustee and any notice of the acceptance of appointment by the successor Trustee pursuant to Section 8.07 or Section 8.08 of this Agreement;

(xii)        any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)       any notice of Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)       any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)        any notice of the merger or consolidation of the Master Servicer, the Special Servicer or the Operating Advisor pursuant to Section 6.02 of this Agreement;

(xvi)       any notice of any amendment that modifies the procedures herein relating to Exchange Act Rule 17g-5 pursuant to Section 11.08 of this Agreement;

(xvii)      any notice or other information provided by the Master Servicer pursuant to Section 11.07 of this Agreement;

(xviii)     any summary of oral communication with the Rating Agencies delivered to the 17g-5 Information Provider pursuant to Section 3.14(f) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with;

(xix)       the Rating Agency Q&A Forum and Servicer Document Request Tool; and

(xx)        such information as is delivered to the 17g-5 Information Provider by the Depositor in mutually agreeable electronic format within fifteen (15) days of the Closing Date.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at www.intralinks.com or such other website as the Depositor may notify the parties hereto in writing).  Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day.  The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xix) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5.  If any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website.  The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website.  Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit V hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website).  Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5informationprovider@wellsfargo.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon request of the Depositor or the Rating Agencies or if otherwise required under this Agreement, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies or if otherwise required under this Agreement to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.14 of this Agreement.  In no event shall any party to this Agreement disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each NRSRO each time a document is posted to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Servicer Document Request Tool.  The “Rating Agency Q&A Forum and Servicer Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(d), the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or the Mortgaged Properties or submit inquiries to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights pursuant to Section 3.31, whether or not referenced in such Operating Advisor Annual Report, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information.  Upon receipt of an Inquiry for the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry or request relating to the subject matters described in clauses (i) or (iii) above, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, the Operating Advisor, Master Servicer or Special Servicer shall be by email to the 17g-5 Information Provider.  The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the

17g-5 Information Provider’s Website.  Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website.  If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) the question is beyond the scope outlined above, (ii) answering any Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (iii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (iv) (A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator or the Operating Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Operating Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Servicer Document Request Tool together with a statement that such Inquiry was not answered.  Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates and no such party shall have any responsibility or liability for the content of any such information.  The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Servicer Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer.  The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website.  The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “COMM 2013-CCRE7” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

(e)           Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Mortgage Loans or Loan Combinations, the Mortgaged Properties or the related Borrowers, for review by the Depositor, the Underwriters, the Initial Purchasers and any other Persons who deliver an Investor Certification in accordance with this Section 3.14 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the related Loan Documents.  Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Master Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party.  In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information.  In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be:  (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein

(or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators).  In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

(f)           The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Mortgage Loan, Serviced Loan Combination, any Certificateholder, any Serviced Companion Loan Noteholder, any Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with.  The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(g)           None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor or the Special Servicer’s, as applicable, servicing operations in general; provided, that the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.

(h)           The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

Section 3.15     Title and Management of REO Properties and REO Accounts.  (a)  If title to any Mortgaged Property (other than with respect to a Non-Serviced Mortgaged Loan) is acquired for the benefit of Certificateholders (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders).  The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such Serviced REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such Serviced REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Loan Combination, such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement), addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such Serviced REO Property for an additional specified period will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel.  The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such Serviced REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof.  In the case of the Trust Fund’s beneficial interest in any REO Property acquired by the Other Trustee pursuant to an Other Pooling and Servicing Agreement, the Special Servicer shall coordinate with the Other Special Servicer with respect to any REO extension on behalf of the Trust Fund.  The Special Servicer shall manage, conserve, protect and operate each Serviced REO Property for the Certificateholders (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or sale of such property does not result in receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)           The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any Serviced REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards.  Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such Serviced REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Loan Combinations, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such Serviced REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all revenues received by it with respect to any Serviced REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any Serviced REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and shall be entitled “Situs Holdings, LLC on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates REO Account.”  With respect to a Serviced REO Property securing a Serviced Loan Combination, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a “Serviced Loan Combination REO Account”), each of which shall be an Eligible Account and shall be entitled “Situs Holdigs, LLC on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates and the related Serviced Companion Loan Noteholders REO Account,” to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders.  The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Serviced Loan Combination REO Account to the extent provided in Section 3.07(b) of this Agreement.  The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Loan Combination REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such Serviced REO Property and for other Property Protection Expenses with respect to such Serviced REO Property, including:

(i)          all insurance premiums due and payable in respect of any Serviced REO Property;

(ii)         all real estate taxes and assessments in respect of any Serviced REO Property that may result in the imposition of a lien thereon;

(iii)        all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any Serviced REO Property including, if applicable, the payments of any ground rents in respect of such Serviced REO Property; and

(iv)        any taxes imposed on the Lower-Tier REMIC in respect of net income from foreclosure property in accordance with Section 4.05, and with respect to a Serviced Loan Combination, such expenses shall be allocated pro rata to the Mortgage Loan and any related Serviced Companion Loans based on each loan’s Stated Principal Balance and only to the extent any such Serviced Companion Loan is included in a REMIC.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance.  The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance.  The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder.  The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement.  The Special Servicer shall withdraw from each REO Account or Serviced Loan Combination REO Account, as applicable, and remit to the Master Servicer for deposit into the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable, on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each Serviced REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Serviced Loan Combination REO Account, as applicable, reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)           permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)          permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)        authorize or permit any construction on any Serviced REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)         Directly Operate or allow any Person to Directly Operate any Serviced REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Loan Combination with a Serviced Pari Passu Companion Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) to the effect that such action will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Loan Combinations, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) and payable out of REO Proceeds, for the operation and management of any Serviced REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any Serviced REO Property other than through an Independent Contractor shall not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund, and in the case of a Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), provided that:

(i)          the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)         any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such Serviced REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(iii)        none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders and, in the case of a Serviced Loan Combination, the related Companion Loan Noteholders, with respect to the operation and management of any such Serviced REO Property; and

(iv)        the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Serviced REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)          Promptly following any acquisition by the Special Servicer of a Serviced REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon delivery of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only if any Updated Valuation with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Valuation, in order to determine the fair market value of such Serviced REO Property and shall notify the Depositor and the Master Servicer and with respect to a Serviced Loan Combination, the holder of the related Companion Loan, if any, and of the results of such

Updated Valuation.  Any such Updated Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated, to the Classes of Sequential Pay Certificates (other than any Swap Floating Rate Certificates, any Swap Fixed Rate Certificates and any Exchangeable Certificates), any Swap REMIC Regular Interests (and, correspondingly, the related Swap Floating Rate Certificates and the related Swap Fixed Rate Certificates) and any Class EC Regular Interests (and, correspondingly, the Exchangeable Certificates) in the following order, in each case until the Certificate Balance of such Class of Certificates or such Regular Interest is reduced to zero:  first, to the Class H Certificates; second, to the Class G Certificates; third, to the Class F Certificates; fourth, to the Class E Certificates; fifth, to the Class D Certificates; sixth, to the Class C Regular Interest (and, correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective Tranche Percentage Interests in the Class C Regular Interest); seventh, to the Class B Regular Interest (and, correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective Tranche Percentage Interests in the Class B Regular Interest); eighth, to the Class A-M Regular Interest (and, correspondingly, the Class A-M Certificates and the Class PEZ Component A-M, pro rata based on their respective Tranche Percentage Interests in the Class A-M Regular Interest); and then to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Class A-3FL Regular Interest (and, correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata), pro rata based on their respective Certificate Balances.  In the case of a Serviced Loan Combination such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement.  The Special Servicer shall obtain a new Updated Valuation or a letter update every 9 months thereafter until the Serviced REO Property is sold.

(d)           When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any Serviced REO Property in accordance with Sections 3.15(a) and 3.15(b) of this Agreement.

(e)           Upon the disposition of any Serviced REO Property in accordance with this Section 3.15, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan or the applicable Serviced Loan Combination, if any, realized in connection with such sale.

Section 3.16     Sale of Specially Serviced Loans and REO Properties.  (a)  The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in an applicable Intercreditor Agreement.

(b)           If the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced

Companion Loan Noteholders constituted a single lender) to attempt to sell a Defaulted Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, the Special Servicer shall use reasonable efforts to solicit offers for each such Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, the related Serviced Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price; provided, that with respect to any Non-Serviced Mortgage Loan, the Special Servicer shall be entitled to sell such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard (taking into consideration the rights of the holder of the Non-Serviced Companion Loan and the related Other Special Servicer with respect thereto under the related Intercreditor Agreement and Other Pooling and Servicing Agreement) that such action would be in the best interests of the Certificateholders.  The Special Servicer shall accept the first (and, if multiple offers are received, the highest cash offer received in the solicitation process within the time frame set for such process by the Special Servicer) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten Business Days’ prior written notice of its intention to sell any such Defaulted Mortgage Loan, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any such Defaulted Mortgage Loan pursuant to this Agreement.

(c)           Whether any cash offer constitutes a fair price for such Defaulted Mortgage Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to such Defaulted Mortgage Loan (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance.  The Trustee may conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Defaulted Mortgage Loan, selected with reasonable care by the Trustee, in making such determination.  Any related costs and fees of the Trustee shall be reimbursable by the related Interested Person.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Defaulted Mortgage Loan, the period and amount of the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from such Defaulted Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the related Mortgaged Property.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal.  Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located.  The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination.  All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Property Advances.  The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

The Repurchase Price (which, in connection with the administration of a Defaulted Mortgage Loan related to a Serviced Loan Combination, shall be construed and calculated as if the loans in such Serviced Loan Combination together constitute a single Mortgage Loan thereunder) for any such Defaulted Mortgage Loan shall in all cases be deemed a fair price.

(d)           Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any such Defaulted Mortgage Loan, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account, the Collection Account or, in the case of any Serviced Loan Combination, the applicable Serviced Loan Combination Collection Account.  Any sale of such Defaulted Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this

Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder or Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)           Any sale of such Defaulted Mortgage Loan shall be for cash only.

(f)           The parties hereto may sell or purchase, or permit the sale or purchase of, a Serviced REO Property only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in an applicable Intercreditor Agreement.

(g)           The Special Servicer shall use reasonable efforts to solicit offers for each Serviced REO Property on behalf of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement.  The Special Servicer (with the consent of the Directing Holder) shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such Serviced REO Property.  If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any Serviced REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer (with the consent of the Directing Holder) shall dispose of such Serviced REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten Business Days’ prior written notice of its intention to sell any Serviced REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Serviced REO Property pursuant to this Agreement.

(h)           Whether any cash offer constitutes a fair price for any Serviced REO Property, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such Serviced REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to a Serviced REO Property (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Property Advance.  In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Serviced REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Serviced REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or Serviced REO Property, the state of the local economy and the obligation to dispose of any Serviced REO Property within the time period specified in Section 3.15(a) of this Agreement.  The Repurchase Price (which, in connection with the administration of a Serviced REO Property related to a Serviced Loan Combination, shall be construed and calculated as if the loans in such Serviced Loan Combination together constitute a single Mortgage Loan thereunder) for any Serviced REO Property shall in all cases be deemed a fair price.

(i)           Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any Serviced REO Property, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, in the case of any Serviced Loan Combination, the applicable Serviced Loan Combination Collection Account.  Any sale of a Serviced REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(j)            Any sale of a Serviced REO Property shall be for cash only.

(k)           Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders (giving due regard to the junior nature of any related B Loan) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders (giving due regard to the junior nature of any related B Loan)) constituted a single lender.

(l)           With respect to each defaulted Serviced Pari Passu Companion Loan, the Special Servicer shall have the right (but not the obligation) to sell such defaulted Serviced Pari Passu Companion Loan together with the related Mortgage Loan pursuant to the terms of the related Intercreditor Agreement as if such Mortgage Loan and Serviced Pari Passu Companion Loan were one whole loan on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders.  The Special Servicer shall provide notice to the applicable Other Special Servicer as soon as practicable following its decision to attempt to sell, and prior to commencement of marketing of, any Serviced Pari Passu Companion Loan.

Section 3.17     Additional Obligations of the Master Servicer and the Special Servicer; Inspections.  (a)  The Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and Serviced REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with a Stated Principal Balance (or in the case of a Mortgage Loan secured by more than one Mortgaged Property, having an Allocated Loan Amount) of (A) $2,000,000 or more at least once every 12 months (commencing in 2014) and (B) less than $2,000,000 at least once every 24 months (commencing in 2015), (or, in each case, at such decreased frequency as each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any); provided, that if any Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan; provided, further, that the Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous six months.  The reasonable cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Property Advance; provided, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust payable out of general collections.  With respect to a Serviced Loan Combination, the costs described in the preceding sentence above that relate to the applicable Serviced Loan Combination shall be paid out of amounts on deposit in the Serviced Loan Combination Collection Account related to such Serviced Loan Combination (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement).  If funds in the applicable Serviced Loan Combination Collection Account relating to a Serviced Loan Combination are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.  The Master Servicer or the Special Servicer, as applicable, shall prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property.  The Master Servicer or Special Servicer, as applicable, shall send such reports to the 17g-5 Information Provider (who shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and, upon request, to the Underwriters within 20 days of completion of the inspection report, each inspection report.

(b)           With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, as applicable, the Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to the Manager under the related Loan Documents and Management Agreement, if any.

(c)           If, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan, a Nationwide Mortgage Loan, a Specially Serviced Loan or a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment) or Serviced Companion Loan, the Master Servicer has accepted a voluntary Principal Prepayment (other than (i) in accordance with the terms of the related Loan Documents, (ii) in connection with the payment of insurance proceeds or condemnation proceeds unless the Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Loan Documents, (iii) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or (iv) pursuant to applicable law or a court order) resulting in a Prepayment Interest Shortfall, then the Master Servicer shall deliver to the Certificate Administrator on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account (or, in the case of a Prepayment Interest Shortfall with respect to a Serviced Companion Loan, remit to the holder of the Serviced Companion Loan a pro rata portion of the following amount), without any right of reimbursement therefor, a cash payment (a “Master Servicer Prepayment Interest Shortfall Amount”), in an amount equal to the lesser of (x) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with such voluntary Principal Prepayments received in respect of the Mortgage Loans (other than a Nationwide Mortgage Loan, a Non-Serviced Mortgage Loan or a Specially Serviced Mortgage Loan) or Serviced Companion Loans (other than a Nationwide Mortgage Loan, a Non-Serviced Mortgage Loan or a Specially Serviced Mortgage Loan) during the related Collection Period, and (y) the aggregate of (A) that portion of its Master Servicing Fees (calculated for this purpose at 0.005% (0.5 basis point per annum)) that is being paid in such Collection Period with respect to the Mortgage Loans or Serviced Companion Loans (other than a Non-Serviced Mortgage Loan, a Nationwide Mortgage Loan or a Specially Serviced Loan) and (B) all Prepayment Interest Excess received during the related Collection Period on the Mortgage Loans or Serviced Companion Loans (other than a Non-Serviced Mortgage Loan, a Specially Serviced Loan or any Nationwide Mortgage Loan); provided that if any Prepayment Interest Shortfall occurs as a result of the Master Servicer’s failure to enforce the related Loan Documents (other than in connection with (a) a Non-Serviced Mortgage Loan or a Nationwide Mortgage Loan, (b) a Specially Serviced Loan, (c) a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restriction such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment or (d) the circumstances covered in clauses (i), (ii), (iii), or (iv) above), the Master Servicer shall be required to pay an amount equal to the entire Prepayment Interest Shortfall with respect to that Mortgage Loan.  The Master Servicer’s obligations to pay any Master Servicer Prepayment Interest Shortfall Amount, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

(d)           The Master Servicer shall, as to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination that is secured by the interest of the related Borrower under a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Loan Combination to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, the related space lease or air rights lease) should thereafter be forwarded to the Master Servicer.

(e)           The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Serviced Loan Combination (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Loan Combination prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Serviced Loan Combination.  Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan or Serviced Loan Combination.

Section 3.18     Authenticating Agent.  The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates.  The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities.  The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor

and the Master Servicer.  The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer.  Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.  Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19     Appointment of Custodians.  The Certificate Administrator shall be the initial Custodian hereunder.  The Certificate Administrator may appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor.  The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders.  The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement.  Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “Baa2” from Moody’s and, if rated by KBRA, an equivalent rating from KBRA.  Each Custodial Agreement may be amended only as provided in Section 11.08 of this Agreement.  Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator.  If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian.  In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer.

Section 3.20     Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts.  The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if

any relating to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combinations it is servicing.

Section 3.21     Property Advances.  (a)  The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Loan Combinations that it is servicing.  For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any such Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Mortgage Loan or Serviced Loan Combination so provide.

(b)           Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or Serviced REO Loan; provided, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments).

(c)           The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions.

(d)           The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations.  Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In addition, the Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined (if no Consultation Termination Event has occurred and is continuing, in consultation with the Directing Holder) that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan (or the related Serviced Loan Combination, as applicable) are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Loan Combination, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Property Advance that is a Nonrecoverable Property Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the Trustee, the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the

Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Certificate Administrator, the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.  Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of a Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

Notwithstanding the above, the Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination by the Master Servicer and the Master Servicer, the Trustee and the Certificate Administrator shall be bound by any determination of the Special Servicer that a Property Advance, if made, would be a Nonrecoverable Property Advance.  The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the Master Servicer hereunder.

With respect to the payment of insurance premiums and delinquent tax assessments, if the Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer.  Upon receipt of such notice, the Master Servicer (with respect to any Mortgage Loan or Serviced Loan Combination that is not a Specially Serviced Loan) and the Special Servicer (with respect to any Specially Serviced Loan or REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related

Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender).  If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Noteholder, the Special Servicer (in the case of a determination by the Special Servicer) shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account or, if a Serviced Loan Combination is involved, from amounts in the applicable Serviced Loan Combination Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or Serviced REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender).  The Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06 of this Agreement.

(e)           The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

The parties acknowledge that, pursuant to the applicable Other Pooling and Servicing Agreement, the applicable Other Servicer is obligated to make servicing advances with respect to the related Non-Serviced Mortgage Loan.  The Other Servicer, the Other Special Servicer (to the extent it has made an advance), the Other Trustee or fiscal agent or other Persons making advances under the applicable Other Pooling and Servicing Agreement shall be entitled to reimbursement in accordance with Section 3.06(b) of this Agreement for the pro rata portion (based on Stated Principal Balance) of the related Mortgage Loan (after amounts allocated to the related B Loan, if any) with respect to any Property Advance that is nonrecoverable (with, in each case, any pro rata portion of accrued and unpaid interest thereon provided for under the

Other Pooling and Servicing Agreement) in the manner set forth in the Other Pooling and Servicing Agreement and the related Intercreditor Agreement, as applicable.

Section 3.22     Appointment and Replacement of Special Servicer.  (a)  Situs Holdings, LLC is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

(b)           For so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to terminate the rights (subject to Section 3.05, Section 3.12 and Section 6.03(a) of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, and appoint a successor Special Servicer pursuant to Section 7.02 of this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor and the Trustee.

(c)           Following the occurrence of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and to the Certificate Administrator, with a copy to the Special Servicer, a written recommendation (provided that the Operating Advisor shall not be permitted to recommend the replacement of the Special Servicer with respect to any Loan Combination so long as the holder of the related Companion Loan is the Loan-Specific Directing Holder under the related Intercreditor Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer.  In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and shall conduct the solicitation of votes of all Certificates in such regard.  Subsequently, upon (i) the written direction of Holders of Sequential Pay Certificates evidencing greater than a majority of the aggregate Voting Rights (taking into account Realized Losses and the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such Certificates pursuant to Section 4.08) of all Sequential Pay Certificates on an aggregate basis (which vote shall occur not more than 180 days from the date the Certificate Administrator posts such recommendation on the Certificate Administrator’s Website; provided that if such written direction is not provided within 180 days of the posting of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect) and (ii) receipt of a No Downgrade Confirmation from each Rating Agency with respect to the Certificates and, if such successor Special Servicer shall also specially service a Serviced Loan Combination, any class of related Serviced Companion Loan Securities, by the Trustee following satisfaction of the foregoing clause (i), the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint a successor Special Servicer approved by the Certificateholders; provided such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund Expense.  If the Trustee does not receive at least 50% of the requested votes, then the Trustee shall not remove the Special Servicer.  Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22(c).

(d)           If a Control Termination Event has occurred and is continuing and upon (a) the written direction of holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement) of the Sequential Pay Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and (c) delivery by such holders to the Certificate Administrator and the Trustee of a No Downgrade Confirmation from each Rating Agency with respect to the Certificates and, if such successor Special Servicer shall also specially service a Serviced Loan Combination, any class of related Serviced Companion Loan Securities, the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and conduct the solicitation of votes of all Certificates in such regard.  Subsequently, if a Control Termination Event has occurred and is continuing, upon the written direction of (i) holders of Sequential Pay Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account Realized Losses and the application of any Appraisal Reductions to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement) of all Sequential Pay Certificates or (ii) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates (provided, however, that for purposes of such Voting Rights, the Class A-M Certificates and the Class PEZ Component A-M of the Class PEZ Certificates shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates and the Holders of the Class PEZ Certificates shall have the Voting Rights so allocated to the Class PEZ Components and no other Voting Rights), the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Certificateholders, provided such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; provided that if such written direction is not provided within 180 days of the notice from the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect.  The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund

Expense.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(e)           The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(c) or Section 3.22(d) of this Agreement, so notify the Certificate Administrator and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.22 shall not be effective until (i) the Trustee receives from each Rating Agency a No Downgrade Confirmation or, if such successor Special Servicer shall also specially service a Serviced Loan Combination, a No Downgrade Confirmation relating to any class of related Serviced Companion Loan Securities, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms.  Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) of this Agreement mutatis mutandis.  In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of such current or former Operating Advisor.  Further, such successor shall be a Person that (i) satisfies all of the eligibility requirements applicable to the special servicer contained in this Agreement, (ii) is not obligated or allowed to pay the Operating Advisor any fees or otherwise compensate the Operating Advisor (x) in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.  In addition, any replacement Special Servicer that will service any Serviced Loan Combination shall meet any requirements specified in the related Intercreditor Agreement or, if applicable, the related Other Pooling and Servicing Agreement.

The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal.  Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans and, if applicable, Loan Combinations.

(f)           The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, that neither the Trustee nor the Master Servicer shall be liable for any actions or any inaction of such successor Special Servicer.  Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Holder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Holder).

(g)           If a replacement special servicer is appointed with respect to a Serviced Loan Combination or any related Serviced REO Property in accordance with this Section 3.22 such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise:  (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Serviced Loan Combination Special Servicer, insofar as such duties and obligations relate to the subject Serviced Loan Combination or any related Serviced REO Property, and shall mean the General Special Servicer (as defined below in clause (h)), in all other cases (provided, that in Section 3.14 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Serviced Loan Combination Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Serviced Loan Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Loan Combination or any related Serviced REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Mortgage Loans pursuant to Section 3.16 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (v) when used in the context of the Special Servicer being replaced pursuant to this Section 3.22 by the applicable Directing Holder, the term “Special Servicer” shall mean the General Special Servicer or the Serviced Loan Combination Special Servicer, if applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Serviced Loan Combination Special Servicers and the General Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Serviced Loan Combination Special Servicer or the General Special Servicer, as applicable.

(h)           References in this Section 3.22 to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Loan Combination or related REO Property as to which a different Serviced Loan Combination Special Servicer has been appointed with respect thereto).

(i)           No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22.  All costs and expenses of any such termination made without cause shall be paid by the Controlling Class Certificateholders.

Section 3.23     Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report.  (a)  Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination of which the Master Servicer may have notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the related Mortgage Loan Seller, if no Consultation Termination Event has occurred and is continuing, the Directing Holder and, if applicable, the related Serviced Companion Loan Noteholders and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan or Serviced Loan Combination, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer.  The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan or Serviced Loan Combination until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Loan Combination, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence.  With respect to each Mortgage Loan or Serviced Loan Combination that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Loan Combination to the Master Servicer.  The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer, who shall send such notice to the related Borrower.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Loan Combination shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer’s obligation to service such Mortgage Loan or Serviced Loan Combination shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan or Serviced Loan Combination as a Mortgage Loan or Serviced Loan Combination that is not a Specially Serviced Loan shall resume.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee, the Operating Advisor and the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and with respect to REO Properties, the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the Serviced REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(g) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement.  Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)           Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement.  The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)           No later than 60 days after a Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall deliver to the Master Servicer, the Directing Holder (only if no Consultation Termination Event has occurred and is continuing), each related Companion Loan Noteholder, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Controlling Class Representative, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), each related Serviced Companion Loan Noteholder, and upon request, the Underwriters and the Initial Purchasers, a report (the “Asset Status Report”) with respect to such Mortgage Loan or Serviced Loan Combination and the related Mortgaged Property; provided, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if the Special Servicer and

the Directing Holder are the same entity.  Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)           date of transfer of servicing of such Mortgage Loan or Serviced Loan Combination to the Special Servicer;

(ii)          summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

(iii)        a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Loan Combination and whether outside legal counsel has been retained;

(iv)         the most current rent roll and income or operating statement available for the related Mortgaged Property;

(v)         (A) the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or Serviced REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(vi)        the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Loan Combination;

(vii)       a description of any amendment, modification or waiver of a material term of any ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, any such space lease or air rights lease);

(viii)      the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(ix)        an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(x)          the appraised value of the related Mortgaged Properties together with the assumptions used in the calculation thereof, and a copy of the last obtained Appraisal of the Mortgaged Property; and

(xi)         such other information as the Special Servicer deems relevant in light of the Servicing Standard.

For so long as no Control Termination Event has occurred and is continuing, if within 10 Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing, the Directing Holder will be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender)), the terms of the applicable Loan Documents or any related Intercreditor Agreement.  For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Directing Holder, the Master Servicer, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and each related Serviced Companion Loan Noteholder, a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval.  The Special Servicer shall revise such Asset Status Report as described above in this Section 3.23(e) until the Directing Holder fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender).  In any event, for so long as no Control Termination Event has occurred and is continuing, if the Directing Holder does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report if consistent with the Servicing Standard.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Directing Holder (with a copy to the Trustee and the Certificate Administrator) if (i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings.  Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced

Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender), and it has made a reasonable effort to contact the Directing Holder and, if any Serviced Loan Combination is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report.  The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Directing Holder may have.

The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report.  The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

During the period when a Control Termination Event has occurred and is continuing, the Special Servicer shall consult on a non-binding basis with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that were previously included in the Control Eligible Classes), as a collective whole as if such Certificateholders constituted a single lender.  This determination shall be made pursuant to the Operating Advisor Standard.  The Special Servicer shall consider any such proposals from the Operating Advisor and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

During the period when a Control Termination Event has occurred and is continuing and for so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall consult on a non-binding basis with the Directing Holder in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Directing Holder shall have the right to propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report.  The Special Servicer shall consider any such proposals from the Directing Holder and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

If neither the Operating Advisor nor the Directing Holder proposes alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

Notwithstanding anything to the contrary herein, if a Consultation Termination Event has occurred and is continuing, the Directing Holder shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. If a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.23.

No direction, advice, consent, approval or disapproval of the Directing Holder or Operating Advisor shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, any related Intercreditor Agreement, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.16, Section 3.18 and Section 3.25 and the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Certificate Administrator, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Certificate Administrator’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.  The Special Servicer shall not be required to follow any direction of the Directing Holder described in this paragraph.

(f)           Unless a Control Termination Event has occurred and is continuing, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

Section 3.24     Special Instructions for the Master Servicer and/or Special Servicer.  (a)  Prior to taking any action with respect to a Mortgage Loan or a Serviced Loan Combination secured by Mortgaged Properties located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Loan Combination, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

(b)           The Master Servicer shall send written notice to each Borrower (other than with respect to a Non-Serviced Mortgage Loan) and the related Manager and clearing bank relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that it is servicing that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lock-Box Agreement.

(c)           Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower’s obligations under the related Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans (other than Non-Serviced Mortgage Loans) that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

(d)           If a Rating Agency shall charge a fee in connection with providing a No Downgrade Confirmation, the Master Servicer shall require the related Borrower (other than with respect to a Non-Serviced Mortgage Loan) to pay such fee to the extent not inconsistent with the applicable Loan Documents.  If such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(f)) of this Agreement and, in the case of a Serviced Loan

Combination with a Serviced Pari Passu Companion Loan (but not a B Loan), allocated in accordance with the allocation provisions of the related Intercreditor Agreement, the costs of which may be advanced as a Property Advance.

(e)           The Master Servicer shall, in accordance with the Servicing Standard, enforce the right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Intercreditor Agreement (but in the case of any B Loan, subject to Section 1.02).  The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Property Advance.

(f)           With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan or Serviced Loan Combination, the Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder or the property manager with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder unless the Master Servicer obtains a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

(g)           With respect to certain Mortgage Loans originated or acquired by GACC and subject to defeasance, GACC has transferred to a third party, the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral (“GACC Defeasance Rights and Obligations”).  If the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for GACC Defeasance Rights and Obligations, the Master Servicer shall provide, upon receipt of such notice, written notice of such defeasance request to GACC or its assignee.  Until such time as GACC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GACC Defeasance Rights and Obligations shall be delivered to CDHC, LLC, c/o Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226, Attention:  Legal Department, Tel:  (704) 731-6252; Fax:  (704) 759-9156.  If the successor borrower is not designated or formed by CDHC, LLC or any affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the Master Servicer in accordance with the Servicing Standard.

Section 3.25     Certain Rights and Obligations of the Master Servicer and/or the Special Servicer.  (a)  In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right, whether or not the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan) is a Specially Serviced Loan, to approve (i) certain modifications to the extent described under Section 3.26 of this Agreement and (ii) certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09 of this Agreement.  With respect to Performing Loans (other than Non-Serviced Mortgage Loans), the Master Servicer shall notify the Special Servicer of any request for approval (a “Request for Approval”) received relating to the Special Servicer’s above-referenced approval rights and forward to the Special Servicer its written recommendation and analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer’s possession).  Subject to Section 3.09(h) of this Agreement, the Special Servicer shall have 15 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a Performing Loan and, prior to the end of such 15 Business Day period, for so long as no Control Termination Event has occurred and is continuing, is required to notify the Directing Holder and each Serviced Companion Loan Noteholder of such Request for Approval and its recommendation with respect thereto.  Following such notice, the Directing Holder shall have 10 Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Serviced Loan Combination, such longer time period as may be provided in the related Intercreditor Agreement) to approve any recommendation of the Special Servicer relating to any Request for Approval.  In any event, if the Directing Holder does not respond to a Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Directing Holder and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days (or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval), the Master Servicer may deem its recommendation approved by the Special Servicer.  With respect to a Specially Serviced Loan, the Special Servicer must notify the Directing Holder of any Request for Approval received relating to the Directing Holder’s above-referenced approval rights and its recommendation with respect thereto.  The Directing Holder shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval.  In any event, if the Directing Holder does not respond to any such Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer may deem its recommendation approved by the Directing Holder.  Notwithstanding the foregoing, (i) with respect to any Loan Combination, the procedure and timing for approval by the Directing Holder (to the extent it is the related Companion Loan Noteholder) of the related Request for Approval shall be governed by the terms of the related Intercreditor Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Loan Combination, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) and the Special Servicer has made a reasonable effort to contact the Directing Holder, it need not wait for a response from the Directing Holder.

(b)           Neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Holder, or due to any failure to approve an action by the Directing Holder, or due to any objection by the Directing Holder that would (i) cause any one of them to violate applicable law, the terms of any Loan Documents, any Intercreditor Agreement, this Agreement, including the Servicing Standard, or the REMIC Provisions, (ii) expose the Master Servicer, the Special Servicer, the Depositor, the Paying Agent, a Mortgage Loan Seller, the Trust Fund, the Operating Advisor, the Trustee, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (iii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

(c)           The Master Servicer and the Special Servicer, as applicable, shall discuss with the Directing Holder, on a monthly basis, the performance of any Mortgage Loan or Serviced Loan Combination that is a Specially Serviced Loan, which is delinquent, has been placed on a “Watch List” or has been identified by the Master Servicer or the Special Servicer as exhibiting deteriorating performance.

Section 3.26     Modification, Waiver, Amendment and Consents.  (a)  Subject to Sections 3.25, 3.26(f) and 3.27, and, if applicable, each Intercreditor Agreement, (i) the Master Servicer (subject to the Special Servicer’s consent, except as provided in clause (n)) or (ii) with respect to any Specially Serviced Loan, the Special Servicer, in each case subject to the rights of the Directing Holder and consultation with the Operating Advisor (if no Control Termination Event has occurred and is continuing and to the extent the Operating Advisor has consultation rights pursuant to Section 3.23(e), Section 3.31 and Section 6.07 of this Agreement), may modify, waive or amend any term of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan or Serviced Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” under Section 860G(c) of the Code).  In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan or Serviced Loan Combination, then such calculation shall exclude the value of any personal property and going concern value, if any.

(b)           Neither the Master Servicer nor the Special Servicer may extend the Maturity Date of any Mortgage Loan, Serviced Loan Combination or Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (1) five years prior to the Rated Final Distribution Date and (2) in the case of a Mortgage Loan, Serviced Loan Combination or Specially Serviced Loan secured solely or primarily by the related Borrower’s interest in a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), the date that is 20 years prior to the expiration date of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration date of such lease if the Master Servicer or the Special Servicer, as applicable gives due consideration to the remaining term of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and, with respect to a Serviced Loan Combination, the related Serviced Companion Loan Noteholder (as a collective whole as if such Certificateholders and (with respect to a Serviced Loan Combination) Serviced Companion Loan Noteholder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

(c)           Neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

(d)           Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Mortgage Loan or Serviced Loan Combination or such modification, waiver or amendment so permit.

(e)           Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combinations in accordance with this Section 3.26 or in Section 3.27 of this Agreement (with respect to Serviced Loan Combinations) shall be in writing.

(f)           The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Directing Holder (other than if a Consultation Termination Event has occurred and is continuing), the Operating Advisor (only if a Control Termination Event has occurred and is continuing), the Depositor and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

(g)           The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Loan Combination and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the related Mortgage Loan or Serviced Loan Combination within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it.  In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

(h)           Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or Serviced Loan Combination (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(g) of this Agreement.

(i)           Notwithstanding anything herein or in the related Loan Documents to the contrary, the Master Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination (or any portion thereof) in lieu of the defeasance collateral specified in the related Loan Documents; provided that, the Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Serviced Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) and provided, that the requirements set forth in Section 3.09(g) of this Agreement are satisfied.

(j)           If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts, which may be sub-accounts of the Collection Account (the “Defeasance Accounts”), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents.  Each Defeasance Account shall at all times be an Eligible Account.  Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 12 months, unless such amounts are reinvested by the Master Servicer in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii).  To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account or, if a Serviced Loan Combination is involved, the Serviced Loan Combination Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Loan Combination, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Loan Combination.  Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account or, if a Serviced Loan Combination is involved, the Serviced Loan Combination Collection Account for a period in excess of 365 days.

(k)           Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Holder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Directing Holder by written notice given to the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable.  Upon delivery of any such notice of waiver given by the Directing Holder, any time period (exclusive or otherwise) afforded the Directing Holder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired.  If the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, any related Intercreditor Agreements, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor.

(l)           Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Serviced Loan Combination that is a Specially Serviced Loan or Serviced REO Loan (i) shall be performed by the Special Servicer and not the Master Servicer, (ii) to the extent provided in this Agreement and/or the applicable Intercreditor Agreement, shall be subject to the consent of the related Directing Holder, and (iii) shall be structured so as to be consistent with the allocation and payment priorities in the related Loan Documents and Intercreditor Agreement, if any, such that neither the Trust as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Loan Documents and Intercreditor Agreement.

(m)           Any modification, waiver or amendment of or consents or approvals relating to a Performing Loan (other than a Non-Serviced Mortgage Loan) shall be subject to the consent of the Special Servicer (other than as set forth in this Section 3.26(n)), and the Special Servicer shall obtain the consent of the related Directing Holder to the extent provided in this Agreement and/or the applicable Intercreditor Agreement.  When the Special Servicer’s consent is required, the Master Servicer shall promptly provide the Special Servicer with written notice of any request for modification, waiver, amendment, consent or approval accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or control that the Special Servicer may reasonably request to grant or withhold such consent.  When the Special Servicer’s consent is required hereunder, such consent shall be deemed given 15 Business Days, or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval, (or in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.  With respect to all Specially Serviced Loans and Performing Loans (other than a Non-Serviced Mortgage Loans), the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the related Directing Holder, which consent shall be deemed given 10 Business Days after receipt (or in connection with an Acceptable Insurance Default, 30 days) (unless earlier objected to) by such Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by such Directing Holder.

(n)           For any Mortgage Loan or Serviced Loan Combination (other than a Specially Serviced Loan or a Non-Serviced Mortgage Loan), subject to the rights of the Special Servicer set forth in this Section 3.26, and further subject to the rights of the Directing Holder and the Operating Advisor set forth herein, and, with respect to any Serviced Loan Combination, further subject to the rights of the related Companion Loan Noteholders under the related Intercreditor Agreement, the Master Servicer, without the consent of the Special Servicer, the Directing Holder or the Operating Advisor, as applicable, shall be responsible to determine whether to consent to or approve any request by a Borrower with respect to:

(i)            approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area of the related Mortgaged Property;

(ii)            approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days after the end of the calendar quarter;

(iii)          approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

(iv)          subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Loan Combination requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)          approving non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under this Section 3.26) in connection with a defeasance subject to the requirements set forth in Section 3.09(g) of this Agreement;

(vi)         approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Loan Combination to such non-material rights-of-way or easements; provided, that the Master Servicer shall have determined in accordance with the Servicing Standard that such right-of-way or easement shall not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property;

(vii)         granting waivers of minor covenant defaults (other than financial covenants);

(viii)        as permitted under the Loan Documents, payment from any escrow or reserve, except releases of any escrows, reserves or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Mortgage Loan or Serviced Loan Combination and for which there is no material lender discretion;

(ix)          approving a change of the property manager at the request of the related Borrower so long as (a) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (b) the subject Mortgage Loan or Serviced Loan Combination does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

(x)           subject to the satisfaction of any conditions precedent set forth in the related Loan Documents, approving disbursements of any earnout or holdback amounts in accordance with the related Loan Documents with respect to certain Mortgage Loans other than those Mortgage Loans identified on Exhibit U hereto; and

(xi)          any non-material modifications, waivers or amendments not provided for in clauses (i) through (x) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Loan Combination;

provided, in the case of any Serviced Loan Combination, the Master Servicer shall provide written notice of such action to the related Companion Loan Noteholders.  For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to (i) any Specially Serviced Loan shall be processed by the Special Servicer and (ii) any Mortgage Loan listed on Exhibit U received by the Master Servicer shall be processed by the Master Servicer and submitted to the Special Servicer for approval.  For purposes of this Agreement, “disbursement of earnouts or holdback amounts” shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

Section 3.27     Certain Intercreditor Matters Relating to the Serviced Loan Combinations.  (a)  With respect to Serviced Loan Combinations, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the

Trust, or the obligation of the master servicer or the special servicer, as applicable, following securitization, under the related Intercreditor Agreement.

(b)           The Master Servicer shall maintain a register (the “Serviced Companion Loan Noteholder Register”) on which the Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Master Servicer by a Serviced Companion Loan Noteholder.  Each Serviced Companion Loan Noteholder has agreed to inform the Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Intercreditor Agreement) and of any transfer thereof (together with any instruments of transfer).  The name and address of each initial Serviced Companion Loan Noteholder as of the Closing Date is set forth on Schedule VII hereto.  The Master Servicer shall be entitled to conclusively rely upon the information delivered by any Serviced Companion Loan Noteholder until it receives notice of transfer or of any change in information.

In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register.  In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related Companion Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information.  The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)           The Directing Holder shall not owe any fiduciary duty to the Trustee, any Master Servicer, any Special Servicer, any Certificateholder (including the Controlling Class Representative, if applicable) or any noteholder of a Serviced Loan Combination, as applicable.  The Directing Holder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) or any other noteholder of a Serviced Loan Combination, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment.

(d)           With respect to any Serviced Loan Combination, the Directing Holder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in the applicable Intercreditor Agreement, in accordance with the terms of the related Intercreditor Agreement and this Agreement.

(e)           The Special Servicer (if any Serviced Companion Loan is a Specially Serviced Loan or has become a Serviced REO Loan) or the Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.13 and Section 3.17 of this Agreement and the following paragraph) the preparation and delivery of reports and other information with respect to, the Serviced Loan Combination related to any Serviced Companion Loan or any related Serviced REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by each related Intercreditor Agreement and/or any related mezzanine intercreditor agreement existing on the Closing Date and any related Intercreditor Agreement or mezzanine intercreditor agreement not existing on the Closing Date that is provided to the Master Servicer or Special Servicer, as applicable.  In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Companion Loan:

(i)             none of the Master Servicer, the Special Servicer or the Trustee shall make any P&I Advance with respect to the Serviced Companion Loan; and

(ii)           the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Serviced Companion Loan Noteholder(s) to the extent required by the related Intercreditor Agreement.

The Master Servicer or Special Servicer, as applicable, shall timely provide to each related Serviced Companion Loan Noteholder any reports or notices required to be delivered to such Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement, and the Special Servicer shall reasonably cooperate with the Master Servicer and the Master Servicer shall reasonably cooperate with the Special Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

If any Serviced Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC or a “grantor trust” (within the meaning of the Grantor Trust Provisions), then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or adversely affect the tax status of such grantor trust as a grantor trust.

The parties hereto acknowledge that a Serviced Companion Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Intercreditor Agreement or the giving of any consent or for errors in judgment.  Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Companion Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Companion Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

The parties hereto recognize and acknowledge the respective rights of each Serviced Companion Loan Noteholder under the related Intercreditor Agreement.  Each of the rights of a Serviced Companion Loan Noteholder under or contemplated by this Section 3.27(e) may be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the

Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Companion Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

Notwithstanding anything herein or in the Intercreditor Agreement to the contrary, no direction or objection by the Serviced Companion Loan Noteholder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities hereunder.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related Loan Documents (including the related Note and Mortgage) shall also mean, in the case of a Serviced Loan Combination, in accordance with the related Intercreditor Agreement.

To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

For purposes of exercising any rights that the directing holder of the Note for any Mortgage Loan in a Serviced Loan Combination may have under the related Intercreditor Agreement, the Directing Holder shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be necessary under the related Intercreditor Agreement to effect such designation.

(f)            With respect to each of the Non-Serviced Mortgage Loans, the applicable Other Servicer shall deliver, or cause to be delivered, to the Certificate Administrator, promptly following receipt of any servicing reports from the applicable Other Servicer, Other Special Servicer or Other Trustee with respect to the related Mortgage Loan.

Promptly following the Closing Date, the Certificate Administrator shall send written notice substantially in the form of Exhibit DD hereto, accompanied by a copy of an executed version of this Agreement, with respect to each Non-Serviced Mortgage Loan to each applicable Other Servicer, Other Special Servicer and Other Trustee stating that, as of the Closing Date, the Trustee is the holder of the applicable Non-Serviced Mortgage Loan and directing each such recipient to remit to the Master Servicer no later than one (1) Business Day after each Determination Date all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer no later than one (1) Business Day after each Determination Date all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the applicable Non-Serviced Mortgage Loan under the related Intercreditor Agreement and Other Pooling and Servicing Agreement.  Such notice shall also provide contact information for the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Directing Holder and the Rating Agencies.

With respect to the Non-Serviced Mortgage Loans, if the applicable Other Servicer, Other Special Servicer or Other Trustee shall be replaced in accordance with the terms of the related Other Pooling and Servicing Agreement, promptly upon notice thereof, the applicable party shall, upon request, acknowledge its successor as the successor to the Other Servicer, Other Special Servicer or Other Trustee, as the case may be.

With respect to each Serviced Loan Combination, the Master Servicer or the Special Servicer, as applicable, shall provide each Companion Loan Noteholder and, if applicable, related Non-Directing Holder (or its designee or representative), within the same time frame and to the same extent it is required to provide such information and materials to the Certificateholders or the Directing Holder, as applicable, hereunder with (1) copies of each financial statement received by the Master Servicer pursuant to the terms of the related Loan Documents, (2) copies of any notice of default sent to the Borrower and (3) subject to the terms of the Loan Documents, copies of any other documents or information relating to the Serviced Loan Combination (including, without limitation, property inspection reports, loan servicing statements, Borrower requests and asset status reports) that the Master Servicer delivers to the related Directing Holder and copies of any other notice, information or report that it is required to provide to the Directing Holder pursuant to this Agreement with respect to any Major Decision or with respect to any “major decisions” or “major actions” as set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Loan Combination.  Any copies to be furnished by the Master Servicer or the Special Servicer may be furnished by hard copy or electronic means.

Section 3.28     Directing Holder Contact with the Master Servicer and the Special Servicer. Each of the Master Servicer and the Special Servicer shall, not more frequently than once per month, without charge, make a knowledgeable Servicing Officer via telephone available during normal business hours to verbally answer questions from the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) and the Operating Advisor (for so long as a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.29     Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder. (a)  Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Registrar and to notify the Certificate Registrar of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof.  Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Registrar when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns.  Upon receipt of such notice, the Certificate Registrar shall notify the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Trustee and each Serviced Companion Loan Noteholder of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate.

In addition, upon the request of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor, as applicable, the Certificate Registrar shall promptly (but no later than five (5) Business Days after such request) provide to the requesting party the identity of the then-current Controlling Class and a list of the Holders of Certificates of the Controlling Class.  However, if any Controlling Class Certificateholder is listed as being the Depository, then the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Beneficial Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the requesting party promptly upon receipt; provided that, if any Controlling Class Certificateholder is listed as the Depository and the Certificate Administrator has actual knowledge of the identity of the related Beneficial Owner, then the Certificate Administrator shall include such Beneficial Owner in the list provided to any requesting party pursuant to first sentence of this paragraph.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information so provided. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder (or Controlling Class Representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Directing Holder (or Controlling Class Representative) has changed, then such expenses shall be at the expense of the Trust.

To the extent the Master Servicer has actual knowledge of any change in the identity of a Holder (or Beneficial Owners) of the Controlling Class, then the Master Servicer shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer.

(b)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Controlling Class Representative shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.  Upon the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Controlling Class Representative.

(c)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative.

(d)           The Master Servicer, Special Servicer, Trustee or Operating Advisor shall be entitled to request that the Certificate Administrator provide, and the Certificate Administrator shall promptly (but no later than five (5) Business Days after such request) provide (i) for so long as no Consultation Termination Event has occurred and is continuing, the identity of the Controlling Class Representative, including names and addresses and (ii) confirmation as to whether a Control Termination Event or Consultation Termination Event has occurred in the 12 months preceding any such request or any other period specified in such request.  In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Controlling Class Representative or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

At any time more than 50% of the Percentage Interest of the Controlling Class Certificateholders direct the Certificate Administrator in writing to hold an election for a Controlling Class Representative, the Certificate Administrator shall hold such election as soon as practicable at the expense of such requesting Certificateholders.

(e)           If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of such event.

(f)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or Companion Loan Noteholders; (ii) the Directing Holder may act solely in the interests of the Holders of the Controlling Class (or, in the case of a Loan Combination, in the interests of one or more Companion Loan Noteholders; (iii) the Directing Holder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Directing Holder may take actions that favor the interests of the Directing Holder or one or more Classes of the Certificates including the Holders of the Controlling Class (or, in the case of a Loan Combination, one or more Companion Loan Noteholders) over the interests of the Holders of one or more Classes of Certificates and other Companion Loan Noteholders; and (v) the Directing Holder shall have no liability whatsoever to any Certificateholder, the Trust, any Companion Loan Noteholder any party hereto or any other Person (including any Borrower under a Mortgage Loan) for having so acted as set forth in clauses (i) through (iv) of this paragraph, and no Certificateholder or Companion Loan Noteholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

(g)           The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Trustee, the Operating Advisor, the Certificate Administrator or any Certificateholder and provide such information to the requesting party.

(h)           At any time when the most senior Class of Control Eligible Certificates are the Controlling Class, the Holder of more than 50% of the Controlling Class (by Certificate Principal Amount) may waive its right to act as, or appoint a representative to act as, the Controlling Class Representative and to exercise any of the rights of the Controlling Class

Representative or cause the exercise of any of the rights of the Controlling Class Representative by irrevocable written notice delivered to the Depositor, Certificate Administrator, Certificate Registrar, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver shall remain effective with respect to such Holder and the most senior Class of Control Eligible Certificates until such time as that Certificateholder has (i) sold a majority of the most senior Class of Control Eligible Certificates (by Certificate Principal Amount) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Certificate Registrar, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the most senior Class of Control Eligible Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect controlling interest in the most senior Class of Control Eligible Certificates.  During such waiver period a Consultation Termination Event shall be deemed to exist and the rights of the Controlling Class to appoint a Controlling Class Representative and the rights of the Controlling Class Representative shall not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).  Following any transfer of more than 50% of the most senior Class of Control Eligible Certificates, the successor Holder of more than 50% of the most senior Class of Control Eligible Certificates, if the most senior Class of Control Eligible Certificates are the Controlling Class (by Certificate Principal Amount) shall again have the right to act as, or appoint a representative to act as, the Controlling Class Representative without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder shall also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the most senior Class of Control Eligible Certificates that had not also become a corrected loan prior to such acquisition until such Mortgage Loan becomes a Corrected Loan.

Section 3.30     No Downgrade Confirmation. (a)  Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a No Downgrade Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such No Downgrade Confirmation from each Rating Agency has made a request to any Rating Agency for such No Downgrade Confirmation and, within 10 Business Days of the No Downgrade Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, then (i) such Requesting Party shall (without providing notice to the 17g-5 Information Provider) confirm that the applicable Rating Agency has received the No Downgrade Confirmation request, and, if it has not, promptly request the related No Downgrade Confirmation again and (ii) if there is no response to either such No Downgrade Confirmation request within 5 Business Days of such second request or such Rating Agency has responded in a manner that indicates it is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, (x) with respect to any such condition in any Loan Document requiring such No Downgrade Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting

Party is the related Borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), as applicable) shall determine, in accordance with its duties under this Agreement and in accordance with the Servicing Standard, whether or not such action would be in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender), and if the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of such parties, then the requirement for a No Downgrade Confirmation shall be deemed not to apply, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if the applicable replacement (i) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; (ii) KBRA has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and (iii) the applicable replacement is ranked at least “MOR CS3” as servicer or special servicer, as applicable, if Morningstar is the non-responding Rating Agency.

Any No Downgrade Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the No Downgrade Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request.  Such written No Downgrade Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) following any requirement to obtain a No Downgrade Confirmation being considered satisfied, the Master Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any No Downgrade Confirmation requirement in the Loan Documents with respect to which the Master Servicer or Special Servicer would have been required to make the determination described in Section 3.30(a) shall be deemed not to apply regardless of any such determination by the Requesting Party (or, if the Requesting Party is the related Borrower, the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), as applicable); provided, that the Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a No Downgrade Confirmation) have been satisfied.

(c)           For all other matters or actions not specifically discussed in Section 3.30(a) above, the applicable Requesting Party shall deliver a No Downgrade Confirmation from each Rating Agency.

Section 3.31     Appointment and Duties of the Operating Advisor.

(a)           Park Bridge Lender Services LLC is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult, in certain circumstances with the Special Servicer and perform each other obligation of the Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Loan Combination, for the benefit of the related Companion Loan Noteholders (as a collective whole as if such Certificateholders and Companion Loan Noteholders constituted a single lender), and not any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment) (the “Operating Advisor Standard”).  The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.  By purchasing a Certificate, Certificateholders are deemed to acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the Operating Advisor’s participation is to provide additional oversight relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

(c)           With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, if no Control Termination Event has occurred and is continuing, the Operating Advisor shall:

(i)             promptly review all information available to Privileged Persons on the Certificate Administrator’s Website relevant to the Operating Advisor’s obligations under this Agreement;

(ii)            promptly review each Final Asset Status Report; and

(iii)           review any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) of this Agreement.

(d)           With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, while a Control Termination Event has occurred and is continuing, the Operating Advisor shall:

(i)            consult (on a non-binding basis) with the Special Servicer in connection with any Major Decision pursuant to Section 6.07 of this Agreement;

(ii)           review, recalculate and verify the accuracy of any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(f) of this Agreement;

(iii)          in connection with the preparation of the Operating Advisor Annual Report (defined below), review, in accordance with the Operating Advisor Standard, the Special Servicer’s operational practices in respect of Specially Serviced Loans in order to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Loans;

(iv)          within 120 days of the end of the prior calendar year (if any such Mortgage Loans were Specially Serviced Loans during the prior calendar year), deliver an annual report setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year (the “Operating Advisor Annual Report”) to the Trustee, the Master Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), the holders of the Serviced Pari Passu Companion Loan (if applicable) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Each Operating Advisor Annual Report shall be substantially in the form of Exhibit X of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement) and shall be based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.11 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.13 of this Agreement, any Asset Status Report, other information (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer and oral communications with the Special Servicer; provided that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement.  Subject to the restrictions in this Agreement, including, without limitation, Section 3.31(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement.  Promptly upon receipt of each Operating Advisor Annual Report, the Certificate Administrator shall post such Operating Advisor Annual Report on the Certificate Administrator’s Website.  Each of

the Special Servicer and the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) shall be given an opportunity to review any Operating Advisor Annual Report at least five Business Days prior to its delivery to the Trustee and the Certificate Administrator; provided, that the Operating Advisor shall have no obligation to consider any comments to such Operating Advisor Annual Report that are provided by the Special Servicer or Directing Holder.

(e)           With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, if no Control Termination Event has occurred and is continuing, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized.  The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount and/or net present value calculations (except that if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Controlling Class Representative of such error).

(f)           With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, while a Control Termination Event has occurred and is continuing, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (A) Appraisal Reduction Amounts or (B) net present value, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than 2 Business Days after finalizing the preparation of such calculations, and the Operating Advisor shall promptly, but no later than 3 Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.31(f), if the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within 5 Business Days of delivery of such calculations to the Operating Advisor.  If the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such 5 Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Special Servicer and the Operating Advisor and shall determine which calculation is to apply.  In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(g)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.02(c) of this Agreement.

(h)           The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.  Each party to this Agreement that received Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer, the Controlling Class Representative and the Directing Holder other than pursuant to a Privileged Information Exception.

(i)            On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account pursuant to Section 3.06 of this Agreement, as applicable.  In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights.  Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Borrower.  When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.

Section 3.32 Swap Agreements.

(a)           On or before the Closing Date, the Certificate Administrator, not in its individual capacity but solely in its capacity as Certificate Administrator, on behalf of the Trust, shall, and is hereby authorized and directed to, enter into each Swap Agreement and related agreements with the related Swap Counterparty.  The Swap Counterparty under each Swap Agreement shall be responsible for performing all the duties of a “calculation agent” set forth under such Swap Agreement, and the Certificate Administrator shall have no obligation or liability to determine the reasonableness of such calculations.

(b)           Not later than 5:00 p.m. New York City time, on the second Business Day prior to each Distribution Date, based on the CREFC Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.13(a) of this Agreement, information received by the Certificate Administrator from the related Swap Counterparty pursuant to related Swap Agreement, and subject to the priorities set forth in Section 4.01(a), Section 4.01(b) and Section 4.01(l) of this Agreement, the Certificate Administrator shall (i) review such Swap Counterparty’s calculation of the Swap Net Payment, if any, for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, in accordance with the terms of such Swap Agreement and this Agreement, and (ii) notify such Swap Counterparty in accordance with the terms of such Swap Agreement of any mathematical inaccuracies of such calculations.  If the Certificate Administrator fails to receive any Swap Floating Payment due from a Swap Counterparty under any Swap Agreement on the Business Day prior to the related Distribution Date, the Certificate Administrator shall provide such Swap Counterparty with notice of such non-payment no later than 5:00 p.m. New York City time on such date.  If the Certificate Administrator fails to receive such Swap Floating Payment by 11:00 a.m. New York City time on the related Distribution Date following such notice of non-payment, then on such Distribution Date a Swap Default shall occur under such Swap Agreement and a Swap Class Distribution Conversion shall occur with respect to the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement under this Agreement and under such Swap Agreement.

(c)           On the Business Day immediately prior to each Distribution Date, to the extent of Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall remit the Swap Net Payment, if any, under each Swap Agreement to the related Swap Counterparty from the related Swap Corresponding Floating Rate Account; provided, that upon and during the continuation of a Swap Class Distribution Conversion for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, the Certificate Administrator shall not make such payments to such Swap Counterparty.  Promptly upon receipt of any payment or other receipt in respect of any Swap Agreement, the Certificate Administrator shall deposit the same into the Swap Corresponding Floating Rate Account.

The Certificate Administrator shall enforce the Trust’s rights under each Swap Agreement in accordance with the terms hereof.  If the Certificate Administrator has actual knowledge or written notice of a Swap Default under any Swap Agreement, the Certificate Administrator shall promptly provide written notice to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement and shall take such actions (following the expiration of any applicable grace period specified in such Swap Agreement), unless otherwise directed in writing by the holders of at least 25% by Certificate Balance of such Class of Swap Floating Rate Certificates, to enforce the rights of the Trust under such Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any related Swap Termination Payment received from the related Swap Counterparty under such Swap Agreement to enter into a replacement of such Swap Agreement on substantially identical terms or on such other terms reasonably acceptable to the

Depositor, with a replacement swap counterparty that satisfies the requirements of the related Swap Agreement.  If the costs attributable to entering into such a replacement Swap Agreement would exceed the amount of any Swap Termination Payments under such Swap Agreement, a replacement of such Swap Agreement shall not be entered into and any such proceeds shall instead be distributed, pro rata, to the holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, in each case on the immediately succeeding Distribution Date.

A Swap Class Distribution Conversion, if any, for each Class of Swap Floating Rate Certificates shall become permanent following the determination by the holders of at least 25% by Certificate Balance of such Class not to enter into a replacement of the Swap Corresponding Agreement and distribution of any related Swap Termination Payments to the Holders of such Class.  No Swap Default (or termination of a Swap Agreement) or Swap Class Distribution Conversion shall constitute an event of default under this Agreement.

To the extent that any replacement Swap Agreement is entered into and an upfront payment is received from the replacement Swap Counterparty, then such upfront payment shall be applied to pay any swap termination payment owed to the terminated Swap Counterparty under the terminated Swap Agreement, and any excess shall be distributed, pro rata, to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement on the immediately succeeding Distribution Date.  Except as set forth in the preceding sentence, no upfront payment from a replacement Swap Counterparty shall be available for payments on such Class of Swap Floating Rate Certificates, and no termination payment owed to a related terminated Swap Counterparty under a terminated Swap Agreement shall be paid to such Swap Counterparty pursuant to Section 4.01(k) or otherwise unless payment in full to the Holders of the Class of Swap Floating Rate Certificates for which the related Swap Agreement is the Corresponding Swap Agreement of amounts due and payable on such Class have been made.

The Certificate Administrator shall promptly notify the Depositor upon any change (or written notification to the Certificate Administrator that such change is imminent) in the payment terms of a Class of Swap Floating Rate Certificates, including as a result of a related Swap Class Distribution Conversion, the termination of such a Swap Class Distribution Conversion, a Swap Default under the Swap Corresponding Agreement or the cure of such a Swap Default.

(d)           The Certificate Administrator’s obligation, on behalf of the Trust, to remit to any Swap Counterparty any funds under the related Swap Agreement shall be limited to the provisions of this Section 3.32 and in accordance with the priorities set forth herein and in Section 4.01(k).  The Certificate Administrator shall have no obligation on behalf of the Trust Fund to remit or cause to be remitted to any Swap Counterparty any portion of the amounts due to such Swap Counterparty under the related Swap Agreement for any Distribution Date unless and until the related interest payment on the related Swap REMIC Regular Interest for such Distribution Date is actually received by the Certificate Administrator.

(e)           Any costs and expenses of a Swap Counterparty related to the related Swap Agreement shall be payable from the related Swap Floating Rate Account and shall not constitute Additional Trust Fund Expenses or obligations.  No party hereunder shall advance any

Swap Floating Payments.  Simultaneous with the delivery to the Certificateholders, the Certificate Administrator shall (1) make available to any Swap Counterparty the Distribution Date Statement and (2) make available or deliver to any Swap Counterparty copies of any other reports or notices delivered to the Holders of the related Class of Swap Floating Rate Certificates as and to the extent required by the related Swap Agreement.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions. (a) On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds, including or reduced by, to the extent required by Section 3.05(e) of this Agreement, the Withheld Amounts, plus any amount withdrawn from the Excess Liquidation Proceeds Account pursuant to Section 3.05(i) of this Agreement) in the case of all Classes of Lower-Tier Regular Interests (such amount, the “Lower-Tier Distribution Amount”).  On each Distribution Date, distributions in respect of principal shall be deemed to have been made on each Class of Lower-Tier Regular Interests in an amount equal to the amount of principal actually distributed on its respective Corresponding Certificates as provided in Section 4.01(b) of this Agreement.  As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof.  On each Distribution Date, distributions of interest made in respect of any Class of Regular Certificates, any Swap REMIC Regular Interest or any Class EC Regular Interest on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided that each Lower-Tier Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of the Class X-A Strip Rate or Class X-B Strip Rate of its Corresponding Component, in each case to the extent actually distributed thereon as provided in Section 4.01(b) of this Agreement.

All distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Sequential Pay Certificates (other than any Swap Floating Rate Certificates, any Swap Fixed Rate Certificates or any Exchangeable Certificates), any Swap REMIC Regular Interest or any Class EC Regular Interest on each Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided, that distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses shall be made in sequential order of the priority set forth in this Section 4.01(a) for principal distributions, up to the amount of Realized Losses and Additional Trust Fund Expenses previously allocated to a particular Lower-Tier Regular Interest corresponding to such Class of Certificates, such Swap REMIC Regular Interest or such Class EC Regular Interest, as applicable.

For the avoidance of doubt, (i) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class A-M Certificates and the Class PEZ Component A-M of the

Class PEZ Certificates under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LA-M Interest to the Upper-Tier REMIC in respect of the Class A-M Regular Interest, (ii) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LB Interest to the Upper-Tier REMIC in respect of the Class B Regular Interest and (iii) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LC Interest to the Upper-Tier REMIC in respect of the Class C Regular Interest.

On each Distribution Date, the Certificate Administrator shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account and received during or prior to the related Collection Period to the Lower-Tier Regular Interests in proportion to the amount of principal distributed to each Class of Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a).

The Certificate Administrator shall be deemed to deposit the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a) into the Upper-Tier Distribution Account.  Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distribution described in the preceding sentence shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

On each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Upper-Tier REMIC Distribution Account and deposit in (i) the Swap Floating Rate Account for each Class of Swap Floating Rate Certificates, an aggregate amount of immediately available funds equal to such Class’ Swap Floating Rate Percentage Interest of the Swap REMIC Available Funds for the Swap Corresponding REMIC Regular Interest and such Class’ Swap Floating Rate Percentage Interest of any Yield Maintenance Charges actually collected and allocated to such Swap Corresponding REMIC Regular Interest for such Distribution Date as specified in Section 4.01(d) and Section 4.01(k) of this Agreement and (ii) the Swap Fixed Rate Account for each Class of Swap Fixed Rate Certificates, an aggregate amount of immediately available funds equal to such Class’ Swap Fixed Rate Percentage Interest of the Swap REMIC Available Funds for the Swap Corresponding REMIC Regular Interest and such Class’ Swap Fixed Rate Percentage Interest of any Yield Maintenance Charges actually collected and allocated to such Swap Corresponding REMIC Regular Interest for such Distribution Date as specified in Section 4.01(d) and Section 4.01(k) of this Agreement.

(b)           On each Distribution Date occurring prior to the Crossover Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Regular Certificates, any Swap REMIC Regular Interest and to the Class EC Distribution Account in respect of the Class EC Regular Interests in the amounts and in the order of priority set forth below:

(i)            First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate Interest Accrual Amounts for those Classes;

(ii)           Second, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A and Class X-B Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate unpaid Class Interest Shortfalls previously allocated to such Classes;

(iii)          Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, in reduction of the Certificate Balances thereof, in the following priority:

(A)           first, to the Class A-SB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to the Class A-SB Planned Principal Balance;

(B)           second, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB Certificates pursuant to (A) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(C)           third, to the Class A-2 Certificates, in reduction of Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1 and Class A-SB Certificates pursuant to (A) and (B) above in this clause (b)(iii)) for such Distribution Date, until the aggregate Certificate Balance of such Class is reduced to zero;

(D)           fourth, to the Class A-3 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, pro rata (based on their respective Certificate Balances), in reduction of their respective Certificate Balances, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2 and Class A-SB Certificates pursuant to (A), (B) and (C) above in this clause (b)(iii)) for such Distribution Date, until the aggregate Certificate Balance of the Class A-3 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL is reduced to zero;

(E)           fifth, to the Class A-4 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2, Class A-SB and Class A-3 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL pursuant to (A), (B), (C) and (D) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

(F)           sixth, to the Class A-SB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Swap Fixed Rate Regular Interest Class A-3FL pursuant to (A), (B), (C), (D) and (E) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(iv)          Fourth, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to, and pro rata based upon, the respective aggregate amounts of such unreimbursed Realized Losses previously allocated to those Classes of Certificates or Regular Interests;

(v)           Fifth, to the Class A-M Regular Interest in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of the Class A-M Regular Interest;

(vi)          Sixth, to the Class A-M Regular Interest in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to the Class A-M Regular Interest;

(vii)        Seventh, to the Class A-M Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class A-M Regular Interest is reduced to zero;

(viii)        Eighth, to the Class A-M Regular Interest, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class A-M Regular Interest;

(ix)           Ninth, to the Class B Regular Interest in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of the Class B Regular Interest;

(x)           Tenth, to the Class B Regular Interest in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to the Class B Regular Interest;

(xi)          Eleventh, to the Class B Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class B Regular Interest is reduced to zero;

(xii)         Twelfth, to the Class B Regular Interest, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class B Regular Interest;

(xiii)        Thirteenth, to the Class C Regular Interest in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of the Class C Regular Interest;

(xiv)        Fourteenth, to the Class C Regular Interest in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to the Class C Regular Interest;

(xv)         Fifteenth, to the Class C Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class C Regular Interest is reduced to zero;

(xvi)        Sixteenth, to the Class C Regular Interest, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class C Regular Interest;

(xvii)       Seventeenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

(xviii)      Eighteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xix)        Nineteenth, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xx)         Twentieth, to the Class D Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxi)         Twenty-first, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

(xxii)        Twenty-second, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxiii)       Twenty-third, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxiv)      Twenty-fourth, to the Class E Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxv)       Twenty-fifth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

(xxvi)      Twenty-sixth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxvii)     Twenty-seventh, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxviii)    Twenty-eighth, to the Class F Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxix)       Twenty-ninth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

(xxx)        Thirtieth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxxi)       Thirty-first, to the Class G Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxxii)      Thirty-second, to the Class G Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxxiii)     Thirty-third, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

(xxxiv)     Thirty-fourth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxxv)      Thirty-fifth, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxxvi)     Thirty-sixth, to the Class H Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

(xxxvii)    Thirty-seventh, to the Class R Certificates, any amounts remaining in the Upper-Tier Distribution Account, and on the Class LR Certificates, any amounts remaining in the Lower-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Third above, the Principal Distribution Amount for such Distribution Date will be distributed on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Swap Fixed Rate Regular Interest Class A-3FL, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class of Certificates or Regular Interest is reduced to zero.

(c)           Amounts distributed on the Class EC Regular Interests pursuant to Section 4.01(a) shall be further distributed from the Class EC Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)           On each Distribution Date, simultaneously with the distributions made on the Class A-M Regular Interest under Section 4.01(a), the aggregate amount so distributed on the Class A-M Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class A-M Certificates and the Class PEZ Certificates in the follow amounts and in the following order of priority:

(A)           first, concurrently, to the Class A-M Certificates in respect of interest, up to an amount equal to the Class A-M Percentage Interest of the amount distributed in respect of interest on the Class A-M Regular Interest under Section 4.01(b)(v), and on the Class PEZ Certificates in respect of interest on Class PEZ Component A-M, up to an amount equal to the Class A-M-PEZ

Percentage Interest of the amount distributed in respect of interest on the Class A-M Regular Interest under Section 4.01(b)(v);

(B)           second, concurrently, to the Class A-M Certificates in respect of interest, up to an amount equal to the Class A-M Percentage Interest of the amount distributed in respect of interest on the Class A-M Regular Interest under Section 4.01(b)(vi), and on the Class PEZ Certificates in respect of interest on Class PEZ Component A-M, up to an amount equal to the Class A-M-PEZ Percentage Interest of the amount distributed in respect of interest on the Class A-M Regular Interest under Section 4.01(b)(vi);

(C)           third, concurrently, to the Class A-M Certificates in respect of principal, up to an amount equal to the Class A-M Percentage Interest of the amount distributed in respect of principal on the Class A-M Regular Interest under Section 4.01(b)(vii), and on the Class PEZ Certificates in respect of principal on Class PEZ Component A-M, up to an amount equal to the Class A-M-PEZ Percentage Interest of the amount distributed in respect of principal on the Class A-M Regular Interest under Section 4.01(b)(vii); and

(D)           fourth, concurrently, to the Class A-M Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class A-M Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-M Regular Interest under Section 4.01(b)(viii), and on the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component A-M, up to an amount equal to the Class A-M-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-M Regular Interest under Section 4.01(b)(viii).

(ii)          On each Distribution Date, simultaneously with the distributions made on the Class B Regular Interest under Section 4.01(a), the aggregate amount so distributed on the Class B Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class B Certificates and the Class PEZ Certificates in the follow amounts and in the following order of priority:

(A)           first, concurrently, to the Class B Certificates in respect of interest, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(ix), and on the Class PEZ Certificates in respect of interest on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(ix);

(B)           second, concurrently, to the Class B Certificates in respect of interest, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(x), and on the Class PEZ Certificates in respect of interest on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(x);

(C)           third, concurrently, to the Class B Certificates in respect of principal, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(xi), and on the Class PEZ Certificates in respect of principal on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(xi); and

(D)           fourth, concurrently, to the Class B Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(xii), and on the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(xii).

(iii)          On each Distribution Date, simultaneously with the distributions made on the Class C Regular Interest under Section 4.01(a), the aggregate amount so distributed on the Class C Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class C Certificates and the Class PEZ Certificates in the follow amounts and in the following order of priority:

(A)           first, concurrently, to the Class C Certificates in respect of interest, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(xiii), and on the Class PEZ Certificates in respect of interest on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(xiii);

(B)           second, concurrently, to the Class C Certificates in respect of interest, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(xiv), and on the Class PEZ Certificates in respect of interest on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(xiv);

(C)           third, concurrently, to the Class C Certificates in respect of principal, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xv), and on the Class PEZ Certificates in respect of principal on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xv); and

(D)           fourth, concurrently, to the Class C Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xvi), and on the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xvi).

(iv)          The various amounts distributable on the Class PEZ Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(c) shall be so distributed in a single, aggregate distribution.

(d)           On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement, as follows:

Prepayment Premiums and Yield Maintenance Charges received with respect to the Mortgage Loans shall be distributed on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class D Certificates and the Swap Fixed Rate Regular Interest Class A-3FL and the Class A-M, Class B and Class C Regular Interests in an amount equal to, in the case of each such Class, the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal on such Class on such Distribution Date, and whose denominator is the total amount distributed as principal on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class D Certificates and the Swap Fixed Rate Regular Interest Class A-3FL and the Class A-M, Class B and Class C Regular Interests on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certtificates or Regular Interest and (c) the aggregate amount of the Prepayment Premiums or the Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Collection Period.

On any Distribution Date, any Yield Maintenance Charges or Prepayment Premiums allocable in respect of any Swap REMIC Regular Interest shall be allocated between the Class of Swap Floating Rate Certificates and the Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest is the Swap Corresponding REMIC Regular Interest, pro rata, in accordance with the Swap Floating Rate Percentage Interest for such Class of Swap Floating Rate Certificates and the Swap Fixed Rate Percentage Interest for such Class of Fixed Rate Certificates; provided, that on each Distribution Date, unless a Swap Default of which the Certificate Administrator has actual knowledge or written notice has occurred and is continuing under the Swap Corresponding Agreement for such Swap REMIC Regular Interest, any Yield Maintenance Charges and Prepayment Premiums otherwise allocated to such Class of Swap Floating Rate Certificates as set forth above will be payable to the Swap Counterparty under such Swap Corresponding Agreement, and on each Distribution Date after the occurrence and during the continuance of a Swap Default under such Swap Corresponding Agreement of which the Certificate Administrator has actual knowledge or written notice, any Yield Maintenance Charges and Prepayment Premiums allocated to such Class of Swap Floating Rate Certificates shall be distributable to the Holders of such Class of Swap Floating Rate Certificates.

On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class A-M Regular Interest shall be further allocated between and distributed on the Class A-M Certificates and the Class PEZ Component A-M (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class A-M Percentage Interest and Class A-M-PEZ Percentage Interest, respectively.  On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class B Regular Interest shall be further allocated between and distributed on the Class B Certificates and the Class PEZ Component B (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class B Percentage Interest and Class B-PEZ Percentage Interest, respectively.  On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class C Regular Interest shall be further allocated between and distributed on the Class C Certificates and the Class PEZ Component C (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class C Percentage Interest and Class C-PEZ Percentage Interest, respectively.

Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraphs (the “IO Group YM Distribution Amount”) will be allocated and distributed in the following manner:

(i)            on the Class X-A Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distributed on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL and the Class A-M Regular Interests on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(ii)           on the Class X-B Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A Certificates described in (1) above.

(e)           On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Account (or sub-account thereof) and shall distribute such amounts in the following manner:

(i)           (A) from amounts in the Excess Liquidation Proceeds Account allocable to a Mortgage Loan (other than a Mortgage Loan related to a Serviced Loan Combination), to reimburse the Holders of the Regular Certificates (other than the Class X-A and Class X-B Certificates), the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata) and the Class EC Regular Interests (in the same order as that set forth in Section 4.01(b) of this

Agreement and any amount so distributed on any Class EC Regular Interest shall be made correspondingly to the Class A-M, Class B or Class C Certificates and the component of the Class PEZ Certificates that correspond to such Class EC Regular Interest, pro rata, according to their respective Tranche Percentage Interest in such Class EC Regular Interest), up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date; and (B) from amounts in the Excess Liquidation Proceeds Account allocable to the Serviced Loan Combinations, first, in accordance with the terms of the related Intercreditor Agreement, and then, to the extent allocated to the related Mortgage Loan, pursuant to the terms of such Intercreditor Agreement, to reimburse the Holders of the Regular Certificates (other than any Swap Floating Rate Certificates, any Swap Fixed Rate Certificates, Class A-M, Class B, Class C, Class X-A and Class X-B Certificates), the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata) and the Class EC Regular Interests (in the same order as that set forth in Section 4.01(b) of this Agreement and any amount so distributed on any Class EC Regular Interest shall be made correspondingly to the Class A-M, Class B or Class C Certificates and the component of the Class PEZ Certificates that correspond to such Class EC Regular Interest, pro rata, according to their respective Tranche Percentage Interest in such Class EC Regular Interest), up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date; and

(ii)       any amounts remaining in the Excess Liquidation Proceeds Account after such distributions on any Distribution Date that (A) are allocable to the Mortgage Loans, shall be held and maintained in such account and applied to offset future Realized Losses and Additional Trust Fund Expenses from time to time; and (B) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such Distribution Date by the Certificate Administrator to the Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(h)).  On any Distribution Date, amounts held in the Excess Liquidation Proceeds Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) that exceed amounts reasonably required to offset future Realized Losses and Additional Trust Fund Expenses shall be distributed to the Holders of the Class LR Certificates and upon termination of the Trust Fund, any amounts remaining in the Excess Liquidation Proceeds Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) shall be distributed by the Certificate Administrator to the Class LR Certificates.  Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clauses (i) and (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(a) of this Agreement.  Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of any Class of Regular Certificates, the Swap Fixed Rate Regular Interest Class A-3FL or of any Class EC Regular Interest receiving such distributions.

(f)            On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b), the Certificate Administrator shall calculate the amount, if any, of Realized Losses.  Any allocation of Realized Losses to any Class of Regular Certificates (other than the Class X-A and Class X-B Certificates), the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata) and the Class EC Regular Interests shall be made by reducing the Certificate Balance thereof by the amount so allocated.  Any Realized Losses so allocated to any Class of Regular Certificates (other than the Class X-A and Class X-B Certificates), the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata) and the Class EC Regular Interests shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.  The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund.  Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates or Regular Interest in respect of which any such reimbursement is made.  To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Classes of Regular Certificates or the Regular Interests that previously were allocated Realized Losses, first, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata), pro rata, then, to the Class A-M Regular Interest (and, correspondingly, the Class A-M Certificates and the Class PEZ Component A-M, pro rata based on their respective Tranche Percentage Interests therein), then, to the Class B Regular Interest (and, correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective Tranche Percentage Interests therein), then, to the Class C Regular Interest (and, correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective Tranche Percentage Interests therein), and then, to the remainder of the Regular Certificates (other than the Class X-A and Class X-B Certificates) in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Certificates or such Class EC Regular Interest.  If the Certificate Balance of any Class of Certificates or any Regular Interest is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates or such Regular Interest shall be decreased by such amount.

The Certificate Balances of each Class of Regular Certificates (other than the Class X-A and Class X-B Certificates) and Regular Interests will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class of Certificates or such Regular Interests with respect to such date.  Any such write-offs will be applied to the Classes of Regular Certificates (other than the Class X-A and Class X-B Certificates), Swap Fixed Rate Regular Interest Class A-3FL and the Class EC Regular Interests in the following order, in each case until the Certificate Balance of such Class or Regular Interest is reduced to zero:  first, to the Class H Certificates, second, to the Class G Certificates; third, to the Class F Certificates; fourth, to the Class E Certificates; fifth, to the Class D Certificates; sixth, to the Class C Regular Interest (and, correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective Tranche Percentage Interests therein); seventh, to the Class B Regular Interest (and, correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective Tranche Percentage Interests therein); eighth, to the Class A-M Regular Interest (and, correspondingly, the Class A-M Certificates and the Class PEZ Component A-M, pro rata based on their respective Tranche Percentage Interests therein); and finally, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata), pro rata, based on their respective Certificate Balances.  Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed on the Classes of Regular Certificates (other than any the Class X-A and Class X-B Certificates) and the Regular Interests in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b) of this Agreement (and any amounts so distributed on the Swap Fixed Rate Regular Interest Class A-3FL shall be distributed to the Class A-3FL and Class A-3FX Certificates, pro rata and any amounts so distributed on any Class EC Regular Interest shall be distributed on Class of Class A-M, Class B or Class C Certificates corresponding to that Class EC Regular Interest and the corresponding component of the Class PEZ Certificates, pro rata based on their respective Tranche Percentage Interests in such Class EC Regular Interest).  Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

With respect to any Distribution Date, any Realized Losses allocated pursuant to Section 3.06 of this Agreement with respect to such Distribution Date shall reduce the Lower-Tier Principal Balances of the Lower-Tier Regular Interests as a write-off and shall be allocated among the Lower-Tier Regular Interests in the same priority as the Class of Corresponding Certificates.

(g)           All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(h)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(A)           the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates, Lower-Tier Regular Interests. Swap REMIC Regular Interest or Class EC Regular Interests outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h).  Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(i)           Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and Master Servicer Prepayment Interest Shortfall Amounts shall be deemed distributed to, each Class of Regular Certificates, Swap Fixed Rate Regular Interest Class A-3FL (and correspondingly, to the Class A-3FL and Class A-3FX Certificates, pro rata), the Class A-M Regular Interest (and, correspondingly, the Class A-M Certificates and the Class

PEZ Component A-M, pro rata based on their respective Tranche Percentage Interests therein), the Class B Regular Interest (and, correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective Tranche Percentage Interests therein) and the Class C Regular Interest (and, correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective Tranche Percentage Interests therein) and, in each case, correspondingly to the respective Class of Corresponding Lower-Tier Regular Interests, pro rata, based upon the Interest Accrual Amount distributable to each such Class of Certificates or Regular Interest prior to reduction by such Excess Prepayment Interest Shortfalls.  Master Servicer Prepayment Interest Shortfall Amounts shall be deposited by the Master Servicer into the Collection Account on or prior to the Servicer Remittance Date.

(j)            On the final Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Servicer Remittance Date in accordance with Section 3.06(e)(v) of this Agreement.

(k)           (i) (A)  On the Business Day prior to each Distribution Date, for so long as the Certificate Balance of any Swap REMIC Regular Interest (and correspondingly the Class of Swap Floating Rate Certificates and the Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest in the Swap Corresponding REMIC Regular Interest) has not been reduced to zero, the Swap REMIC Available Funds for such Distribution Date shall be allocated, pro rata, in accordance with the Certificate Balance of such Class of Swap Floating Rate Certificates and such Class of Swap Fixed Rate Certificates, respectively (I) for deposit into the Swap Fixed Rate Account for such Class of Swap Fixed Rate Certificates in an amount equal to the product of the Swap Fixed Rate Percentage Interest for such Class and amounts distributed in respect of such Swap REMIC Regular Interest pursuant to Section 4.01(b) of this Agreement on the related Distribution Date, and (II) for deposit into the Swap Floating Rate Account for such Class of Floating Rate Certificates in an amount equal to the product of the Swap Floating Rate Percentage Interest for such Class and amounts distributed in respect of such Swap REMIC Regular Interest pursuant to Section 4.01(b) of this Agreement on the related Distribution Date.

(B)  On each Distribution Date, (I) an amount equal to the product of (x) the Swap Fixed Rate Percentage Interest of each Class of Swap Fixed Rate Certificates and (y) any Yield Maintenance Charges allocable to the Swap Corresponding REMIC Regular Interest pursuant to Section 4.01(d) of this Agreement shall be allocated by the Certificate Administrator for deposit to the Swap Corresponding Fixed Rate Account for such Class of Swap Fixed Rate Certificates for distribution pursuant to Section 4.01(d) of this Agreement and (II) an amount equal to the product of (x) the Swap Floating Rate Percentage Interest of each Class of Swap Floating Rate Certificates and (y) any Yield Maintenance Charges allocable to the Swap Corresponding REMIC Regular Interest pursuant to Section 4.01(d) of this Agreement, shall be allocated by the Certificate Administrator for deposit to the Swap Corresponding Floating Rate Account for such Class of Swap Floating Rate Certificates for distribution pursuant to Section 4.01(d) of this Agreement.

(ii) (A)  On each Distribution Date, for so long as the Certificate Balance of any Class of Swap Fixed Rate Certificates has not been reduced to zero, to the extent of amounts allocated to the Swap Corresponding Fixed Rate Account for such Class in accordance with Section 4.01(k)(i)(A) of this Agreement, the Certificate Administrator shall make distributions from such Swap Corresponding Fixed Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1) first, to the Holders of such Class of Swap Fixed Rate Certificates, in respect of interest, up to an amount equal to the Swap Fixed Rate Interest Distribution Amount for such Distribution Date;

(2) second, to the Holders of such Class of Swap Fixed Rate Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Swap Fixed Rate Principal Distribution Amount, until the outstanding Certificate Balance of such Class of Swap Fixed Rate Certificates has been reduced to zero;

(3) third, to the Holders of such Class of Swap Fixed Rate Certificates, up to an amount equal to the product of (a) such Class’ Swap Fixed Rate Percentage Interest and (b) all amounts of Realized Losses previously allocated to the Swap Corresponding REMIC Regular Interest, but not previously reimbursed; and

(4) fourth, to the Holders of such Class of Swap Fixed Rate Certificates, any remaining amounts in the Swap Fixed Rate Account for such Class.

(B)           On each Distribution Date, the Certificate Administrator shall distribute amounts on deposit in the Swap Fixed Rate Account for such Class in respect of Yield Maintenance Charges to the Holders of such Class of Swap Fixed Rate Certificates.

(iii) (A)  On each Distribution Date, for so long as the Certificate Balance of the Swap Floating Rate Certificates of any Class has not been reduced to zero, to the extent of amounts allocated to the Swap Floating Rate Account for such Class in accordance with Section 4.01(k)(i)(A) of this Agreement and amounts received from the Swap Counterparty under the Swap Corresponding Agreement pursuant to Section 3.32(b) of this Agreement, after remitting any Swap Net Payment under such Swap Agreement in respect of such Class of Swap Floating Rate Certificates payable to such Swap Counterparty on the Business Day immediately prior to such Distribution Date pursuant to Section 3.32(c) of this Agreement, the Certificate Administrator shall make distributions from such Swap Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1) first, to the Holders of such Class of Swap Floating Rate Certificates, in respect of interest, up to an amount equal to the Swap Floating Rate Interest Distribution Amount for such Class and such Distribution Date;

(2) second, to the Holders of such Class of Swap Floating Rate Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Swap Floating Rate Principal Distribution Amount for such Class and such Distribution Date, until the outstanding Certificate Balance of such Class has been reduced to zero;

(3) third, to the Holders of such Class of Swap Floating Rate Certificates, up to an amount equal to the product of (a) their Swap Floating Rate Percentage Interest and (b) all amounts of Realized Losses previously allocated to the Swap Corresponding REMIC Regular Interest, but not previously reimbursed;

(4) fourth, after the Certificate Balance of such Class of Swap Floating Rate Certificates has been reduced to zero and all other amounts have been paid to the Holders of such Class of Swap Floating Rate Certificates, and solely from amounts otherwise payable to such Holders in respect of such Class’ Swap Floating Rate Percentage Interest of interest payments distributed on the Swap Corresponding REMIC Regular Interest, to the related Swap Counterparty under the Swap Corresponding Agreement any Swap Termination Payments then due and payable to such Swap Counterparty under such Swap Agreement; and

(5) fifth, any remaining amount in such Swap Floating Rate Account to the Holders of such Class of Swap Floating Rate Certificates.

(B) On the Business Day immediately prior to each Distribution Date, to the extent of Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall distribute to the Swap Counterparty under each Swap Agreement any Yield Maintenance Charges and Prepayment Premiums on deposit in the Swap Floating Rate Account for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, unless a Swap Class Distribution Conversion has occurred and is continuing with respect to such Class, in which case the Certificate Administrator shall distribute such Yield Maintenance Charges and Prepayment Premiums to the Holders of such Class of Swap Floating Rate Certificates on the related Distribution Date.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, to the extent of Available Funds available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall make all payments due and payable to the Swap Counterparty under each Swap Agreement pursuant to the terms of such Swap Agreement on the Business Day immediately preceding each Distribution Date.

(l)            The various amounts distributable on the Class PEZ Certificates on each Distribution Date under Section 4.01(c), Section 4.01(d) and Section 4.01(e) in respect of Interest Accrual Amounts, Interest Shortfalls, Principal Distribution Amounts, reimbursements of Realized Losses, Yield Maintenance Charges and Excess Liquidation Proceeds allocated to any of the Class PEZ Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class PEZ Certificates on such Distribution Date.  In addition, the Class PEZ Certificates shall be allocated the aggregate amount of Realized Losses, Net Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class PEZ Components pursuant to the terms of this Agreement.

(m)           On each Distribution Date, any Excess Interest received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of the Class V Certificates from the Class V Distribution Account established pursuant to Section

3.05(k).  Any Excess Interest remaining in the Class V Distribution Account on the final Distribution Date shall be distributed to the Holders of the Class V Certificates.

Section 4.02     Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a)  On each Distribution Date, the Certificate Administrator shall make available to the general public on the Certificate Administrator’s Website a statement (substantially in the form set forth as Exhibit K to this Agreement and based on the information set forth in (i) the CREFC Investor Reporting Package (CREFC IRP) prepared by the Master Servicer (other than the CREFC Special Servicer Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CREFC Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC guidelines and (ii) the CREFC Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates) the following information:

(i)            the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)           the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class X-A, Class X-B, Class V Certificates and the Residual Certificates) applied to reduce the respective Certificate Balance thereof;

(iii)          the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class V Certificates and the Residual Certificates) allocable to (A) the Interest Accrual Amount and/or (B) Class Interest Shortfalls;

(iv)          the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(v)          the aggregate amount of compensation paid to the Trustee, the Certificate Administrator, the Operating Advisor and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

(vi)         the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans outstanding immediately before and immediately after the Distribution Date;

(vii)         the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

(viii)        the number and aggregate Stated Principal Balance of the Mortgage Loans or Serviced Loan Combinations (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced Loans, as to which foreclosure proceedings have been commenced, but not REO Property (and the information described in Item 1100(b)(5) of Regulation AB to the extent material);

(ix)          the Available Funds, the Swap REMIC Available Funds for each Swap REMIC Regular Interest (to the Holders of the Class of Swap Floating Rate Certificates and the Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest in the Swap Corresponding REMIC Regular Interest), and any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

(x)           the amount of the distribution on the Distribution Date to the holders of any Class of Certificates (other than the Class V Certificates and the Residual Certificates) and any Swap REMIC Regular Interest or any Swap Counterparty allocable to Prepayment Premiums and Yield Maintenance Charges;

(xi)           the accrued Interest Accrual Amount in respect of each Class of Regular Certificates (other than the Class V Certificates and the Residual Certificates) and each Class PEZ Component for such Distribution Date and the aggregate amount of the CCRE Strips for such Distribution Date;

(xii)          the Pass-Through Rate for each Class of Certificates (other than the Class PEZ Certificates, the Class V Certificates and the Residual Certificates) and each Class PEZ Component for the Distribution Date and the next succeeding Distribution Date;

(xiii)         the Principal Distribution Amount for the Distribution Date;

(xiv)        the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Certificates (other than the Class V Certificates and the Residual Certificates), before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Balance) of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

(xv)         the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each Class of Certificates (other than the Class V Certificates and the Residual Certificates) immediately following the Distribution Date;

(xvi)        the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

(xvii)       the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

(xviii)      the amount of any remaining unpaid interest shortfalls for each Class of Certificates (other than the Class V Certificates and the Residual Certificates) as of the Distribution Date;

(xix)         an loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xx)          an loan-by-loan listing of each Mortgage Loan which was defeased during the related Collection Period;

(xxi)        the amount of the distribution to the holders of each Class of Certificates on the Distribution Date attributable to reimbursement of Realized Losses;

(xxii)       as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

(xxiii)      the amount on deposit in each of the Interest Reserve Account and the Excess Liquidation Proceeds Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date);

(xxiv)       the original and then-current credit support levels for each Class of Sequential Pay Certificates and Class EC Regular Interest;

(xxv)        the original and then-current ratings of each Class of Certificates;

(xxvi)        with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxvii)     with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

(xxviii)     with respect to any Serviced REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Loss attributable to the related Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such Serviced REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date;

(xxix)        the amount of the distribution on the Distribution Date to the holders of the Class V Certificates and the Residual Certificates;

(xxx)        material breaches of Mortgage Loan representations and warranties or any covenants under this Agreement of which the Certificate Administrator has received or delivered written notice;

(xxxi)        the identity of the Operating Advisor;

(xxxii)      the amount of Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid);

(xxxiii)     an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xxxiv)      the identity of the Controlling Class;

(xxxv)       the identity of the Controlling Class Representative;

(xxxvi)      such other information as contemplated by Exhibit K to this Agreement;

(xxxvii)     LIBOR as calculated for the related Distribution Date and for the next succeeding Distribution Date;

(xxxviii)   with respect to each Swap Agreement, the amount of any (A) payment by the Swap Counterparty under such Swap Agreement as a termination payment and (B) payment in connection with the acquisition of a replacement of such Swap Agreement;

(xxxix)      the information required by Rule 15Ga-1(a), as promulgated under the Exchange Act, concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Mortgage Loan Purchase Agreements; and

(xl)           a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission assigned “Central Index Key” number for such filer.

In the case of information furnished pursuant to sub-clauses (i), (ii), (iii), (vi) and (xix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any SEC filing shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish, upon request, to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns.  Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund.  Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

On each Distribution Date, the Certificate Administrator shall deliver the related Distribution Date Statement to the Depositor in electronic format to dbinvestor@list.db.com (or to such other address as the Depositor shall specify by written notice to the Certificate Administrator).

(b)           The Certificate Administrator shall make available via the Certificate Administrator’s Website, to any Privileged Person (provided that the Prospectus, the Distribution Date Statements and the SEC filings will be made available to the general public, and provided further that any Privileged Person that is a Borrower, a Manager of a Mortgaged Property, an Affiliate of the foregoing or an agent of any Borrower shall only be entitled to access documents made available to the general public) the following items, in each case to the extent received by the Certificate Administrator:

(i)            the following “deal documents”:

(A)           the Prospectus and the Private Placement Memorandum;

(B)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)           the CREFC Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)           the following “SEC filings”:

(A)          any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system (to the extent prepared by the Certificate Administrator and within one Business Day of filing);

(iii)          the following “periodic reports”:

(A)           the Distribution Date Statements;

(B)           the supplemental reports and the CREFC data files identified as such in the definition of “CREFC Investor Reporting Package (CREFC IRP)” (other than the CREFC Loan Setup File), to the extent it has received or prepared such report or file; and

(C)           all Operating Advisor Annual Reports.

(iv)          the following “additional documents”:

(A)           the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format; and

(B)           any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)           the following “special notices”:

(A)           all Special Notices;

(B)           notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)           notice of final payment on the Certificates;

(D)           all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(E)           notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee);

(F)           any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)           any notice of the termination of the Trust;

(H)           any notice of the occurrence and continuance of a Control Termination Event;

(I)            any notice of the occurrence and continuance of a Consultation Termination Event;

(J)            all of the annual compliance statements and annual assessments as to compliance delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.11 and Section 10.12 of this Agreement; and

(K)           all of the annual independent public accountants’ servicing reports caused to be delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.13 of this Agreement;

(vi)          the Investor Q&A Forum; and

(vii)         solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor.  In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.  The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.  In connection with providing access to the Certificate Administrator’s Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer.  The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith.

The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

(c)           The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Beneficial Owners may (A) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (B) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(c), the Mortgage Loans or the Mortgaged Properties (other than, in the case of the Special Servicer, the Non-Serviced Mortgage Loans or related Mortgaged Properties) and (C) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Reports (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto.  Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer, the Special Servicer (other than with respect to the Non-Serviced Mortgage Loans or related Mortgaged Properties) or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry (in the case of a Non-Serviced Mortgage Loan or related Mortgaged Property, based on reports prepared by such party or received from the applicable service provider ), which reply of the Master Servicer, Special Servicer or the Operating Advisor shall be sent by email to the Certificate Administrator.  The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Investor Q&A Forum.  If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the applicable Loan Documents, (iv) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, or (vi) answering any Inquiry is otherwise not advisable for any reason, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator, and the Certificate Administrator shall not post such Inquiry on the Investor Q&A Forum.  In addition, no party shall post or otherwise disclose information known to such party to be Privileged Information as part of its response to any Inquiry.  The Certificate Administrator shall notify the Person who submitted such Inquiry if the Inquiry will not be answered.  The Certificate Administrator shall not be required to post to the Investor Q&A Forum any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications between the Certificate Administrator or other Person which are not submitted via the Investor Q&A Forum.  In addition, no party is permitted to post or otherwise disclose direct communication with the Directing Holder as part of its response to any questions.

(d)           The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner, the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Beneficial Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)           The Master Servicer may at its sole cost and expense, but is not required to, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.  The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports.  The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.  Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower’s Mortgage Loan or Serviced Loan Combination to the extent such action does not conflict with the terms of this Agreement, the terms of the related Loan Documents or applicable law.  If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)            Subject to Section 3.13, the Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.  Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer.  Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders required by Section 4.02(a) of this Agreement.

(g)           As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act.  Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)           The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days prior notice, for review by any Privileged Person and any Serviced Companion Loan Noteholder that is a Privileged Person (solely with respect to items (ii) and (iii), to the extent such information relates to the related Serviced Companion Loan), originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents):

(i)           any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ii)           the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, received from the Master Servicer or the Special Servicer in respect to each Mortgaged Property;

(iii)          the Mortgage File, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Loan Combination entered into by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)          any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request.  The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof.  The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of such document.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)           The Depositor hereby authorizes the Certificate Administrator to make available to any Financial Market Publisher or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-2 to this Agreement, all the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to this Section 4.02 to Privileged Persons.

Section 4.03     Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest, original issue discount or other amounts that the Paying Agent reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for any such withholding.  If the Paying Agent or its agent withholds any amount from interest, original issue discount payments or other amounts or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder.  Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04     REMIC Compliance. (a)  The parties intend that the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

(i)            make or cause to be made an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)       prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)      prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)      if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

(v)       within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)      maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters person of the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d).  If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person.  The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement).  Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence.  In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause).  None of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04.  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates:  (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the

Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to the terms of the related Mortgage Loan Purchase Agreement.

        Section 4.05     Imposition of Tax on the Trust Fund.  If any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related Serviced REO Property in determining Net REO Proceeds with respect to the Serviced REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Loan Combinations, from amounts in the Serviced Loan Combination REO Account) allocable to the Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, which the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Loan Combination REO Account) the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(xii) or, in the case of any Serviced Loan Combination, in Section 3.06(b)(xiii), and the next sentence.  Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund or in the case of a Serviced Loan Combination with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balances)) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be).  To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests and the Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable.  Neither the Master Servicer, the Special Servicer, the Certificate Administrator, nor the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer, Section 4.04 of this Agreement, in the case of the Trustee or Section 4.04 of this Agreement, in the case of the Certificate Administrator in accordance with the standard of liability set forth in those sections.  Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicer.

        Section 4.06      Remittances.  On the Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer with respect to the Mortgage Loans that it is servicing shall:

(i)       remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to Prepayment Premiums and Yield Maintenance Charges, and, for deposit in accordance with Section 3.05(i) of this Agreement, Excess Liquidation Proceeds, in each case received by the Master Servicer in its Collection Period preceding such Distribution Date;

(ii)       remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Available Funds for such Distribution Date;

(iii)      remit to the Certificate Administrator for deposit in the Class V Distribution Account an amount equal to the Excess Interest for the benefit of the Class V Certificateholders received by the Master Servicer in the Collection Period preceding such Distribution Date; and

(iv)     remit to CCRE, or any successor, assignee or designee of all or a portion CCRE’s right to receive the CCRE Strips, the CCRE Strips with respect to the related Collection Period.

       Section 4.07      P&I Advances.  (a)  On or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans either (i) remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account or the applicable Serviced Loan Combination Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided, that such amounts in the applicable Serviced Loan Combination Collection Account shall only be applied up to the related Mortgage Loan’s pro rata share of the amounts held therein on such date, or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer.  Any amounts held in the Collection Account or any Serviced Loan Combination Collection Account,

as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account or the applicable Serviced Loan Combination Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Monthly Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made).  The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date.  If the Master Servicer fails to make a required P&I Advance by 3:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and shall have provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance.  Neither the Master Servicer nor the Trustee shall be required to make P&I Advances on any Companion Loan.  If the Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Loan Combination with a related Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan, then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)           Subject to Section 4.07(c) and 4.07(d) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of:  (i) all Monthly Payments with respect to the Mortgage Loans (in each case, net of related Servicing Fees, in the case of any Non-Serviced Mortgage Loan, net of the servicing fee rate pursuant to the applicable Other Pooling and Servicing Agreement and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, net of the CCRE Strips) other than Balloon Payments, that were due during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to any Mortgage Loan having a grace period extending past the P&I Advance Determination Date) as of the close of business on the P&I Advance Determination Date (or not advanced by the Master Servicer or any sub-servicer on behalf of the Master Servicer) with respect to the Mortgage Loans that it is servicing and (ii) with respect to each Mortgage Loan that the Master Servicer is servicing and as to which the related Balloon Payment was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor.  Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed.  The Monthly Payment or Assumed Scheduled Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

(c)           Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In addition, the Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined (if no Consultation Termination Event has occurred and is continuing, in consultation with the Directing Holder) that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed, (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the Loan Combination, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances.  None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (subject, in the case of any Serviced Loan Combination, to the allocation provisions of the related Intercreditor Agreement).

Any such determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, the Controlling Class Representative (but only if no Consultation Termination Event has occurred and is continuing) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Controlling Class Representative (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Controlling Class Representative (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a P&I Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (subject, in the case of any Serviced Loan Combination, to the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on and be bound by any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer will be entitled to rely conclusively on and be bound by any determination of the Special Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance.  The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the Master Servicer hereunder.  The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

(d)           In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(a) of this Agreement or any Serviced Loan Combination

Collection Account pursuant to Section 3.06(b) of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property) out of any amounts then on deposit in the Collection Account or the applicable Serviced Loan Combination Collection Account (subject to the provisions of Section 3.06) (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Intercreditor Agreement), interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement with respect to the Mortgage Loan that the Master Servicer is servicing.  The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account or the applicable Serviced Loan Combination Collection Account with respect to the Mortgage Loan that the Master Servicer is servicing.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges or Penalty Charges and (ii) if the Master Servicer receives notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount, the interest portion of any P&I Advance with respect to a Mortgage Loan (other than the Non-Serviced Mortgage Loan) as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date.  All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.  With respect to any Non-Serviced Mortgage Loan, if the Master Servicer or the Trustee, as applicable, does not receive notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount from the related Other Servicer, then the Master Servicer or the Trustee, as applicable, shall have no obligation to proportionately reduce the interest portion of any P&I Advance required to be made by the Master Servicer or the Trustee, as applicable.  The Master Servicer, on behalf of the Trust, shall notify each Other Servicer and each Other Trustee of a Non-Serviced Mortgage Loan that (a) such Non-Serviced Mortgage Loan has been included in this Trust and (b) upon (i) the existence of an Appraisal Reduction Event and/or (ii) the related calculation of any Appraisal Reduction Amount (or receipt of notice of any such calculation), such Other Servicer shall provide the Master Servicer and the Trustee with prompt notice of the existence of any such Appraisal Reduction Event and/or any such Appraisal Reduction Amount once calculated.   The Master Servicer and the Trustee shall be deemed to have received notice of any such Appraisal Reduction Event and any related Appraisal Reduction Amount if the related Other Servicer includes such event and/or amount in its monthly servicer statements provided to the Master Servicer.  With respect to any Serviced Companion Loan, the Master Servicer and the Trustee shall notify the related Other Servicer and Other Trustee of the existence of an Appraisal Reduction Event and any related Appraisal Reduction Amount.

The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the Master Servicer, the Special Servicer, the

Operating Advisor, the Certificate Administrator or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Monthly Payment(s), as accrued at the related Net Mortgage Pass-Through Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, if the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

(e)           With respect to any Non-Serviced Mortgage Loan, the Master Servicer will be permitted to make its determination that it has made a P&I Advance on such Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made by the Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Pari Passu Companion Loan related to such Non-Serviced Mortgage Loan, if any) under the Other Pooling and Servicing Agreement (or any pooling and servicing agreement with respect to a commercial mortgage securitization holding another Non-Serviced Pari Passu Companion Loan related to such Non-Serviced Mortgage Loan, if any).  If the Master Servicer or Trustee, as applicable, determines that a proposed P&I Advance with respect to any Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to any Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer (and any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Pari Passu Companion Loan related to such Non-Serviced Mortgage Loan, if any), the Other Special Servicer and Other Trustee with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement.  If the Master Servicer receives written notice from an Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Pari Passu Companion Loan related to such Non-Serviced Mortgage Loan, if any) that it has determined, with respect to the related Non-Serviced Pari Passu Companion Loan, that any proposed advance of principal and/or interest with respect to the related Non-Serviced Pari Passu Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Loan Combination, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

If the Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Non-Serviced Pari Passu Companion Loan related to a Non-Serviced Mortgage Loan, if any.

(f)           With respect to any Serviced Loan Combination that has a Serviced Pari Passu Companion Loan, the Master Servicer will be permitted to make its determination that it has made a P&I Advance on the related Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made in respect of the related Serviced Pari Passu Companion Loan, by the master servicer under the related Other Pooling and Servicing Agreement.  If the Master Servicer or Trustee, as applicable, determines that a proposed P&I Advance with respect to such Serviced Loan Combination, if made, or any outstanding P&I Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer or Trustee, as applicable, subsequently determines that a proposed Property Advance would be a Nonrecoverable Advance or an outstanding Property Advance is or would be a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement.  If the Master Servicer receives written notice from any master servicer under any such Other Pooling and Servicing Agreement that such master servicer has determined, with respect to the related Serviced Pari Passu Companion Loan, that any proposed advance of principal and/or interest with respect to such Serviced Pari Passu Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Loan Combination, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

If the applicable Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Serviced Pari Passu Loan related to any Serviced Loan Combination, if any.

(g)           The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 of this Agreement and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

Section 4.08      Appraisal Reductions. (a)  For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer, Appraisal Reduction Amounts allocated to the Mortgage Loans will be allocated to each Class of Sequential Pay Certificates (other than any Swap Floating Rate Certificates, any

Swap Fixed Rate Certificates, or the Class A-M, Class B and Class C Certificates), the Swap REMIC Regular Interests and the Class EC Regular Interests in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Certificates, Swap REMIC Regular Interest or Class EC Regular Interest is reduced to zero (i.e., first, to the Class H Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein), seventh, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein), eighth, to the Class A-M Regular Interest (and correspondingly, the Class A-M Certificates and the Class PEZ Component A-M, pro rata based on their respective percentage interests therein) and ninth, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates and the Class A-3FL Regular Interest (and consequently, to the Class A-3FL and Class A-3FX Certificates, pro rata), pro rata, based on their Certificate Balances).

The Master Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction Amount allocated to each Mortgage Loan or Serviced Loan Combination.  Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class.  Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer and Special Servicer of such event, including the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)           The Holders of the majority (by Certificate Balance) of any Class of Control Eligible Certificates whose aggregate Certificate Balance, as notionally reduced by Appraisal Reduction Amounts allocated thereto, is less than 25% of the initial Certificate Principal Balance of such Class (such Class, an “Appraised-Out Class”) as a result of an allocation of an Appraisal Reduction Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”), and use its commercially reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request.  Any Appraised-Out Class for which the Requesting Holders are challenging the Appraisal Reduction Amount determination shall not exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

In addition, the Requesting Holders of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its Appraised Value, and the Special Servicer shall use reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request;

provided that the Special Servicer shall not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties.  The right of the holders of an Appraised-Out Class to require the Special Servicer to order an additional appraisal as described in this paragraph shall be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Upon receipt of any such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted shall direct the Master Servicer to, and the Master Servicer shall, recalculate such Appraisal Reduction Amount based upon such second Appraisal.  If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class.

Appraisals that are permitted to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class shall be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

(c)           An appraisal for any Mortgage Loan that has not been brought current for at least three consecutive months (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated every 9 months for so long as an Appraisal Reduction Event exists.

(d)           Notwithstanding the foregoing, within 60 days after an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event) (i) with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) or applicable Serviced Loan Combinations having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall order and use commercially reasonable efforts to obtain an Updated Appraisal or (ii) with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) or applicable Serviced Loan Combinations having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (A) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Updated Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Loan Combinations; or (B) order and use commercially reasonable efforts to obtain an Updated Appraisal.

(e)           On the first Distribution Date occurring at least two (2) Business Days after the delivery of an Updated Appraisal or completion of a Small Loan Appraisal Estimate, as applicable, the Master Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal or Small Loan Appraisal Estimate, as applicable, obtained from the Special Servicer.  Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable.

Section 4.09      Grantor Trust Reporting. (a)  The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)           The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention.  In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Exchangeable Certificates, any Swap Floating Rate Certificates, Swap Fixed Rate Certificates, or the Class V Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c).  The Certificate Administrator shall file or cause to be filed with the IRS Form 1041 (or, if the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of (i) the Class V Certificates their allocable share of income and expense with respect to the Class V Specific Grantor Trust Assets and proceeds thereof, as such amounts are received or accrue, as applicable, (ii) the Classes of Exchangeable Certificates their allocable share of income and expense with respect to the Class A-M Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets and the Class PEZ Specific Grantor Trust Assets and proceeds thereof, respectively, and (iii) any Swap Floating Rate Certificates and any Swap Fixed Rate Certificates their allocable share of income and expense with respect to the Swap Floating Rate Grantor Trust Assets and the Swap Fixed Rate Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)           (i) If the Certificate Administrator receives notice that any Class V Certificate is held through a nominee, then the Grantor Trust will be treated as a WHFIT that is a WHMT.  In such event, the Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis.  With respect to any Swap Floating Rate Certificates and any Swap Fixed Rate Certificates and each Class of Exchangeable Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders.  The Certificate Administrator shall be entitled to rely on its receipt of notice in the first sentence of this paragraph (c)(i) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that such notice is incorrect.

(ii)            The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method.  The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method.  The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually.  In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)           The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to:  (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.  Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale.  Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(iv)           To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIPs for the Certificates that represent ownership of a WHFIT.  The CUSIPs so published will represent the Rule 144A CUSIPs.  The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received.  Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP.  The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates. (a)  The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-SB Certificates, the Class A-3 Certificates, the Class A-3FL Certificates, the Class A-3FX Certificates, Class A-4 Certificates, the Class A-M Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class B Certificates, the Class PEZ Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class V Certificates, the Class R Certificates and the Class LR Certificates.

The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class X-A, Class X-B, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R and Class LR Certificates will be substantially in the forms for such Class of Certificates as set forth next to such Classes in the Table of Exhibits to this Agreement.  The Certificates of each Class (other than the Class V, Class R and Class LR) will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1).  With respect to any Certificate or any beneficial interest in a

Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.

Class	Minimum Denomination		Aggregate Denomination of all Certificates of Class
A-1		$10,000	$71,825,000
A-2		$10,000	$77,842,000
A-SB		$10,000	$82,273,000
A-3		$10,000	$75,000,000
A-3FL		$10,000	$75,000,000
A-3FX		$10,000	$0
A-4		$10,000	$273,430,000
A-M		$100,000	$79,580,000	(1)
X-A		$100,000	$734,950,000
X-B		$100,000	$93,625,000
B		$100,000	$58,515,000	(1)
C		$100,000	$35,110,000	(1)
PEZ	(2)		$173,205,000	(1)
D		$100,000	$39,790,000
E		$100,000	$8,192,000
F		$100,000	$9,362,000
G		$100,000	$17,555,000
H		$100,000	$32,768,992

(1) The Aggregate Denomination of all Class A-M, Class B or Class C Certificates, as applicable, represents the Certificate Balance of such Class without giving effect to any exchange.  The Aggregate Denomination of all Class PEZ Certificates is equal to the aggregate of the initial Certificate Balance of the Class A-M, Class B and Class C Certificates and represents the maximum Certificate Balance of the Class PEZ Certificates that could be issued in an exchange. The Certificate Balances of the Class A-M, Class B and Class C Certificates to be issued on the Closing Date will be reduced, in required proportions, by an amount equal to the Certificate Balance of the Class PEZ Certificates issued on the Closing Date.

(2)  The Class PEZ Certificates do not have a minimum Denomination.  However, in connection with an exchange of Class A-M, Class B and Class C Certificates for Class PEZ Certificates and vice versa, each of the Class A-M, Class B and Class C Certificates exchanged (whether surrendered or received) in such exchange shall be in denominations no smaller than the minimum Denominations set forth in this table.

Each Certificate will share ratably in all rights of the related Class.

The Class V, Class R and Class LR Certificates will each be issuable in one or more Individual Certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

(b)           Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, that, for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depositor has provided the Certificate Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Beneficial Owners directly.  The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants.  Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners.  Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners.  Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates.  Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates.  The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date.  Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

(c)           Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)           The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)           If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor or (ii) the Depositor, at its sole option, elects in writing to the Certificate Administrator and to the Depository to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates, the Certificate Administrator shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them.  Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates.  Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions.  Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Certificate Registrar and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)           If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates.  In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the

Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)           If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder and Beneficial Owner of a Class of Certificates, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Certificate Administrator with the Commission pursuant to the Exchange Act, plus additional information required to be provided for securities qualifying for resales under Rule 144A under the Act.

For so long as the Class V, Class R and Class LR Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

(h)           Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor.  All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory.  Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates.  No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-17 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.  All Certificates shall be dated the date of their authentication.

(i)           If, in connection with any Distribution Date, the Certificate Administrator shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicer or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date.  Any out-of-pocket costs incurred by the Certificate Administrator as a consequence of a Borrower failing to make such payments shall be reimbursable to the Certificate Administrator as an expense of the Trust Fund.

Section 5.02      Registration, Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate

Administrator, in such capacity, being the “Certificate Registrar”).  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.  The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository.  The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary.  An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(h) and Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.  Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

(b)           Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement.  Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar.  Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)           In addition to the provisions of Sections 5.01(h) and 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Private Certificates that are Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

(i)            Transfers between Holders of Individual Certificates.  With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in a Class of Private Certificates to a transferee that takes delivery in the form of an Individual Certificate:

(A)           Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

(B)           The Certificate Registrar shall register the transfer of such Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G to this Agreement (a “Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

(C)           The Certificate Registrar shall register the transfer of such Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) in the case of a transfer to an Affiliated Person, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

and, in each case, the Certificate Registrar shall register the transfer of such Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.  In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(ii)          Transfers within the Private Global Certificates.  Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within such Global Certificate shall only be made in accordance with this Section 5.02(c)(ii).

(A)           Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period.  If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)           Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period.  If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the

Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)           Regulation S Global Certificate to Rule 144A Global Certificate.  If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)          Transfers from the Private Global Certificates to Individual Certificates.  Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein.  No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)           Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C) of this Agreement.

(B)           Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) or (B) of this Agreement, respectively.

(C)           Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof.  Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

(iv)          Transfers of Individual Certificates to the Private Global Certificates.  If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.05(a) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

(v)         All Transfers.  An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

       (d)          If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend.  If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Act.  Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

       (e)           Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Certificate Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange.  Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Certificate Administrator or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Certificate Administrator or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested.  The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Certificate Administrator or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact.  The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)           An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein.  In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)           Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)           No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)           Subject to Section 5.02(e) of this Agreement, transfers of the Class V, Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i).  The Certificate Registrar shall register the transfer of a Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter.  The Certificate Registrar shall register the transfer of a Class V Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter.  In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(j)           No transfer, sale, pledge or other disposition of any Class of Private Certificates or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws.  Neither the Depositor, the Master Servicer, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Private Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Private Certificates without registration or qualification.  Any Certificateholder desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)           No transfer of any Class E, Class F, Class G, Class H, Class V, Class R or Class LR Certificate (each, a “Restricted Certificate”) shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Class V and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Each prospective transferee of a Restricted Certificate shall either (A) deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (B) if the transferee is such an entity specified in (i) or (ii) above (except in the case of a Class V Certificate or a Residual Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity, at its own expense, shall provide any opinion of counsel, officers’ certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar to any obligation or liability.  None of the Certificate Administrator or the Certificate Registrar shall register a Class V, Class R or Class LR Certificate in any Person’s name unless such Person has provided the letter referred to in clause (A) of the preceding sentence.  The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Class V Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

(l)            Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)            Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee.  Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee.  Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)           No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the

Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.  In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(i) or (iii) are false.

(iii)          Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register.  The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer.  At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided that such Persons shall in no event be excused from furnishing such information.

Section 5.03     Mutilated, Destroyed, Lost or Stolen Certificates.  If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest.  Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04     Appointment of Paying Agent.  The Certificate Administrator may appoint a paying agent (a “Paying Agent”) for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement.  The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein.  The initial Paying Agent shall be the Certificate Administrator.  Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “A2” by Moody’s, or shall be the subject of a No Downgrade Confirmation from each Rating Agency.

Section 5.05     Access to Certificateholders’ Names and Addresses; Special Notices.  (a)  If any Certifying Certificateholder (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

(b)           Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)           Upon the written request of any Certifying Certificateholder that (a) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register.  The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.06     Actions of Certificateholders. (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07     Rule 144A Information.  (a)  The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Private Certificate or any beneficial owner of such a Certificate, furnish to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner who is a Qualified Institutional Buyer the information required to be delivered under Rule 144A(d)(4) under the Act, to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to Certificateholders, as well as any other specifically identified information herein), if at the time of such request periodic reports are not being filed with respect to the Trust under Section 13 or Section 15(d) of the Exchange Act.

Section 5.08     Exchanges of Exchangeable Certificates.

(a)           The Grantor Trust shall be maintained by the Certificate Administrator, on behalf of the Trustee, in part for the benefit of the Holders of the Exchangeable Certificates.  The assets of the Grantor Trust held for the benefit of the Holders of the Exchangeable Certificates shall consist of the Class EC Regular Interests, which have been placed in the Grantor Trust through the efforts of the Underwriters.  The Class EC Regular Interests shall be held by the Certificate Administrator on behalf of the Trustee.  At all times, the Class A-M, Class B and Class C Certificates shall represent beneficial ownership interests in the Class A-M Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-M Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively.  At all times, the Class PEZ Certificates shall represent beneficial ownership interests in the Class PEZ Components.

(b)           On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates.  Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Balance set forth for such Class in the Preliminary Statement.

(c)           Following the Closing Date and subject to the conditions set forth in Section 5.08(d), (i) if a Certificateholder holds Class A-M Certificates, the Class B Certificates and the Class C Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class PEZ Certificates that represent the same Tranche Percentage Interest in each Class EC Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class PEZ Certificates may exchange its Certificates on the books of the Depository for Class A-M Certificates, Class B Certificates and Class C Certificates that evidence the same Tranche Percentage Interest in the Class EC Regular Interests as the Class PEZ Certificates being surrendered.

(d)           An exchange of Exchangeable Certificates may only occur if the Class A-M, Class B and Class C Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01.  No exchange of Exchangeable Certificates may occur pursuant to this Section 5.08 after the date when the then-current Certificate Balance of the Class A-M Regular Interest (and, correspondingly, the Class A-M Certificates and, to the extent evidencing an interest in the Class A-M Regular Interest, the Class PEZ Certificates)  has been reduced to zero as a result of the payment in full of all interest and principal thereon.  There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.08.  In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)           At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class A-M, Class B and Class C Certificates for Class PEZ Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.08(i)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.08(c).

(f)            [Reserved].

(g)           In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Balance of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding aggregate Certificate Balance of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Private Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(h)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator in writing or by e-mail at cts.cmbs.bond.admin@wellsfargo.com (with a subject line referencing “COMM 2013-CCRE7” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”).  The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Balance of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Balance of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date.  After receiving the notice, the Certificate Administrator shall e-mail the Certificateholder (at such address specified in writing by such Certificateholder) with wire payment instructions relating to the exchange fee and expenses set forth in Section 5.08(i).  The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates.  A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date.  Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable

Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit FF.

(i)           In connection with each exchange (other than any exchanges on the Closing Date pursuant to instructions from the Depositor), the Certificateholder shall pay the Certificate Administrator an exchange fee of $5,000 (together with any other expenses related to such exchange (including fees charged by Depository)) and such fee and expenses must be received by the Certificate Administrator prior to the Exchange Date or the Certificate Administrator shall not be required to complete the requested exchange.  The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date.  Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

Section 5.09     Exchange of Swap Exchangeable Floating Rate Certificates for Swap Exchangeable Fixed Rate Certificates With the Same Swap Corresponding REMIC Regular Interest.

(a)           Each Certificateholder or a Beneficial Owner of an interest in each Class of Swap Exchangeable Floating Rate Certificates, upon written request made to the Certificate Administrator and the Certificate Registrar in the manner set forth in clause (iv) below, shall be entitled to exchange its interest in such Class for an interest in the Class of Swap Exchangeable Fixed Rate Certificates with the same Swap Corresponding REMIC Regular Interest as such Class of Swap Exchangeable Floating Rate Certificates and represented by a Rule 144A Global Certificate, a Regulation S Global Certificate or an Individual Certificate having the same Certificate Balance as the interest being exchanged; provided that the following conditions are satisfied:

(i)           such exchange is for a Certificate Balance of not less than $5,000,000 and in integral multiples of $1 in excess thereof;

(ii)          the Certificateholder or Beneficial Owner desiring to effect such exchange delivers to the Certificate Administrator and the Certificate Registrar (A) the written consent (which such consent may be given or withheld at such party’s sole discretion; without limiting the generality of the foregoing, each of the Depositor and the Swap Counterparty under the Swap Corresponding Agreement may require, as a condition to its consent, that such Certificateholder or Beneficial Owner pay any costs associated with its review of the proposed exchange, including without limitation the fees and expenses of its counsel) of such Swap Counterparty and the Depositor with respect to such exchange and (B) the written agreement of such Certificateholder or Beneficial Owner and such Swap Counterparty that all amounts to be paid by any such party to another in respect of such exchange have been paid;

(iii)          such Certificateholder or Beneficial Owner complies with all of the requirements set forth in Section 5.02 of this Agreement for transfers of interests from a Rule 144A Global Certificate, a Regulation S Global Certificate or an Individual Certificate that apply to such exchange (had such exchange been a Transfer of interests in the same Class of Certificates) (including delivery to the Trustee and the Certificate Registrar of such certifications, orders and instructions required thereunder for the particular Transfer);

(iv)          such Certificateholder or Beneficial Owner provides the Depositor, Certificate Administrator, Paying Agent, Certificate Registrar, the Swap Counterparty under the Swap Corresponding Agreement and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), a notice of exchange substantially in the form attached hereto as Exhibit GG (the “Exchange Notice”), in each case by electronic mail and indicating such Certificateholder’s or Beneficial Owner’s intent to conduct an exchange, in compliance with the requirements set forth herein; and

(v)           if the aggregate initial Certificate Balance of such Class of Swap Exchangeable Floating Rate Certificates would be less than or equal to $30,000,000 immediately following such contemplated exchange, such Certificateholder or Beneficial Owner delivers evidence satisfactory to the Depositor and the Certificate Administrator that 100% of the Holders of such Class have consented to such contemplated exchange.

(b)           The proposed effective date of the exchange (the “Swap Exchange Date”) is subject to the Certificate Registrar’s approval and may only take place on any Business Day other than the first or last business day of the month, but no later than 12:00 noon (New York City time) on the Record Date in the month immediately preceding the month in which the Certificateholder or Beneficial Owner intends to receive the first distribution after giving effect to such exchange.  The Exchange Notice must be delivered to the Certificate Administrator and the Certificate Registrar at least 3 Business Days prior to the proposed Swap Exchange Date and must carry a medallion stamp guarantee.  Such notice shall also include the written consent of the Swap Counterparty under the Swap Corresponding Agreement for the relevant Class of Exchangeable Swap Floating Rate Certificates and the written agreement of such Swap Counterparty and the Certificateholder or Beneficial Owner required pursuant to Section 5.09(a)(ii).  After receiving such notice and agreement, as applicable, the Certificate Administrator shall send by electronic mail to the Certificateholder or Beneficial Owner wire payment instructions relating to the Exchange Fee (as defined below).  An Exchange Notice shall become irrevocable on the 2nd Business Day before the proposed Swap Exchange Date.  Notwithstanding anything to the contrary herein, in connection with each exchange, a fee of $5,000 (the “Exchange Fee”) shall be payable by the Certificateholder or Beneficial Owner requesting such exchange to the Certificate Administrator by no later than the applicable Swap Exchange Date and as a condition to the consummation of such exchange.  Within 5 Business Days of the consummation of such exchange, the Certificate Registrar shall provide notice of such exchange to the Trustee, the Depositor, the Master Servicer and the Special Servicer (with copies of any supporting documentation).

(c)           Upon satisfaction of the conditions set forth in Section 5.09(a) and Section 5.09(b), the Certificate Registrar shall:  (i)(A) if the interest in the Swap Exchangeable Floating Rate Certificate being surrendered in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), reduce the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest the Swap Exchangeable Floating Rate Certificate being surrendered in the exchange is in the form of an Individual Certificate, cancel such Individual Certificate and cause a new Individual Certificate in the amount of any remaining denomination to be executed, authenticated and delivered in accordance with this Agreement to the related Certificateholder, and (ii)(A) if the interest in the Swap Exchangeable Fixed Rate Certificate being acquired in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), increase the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest in the Swap Exchangeable Fixed Rate Certificate being acquired in the exchange is in the form of an Individual Certificate, cause an Individual Certificate of such Class, to be executed, authenticated and the Certificate Administrator shall make the first distribution on a Certificate that was received pursuant to an exchange on the Distribution Date in the month following the Swap Exchange Date.

(d)           In no event shall the Trustee, the Certificate Administrator, the Certificate Registrar, any other party hereto or the Trust Fund be required to pay any amount to any Person in connection with any exchange proposed or consummated under this Section.

ARTICLE VI
THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor.  The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02     Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor.  Subject to the following paragraph, each of the Master Servicer and the Special Servicer shall keep in full effect its existence, rights and good standing as (i) with respect to the Master Servicer, a national banking association under the laws of the United States of America and (ii) with respect to the Special Servicer, a limited liability company under the laws of the State of Delaware, respectively, and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such  Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.  In addition, subject to the following paragraph, the Operating Advisor shall keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of New York and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, shall be the successor of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, if each of the Rating Agencies has provided a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any; provided that none of the Depositor, Master Servicer, Special Servicer or Operating Advisor shall be required to obtain a No Downgrade Confirmation from any Rating Agency if the Master Servicer, Special Servicer, Depositor or Operating Advisor, as applicable, is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate; provided, further, if the Master Servicer or the Special Servicer enters into a merger and the Master Servicer or the Special Servicer, as applicable, is the surviving entity under applicable law, the Master Servicer or the Special Servicer, as applicable, shall not, as a result of the merger, be required to provide a No Downgrade Confirmation or obtain the consent of the Depositor.  Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain the Master Servicer, Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Operating Advisor and Others.  (a)  None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor nor any affiliates, directors, officers, employees, members, managers or agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders, any Serviced Companion Loan Noteholders, any party hereto or any third party beneficiary for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of any Directing Holder), or for errors in judgment; provided, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, or any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of (x) the Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard or (y) the Operating Advisor, by reason of any specific liability imposed hereunder for a breach of the Operating Advisor Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, and any Affiliate, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.

The Trust Fund shall be indemnified and held harmless by each of the Master Servicer, the Special Servicer and the Operating Advisor (severally and not jointly) for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement or the Certificates, incurred by the Trust Fund by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder, or by reason of negligent disregard of obligations and duties thereunder, on the part of such indemnifying party.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any Affiliates, directors, officers, employees, members, managers, representatives and agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by such party by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account in accordance with Section 3.06(a) of this Agreement; provided, further, that if such matter relates directly to any Serviced Loan Combination, such indemnified parties shall be paid first out of the applicable Serviced Loan Combination Collection Account (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement), and then, if funds therein are insufficient, out of the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

The Depositor shall indemnify the Operating Advisor (both in its capacity as Operating Advisor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Depositor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Depositor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Operating Advisor shall indemnify the Depositor (both in its capacity as Depositor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Operating Advisor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Operating Advisor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

(b)           None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action, unless such action relates to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability not recoverable from the Trust Fund; provided, that each of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and holders of Serviced Companion Loan Securities, if applicable, hereunder.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account in accordance with Section 3.06(a) of this Agreement no later than 60 days after submitting such expenses or costs for reimbursement, provided that a failure to reimburse such parties within such 60 days will not affect or limit such parties’ rights to receive reimbursement hereunder; provided, further, that in the case of any Serviced Loan Combination, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement, and such parties shall be entitled to be reimbursed first, from the applicable Serviced Loan Combination Collection Account and then, from the Collection Account, all in accordance with Section 3.06(a) of this Agreement and the related Intercreditor Agreement.

(c)           The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor. (a)  Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing, asset management or (solely with respect to the Operating Advisor) commercial mortgage surveillance, portfolio, provided that:  (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer, Special Servicer or Operating Advisor or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to each Rating Agency as confirmed in a No Downgrade Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates and Serviced Companion Loan Securities, if any, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, Special Servicer or Operating Advisor, as applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party; (ii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation, Special Servicing Compensation or Operating Advisor Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer.  Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)           Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from its respective obligations and duties hereby imposed on it except (i) upon determination that such duties hereunder are no longer permissible under applicable law, (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a), or (iii) solely with respect to the Operating Advisor, pursuant to Section 6.04(e).  Any such determination described in clause (i) above permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

(c)           The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Termination Event or Special Servicer Termination Event, as applicable.  Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

(d)           No resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated by the preceding paragraphs of this Section 6.04 shall become effective until the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the resigning or terminated Master Servicer’s, Special Servicer’s or Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder.  If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be treated as Realized Losses.

(e)           The Operating Advisor shall have the right to resign without cost or expense upon the occurrence of the Early Termination Notice Date.  The Operating Advisor shall provide all of the parties to this Agreement and the Controlling Class Representative 30 days prior written notice of any such resignation pursuant to this Section 6.04(e).  If the Operating Advisor resigns pursuant to this Section 6.04(e), then no replacement Operating Advisor shall be appointed.  The resigning Operating Advisor shall be entitled, and subject, to any rights and obligations that accrued under this Agreement prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnifications rights arising out of events occurring prior to such resignation.

Section 6.05     Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer.  Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations.  Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee.  If the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Loan Combination, to the extent such reimbursement is allocable to such Serviced Loan Combination Collection Account), as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable.  None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer (solely with respect to any action or failure to act by the Special Servicer) or the Special Servicer (solely with respect to any action or failure to act by the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special

Servicer and no such party is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.  Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     The Master Servicer or Special Servicer as Owners of a Certificate.  The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof.  If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may, but will not be required to, seek the approval of the Certificateholders to such action (or inaction) by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action (or inaction) that the Master Servicer or the Special Servicer proposes to take (or refrain from taking).  The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine.  If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and, if no Control Termination Event has occurred and is continuing, the applicable Directing Holder (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard.  The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph.  It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07     The Directing Holder.  (a)  For so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Loans, (2) the Special Servicer with respect to Performing Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.07, both (a) the Master Servicer shall not be permitted to take any action constituting a Major Decision unless it has obtained the prior written consent of the Special Servicer and (b) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the following actions nor will the Special Servicer itself be permitted to take any action constituting a Major Decision as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to clause (j) of the definition of “Major Decision”) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period (or 30 days with respect to clause (j) of the definition of “Major Decision” or such longer period provided for in any related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval), then the Directing Holder will be deemed to have approved such action); provided that, if the Special Servicer or Master Servicer (if the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder (if no Control Termination Event has occurred and is continuing) in this Agreement, is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, giving due regard to the junior nature of the related B Loan, if any) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response.  The Special Servicer is not required to obtain the consent of the Directing Holder for any Major Decision if a Control Termination Event has occurred and is continuing; provided that, if a Control Termination Event has occurred and is continuing, the Special Servicer shall consult with the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Operating Advisor; provided, further, that, if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing, the Special Servicer shall consult with the Directing Holder in connection with any Major Decision and any other matters set forth in this Agreement as to which the consent or approval of the Directing Holder would have been required or as to which the Directing Holder would have had the right to advise or direct the Special Servicer or the Master Servicer if no Control Termination Event had occurred and was continuing and consider alternative actions recommended by the Directing Holder; provided, further, that such consultation with the Directing Holder or the Operating Advisor is not binding on the Special Servicer.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Holder may deem advisable or as to which provision is otherwise made herein; provided that, notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate

Administrator or the Trustee to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder.

If the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder, or any advice from the Directing Holder, would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, any Intercreditor Agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate any law or the Servicing Standard or any other provisions of this Agreement or any Intercreditor Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Notwithstanding anything to the contrary contained in this Agreement, with respect to the Non-Serviced Mortgage Loans, (i) at all times when no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement and (ii) at no time shall the Operating Advisor be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement.

The Directing Holder shall have no liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided that the Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance or bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.

(b)           Notwithstanding anything to the contrary contained herein (i) if a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) if a Consultation Termination Event has occurred and is continuing, the Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, Voting Rights given to all Certificateholders and rights to receive reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

(c)           The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor may from time to time request that the Certificate Administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Loan Combination.

Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Directing Holder to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Directing Holder, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Beneficial Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor.  Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder (or Controlling Class Representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Directing Holder (or Controlling Class Representative) has changed, then such expenses shall be at the expense of the Trust.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information so provided.

To the extent the Master Servicer or the Special Servicer has written notice of any change in the identity of a Directing Holder or the list of Holders (or Beneficial Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

Section 6.08     Rights of Non-Directing Holders.  With respect to each Serviced Loan Combination, the Master Servicer or the Special Servicer, as applicable, shall:

(a)           consult with the related Non-Directing Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Non-Directing Holder (or its designee or representative) requests consultation with respect to any “major decision” or “major action” set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to the Serviced Loan Combination, and to consider alternative actions recommended by such Non-Directing Holder (or its designee or representative); provided, that after the expiration of a period of ten (10) Business Days from the delivery to the related Non-Directing Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, the Master Servicer or Special Servicer, as applicable, shall no longer be obligated to consult with the applicable Non-Directing Holder (or its designee or representative) (unless the Master Servicer or Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holder, the Master Servicer or the Special Servicer, as applicable, may take any “major decision” or “major action” set forth in the related Intercreditor Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Master Servicer or the Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholder and the related Companion Loan Noteholder.  Unless specified otherwise in the related Intercreditor Agreement, neither the Master Servicer or the Special Servicer shall be obligated at any time to follow or take any alternative actions recommended by the Non-Directing Holder; and

(b)           in addition to the foregoing non-binding consultation rights, if provided for in the related Intercreditor Agreement, the Non-Directing Holder shall have the right to annual conference calls with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the related Loan Combination are discussed.

ARTICLE VII

SERVICER AND OPERATING ADVISOR TERMINATION

Section 7.01     Servicer Termination Events.  (a)  “Master Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)            any failure by the Master Servicer (A) to make any deposit required to the Collection Account or the Serviced Loan Combination Collection Account for any Serviced Loan Combination on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two Business Days, (B) to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made), or (C) to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or any related Intercreditor Agreement, any amount required to be so remitted (which failure continues for two Business Days);

(ii)           any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement (including in Section 3.06(b)(viii)(B) of this Agreement), which failure continues unremedied for a period of 30 days (15 days in the case of the Master Servicer’s failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this

Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided, if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)           any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Master Servicer by any party hereto or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)            the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)           the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)          (a) Moody’s or KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal (and such qualification, downgrade or withdrawal or “watch status”

placement shall not have been withdrawn by Moody’s or KBRA, as applicable, within sixty (60) days of such actual knowledge by the Master Servicer), and, in case of either of clause (A) or (B), citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action; or (b)(i) the Master Servicer has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a servicer and (ii) the Master Servicer is not reinstated to that ranking within sixty (60) days; or

(viii)        subject to Section 10.16(c), any failure by the Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer to the Trustee or the Certificate Administrator under Article X (other than items to be delivered by a Mortgage Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Master Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii)).

Then, and in each and every such case, so long as a Master Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 51% of the aggregate Voting Rights of all Certificates or (y) the Depositor with respect to clause (viii) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Master Servicer (other than as set forth in Section 7.01(d)).  Upon (i) written direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights requesting a vote to terminate the Master Servicer in connection with the occurrence and continuance of a Master Servicer Termination Event and (ii) payment by such holders to the Certificate Administrator and the Trustee of the reasonable fees and expenses to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote, the Certificate Administrator shall be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and conduct the solicitation of votes of all Certificates, within 180 days of the posting of such notice, in such regard.  In the case of clause (vii), the Certificate Administrator shall be required to notify Certificateholders and Serviced Companion Loan Noteholders of such Master Servicer Termination Event and request whether such Certificateholders and, if applicable, Serviced Companion Loan Noteholders favor such termination.

If the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to a Master Servicer Termination Event under Section 7.01(a)(vii) and if the Master Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to serve as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a).  Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans and Serviced Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master

Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Serviced Companion Loans under this Agreement.  The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer.  The materials provided to the Trustee shall provide for soliciting bids:  (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Serviced Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans and Serviced Companion Loans for which it was the Master Servicer and not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Mortgage Loan and Serviced Companion Loan serviced, the excess of the related Servicing Fee Rate minus the related Excess Servicing Fee Rate (each, a “Servicing Retained Bid”); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.01(c) of this Agreement (each, a “Servicing Released Bid”).  The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, that if the Trustee does not receive a No Downgrade Confirmation in accordance with the procedures set forth in Section 3.30 of this Agreement with respect to such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such No Downgrade Confirmation is obtained.  The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided, that the initial Master Servicer may request and obtain, with the prior written consent of the Directing Holder, an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer’s Certificate stating that the sale and assumption of the right to service the Mortgage Loans and Serviced Companion Loans cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and Serviced Companion Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a).  The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Termination Event under Section 7.01(a)(vii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the servicing fee until the conclusion of the process described in this Section 7.01(a).

(b)           “Special Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)            any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for two Business Days, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account (or, in the case of a Serviced Loan Combination, the related Serviced Loan Combination Collection Account) any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be a Special Servicer Termination Event if such failure is remedied within two Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting Advance Interest Amount due to the Master Servicer;

(ii)           any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)          any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Special Servicer by any party hereto, or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)           the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)          the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)          (a) Moody’s or KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal (and such qualification, downgrade or withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or KBRA, as applicable, within sixty (60) days of such actual knowledge by the Special Servicer), and, in case of either of clause (A) or (B), citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action; or (b)(i) the Special Servicer has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a special servicer) and the Special Servicer is not reinstated to that ranking within sixty (60) days; or

(viii)        subject to Section 10.16(c), any failure by the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Special Servicer to the Trustee or the Certificate Administrator under Article X by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Special Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii).

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 51% of the aggregate Voting Rights of all Certificates, (y) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder or (z) the Depositor with respect to clause (viii) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement).  Upon (i) written direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights to conduct a vote to terminate the Special Servicer in connection with the occurrence and continuance of a Special Servicer Termination Event and (ii) payment by such holders to the Certificate Administrator and the Trustee of the reasonable fees and expenses to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote, the Certificate Administrator shall be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and conduct the solicitation of votes of all Certificates, within 180 days of such notice, in such regard.  In the case of clause (vii) above, the Trustee shall, upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, be required to notify the Special Servicer and the Certificate Administrator or the Trustee, as applicable, and the Certificate Administrator, upon receipt of such notice or upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, shall notify the Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders favor such termination.

(c)           Notwithstanding Section 7.01(a), (i) if any Master Servicer Termination Event occurs that affects a Serviced Pari Passu Companion Loan and the Master Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Companion Loan Security qualifies, downgrades or withdraws its rating of such Companion Loan Security, citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action, then the Trustee, at the direction of the Companion Loan Noteholder, shall direct the Master Servicer to appoint a sub-servicer (or if a sub-servicer is then sub-servicing such Serviced Loan Combination, to appoint a new sub-servicer to service such Serviced Loan Combination, but only if such existing sub-servicer is in default after any applicable cure periods under the related sub-servicing agreement, and the Master Servicer shall be permitted to terminate the sub-servicing agreement due to such default) with respect all of the rights and obligations of the Master Servicer under this Agreement related to such Serviced Loan Combination. The Master Servicer shall appoint a replacement sub-servicer with respect to such Serviced Loan Combination; provided, that such sub-servicer meets the eligibility requirements of a successor master servicer under Section 7.02 (including receipt of a No Downgrade Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any) and the eligibility requirements of each Other Pooling and Servicing Agreement.

(d)           Notwithstanding Section 7.01(b), (i) if any Special Servicer Termination Event occurs that affects a Serviced Pari Passu Companion Loan and the Special Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Companion Loan Security qualifies, downgrades or withdraws its rating of such Companion Loan Security, citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action, then the Trustee, at the direction of the Companion Loan Noteholder, shall terminate the Special Servicer with respect to the related Serviced Loan Combination only, but no other Mortgage Loan.

(e)           If the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party has to Excess Servicing Fees, any rights it has hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination), and with respect to the Special Servicer, the right to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement.  No successor Special Servicer shall be entitled to such Workout Fee received by the terminated Special Servicer.  On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder if and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.  The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, the applicable Serviced Loan Combination Collection Account, any REO Account, the Loss of Value Reserve Fund, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special

Servicer shall reasonably request (including electronic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder.  All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a No Downgrade Confirmation and any applicable indemnity) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses.  If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.  If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

Section 7.02     Trustee to Act; Appointment of Successor.  Upon the receipt of a notice of termination by the Master Servicer or the Special Servicer pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a) and Section 7.01(c)) shall be its successor, until a successor is appointed by the Directing Holder as provided in this Section 7.02 or Section 3.22(b), as applicable, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a termination event for such successor hereunder.  The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination.  The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer.  The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder.  As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder.  If any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full.  Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall if it is unable to so act or if the Holders of Certificates entitled to (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative), or (ii) in the case of the Special Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder), so request in writing to the Trustee, or, with respect to a Serviced Loan Combination, if an affected Serviced Companion Loan Noteholder so requests in writing to the Trustee, or if the Trustee is not an “approved” servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval shall not be unreasonably withheld) to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that the Trustee shall obtain a No Downgrade Confirmation with respect to the Certificates and any Serviced Companion Loan Securities.  No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder, which appointment has been approved, if no Control Termination Event has occurred and is continuing, by the Directing Holder, such approval not to be unreasonably withheld.  Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided.  Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity.  In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans or otherwise as it and such successor shall agree; provided, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, unless no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, in which case additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses.  Any successor Special Servicer shall be subject to the rights of the Directing Holder under Section 3.22(b) of this Agreement.  The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders and Other Persons.  (a)  Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the Operating Advisor and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

(b)           Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (who shall then notify all Holders of Certificates), the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and each Serviced Companion Loan Noteholder, notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04     Other Remedies of Trustee.  During the continuance of any Servicer Termination Event, so long as the Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith).  In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Serviced Loan Combination, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement).  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

Section 7.05     Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination.  The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Servicer Termination Event or Operating Advisor Termination Event, as applicable), on behalf of all Holders of Certificates waive any termination event with respect to the Master Servicer, the Special Servicer or the Operating Advisor in the performance of its obligations hereunder and its consequences, except a termination event with respect to making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the

Collection Account, any Serviced Loan Combination Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement.  Upon any such waiver of a past termination event, such termination event shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other termination event or impair any right consequent thereon.  Notwithstanding the foregoing, a Master Servicer Termination Event under Section 7.01(a)(viii) or a Special Servicer Termination Event under Section 7.01(b)(viii) of this Agreement may be waived only with the consent of the Depositor.

Section 7.06     Trustee as Maker of Advances.  If the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Master Servicer Termination Event resulting from such failure by the Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee’s receipt of notice of failure pursuant to Section 4.07(a) of this Agreement unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date.  With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s failure to perform its obligations hereunder); provided, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances.  The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

Section 7.07     Termination of the Operating Advisor.  (a)  An “Operating Advisor Termination Event” means any one of the following events whether any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)             any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by any party hereto or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on the Certificate Administrator’s Website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event has occurred then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor.  Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor has actual knowledge.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the

Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on the Certificate Administrator’s Website and (ii) mail at their addresses appearing in the Certificate Register.  Upon the written direction of Holders of Certificates evidencing more than 50% of the Voting Rights that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor with respect to the Mortgage Loans under this Agreement by notice in writing to the Operating Advisor, other than rights and obligations accrued prior to such termination including the right to receive all amounts accrued and owing to it under this Agreement and other than indemnification rights arising out of events occurring prior to such termination.  The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures.  As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04(a) of this Agreement or (2) the Certificate Administrator delivers such written notice of termination to the Operating Advisor, the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates of each Class of Certificates appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.07(b) of this Agreement; provided, that if the Trustee is acting as the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor.  The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer, the Certificate Administrator, the Controlling Class Representative, each Serviced Companion Loan Noteholder and each Certificateholder within one Business Day of such appointment.  The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, an Other Depositor, an Other Servicer, an Other Special Servicer or an

Affiliate of any of them.  If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor subject to and in accordance with this Section 7.07(c), which successor Operating Advisor may be an Affiliate of the Trustee.

(d)           Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Certificateholders, any Serviced Companion Loan Noteholder and, if no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  If the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

(e)           If there are no Classes of Certificates outstanding other than the Control Eligible Certificates, Class V and Class R Certificates, then all of the rights and obligations of the Operating Advisor under this Agreement shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).  If the Operating Advisor is terminated pursuant to this Section 7.07(e), then no replacement Operating Advisor shall be appointed.  The Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 7.07(e).

ARTICLE VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of Trustee and Certificate Administrator.  (a)  Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty.  During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder.  If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)           None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)            The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)           Reserved;

(iii)          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement;

(iv)          Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee or Certificate Administrator, respectively, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund (and, in the case of any Loan Combination, any such costs and expenses shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account (and with respect to any Serviced Loan Combination, the related Serviced Loan Combination Collection Account) or the Distribution Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein; and

(vi)          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure.  Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement.  Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement.  Notwithstanding any other provision hereof, when acting as the Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the Servicing Standard.

Section 8.02     Certain Matters Affecting the Trustee and the Certificate Administrator.  (a)  Except as otherwise provided in Section 8.01 of this Agreement:

(i)            The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)           Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)          (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its own negligence or willful misconduct or bad faith in the performance of any such act;

(iv)          None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable (A) for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts or (B) for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to greater than 25% (or such other percentage as is specified herein) of the Percentage Interests of each affected Class; provided, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action.  The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively, and otherwise by the Certificateholders requesting the investigation; and

(vi)          The Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder; provided, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party.

(b)           Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding, or subject the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances or cause the Grantor Trust not to be treated as a grantor trust.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(e)           Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

(f)            In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee.  Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Law.

Section 8.03     Trustee and Certificate Administrator Not Liable for Certificates or Mortgage Loans.  The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer assume no responsibility for their correctness.  The Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering document used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document.  Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.  Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for:  (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating

Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided, that the foregoing shall not relieve the Trustee or the Certificate Administrator of their respective obligations to perform their duties as specifically set forth in this Agreement.  The Trustee or the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Serviced Loan Combination Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Class V Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Certificate Administrator, the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator.  Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement.  In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.  The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04     Trustee and Certificate Administrator May Own Certificates.  The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate

Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05     Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a)  On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Trustee/Certificate Administrator Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Trustee/Certificate Administrator Fee Rate.

(b)           If the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated).

(c)           The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith; provided, that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Trustee/Certificate Administrator Fee, or the Trustee’s, Custodian’s or Certificate Administrator’s previously-incurred expenses, as applicable.  The term “unanticipated expenses incurred by the REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC, the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence, willful misconduct or bad faith of the Trustee.

(d)           Each of the Certificate Administrator, the Custodian, the Paying Agent, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (in its capacity as Certificate Administrator, Custodian, Paying Agent and individually) and each of their Affiliates and each of the directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or sub-servicer).

The Trust Fund shall indemnify each Indemnified Party and the Custodian from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) resulting from the willful misconduct, bad faith, fraud or negligence of the Indemnified Party or the Custodian, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party or the Custodian, as applicable, made in this Agreement and (iii) as to which such Indemnified Party or the Custodian, as applicable, is entitled to indemnification pursuant to this Section 8.05(d).  The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)           This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)           Each of the Certificate Administrator and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor, the Master Servicer, the Special Servicer and each other, and each of their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)           The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify each Mortgage Loan Seller and Deutsche Bank Securities Inc. (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard referred to in clause (i) above by the Indemnifying Party.

Section 8.06     Eligibility Requirements for Trustee and Certificate Administrator.  The Trustee and Certificate Administrator hereunder shall at all times:

(i)            be a corporation or association organized and doing business under the laws of any state or the United States of America,

(ii)           be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement,

(iii)          have a combined capital and surplus of at least $50,000,000,

(iv)          have a rating on its unsecured long term debt of at least “A2” by Moody’s and, if rated by KBRA, an equivalent rating from KBRA, and have its short-term unsecured debt obligations rated at least “P-1” by Moody’s and, if rated by KBRA, an equivalent rating from KBRA , or has been assigned such other ratings as are acceptable to the Rating Agencies,

(v)           be subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer (except, in the case of the Trustee, during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02 of this Agreement), and

(vi)          not be a Prohibited Party.

Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be.  If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of either Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax.  If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07     Resignation and Removal of Trustee and Certificate Administrator.  The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, any Swap Counterparty and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Upon notice of resignation from the Trustee, the Depositor shall promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement and shall be, if no Control Termination Event has occurred and is continuing, reasonably acceptable to the Directing Holder.  Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement.  If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor.  The Trustee or the Certificate Administrator, as applicable, shall bear all reasonable out of pocket costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or the Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Holders of Certificates entitled to at least 50% of the Voting Rights may at any time remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in eight originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

If the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses, indemnities, and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

If the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal) and (ii) such resignation, termination, or removal shall be effective with respect to each of its other capacities hereunder except its capacity as Custodian (but including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

Upon the resignation, assignment, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee, at its own expense without right to reimbursement therefor, shall (A) endorse the original executed Note for each Mortgage Loan (to the extent that the original executed Note for each Mortgage Loan was endorsed to the outgoing Trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7 or in blank, and (B) in the case of the other assignable Loan Documents (to the extent such other Loan Documents were assigned to the outgoing Trustee), assign and record such Loan Documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Note for a Mortgage Loan was not endorsed to the outgoing Trustee, the Custodian shall deliver such Note to the successor trustee and the Custodian shall cooperate with any successor trustee to ensure that such Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor trustee, as trustee for the registered holders of Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7 or in blank.  If any assignable Loan Document (other than the Note) was not assigned to the outgoing Trustee or if the Trustee is removed pursuant to Section 8.07 without cause, with respect to the Loan Documents identified in clause (B) of the preceding sentence, the Custodian shall deliver such Loan Document to the successor trustee and, if appropriate, such Loan Documents shall be recorded at the expense of the Trust (i) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Controlling Class Representative, (ii) after the occurrence and continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, after consultation with the Controlling Class Representative and the Operating Advisor and (iii) after the occurrence and continuance of a Consultation Termination Event, after consultation with the Operating Advisor and the reasonable cooperation (as determined by the Depositor) of the Depositor.

Section 8.08     Successor Trustee and Certificate Administrator.  (a)  Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Operating Advisor, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein; provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement.  The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations.  No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register.  If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

(b)           Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09     Merger or Consolidation of Trustee or Certificate Administrator.  Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder; provided that such corporation shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Trustee or the Certificate Administrator, as applicable, shall notify the other parties hereto of any such event, and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

Section 8.10     Appointment of Co-Trustee or Separate Trustee.  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.  If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment.  Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder.  No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement.  The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them.  Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII.  Every such instrument shall be filed with the Trustee.  Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE IX

TERMINATION

Section 9.01     Termination. (a)  The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to Section 9.01(g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer and the Master Servicer, in that order, shall have the option to terminate the Trust Fund pursuant to subsection (c).  For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

(b)           The Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation.  For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC.  Notwithstanding the termination of the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such REMIC and for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period.  The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)           The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(i)            100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(ii)            the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(iii)           all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

(iv)           the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(v)            any termination payments due under any Swap Agreement.

If the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account; provided, that any Swap Termination Payment shall be deposited in the Swap Corresponding Floating Rate Account).  In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Lower-Tier Distribution Account all amounts required to be transferred thereto on the Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution.  Upon confirmation by the Master Servicer in writing that it has transferred all such amounts to the Certificate Administrator, the Custodian shall release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code.  All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

(d)           If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made to the Holders of outstanding Regular Certificates, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement; provided, that, if no such Classes of Certificates are then outstanding, the final distribution shall be made (i) to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts or the Lower-Tier Distribution Account, and (ii) to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

(e)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to Certificateholders (with a copy to the Trustee, the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, the Operating Advisor, any Swap Counterparty and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement)), at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date.  The notice mailed by the Certificate Administrator to Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each Certificateholder.

(f)           Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.  Any amounts remaining in the Class V Distribution Account representing Excess Interest shall be distributed to the Holders of the Class V Certificates.  Any amounts remaining in any Swap Corresponding Floating Rate Account and not otherwise distributable to the Swap Counterparty under the Swap Corresponding Agreement shall be distributed to the Holders of the related Class of Swap Floating Rate Certificates.

(g)           Following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class V, Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Certificateholder pays to the Certificate Administrator as additional compensation an amount equal to one day of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Sequential Pay Certificates as of the first day of the current calendar month and such Sole Certificateholder pays to the Master Servicer as additional compensation an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Balance of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360, and such payments shall be treated as made by the Sole Certificateholder directly to the Certificate Administrator and the Master Servicer and not through or by either of the Trust REMICs.  If the Sole Certificateholder elects to exchange all of the then-outstanding Certificates (other than the Class V, Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(a) of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(f) and Section 3.06(h) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account.  In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on such Servicer Remittance Date from the Collection Account pursuant to Section 3.05 of this Agreement.  Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all the then-outstanding Certificates (other than the Class V, Class R and Class LR Certificates) on the final Distribution Date to the Certificate Administrator, the Custodian shall upon receipt of a Request for Release from the Master Servicer, release to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.  The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX.  Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class V, Class R and Class LR Certificates), plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates.

(h)           If the Trust Fund is to be terminated while any Swap Agreement is still in effect, the Certificate Administrator shall promptly notify the Swap Counterparty under such Swap Agreement in writing of the date on which the Trust Fund is to be terminated and that the notional amount of such Swap Agreement will be reduced to zero on such date.  Based on the date of termination, such Swap Counterparty shall calculate the Swap Net Payment under such Swap Agreement, if any, as specified in Section 3.32 of this Agreement and notify the Certificate Administrator of such calculation, and the Certificate Administrator on behalf of the Trust shall remit such Swap Net Payment, if any, to such Swap Counterparty, prior to any final distributions to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement pursuant to Section 9.01 of this Agreement.  Any and all fees (including termination fees) payable to such Swap Counterparty in connection with such termination of such Swap Agreement shall be paid to such Swap Counterparty solely from amounts, if any, remaining in its Swap Corresponding Floating Rate Account after all distributions to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement are made pursuant to Section 9.01 of this Agreement.  The Certificate Administrator has no obligation to determine the reasonableness of the calculation of the Swap Net Payment under any Swap Agreement.

(i)           The duties of the Operating Advisor under this Agreement will terminate, without cost or expense to the Operating Advisor, upon termination of the Issuing Entity.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01   Intent of the Parties; Reasonableness.  Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17, the parties hereto acknowledge and agree that the purpose of this Article X is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and related rules and regulations of the Commission.  None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Dodd-Frank Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder.  The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply, subject to Section 10.02, with reasonable requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan), the Certificate Administrator or the Trustee in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered” and do not mandate compliance).  In connection with the Deutsche Mortgage & Asset Receiving Corporation, Series COMM 2013-CCRE7 transaction and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, subject to the preceding sentence, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, the Trustee and any Other Depositor or Other Trustee of any Other Securitization

that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor, the Certificate Administrator, the Trustee and any such Other Depositor or Other Trustee, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, the Trustee or such Other Depositor or Other Trustee, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosure relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (or, if applicable, the related Serviced Companion Loan), reasonably believed by the Depositor, the Certificate Administrator, the Trustee or the related Other Depositor or the related Other Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 10.02   Notification Requirements and Deliveries in Connection with securitization of a Serviced Companion Loan.  (a)  Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Trustee of any Other Securitization that includes a Serviced Companion Loan and is subject to Regulation AB, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Trustee (i) until the Other Depositor or Other Trustee of such Other Securitization has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Other Securitization is subject to Exchange Act reporting, and (ii) specifying in reasonable detail the information and other items requested to be delivered (insofar as such information or other items are not expressly identified herein); provided, that if Exchange Act reporting is being requested, such Other Depositor or Other Trustee is only required to provide a single written notice to such effect.  Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Trustee of such Other Securitization (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization.  The parties hereto shall have the right to request written confirmation from the Other Depositor or Other Trustee of such Other Securitization as to whether Regulation AB or the Exchange Act requires the delivery of the items identified in this Article X to such Other Depositor and Other Trustee of such Other Securitization prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and if any such party makes such a request, then

(i) upon such requesting party’s receipt of such written confirmation, such requesting party shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization and (ii) until such requesting party’s receipt of such written confirmation, such party shall not be required to deliver such items.  The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Trustee and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization.

(b)           Each of the Master Servicer and the Special Servicer shall, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, and subject to a right of the Master Servicer or Special Servicer, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the Master Servicer or the Special Servicer, as applicable) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

(c)           The Master Servicer and the Special Servicer, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any Other Securitization that includes a Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.02(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer or the Special Servicer, or their respective legal counsel, as the case may be).  Neither the Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to this Trust.

Section 10.03     Information to be Provided by the Master Servicer and the Special Servicer.  (a)  For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09) in connection with the succession to the Master Servicer and Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement or any related Other Pooling and Servicing Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer (other than the appointment of a Mortgage Loan Seller Sub-Servicer) by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 7.02, the Master Servicer, the Special Servicer or any Servicing Function Participant (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall provide to the Depositor and to any Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 Business Days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the second Business Day after such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee, the Certificate Administrator and the Depositor (and any Other Trustee and Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor (or any Other Trustee or Other Depositor of any Other Securitization that includes a Serviced Companion Loan), all information relating to such successor reasonably requested by the Depositor (or such Other Depositor) so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities.

Section 10.04     Information to be Provided by the Trustee.  (a)  For so long as the Trust or Other Securitization is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or appointment of a co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, all information reasonably requested by the Depositor, or such Other Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 10.05     Filing Obligations.  (a)  Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall, and each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to, reasonably cooperate with the Certificate Administrator and the Depositor (and any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) in connection with the Certificate Administrator’s and Depositor’s (or such Other Trustee’s or Other Depositor’s) good faith efforts to satisfy the Trust’s (or such Other Securitization’s) reporting requirements under the Exchange Act.

(b)           It is hereby acknowledged that the Mortgaged Property related to the Moffett Towers Phase II Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for the Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, on each Form 10-D to be filed by the Trust with respect to a Distribution Date on or immediately following the date in which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Loan documents (which, for the avoidance of doubt, is 45 days following the end of each fiscal quarter or 90 days following the end of each fiscal year, as applicable, as set forth in Section 4.9 of the related loan agreement), or on each Form 10-K filed by the Trust, as applicable.  After receipt of the updated net operating income information, the Master Servicer shall (a) promptly deliver the financial statements of the Significant Obligor to the Certificate Administrator and (b) update the following columns of the CREFC Loan Periodic Update File (i) for the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i):  BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

In the event that the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of the Significant Obligor with respect to the Moffett Towers Mortgage Loan within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor (or the Master Servicer shall cause a Sub-Servicer to notify the Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the periodic financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to the Moffett Towers Mortgage Loan to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.  This Officer’s Certificate should be addressed to the Certificate Administrator at its Corporate Trust Office.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b)(1) on the related Form 10-K:  “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant.  Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6]

[Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline.  The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor.

(c)           With respect to any Mortgaged Property that secures a Serviced Companion Loan that the Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization that includes such Serviced Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Trustee of such Other Securitization and (y) update the columns of the CREFC Loan Periodic Update File related to such “significant obligor” as described in the last sentence of the first paragraph of this clause (b).

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Companion Loan (or the Master Servicer shall cause a Sub-Servicer to notify such Other Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the borrower related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the certificate administrator and Other Depositor related to such Other Securitization.  This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 10.06     Form 10-D Filings.  Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations.  A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust.  The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies.  Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV and directed to the Certificate

Administrator and the Depositor for approval by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting, direction and approval after the date hereof.  The Certificate Administrator shall include in any Form 10-D filed by it, without limitation, to the extent such information is provided to the Certificate Administrator by the Depositor for inclusion therein, (i) the information required by Rule 15Ga-1(a) under the Exchange Act concerning all assets of the Trust that were subject of a demand to repurchase or replace for breach of the representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the Depositor and each Seller, if applicable, and the Commission assigned “Central Index Key” number for each such filer.  The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which such information is presented) in accordance with applicable laws and regulations.

For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, within five calendar days after the related Distribution Date, (i) the parties listed on Schedule IV hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in house legal department of such party), in EDGAR Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule IV applicable to such party, (ii) the parties listed on Schedule IV hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit Z and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party.  No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date.  No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) if agreed to prior to the time set forth in clause (i) above, such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 10.10(b).  After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 10.06.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period.

The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

Section 10.07     Form 10-K Filings.  Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in 2014, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)        an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

(ii)       (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)       (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)       a Sarbanes-Oxley Certification as described in Section 10.08.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V hereto to the Depositor and the Certificate Administrator (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) and approved by the Depositor (and such Other Depositor), and the Certificate Administrator (or such Other Trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust (or any Other Securitization that includes a Serviced Companion Loan) is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers (and the parties to any Other Pooling and Servicing Agreement with respect to any Other

Securitization that includes such Serviced Companion Loan) with written notice of the name and address of each Servicing Function Participant retained by such party.  Not later than the end of each year for which the Trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each Mortgage Loan Seller, Other Depositor and Other Trustee written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each related Mortgage Loan Seller written notice of any change in the identity of any Sub-Servicer engaged by the Master Servicer or the Special Servicer, as applicable, including the name and address of any new Sub-Servicer.

With respect to any Other Securitization that includes a Serviced Companion Loan, not later than the end of each year for which the Other Securitization trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each mortgage loan seller with respect to such Other Securitization written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each such mortgage loan seller written notice of any change in the identity of any Sub-Servicer engaged by the Master Servicer or the Special Servicer for the servicing of such Serviced Loan Combination, as applicable, including the name and address of any new Sub-Servicer.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, by March 10th (with a grace period through March 15th), commencing in March 2014 (i) the parties listed on Schedule V hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in house legal department of such party), in EDGAR Compatible Format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule V applicable to such party, (ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit Z and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party.  No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval.  Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K.  No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X.  The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period.  The Certificate

Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

Section 10.08     Sarbanes-Oxley Certification.  Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit Y attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act.  Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), to provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (the “Certifying Person”), by March 10th (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit O, P, Q, R, S, AA or BB, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust.  The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention:  Lainie Kaye, with a copy to Salvatore Palazzolo, Esq.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement.  Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 10.08 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Sub-Servicer listed on Exhibit T or a Sub-Servicer appointed pursuant to Section 3.01(c)), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and

Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Mortgage Loan Service Providers, in form and substance similar to a Performance Certification.  The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such Sarbanes-Oxley back-up certification received by the Master Servicer.

Section 10.09     Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the “8-K Filing Deadline”) under Form 8-K (each a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule VI to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) in EDGAR Compatible Format and approved by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VI) absent such reporting and approval.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VI hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than the end of business (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule VI as applicable to such party, in EDGAR Compatible Format, or in such other format as otherwise agreed to in advance by the Certificate Administrator and the Depositor (and such Other Trustee and Other Depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit Z.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K.  No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  After filing with the Commission, the Certificate Administrator will, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.09.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 10.10     Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports.  (a)  If at any time the Trust is permitted to suspend its reporting obligations under the Exchange Act, on or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Depositor shall direct the Certificate Administrator to prepare and file any form necessary to be filed with the Commission to suspend such reporting obligations.  With respect to any reporting period occurring after the filing of such form, except with respect to the Other Securitization, the obligations of the parties to this Agreement under Section 10.01, Section 10.03, Section 10.06, Section 10.07, Section 10.08 and Section 10.09 shall be suspended.  The Certificate

Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Mortgage Loan Sellers that such form has been filed.

(b)           If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery.  In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust.  In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  In the event that any Reporting Servicer receives notice from the applicable parties to the Other Securitization that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, such party shall cooperate in preparation of any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor.  The parties to this agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.11     Annual Compliance Statements.  (a)  The Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a “Certifying Servicer”) shall, and the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), to deliver to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor (in the case of the Special Servicer only), the Other Trustee, the Other Depositor and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) on or before March 10th (subject to a grace period through March 15th) of each year, commencing in 2014, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) that, to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)           With respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Master Servicer shall use commercially reasonable efforts to procure an Officer’s Certificate as described in this Section from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the Officer’s Certificate described in this Section.

(c)           Promptly after receipt of each such Officer’s Certificate, the Depositor (and each Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement.  None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust or any Other Securitization that includes a Serviced Companion Loan for the preceding calendar year.  If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement or any applicable Sub-Servicing Agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 10.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

Section 10.12     Annual Reports on Assessment of Compliance with Servicing Criteria.  By March 10th (subject to a grace period through March 15th) of each year, commencing in March 2014, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant (each, a “Reporting Servicer”), each at its own expense, shall furnish (and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause, by March 10th (subject to a grace period through March 15th) each Servicing Function Participant

(other than (x) a party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer), with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to furnish, each at its own expense, to the Trustee, the Certificate Administrator, the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 4.02(c) of this Agreement and to any Rating Agency and NRSRO by the 17g-5 Information Provider pursuant to Section 3.16(d) of this Agreement.  Notwithstanding the foregoing, the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

No later than 10 Business Days after the end of each fiscal year for the Trust (and any Other Securitization that includes a Serviced Companion Loan) for which a Form 10-K is required to be filed, the Master Servicer, the Special Servicer and the Operating Advisor shall each forward to the Certificate Administrator and the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Mortgage Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant submit their respective assessments by March 10th (subject to a grace period through March 15th), as applicable, to the Certificate Administrator (and such other trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator (and such other trustee).

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee or any Servicing Function Participant, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually, address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and the Other Depositor for any Other Securitization that includes a Serviced Companion Loan) of any exceptions; provided that the Certificate Administrator shall not be responsible for confirming whether any such party has certified to all the Relevant Servicing Criteria applicable to it.  None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and the Other Depositor for any Other Securitization that includes a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by the Master Servicer or the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or a Servicer Termination Event or Operating Advisor Termination Event, as applicable, under this Agreement unless otherwise provided for in this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the annual report on assessment of compliance described in this Section and the attestation described in Section 10.13.  The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such assessment of compliance received by the Master Servicer.  To the extent that the Non-Serviced Mortgage Loan Service Providers have a continuing obligation under the Other Pooling and Servicing Agreement related to an Other Securitization that includes the related Non-Serviced Mortgage Loan to provide to the Trust an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 for any year that the Trust formed under this Agreement is not subject to the reporting requirements of the Exchange Act, the Certificate Administrator will notify the Non-Serviced Mortgage Loan Service Providers if such parties fail to deliver to the Certificate Administrator such assessment of compliance and attestation within the time frame required by the such Other Pooling and Servicing Agreement.

Section 10.13     Annual Independent Public Accountants’ Servicing Report.  By March 10th (subject to a grace period through March 15th), of each year, commencing in March 2014, each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), each at such Servicing Function Participant’s own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Operating Advisor and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan), the Operating Advisor (in the case of the Special Servicer only) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria.  If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.  Such report must be available for general use and not contain restricted use language.  Notwithstanding the foregoing, the Trustee shall not be required to deliver an annual independent public accountants’ servicing report with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable sub-servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) of any exceptions; provided, that the Certificate Administrator shall not be responsible for confirming whether any particular Reporting Servicer has certified to all of the Relevant Servicing Criteria applicable to it.  No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-

Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the report pursuant to this Section 10.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.14     Exchange Act Reporting Indemnification.  Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization that includes a Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace period or cure period or (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization that includes a Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace period and cure period.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall, and the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) any Mortgage Loan Seller Sub-Servicer) with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X.  The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) Mortgage Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party.  In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed).  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.  However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement.  If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 10.15     Amendments.  This Article X may be amended by the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB without, in each case, any Opinions of Counsel, Officer’s Certificates, No Downgrade Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.16     Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods.  (a)  Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator.  The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention:  Lainie Kaye, with a copy to Salvatore Palazzolo.

(b)           Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by facsimile to (212) 797-4487, Attention:  Lainie Kaye, with a copy to (212) 839-5599, Attention:  Kevin C. Blauch (or such other number as the Depositor may instruct) and/or by email to Lainie.kaye@db.com, with a copy to kblauch@sidley.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article X shall be properly given if sent by facsimile to (410) 715-2380, or such other number as the Certificate Administrator may instruct and/or by email to cts.sec.notifications@wellsfargo.com (or such other email address as the Certificate Administrator may instruct).

(c)           For the avoidance of doubt:

(i)           Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the last clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event with respect to such party; and

(ii)          Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the last clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports.

(d)           If the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the

Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Sub-Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 11.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party:  in the case of the Master Servicer and the Special Servicer, to the applicable email address as provided in writing by the Master Servicer or the Special Servicer, as applicable, upon request, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01.  Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any Master Servicer or the Special Servicer of any liability under Section 7.01(a)(ix) or Section 7.01(b)(ix), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

Section 10.17     Termination of the Certificate Administrator.  Notwithstanding anything to the contrary contained in this Agreement, the Depositor may direct the Trustee to, and the Trustee shall upon such direction, terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) the Certificate Administrator may not be terminated if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 10.06, Section 10.07, Section 10.09, Section 10.11, Section 10.12 or Section 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01     Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02     Limitation on Rights of Certificateholders.  The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless the Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates, as applicable, has or have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and has or have offered to the Trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding.  It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no Certificateholder of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class, as applicable.  For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

No Certificateholder shall be a “Party in Interest” as described under 11 U.S.C. Section 1109(b) solely by virtue of its ownership of a Certificate.

Section 11.03     Governing Law.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04     Waiver of Jury Trial; Consent to Jurisdiction.  TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 11.05     Notices.  Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

If to the Trustee or the Certificate Administrator, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Client Manager - COMM 2013-CCRE7

If to the Custodian, to:

Wells Fargo Bank, N.A.
1015 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: COMM 2013-CCRE7

If to the Depositor, to:

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention:  Lainie Kaye

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Kevin C. Blauch

If to the Operating Advisor, to:

Park Bridge Lender Services LLC
560 Lexington Avenue, 17th Floor
New York, New York 10022
Attention:  David Rodgers

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Patrick T. Quinn

If to the Master Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head
Fax Number:  (913) 253-9001

with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Fax Number:  (816) 412-9338
Attention:  Kenda K. Tomes

If to the Special Servicer, to:

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, California 94111
Attention:  George Wisniewski
Facsimile:  (415) 374-2704
Email: george.wisniewski@situs.com.

With a copy to:

Situs Holdings, LLC
4665 Southwest Freeway
Houston, Texas 77027
Attention:  Associate General Counsel
Facsimile:  (713) 355-5882
Email: Pete.Larsen@situs.com.

With a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street
Atlanta, Georgia 30309
Attention:  Rex Veal
Facsimile:  (404) 541-3430

If to German American Capital Corporation as Mortgage Loan Seller, to:

German American Capital Corporation
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

If to KeyBank National Association, as Mortgage Loan Seller, to:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Richard Hawrylak
Fax No.: (216) 689-5681
Email: richard_s_hawrylak@keybank.com

with an electronic copy to:

KeyBanc
KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44114
Attention:  Gary Andrews
Facsimile:  (216) 689-0976
Email: gandrews@keybanccm.com

If to Cantor Commercial Real Estate Lending L.P., as Mortgage Loan Seller, to:

Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street
New York, New York 10022
Attention:  Anthony Orso

with an electronic copy to:

Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street
New York, New York 10022
Attention:  Jill Weinstein
E-mail:  jweinstein@cantor.com

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Patrick T. Quinn

If to Deutsche Bank Securities Inc., as Initial Purchaser or Underwriter, to:

Deutsche Bank Securities Inc.
Commercial Mortgage-Backed Securities
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

If to Cantor Fitzgerald & Co., as Initial Purchaser or Underwriter, to:

Cantor Fitzgerald & Co.
499 Park Avenue
New York, New York 10022
Attention:  Stephen Merkel and Shawn Matthews

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Patrick T. Quinn

If to CastleOak Securities, L.P., as Underwriter, to:

CastleOak Securities, L.P.
110 East 59th Street, 2nd Floor
New York, New York 10022
Attention:  Philip Ippolito

If to KeyBanc Capital Markets Inc., as Initial Purchaser or Underwriter, to:

KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44114
Attention:  Gary Andrews
Facsimile:  (216) 689-0976
Email: gandrews@keybanccm.com

with a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Richard Hawrylak
Fax No.: (216) 689-5681
Email: richard_s_hawrylak@keybank.com

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the initial Controlling Class Representative with respect to any Mortgage Loan, to:

Perella Weinberg Partners Asset Based Value Master Fund I, L.P.
767 Fifth Avenue
New York, NY 10153
Attention:  Billy Jacobs
Email: bjacobs@pwpartners

with a copy to:

Perella Weinberg Partners Asset Based Value Master Fund I, L.P.
767 Fifth Avenue
New York, NY 10153
Attention: Legal Department
Email: asiegel@pwpartners.com

If to the 17g-5 Information Provider, electronically to:

17g5informationprovider@wellsfargo.com
(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “COMM 2013-CCRE7” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Solely to the extent the provisions herein contemplate electronic delivery of information, such information shall be transmitted via electronic mail with a subject reference to include “COMM 2013-CCRE7” (or substantially similar language) (i) in the case of the Depositor, to lainie.kaye@db.com, (ii) in the case of the Trustee or the Certificate Administrator, to cts.cmbs.bond.admin@wellsfargo.com and to trustadministrationgroup@wellsfargo.com, (iii) in the case of the Operating Advisor, to david.rodgers@parkbridgefinancial.com, (iv) in the case of the Master Servicer, to noticeadmin@midlandls.com, (v) in the case of the Special Servicer, to george.wisniewski@situs.com, (vi) in the case of German American Capital Corporation, to lainie.kaye@db.com, (vii) in the case of Deutsche Bank Securities Inc., to lainie.kaye@db.com, (viii) in the case of KeyBank National Association, to richard_s_hawrylak@keybank.com, (ix) in the case of Cantor Commercial Real Estate Lending, L.P., to jweinstein@cantor.com and awessner@cantor.com, (x) in the case of Cantor Fitzgerald & Co., to smatthews@cantor.com and smerkel@cantor.com, (xi) in the case of CastleOak Securities, L.P., to pji@castleoaklp.com, (xii) in the case of KeyBanc Capital Markets Inc., to gandrews@keybanccm.com, (xiii) in the case of the initial Controlling Class Representative, to bjacobs@pwpartners.com and (xiv) in the case of the 17g-5 Information Provider, to 17g5informationprovider@wellsfargo.com; or, in the case of the parties to this Agreement, to such other electronic mail address as such party shall specify by written notice (which may be electronic) to the other parties hereto.

Section 11.06     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07     Notice to the Depositor and Each Rating Agency.  (a) The Certificate Administrator shall use its best efforts to promptly provide notice, promptly furnish (or make available) to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder (if no Consultation Termination Event has occurred and is continuing), the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website) with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

(i)            any material change or amendment to this Agreement, any Mortgage Loan Purchase Agreement or any Intercreditor Agreement;

(ii)           the occurrence of any Servicer Termination Event that has not been cured;

(iii)          the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee; and

(iv)          the repurchase of Mortgage Loans pursuant to Section 2.03(e) of this Agreement.

(b)           The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)            notice of the final payment to any Class of Certificateholders;

(ii)           notice of any change in the location of the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

(iii)          each report to Certificateholders described in Section 4.02 and Section 3.13 of this Agreement.

(c)           The Master Servicer shall promptly furnish to the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)            a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement;

(ii)           notice of any change in the location of the Collection Account or any Serviced Loan Combination Collection Account,

(iii)          a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(iv)          any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)           any change in the lien priority of a Mortgage Loan;

(vi)          any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

(vii)         any material damage to a Mortgaged Property; and

(viii)        any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

(d)           Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agencies at the address listed below, promptly following the occurrence thereof.  The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d).  Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement.  Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Notices to each Rating Agency shall be addressed as follows:

Moody’s Investors Services, Inc.
7 World Trade Center
New York, New York  10007
Attention:  Commercial Mortgage Surveillance Group
Facsimile No.:  (212) 553-1350
Email:cmbssurveillance@moodys.com

Kroll Bond Rating Agency, Inc.
845 Third Avenue
New York, New York 10022
Attention:  Legal Department
Facsimile Number: (917) 281-3241
Email:  cmbssurveillance@krollbondratings.com

Morningstar Credit Ratings, LLC
410 Horsham Road, Suite A
Horsham, Pennsylvania  19044
Attention:  CMBS Surveillance
E-mail:  cmbsratings@morningstar.com

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

Section 11.08     Amendment.  This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders:

(i)            to cure any ambiguity or to correct any error;

(ii)           to cause the provisions herein or therein to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein;

(iii)          to amend any provision hereof or thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under this Agreement;

(iv)         to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any;

(v)          to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act; and

(vi)         in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A); provided that any amendment pursuant to this clause (vi) shall be at the sole cost and expense of the Depositor;

provided that any amendment under this Section 11.08 (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, that no such amendment may:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)           change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

(iii)         alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)          amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.08 shall be effective with the consent of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 11.08, the Certificateholders and Serviced Companion Loan Noteholders.

It shall not be necessary for the consent of Certificateholders under this Section 11.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required to maintain the rating issued by any Rating Agency or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund (and, in the case of any Loan Combination, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement) confirming that such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a grantor trust, or cause a tax to be imposed on the Trust Fund or any such Trust REMIC or any such Grantor Trust.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required to maintain the rating issued by any Rating

Agency or requested by the Trustee for any purpose described in clauses (i), (ii) or (iii) of the first sentence of this Section 11.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund (and, in the case of any Loan Combination, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)) confirming that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied.  The Trustee, the Certificate Administrator or the Operating Advisor may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s, the Certificate Administrator’s or the Operating Advisor’s own rights, duties or immunities under this Agreement.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement (i) which adversely affects the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations (including, without limitation, in the case of a Mortgage Loan Seller, under the related Mortgage Loan Purchase Agreement) of any Mortgage Loan Seller, Initial Purchaser or Underwriter without the written consent of such Mortgage Loan Seller, Initial Purchaser or Underwriter, as applicable or (ii) which adversely affects (as determined by the applicable Companion Loan Noteholder in good faith) the rights and/or obligations of any Companion Loan Noteholder without the written consent of such Companion Loan Noteholder.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, each Serviced Companion Loan Noteholder, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, each Mortgage Loan Seller, the Underwriters and the Initial Purchasers.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement that would adversely affect the distributions to or right of the Swap Counterparty under any Swap Agreement without the consent of such Swap Counterparty.

Section 11.09     Confirmation of Intent.  It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement be treated for all purposes as a sale by the Depositor of the Trust Fund to the Trustee.  It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor.  However, if, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in, and the Depositor hereby grants to the Trustee a security interest in, all of the Depositor’s right, title and interest in and to, whether now owned or existing or hereafter acquired or arising, the property identified in clauses (i) through (xiv) of the definition of “Trust

Fund” and all proceeds thereof; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.  The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund (and, in the case of any Loan Combination, such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)), take such actions as may be necessary to ensure that such security interest is a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.  It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 11.10     No Intended Third-Party Beneficiaries.  Except as specified in Section 11.12 of this Agreement, no Person other than a party to this Agreement, any Mortgage Loan Seller, any Initial Purchaser, any Underwriter or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.  Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.11     Entire Agreement.  This Agreement (and, with respect to each Loan Combination, together with the related Intercreditor Agreement) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 11.12     Third Party Beneficiaries.  Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each Mortgage Loan Seller and Deutsche Bank Securities Inc. are third party beneficiaries with respect to Section 8.05(h) of this Agreement, the obligations of any party to this Agreement to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website (or make available to the NRSROs the items referenced in Section 3.13(c) and (d)) and the express obligations of any party hereto to deliver documents, notices, information or funds to a Mortgage Loan Seller, (ii) each Mortgage Loan Seller is a third party beneficiary with respect to Article II and Section 11.08 of this Agreement and its rights as a Privileged Person, (iii) each Initial Purchaser and each Underwriter is a third party beneficiary with respect to its rights to receive any notices, documents, certifications and/or information hereunder and its rights under Section 11.08 of this Agreement, (iv) each holder of a Companion Loan and any related Other Depositor is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights, (v) each of the Serviced Companion Loan

Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provision herein relating to the reimbursement of debt service advances (with interest thereon) made with respect to the applicable Serviced Companion Loan made by such Serviced Companion Loan Service Providers and (vi) each of the Non-Serviced Mortgage Loan Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provisions herein relating to (1) the reimbursement of any nonrecoverable advances made with respect to the applicable Non-Serviced Mortgage Loan by such Persons, (2) the indemnification of each applicable Other Servicer, Other Special Servicer and Other Trustee pursuant to Section 1.04 of this Agreement against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the related Other Pooling and Servicing Agreement and this Agreement that relate solely to its servicing of the related Loan Combination and any related reimbursement provisions and (3) the provisions set forth in Section 4.07(e) of this Agreement regarding advancing coordination.

Section 11.13     Precautionary Trust Indenture Act Provisions.  In the event that the Depositor notifies the parties to this Agreement that it has determined, in consultation with the Trustee, that the TIA applies to this Agreement or that qualification under the TIA or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to the extent necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

Section 11.14     PNC Bank, National Association.

PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

Section 11.15    Commodity Exchange Act Compliance.

Unless otherwise directed by the Depositor, in compliance with the Commodity Exchange Act and the regulations promulgated thereunder, the Certificate Administrator shall obtain (if not obtained by the Depositor on or prior to the Closing Date) from, and so long as the Swap Agreement is outstanding, maintain with, the Depository Trust Company (or any other applicable successor entity), a “legal entity indentifier” (“LEI”) on behalf of, and in the name of, the Trust as a counterparty to any Swap Agreement. Any fees associated with obtaining and maintaining the LEI shall be payable by the Depositor. The Certificate Administrator hereby acknowledges that it has received from the Depositor (i) the amount of the initial fee payable in connection with obtaining the LEI on behalf of the Trust if not paid for directly by the Depositor and (ii) an amount equal to $1,000 to be applied toward the payment of any on-going maintenance fees payable in respect of the LEI. If at any time during the term of any Swap Agreement, the maintenance fee payable in respect of the LEI (together with such maintenance fees previously paid) exceeds the amount of $1,000 initially deposited by the Depositor with the Certificate Administrator, the Depositor shall, upon written request from the Certificate Administrator, remit to the Certificate Administrator any additional amounts payable in respect of the maintenance fee no later than 5 Business Days from receipt of such written request; provided that if the Depositor fails for any reason to remit, within such 5 Business Days, any such additional amounts for an additional period of 10 Business Days following written notice of such failure by the Certificate Administrator to the Depositor, the Certificate Administrator shall pay such maintenance fee from amounts on deposit in the applicable Swap Floating Rate Account (from amounts otherwise distributable to the Holders of the applicable Class of Swap Floating Rate Certificates).

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor

	By:	/s/ Natalie Grainger
ger		Name: Natalie Grainger
Title: Vice President

	By:	/s/ Matt Smith
Name: Matt Smith
Title: Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

BY: PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Lawrence D. Ashley
Name: Lawrence D. Ashley
Title: Senior Vice President

SITUS HOLDINGS, LLC, as Special Servicer

	By:	/s/ George Wisniewski
Name: George Wisniewski
Title: Senior Managing Director

COMM 2013-CCRE7:  Pooling and Servicing Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Amy Doyle
Name: Amy Doyle
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Paying Agent and Custodian

By:	/s/ Amy Doyle
Name: Amy Doyle
Title: Vice President

PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor

By:	Park Bridge Advisors LLC
Its Sole Member

By: Park Bridge Financial LLC
Its Sole Member

By:	/s/ David M. Rodgers
Name: David M. Rodgers
Title: Managing Member

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF New York	)
: ss.:
COUNTY OF New York	)

On the 23rd day of April in the year 2013, before me, the undersigned, personally appeared Natalie Grainger and Matt Smith, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of New York, State of New York.

/s/ Christine L. Last
Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF Kansas	)
: ss.:
COUNTY OF Johnson	)

On the 15th day of April in the year 2013, before me, the undersigned, personally appeared Lawrence D. Ashley, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Overland Park, Kansas.

/s/ Brent Kinder
Signature and Office of individual taking acknowledgment

My Appt. Exp. January 30, 2014

This instrument prepared by:

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF California	)
: ss.:
COUNTY OF San Francisco	)

On April 15, 2013 before me, Theresa R. Dye, Notary Public, personally appeared George Wisniewski who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

/s/ Theresa R. Dye
Theresa R. Dye Commission # 1893648 Notary Public - California San Francisco County My Comm. Expires Jun 26, 2014

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF Maryland	)
: ss.:
COUNTY OF Baltimore County	)

On the 22nd day of April in the year 2013, before me, the undersigned, personally appeared Amy Doyle, VP, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the Columbia, MD (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Joan Clark
Signature and Office of individual taking acknowledgment

Joan Clark Notary Public Baltimore County, Maryland My commission Expires 02-08-2015

This instrument prepared by:

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF Maryland	)
: ss.:
COUNTY OF Baltimore County	)

On the 22nd day of April in the year 2013, before me, the undersigned, personally appeared Amy Doyle, VP, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the Columbia, MD (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Joan Clark
Signature and Office of individual taking acknowledgment

Joan Clark Notary Public Baltimore County, Maryland My commission Expires 02-08-2015
This instrument prepared by:

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019

COMM 2013-CCRE7:  Pooling and Servicing Agreement

STATE OF New York	)
: ss.:
COUNTY OF New York	)

On this 16th day of April 2013, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared David M. Rodgers, to me known who, by me duly sworn, did depose and acknowledge before me that he is Managing Member of Park Bridge Financial LLC, which is the sole member of Park Bridge Advisors LLC, which in turn is the sole member of Park Bridge Lender Services LLC, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Jacey L Duke NOTARY Public in and for the State of New York
[SEAL] My Commission expires: Feb. 25, 2017	Signature and Office of individual taking acknowledgment Notary Public - State of New York No. 01DU6276963 Qualified in New York County My Commission Expires Feb. 25, 2017

COMM 2013-CCRE7:  Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-1-1

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: .7160%	CUSIP: 12625F AA4 ISIN: US12625FAA49
Original Aggregate Certificate Balance of the Class A-1 Certificates: $71,825,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: September 2017	No.: A-1-[ ]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

A-1-2

of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

A-1-3

Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

A-1-4

reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

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of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

Dated:  April 23, 2013
WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013
WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 2.220%	CUSIP: 12625F AB2 ISIN: US12625FAB22

Original Aggregate Certificate Balance of the Class A-2 Certificates: $77,842,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: January 2018	No.: A-2- [ ]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

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Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

A-2-4

reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

A-2-6

of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-3

FORM OF CLASS A-SB  CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-SB

Class A-SB Pass-Through Rate: 2.7390%	CUSIP: 12625F AC0 ISIN: US12625FAC05
Original Aggregate Certificate Balance of the Class A-SB Certificates: $82,273,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: July 2022	No.: A-SB-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-SB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-SB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-SB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

A-3-3

Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

A-3-4

 reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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 of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

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of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-SB Certificate to be duly executed.

Dated: April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-SB Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-4

FORM OF CLASS A-3 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

 1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: 2.9290%	CUSIP: 12625F AD8 ISIN: US12625FAD87
Original Aggregate Certificate Balance of the Class A-3 Certificates: $75,000,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: March 2023	No.: A-3-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

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Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

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reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

A-4-6

of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-5

FORM OF CLASS A-3FL [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-5-1

OWN ACCOUNT, OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST UNDER SUBPART E, PART I OF SUBCHAPTER J OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”) WHICH PORTION INCLUDES A PERCENTAGE INTEREST IN THE CLASS A-3FL REGULAR INTEREST, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED

A-5-2

STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-5-3

COMM 2013-CCRE7 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, CLASS A-3FL

Class A-3FL Pass-Through Rate: LIBOR plus 0.7400%	CUSIP: 12625F AG15 U20067 AA96 ISIN: US12625FAG197 USU20067AA908
Original Aggregate Certificate Balance of the Class A-3FL Certificates: 75,000,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in March 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: March 2023	No.: A-3FL-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3FL Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

A-5-4

Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion includes a percentage interest in the Class A-3FL Regular Interest, a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3FL Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3FL Certificates will be calculated based on the actual number of days elapsed during any calendar month in a year assumed to consist of 360 days on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the period from and including the immediately preceding Distribution Date (or the Closing Date if no such preceeding Distribution Date occurred) to but excluding the current Distribution Date; provided, however, that if a Class A-3FL Distribution Conversion has occurred, the Interest Accrual Period with respect to the Class A-3FL Certificates shall be the same as the Interest Accrual Period for the Class A-3FL Regular Interest.

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All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs or, provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

A-5-6

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class EC Regular Interests; (xiv) the Interest Deposit Amount; and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all

A-5-7

purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor,

A-5-8

the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

A-5-9

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation,

A-5-10

Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than  the Class R, Class LR and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-5-11

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3FL Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3FL Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-5-12

EXHIBIT A-6

FORM OF CLASS A-3FX [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-6-1

OWN ACCOUNT, OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST UNDER SUBPART E, PART I OF SUBCHAPTER J OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”) WHICH PORTION INCLUDES A PERCENTAGE INTEREST IN THE CLASS A-3FL REGULAR INTEREST, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED

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STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

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COMM 2013-CCRE7 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, CLASS A-3FX

Class A-3FX Pass-Through Rate: 2.7810%	CUSIP: 12625F AJ55 U20067 AB76 ISIN: US12625FAJ577 USU20067AB738
Original Aggregate Certificate Balance of the Class A-3FX Certificates: $0	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in March 203 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: March 2023	No.: A-3FX-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3FX Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and

 5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

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Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion includes a percentage interest in the Class A-3FL Regular Interest, a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3FX Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3FX Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs or, provided that

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with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

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the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class EC Regular Interests; (xiv) the Interest Deposit Amount; and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses

A-6-8

(iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the

A-6-9

Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to  the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

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In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3FX Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3FX Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Authenticating Agent

By:

Authorized Signatory

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EXHIBIT A-7

FORM OF CLASS A-4 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-7-1

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-4

Class A-4 Pass-Through Rate: 3.2130%	CUSIP: 12625F AE6 ISIN: US12625FAE60
Original Aggregate Certificate Balance of the Class A-4 Certificates: $273,430,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: April 2023	No.: A-4-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

A-7-2

of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

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Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

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reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

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of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

A-7-8

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

                                                                  Certificate of Authentication

This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Authenticating Agent

By:
Authorized Signatory

A-7-10

 EXHIBIT A-8

FORM OF CLASS A-M [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON”IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-8-1

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH THE OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE), FOR THE CLASS PEZ CERTIFICATES.THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED

A-8-2

STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-8-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-M

Class A-M Pass-Through Rate: 3.3140%	CUSIP: 12625F AS55 U20067 AF86 ISIN: US12625FAS567 USU20067AF878
Original Aggregate Certificate Balance of the Class A-M Certificates: $79,580,000.  The original aggregate Certificate Balance of the Class A-M Certificates is equal to the aggregate of the Class A-M Regular Interest on the Closing Date (without giving effect to any exchanges for other Exchangeable Certificates)
Initial Certificate Balance of this Certificate as of the Closing Date:: $[___________](subject to exchanges for Exchangeable Certificates on or after the Closing Date)

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: April 2023	No.: A-M-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-M Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity,

5 For Rule 144A Global Certificates only.

6 For Reg S Global Certificates only.

7 For Rule 144A Global Certificates only.

8 For Reg S Global Certificates only.

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the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

A-8-5

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

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As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with the other Exchangeble Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for other Exchangeable Certificates,

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pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable Exchange Fee).

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability

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Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

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(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

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(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no

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event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-M Certificate to be duly executed.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-M Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Authenticating Agent

By:
Authorized Signatory

A-8-13

EXHIBIT A-9

FORM OF CLASS B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1For Rule 144A Global Certificates only.

2For Reg S Global Certificates only.

3Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-9-1

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH THE OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE

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OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4For Reg S Global Certificates only.

A-9-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: 3.6130%	CUSIP: 12625F AU05 U20067 AG66 ISIN: US12625FAU037 USU20067AG608
Original Aggregate Certificate Balance of the Class B Certificates: $58,515,000.  The original aggregate Certificate Balance of the Class B Certificates is equal to aggregate of the Class B Regular Interest on the Closing Date (without giving effect to any exchanges for other Exchangeable Certificates)
Initial Certificate Balance of this Certificate as of the Closing Date:: $[___________] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: April 2023	No.: [__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”),

5For Rule 144A Certificates

6For Reg S Certificates

7For Rule 144A Certificates

8For Reg S Certificates

A-9-4

paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of

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business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from

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time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with the other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for other Exchangeable Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable Exchange Fee).

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Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the

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Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or

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 Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

A-9-10

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

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Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-12

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-10

FORM OF CLASS C [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1For Rule 144A Global Certificates only.

2For Reg S Global Certificates only.

3Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-10-1

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH THE OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE

A-10-2

OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4For Reg S Global Certificates only.

A-10-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: WAC - 0.320%	CUSIP: 12625F AY25 U20067 AJ06 ISIN: US12625FAY257 USU20067AJ008
Original Aggregate Certificate Balance of the Class C Certificates: $35,110,000.  The original aggregate Certificate Balance of the Class C Certificates is equal to aggregate of the Class C Regular Interest on the Closing Date (without giving effect to any exchanges for other Exchangeable Certificates)
Initial Certificate Balance of this Certificate as of the Closing Date: $[___________] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: October 2023	No.: C-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”),

5For Rule 144A Certificates
6For Regulation S Certificates
7For Rule 144A Certificates
8For Regulation S Certificates

A-10-4

paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of

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the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage

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Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with the other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for other Exchangeable Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable Exchange Fee).

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Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the

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Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or

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Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

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(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

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Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory
Certificate of Authentication

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-10-13

EXHIBIT A-11

FORM OF CLASS PEZ [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON”IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN CERTAIN “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED

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STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS PEZ

Class PEZ Pass-Through Rate: N/A. The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Components	CUSIP: 12625F AW65 U20067 AH46 ISIN: US12625FAW687 USU20067AH448

Original Aggregate Certificate Balance of the
Class PEZ Certificates: $173,205,000.  The original aggregate Certificate Balance of the Class PEZ Certificates is equal to the aggregate of the Class EC Regular Interest on the Closing Date (without giving effect to any exchanges on the Closing Date)
Initial Certificate Balance of this Certificate as of the Closing Date: $[___________] (subject to exchanges for the Exchangeable Certificates on or after the Closing Date)

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: October 2023	No.: PEZ-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PEZ Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor

5For Rule 144A Certificates
6For Regulation S Certificates
7For Rule 144A Certificates
8For Regulation S Certificates

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(the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in certain “regular interests” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The initial Certificate Balance of the Class PEZ Certificates is equal to the aggregate of the initial Class PEZ Components on the Closing Date (without giving effect to any exchanges on the Closing Date).

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class PEZ Components for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

The Class PEZ Certificates will only receive distributions of interest that are otherwise distributable to the Class PEZ Components.  During each Interest Accrual Period (as defined below), this Certificate will be entitled to interest that accrues on the Class PEZ Components and which will be calculated based on a 360-day year consisting of twelve 30-day months.

A-11-5

Interest accrued on the Class PEZ Components during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to the Class PEZ Components, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain

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circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in

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authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate may be exchanged for other Exchangeable Certificates pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable Exchange Fee).

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any

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Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

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(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated

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Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c)

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of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class PEZ Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class PEZ Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

A-11-13

EXHIBIT A-12

FORM OF CLASS D [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON”IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-12-1

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-12-2

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: 12625F BA35 U20067 AK76 ISIN: US12625FBA307 USU20067AK728
Original Aggregate Certificate Balance of the Class D Certificates: $39,790,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: October 2023	No.: D-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate

5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For Rule 144A Certificates
8 For Regulation S Certificates

A-12-3

 is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the

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United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security

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interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

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transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC

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or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced

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by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance

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of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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EXHIBIT A-13

FORM OF CLASS E [RULE 144A] 1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT

A-13-2

UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95 60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95 60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED

A-13-3

STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-13-4

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass Through Rate	CUSIP: 12625F BC95 U20067 AL56 ISIN: US12625FBC957 USU20067AL558 US12625FBD789
Original Aggregate Certificate Balance of the Class E Certificates: $8,192,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: October 2023	No.: E-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR

5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For Rule 144A Certificates
8 For Regulation S Certificates
9 For IAI Certificates

A-13-5

Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the

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United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security

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interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

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transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC

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or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced

A-13-10

by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance

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of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 23, 2013
WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-14

FORM OF CLASS F [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-14-1

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT

A-14-2

UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IF THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass Through Rate	CUSIP: 12625F BE55 U20067 AM36 ISIN: US12625FBE517 USU20067AM398
Original Aggregate Certificate Balance of the Class F Certificates: $9,362,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: October 2023	No.: F-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate

5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For Rule 144A Certificates
8 For Regulation S Certificates

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is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the

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Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow

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Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for

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any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any

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Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other

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than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-15

FORM OF CLASS G [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1 For Rule 144A Global Certificates only.
2 For Reg S Global Certificates only.
3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT

A-15-2

UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IF THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-15-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass Through Rate	CUSIP: 12625F BG05 U20067 AN16 ISIN: US12625FBG007 USU20067AN128
Original Aggregate Certificate Balance of the Class G Certificates: $17,555,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: October 2023	No.: G -[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate

5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For Rule 144A Certificates
8 For Regulation S Certificates

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 is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related

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Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection

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Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and

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any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any

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Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other

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than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-16

FORM OF CLASS H [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON”IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS

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406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IF THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-16-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: 12625F BJ45 U20067 AP66 ISIN: US12625FBJ497 USU20067AP698

Original Aggregate Certificate Balance of the Class H Certificates: $32,768,992	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: October 2023	No.: H-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate

 5  For Rule 144A Certificates
 6 For Regulation S Certificates

 7 For Rule 144A Certificates

 8 For Regulation S Certificates

A-16-4

is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the

A-16-5

Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow

A-16-6

Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for

A-16-7

any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

A-16-8

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any

A-16-9

Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other

A-16-10

than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-16-11

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class H Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity
but solely as Certificate Administrator

By:
Authorized Signatory

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EXHIBIT A-17

FORM OF CLASS X-A CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X-A CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-A CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X- A CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-17-1

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-A

Class X-A Pass-Through Rate: Variable	CUSIP: 12625F AF3 ISIN: US12625FAF36
Original Aggregate Notional Balance of the Class X-A Certificates: $734,950,000	Initial Notional Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: April 2023	No.: X-A-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC as  special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, A-3FL, A-3FX, Class A-4, Class A-M, Class X-A, Class X-B, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

A-17-2

of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate

A-17-3

Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any

A-17-4

reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

A-17-5

of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent

A-17-6

of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

A-17-7

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

A-17-8

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-17-9

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signator

A-17-10

EXHIBIT A-18

FORM OF CLASS X-B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-18-1

 SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X-B CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]4

4 For Reg S Global Certificates only.

A-18-2

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-B

Class X-B Pass-Through Rate: Variable	CUSIP: 12625F AQ95 U20067 AE16 ISIN: US12625FAQ907 USU20067AE138
Original Aggregate Notional Balance of the Class X-B Certificates: $93,625,000	Initial Notional Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The close of business on the later of the related due date for each Mortgage Loan in April 2013 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: October 2023	No.: X-B-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate

5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For Rule 144A Certificates
8 For Regulation S Certificates

A-18-3

is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the

A-18-4

United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security

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interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

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transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC

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or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced

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by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance

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of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-19

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  IF THIS CERTIFICATE REPRESENTS ONE OR MORE “NON ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E 1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

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THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE [UPPER TIER REMIC] [LOWER TIER REMIC] AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY IN FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE

A-19-2

CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS R

No.: R-1	Percentage Interest: [_____]%
CUSIP: U20067 AR21 ISIN: USU20067AR262

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions.  The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class R Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2)

1 For Rule 144A Certificates
2 For Rule 144A Certificates

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and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate

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Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender

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of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other

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change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

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(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated

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Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c)

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of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-19-11

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-20

FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  IF THIS CERTIFICATE REPRESENTS ONE OR MORE “NON ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E 1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

A-20-1

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE [UPPER TIER REMIC] [LOWER TIER REMIC] AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY IN FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN

A-20-2

OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

A-20-3

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS LR

No.: LR-1	Percentage Interest: [_____]%
CUSIP: 12625F BQ81 ISIN: US12625FBQ812

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Class LR Certificates issued by the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions.  The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class LR Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by

1 For Rule 144A Certificates
2 For Rule 144A Certificates

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acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class LR Certificates shall be the “tax matters person” for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a

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successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv)  the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and

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transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any

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Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

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(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)
100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated

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Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR, and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c)

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of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class LR Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-20-12

EXHIBIT A-21

FORM OF CLASS V CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR,” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE

A-21-1

REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

A-21-2

COMM 2013-CCRE7 COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS V

No.: V-1	Percentage Interest: [_____]%
CUSIP: U20067 AQ41 ISIN: USU20067AQ432

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class V Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), Wells Fargo Bank, National Association, as trustee, (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, evidences the issuance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class X-A, Class X-B, Class A-M, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class V, Class R, and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion includes the Excess Interest and any proceeds thereof in the Class V Distribution Account.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

1 For Rule 144A Certificates
2 For Rule 144A Certificates

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class V Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided that with respect to the Distribution Date occurring in May 2013, the Record Date will be the Closing Date.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for

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cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case and to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein) (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts, (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests, any Swap REMIC Regular Interests and the Class EC Regular Interests; (xiv) the Interest Deposit Amount and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

A-21-5

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any Class of Serviced Companion Loan Securities by each Rating Agency; provided, that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to

A-21-6

amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement,  or to effect any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or Serviced Companion Loan Noteholder, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates of a rated Class and Serviced Companion Loan Securities, if any; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A).  Such amendment (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from each applicable Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Noteholders; provided, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Loan Combinations which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

A-21-7

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders; or

(iv)
amend any section hereof which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month

A-21-8

preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(E)	any termination payments due under the Swap Agreement.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-M, Class B, Class PEZ, Class C, and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class R, Class LR and Class V Certificates), for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon

A-21-9

payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholder of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-21-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class V Certificate to be duly executed.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class V Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 23, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-21-11

EXHIBIT B

MORTGAGE LOAN SCHEDULE

COMM 2013-CCRE7 - Mortgage Loan Schedule

Mortgage Loan
ID	Loan Number	Seller	Property Name	Address
1	GA41120	GACC	Moffett Towers Phase II	1120, 1140 and 1160 Enterprise Way
2	CCRE1	CCRE	Lakeland Square Mall	3800 U.S. Highway 98 North
3	CCRE2	CCRE	Larkspur Landing Hotel Portfolio	Various
3.01	CCRE2.01	CCRE	Larkspur Landing Sunnyvale	748 North Mathilda Avenue
3.02	CCRE2.02	CCRE	Larkspur Landing Hillsboro	3133 Northeast Shute Road
3.03	CCRE2.03	CCRE	Larkspur Landing Milpitas	40 Ranch Drive
3.04	CCRE2.04	CCRE	Larkspur Landing Campbell	550 West Hamilton Avenue
3.05	CCRE2.05	CCRE	Larkspur Landing South San Francisco	690 Gateway Boulevard
3.06	CCRE2.06	CCRE	Larkspur Landing Bellevue	15805 Southeast 37th Street
3.07	CCRE2.07	CCRE	Larkspur Landing Renton	1701 East Valley Road
3.08	CCRE2.08	CCRE	Larkspur Landing Pleasanton	5535 Johnson Drive
3.09	CCRE2.09	CCRE	Larkspur Landing Sacramento	555 Howe Avenue
3.10	CCRE2.10	CCRE	Larkspur Landing Folsom	121 Iron Point Road
3.11	CCRE2.11	CCRE	Larkspur Landing Roseville	1931 Taylor Road
4	GA41033	GACC	One West Fourth Street	One West Fourth Street
5	GA41143	GACC	North First Commons	2515-2545 North First Street
6	GA40878	GACC	Moffett Towers	1000, 1020 and 1050 Enterprise Way
7	CCRE3	CCRE	PNC Center	20 Stanwix Street
8	CCRE4	CCRE	20 Church Street	20 Church Street
9	10065023	KeyBank	Summit Hotel Portfolio II	Various
9.01	10065023.01	KeyBank	Hyatt House - Denver Tech Center	9280 East Costilla Avenue
9.02	10065023.02	KeyBank	Hyatt Place - Old Town Scottsdale	7300 East Third Avenue
9.03	10065023.03	KeyBank	Hyatt Place - Owings Mills	4730 Painters Mill Road
10	10065170	KeyBank	Summit Hotel Portfolio III	Various
10.01	10065170.01	KeyBank	Hyatt Place - Orlando Convention Center	8741 International Drive
10.02	10065170.02	KeyBank	Hyatt Place - Orlando Universal Studios	5895 Caravan Court
10.03	10065170.03	KeyBank	Hyatt Place - Hoffman Estates	2750 Greenspoint Parkway
11	CCRE16	CCRE	Hampton Inn & Suites Williston, ND	1515 14th Street West
12	CCRE22	CCRE	Microtel Inn & Suites Williston, ND	3820 4th Avenue West
13	CCRE25	CCRE	Microtel Inn & Suites Dickinson, ND	1597 6th Avenue West
14	CCRE5	CCRE	171 & 175 Madison Avenue	171 and 175 Madison Avenue
15	CCRE6	CCRE	McHenry Village Shopping Center	1700 McHenry Avenue
16	CCRE7	CCRE	Residence Inn San Diego	1747 Pacific Highway

Exhibit B-1

COMM 2013-CCRE7 - Mortgage Loan Schedule

								Original	Cut-Off
		Mortgage Loan					Mortgage	Principal	Date
ID	Loan Number	Seller	Property Name	City	State	Zip Code	Rate	Balance ($)	Balance
1	GA41120	GACC	Moffett Towers Phase II	Sunnyvale	CA	94089	3.80408%	130,000,000	130,000,000
2	CCRE1	CCRE	Lakeland Square Mall	Lakeland	FL	33809	4.17371%	70,000,000	70,000,000
3	CCRE2	CCRE	Larkspur Landing Hotel Portfolio	Various	Various	Various	4.9585%	60,000,000	59,781,151
3.01	CCRE2.01	CCRE	Larkspur Landing Sunnyvale	Sunnyvale	CA	94085		9,300,000	9,266,078
3.02	CCRE2.02	CCRE	Larkspur Landing Hillsboro	Hillsboro	OR	97124		7,392,857	7,365,892
3.03	CCRE2.03	CCRE	Larkspur Landing Milpitas	Milpitas	CA	95035		7,285,714	7,259,140
3.04	CCRE2.04	CCRE	Larkspur Landing Campbell	Campbell	CA	95008		6,642,857	6,618,627
3.05	CCRE2.05	CCRE	Larkspur Landing South San Francisco	South San Francisco	CA	94080		6,300,000	6,277,021
3.06	CCRE2.06	CCRE	Larkspur Landing Bellevue	Bellevue	WA	98006		5,382,857	5,363,223
3.07	CCRE2.07	CCRE	Larkspur Landing Renton	Renton	WA	98057		4,928,571	4,910,595
3.08	CCRE2.08	CCRE	Larkspur Landing Pleasanton	Pleasanton	CA	94588		4,731,429	4,714,171
3.09	CCRE2.09	CCRE	Larkspur Landing Sacramento	Sacramento	CA	95825		4,118,571	4,103,549
3.10	CCRE2.10	CCRE	Larkspur Landing Folsom	Folsom	CA	95630		3,051,429	3,040,299
3.11	CCRE2.11	CCRE	Larkspur Landing Roseville	Roseville	CA	95661		865,714	862,557
4	GA41033	GACC	One West Fourth Street	Winston-Salem	NC	27101	4.5500%	51,750,000	51,608,082
5	GA41143	GACC	North First Commons	San Jose	CA	95131	3.9500%	50,000,000	50,000,000
6	GA40878	GACC	Moffett Towers	Sunnyvale	CA	94089	4.01194%	40,000,000	40,000,000
7	CCRE3	CCRE	PNC Center	Pittsburgh	PA	15222	4.9830%	32,000,000	32,000,000
8	CCRE4	CCRE	20 Church Street	Hartford	CT	06103	4.5345%	30,750,000	30,750,000
9	10065023	KeyBank	Summit Hotel Portfolio II	Various	Various	Various	4.5200%	22,650,000	22,650,000
9.01	10065023.01	KeyBank	Hyatt House - Denver Tech Center	Englewood	CO	80112		8,900,000	8,900,000
9.02	10065023.02	KeyBank	Hyatt Place - Old Town Scottsdale	Scottsdale	AZ	85251		7,000,000	7,000,000
9.03	10065023.03	KeyBank	Hyatt Place - Owings Mills	Owings Mills	MD	21117		6,750,000	6,750,000
10	10065170	KeyBank	Summit Hotel Portfolio III	Various	Various	Various	4.3000%	22,000,000	22,000,000
10.01	10065170.01	KeyBank	Hyatt Place - Orlando Convention Center	Orlando	FL	32819		8,100,000	8,100,000
10.02	10065170.02	KeyBank	Hyatt Place - Orlando Universal Studios	Orlando	FL	32819		7,800,000	7,800,000
10.03	10065170.03	KeyBank	Hyatt Place - Hoffman Estates	Hoffman Estates	IL	60169		6,100,000	6,100,000
11	CCRE16	CCRE	Hampton Inn & Suites Williston, ND	Williston	ND	58801	4.8600%	9,574,000	9,574,000
12	CCRE22	CCRE	Microtel Inn & Suites Williston, ND	Williston	ND	58801	4.8600%	5,784,000	5,784,000
13	CCRE25	CCRE	Microtel Inn & Suites Dickinson, ND	Dickinson	ND	58601	4.8600%	4,637,000	4,637,000
14	CCRE5	CCRE	171 & 175 Madison Avenue	New York	NY	10016	3.7845%	20,000,000	19,972,162
15	CCRE6	CCRE	McHenry Village Shopping Center	Modesto	CA	95350	4.5150%	19,000,000	19,000,000
16	CCRE7	CCRE	Residence Inn San Diego	San Diego	CA	92101	3.9725%	19,000,000	18,964,994

Exhibit B-2

COMM 2013-CCRE7 - Mortgage Loan Schedule

						Current			Interest
		Mortgage Loan		Maturity Date /	Due	Monthly Debt	Master	Primary	Accrual
ID	Loan Number	Seller	Property Name	ARD	Date	Service ($)	Servicing Fee	Servicing Fee	Method
1	GA41120	GACC	Moffett Towers Phase II	10/06/2023	6	412,108.66	0.0050%	0.0050%	Actual/360
2	CCRE1	CCRE	Lakeland Square Mall	04/06/2023	6	341,238.77	0.0050%	0.0100%	Actual/360
3	CCRE2	CCRE	Larkspur Landing Hotel Portfolio	01/06/2018	6	320,572.91	0.0050%	0.0100%	Actual/360
3.01	CCRE2.01	CCRE	Larkspur Landing Sunnyvale
3.02	CCRE2.02	CCRE	Larkspur Landing Hillsboro
3.03	CCRE2.03	CCRE	Larkspur Landing Milpitas
3.04	CCRE2.04	CCRE	Larkspur Landing Campbell
3.05	CCRE2.05	CCRE	Larkspur Landing South San Francisco
3.06	CCRE2.06	CCRE	Larkspur Landing Bellevue
3.07	CCRE2.07	CCRE	Larkspur Landing Renton
3.08	CCRE2.08	CCRE	Larkspur Landing Pleasanton
3.09	CCRE2.09	CCRE	Larkspur Landing Sacramento
3.10	CCRE2.10	CCRE	Larkspur Landing Folsom
3.11	CCRE2.11	CCRE	Larkspur Landing Roseville
4	GA41033	GACC	One West Fourth Street	02/06/2023	6	263,749.32	0.0050%	0.0100%	Actual/360
5	GA41143	GACC	North First Commons	04/06/2023	6	237,268.62	0.0050%	0.0100%	Actual/360
6	GA40878	GACC	Moffett Towers	12/06/2022	6	133,731.33	0.0050%	0.0100%	Actual/360
7	CCRE3	CCRE	PNC Center	04/06/2023	6	171,450.60	0.0050%	0.0100%	Actual/360
8	CCRE4	CCRE	20 Church Street	04/06/2023	6	156,436.71	0.0050%	0.0100%	Actual/360
9	10065023	KeyBank	Summit Hotel Portfolio II	04/01/2023	1	115,033.54	0.0100%	0.0100%	Actual/360
9.01	10065023.01	KeyBank	Hyatt House - Denver Tech Center
9.02	10065023.02	KeyBank	Hyatt Place - Old Town Scottsdale
9.03	10065023.03	KeyBank	Hyatt Place - Owings Mills
10	10065170	KeyBank	Summit Hotel Portfolio III	04/01/2023	1	108,871.72	0.0100%	0.0100%	Actual/360
10.01	10065170.01	KeyBank	Hyatt Place - Orlando Convention Center
10.02	10065170.02	KeyBank	Hyatt Place - Orlando Universal Studios
10.03	10065170.03	KeyBank	Hyatt Place - Hoffman Estates
11	CCRE16	CCRE	Hampton Inn & Suites Williston, ND	04/06/2023	6	100,893.23	0.0050%	0.0100%	Actual/360
12	CCRE22	CCRE	Microtel Inn & Suites Williston, ND	04/06/2023	6	60,953.25	0.0050%	0.0100%	Actual/360
13	CCRE25	CCRE	Microtel Inn & Suites Dickinson, ND	04/06/2023	6	48,865.88	0.0050%	0.0100%	Actual/360
14	CCRE5	CCRE	171 & 175 Madison Avenue	03/06/2023	6	93,015.09	0.0050%	0.0100%	Actual/360
15	CCRE6	CCRE	McHenry Village Shopping Center	04/06/2023	6	96,439.62	0.0050%	0.0100%	Actual/360
16	CCRE7	CCRE	Residence Inn San Diego	03/06/2023	6	100,000.72	0.0050%	0.0100%	Actual/360

Exhibit B-3

COMM 2013-CCRE7 - Mortgage Loan Schedule

		Mortgage Loan		Letter of	Revised	Part of	Leasehold
ID	Loan Number	Seller	Property Name	Credit	Rate	Whole Loan	Interest
1	GA41120	GACC	Moffett Towers Phase II	None		Yes
2	CCRE1	CCRE	Lakeland Square Mall	None
3	CCRE2	CCRE	Larkspur Landing Hotel Portfolio	None		Yes
3.01	CCRE2.01	CCRE	Larkspur Landing Sunnyvale
3.02	CCRE2.02	CCRE	Larkspur Landing Hillsboro
3.03	CCRE2.03	CCRE	Larkspur Landing Milpitas
3.04	CCRE2.04	CCRE	Larkspur Landing Campbell
3.05	CCRE2.05	CCRE	Larkspur Landing South San Francisco
3.06	CCRE2.06	CCRE	Larkspur Landing Bellevue
3.07	CCRE2.07	CCRE	Larkspur Landing Renton
3.08	CCRE2.08	CCRE	Larkspur Landing Pleasanton
3.09	CCRE2.09	CCRE	Larkspur Landing Sacramento
3.10	CCRE2.10	CCRE	Larkspur Landing Folsom
3.11	CCRE2.11	CCRE	Larkspur Landing Roseville
4	GA41033	GACC	One West Fourth Street	None
5	GA41143	GACC	North First Commons	None
6	GA40878	GACC	Moffett Towers	None		Yes
7	CCRE3	CCRE	PNC Center	None
8	CCRE4	CCRE	20 Church Street	None
9	10065023	KeyBank	Summit Hotel Portfolio II	None
9.01	10065023.01	KeyBank	Hyatt House - Denver Tech Center
9.02	10065023.02	KeyBank	Hyatt Place - Old Town Scottsdale
9.03	10065023.03	KeyBank	Hyatt Place - Owings Mills
10	10065170	KeyBank	Summit Hotel Portfolio III	None
10.01	10065170.01	KeyBank	Hyatt Place - Orlando Convention Center
10.02	10065170.02	KeyBank	Hyatt Place - Orlando Universal Studios
10.03	10065170.03	KeyBank	Hyatt Place - Hoffman Estates
11	CCRE16	CCRE	Hampton Inn & Suites Williston, ND	None			Yes
12	CCRE22	CCRE	Microtel Inn & Suites Williston, ND	None
13	CCRE25	CCRE	Microtel Inn & Suites Dickinson, ND	None
14	CCRE5	CCRE	171 & 175 Madison Avenue	None
15	CCRE6	CCRE	McHenry Village Shopping Center	None
16	CCRE7	CCRE	Residence Inn San Diego	None

Exhibit B-4

COMM 2013-CCRE7 - Mortgage Loan Schedule

Mezzanine or
		Mortgage Loan		or Subordinate
ID	Loan Number	Seller	Property Name	Debt
1	GA41120	GACC	Moffett Towers Phase II	Yes
2	CCRE1	CCRE	Lakeland Square Mall
3	CCRE2	CCRE	Larkspur Landing Hotel Portfolio
3.01	CCRE2.01	CCRE	Larkspur Landing Sunnyvale
3.02	CCRE2.02	CCRE	Larkspur Landing Hillsboro
3.03	CCRE2.03	CCRE	Larkspur Landing Milpitas
3.04	CCRE2.04	CCRE	Larkspur Landing Campbell
3.05	CCRE2.05	CCRE	Larkspur Landing South San Francisco
3.06	CCRE2.06	CCRE	Larkspur Landing Bellevue
3.07	CCRE2.07	CCRE	Larkspur Landing Renton
3.08	CCRE2.08	CCRE	Larkspur Landing Pleasanton
3.09	CCRE2.09	CCRE	Larkspur Landing Sacramento
3.10	CCRE2.10	CCRE	Larkspur Landing Folsom
3.11	CCRE2.11	CCRE	Larkspur Landing Roseville
4	GA41033	GACC	One West Fourth Street
5	GA41143	GACC	North First Commons	Yes
6	GA40878	GACC	Moffett Towers	Yes
7	CCRE3	CCRE	PNC Center
8	CCRE4	CCRE	20 Church Street
9	10065023	KeyBank	Summit Hotel Portfolio II
9.01	10065023.01	KeyBank	Hyatt House - Denver Tech Center
9.02	10065023.02	KeyBank	Hyatt Place - Old Town Scottsdale
9.03	10065023.03	KeyBank	Hyatt Place - Owings Mills
10	10065170	KeyBank	Summit Hotel Portfolio III
10.01	10065170.01	KeyBank	Hyatt Place - Orlando Convention Center
10.02	10065170.02	KeyBank	Hyatt Place - Orlando Universal Studios
10.03	10065170.03	KeyBank	Hyatt Place - Hoffman Estates
11	CCRE16	CCRE	Hampton Inn & Suites Williston, ND
12	CCRE22	CCRE	Microtel Inn & Suites Williston, ND
13	CCRE25	CCRE	Microtel Inn & Suites Dickinson, ND
14	CCRE5	CCRE	171 & 175 Madison Avenue
15	CCRE6	CCRE	McHenry Village Shopping Center
16	CCRE7	CCRE	Residence Inn San Diego

Exhibit B-5

COMM 2013-CCRE7 - Mortgage Loan Schedule

Mortgage Loan
ID	Loan Number	Seller	Property Name	Address
17	CCRE8	CCRE	6800 Hollywood Boulevard	6800 Hollywood Boulevard

18	CCRE9	CCRE	Marianos Vernon Hills	1720 North Milwaukee Avenue
19	GACC8	GACC	Waters Place Shopping Center	3100-3212 Lohr Road

20	CCRE10	CCRE	Marianos Palatine	545 North Hicks Road
21	CCRE11	CCRE	Hampton Inn Jekyll Island, GA	200 South Beachview Drive
22	10064107	KeyBank	Forest Square	840 South Waukegan Road
23	GA40860	GACC	717 South Wells	717 South Wells Street
24	GA40859	GACC	50 Dey Street	50 Dey Street
25	CCRE12	CCRE	NCH Portfolio	Various
25.01	CCRE12.01	CCRE	Holiday Inn Express & Suites Chanhassen	7855 Century Boulevard
25.02	CCRE12.02	CCRE	Holiday Inn Express Devil's Lake	875 Highway 2 East
25.03	CCRE12.03	CCRE	Country Inn & Suites Effingham	1200 North Raney Street
26	CCRE13	CCRE	233 East Erie	233 East Erie Street
27	CCRE14	CCRE	Augusta Court	1819 Augusta Drive
28	CCRE15	CCRE	Sunset Plaza	1700 Market Lane
29	GA40852	GACC	Rolling Hills Shopping Center	7002-7076 East Golf Links Road and 2630-2756 South Kolb Road
30	CCRE17	CCRE	Villagio Apartments	710 Villagio Place
31	GA41073	GACC	Cube Self Storage II Portfolio	Various
31.01	GA41073.5	GACC	Cube Self Storage - Post	3380 North Post Road
31.02	GA41073.4	GACC	Cube Self Storage - Beechnut	11702 Beechnut Street
31.03	GA41073.3	GACC	Cube Self Storage - Wirt	2150 Wirt Road
31.04	GA41073.2	GACC	Cube Self Storage - Fairmont	10601 West Fairmont Parkway
31.05	GA41073.1	GACC	Cube Self Storage - Garth	3412 Garth Road
32	CCRE18	CCRE	Sierra Estates	17225-17333 Valley Boulevard
33	GA41034	GACC	Tifton Plaza	458 Virginia Avenue
34	GA40899	GACC	Lafayette Square	2500 Teal Road
35	GACC22	GACC	Lowe's of Bellevue	11959 Northup Way
36	GA40857	GACC	Highland Fair Shopping Center	901 Southwest Highland Drive
37	CCRE19	CCRE	Hilton Garden Inn Suffolk	5927 Harbour View Boulevard
38	10064010	KeyBank	CSP Portfolio	Various
38.01	10064010.01	KeyBank	U-Store-It - Carlsbad	304 South 6th Street

Exhibit B-6

COMM 2013-CCRE7 - Mortgage Loan Schedule

								Original	Cut-Off
		Mortgage Loan					Mortgage	Principal	Date
ID	Loan Number	Seller	Property Name	City	State	Zip Code	Rate	Balance ($)	Balance
17	CCRE8	CCRE	6800 Hollywood Boulevard	Los Angeles	CA	90028	4.2615%	18,150,000	18,150,000

18	CCRE9	CCRE	Marianos Vernon Hills	Vernon Hills	IL	60061	4.17077%	17,701,280	17,701,280
19	GACC8	GACC	Waters Place Shopping Center	Pittsfield	MI	48108	5.6500%	16,750,000	16,750,000

20	CCRE10	CCRE	Marianos Palatine	Palatine	IL	60067	4.0840%	14,736,800	14,736,800
21	CCRE11	CCRE	Hampton Inn Jekyll Island, GA	Jekyll Island	GA	31527	4.9490%	14,500,000	14,484,406
22	10064107	KeyBank	Forest Square	Lake Forest	IL	60045	4.4600%	14,000,000	14,000,000
23	GA40860	GACC	717 South Wells	Chicago	IL	60607	4.2500%	14,000,000	13,941,930
24	GA40859	GACC	50 Dey Street	Jersey City	NJ	07306	5.1500%	13,600,000	13,552,116
25	CCRE12	CCRE	NCH Portfolio	Various	Various	Various	5.2860%	13,200,000	13,200,000
25.01	CCRE12.01	CCRE	Holiday Inn Express & Suites Chanhassen	Chanhassen	MN	55317		4,613,592	4,613,592
25.02	CCRE12.02	CCRE	Holiday Inn Express Devil's Lake	Devil's Lake	ND	58301		4,549,515	4,549,515
25.03	CCRE12.03	CCRE	Country Inn & Suites Effingham	Effingham	IL	62401		4,036,893	4,036,893
26	CCRE13	CCRE	233 East Erie	Chicago	IL	60611	4.4815%	11,400,000	11,400,000
27	CCRE14	CCRE	Augusta Court	Houston	TX	77057	3.88325%	10,125,000	10,111,198
28	CCRE15	CCRE	Sunset Plaza	Norfolk	NE	68701	4.9270%	9,900,000	9,755,508
29	GA40852	GACC	Rolling Hills Shopping Center	Tucson	AZ	85730	4.2900%	9,750,000	9,737,825
30	CCRE17	CCRE	Villagio Apartments	Fayetteville	NC	28303	4.7395%	9,500,000	9,489,275
31	GA41073	GACC	Cube Self Storage II Portfolio	Various	Various	Various	4.5900%	9,000,000	9,000,000
31.01	GA41073.5	GACC	Cube Self Storage - Post	Indianapolis	IN	46226		2,460,938	2,460,938
31.02	GA41073.4	GACC	Cube Self Storage - Beechnut	Houston	TX	77072		2,285,156	2,285,156
31.03	GA41073.3	GACC	Cube Self Storage - Wirt	Houston	TX	77055		1,722,656	1,722,656
31.04	GA41073.2	GACC	Cube Self Storage - Fairmont	La Porte	TX	77571		1,441,406	1,441,406
31.05	GA41073.1	GACC	Cube Self Storage - Garth	Baytown	TX	77521		1,089,844	1,089,844
32	CCRE18	CCRE	Sierra Estates	Fontana	CA	92335	4.4500%	9,000,000	8,989,153
33	GA41034	GACC	Tifton Plaza	Tifton	GA	31794	4.4700%	8,450,000	8,439,861
34	GA40899	GACC	Lafayette Square	Lafayette	IN	47905	4.2900%	8,400,000	8,389,511
35	GACC22	GACC	Lowe's of Bellevue	Bellevue	WA	98005	4.8700%	9,725,000	8,178,003
36	GA40857	GACC	Highland Fair Shopping Center	Gresham	OR	97080	4.2550%	8,000,000	7,989,934
37	CCRE19	CCRE	Hilton Garden Inn Suffolk	Suffolk	VA	23435	4.9275%	7,750,000	7,737,905
38	10064010	KeyBank	CSP Portfolio	Various	NM	Various	4.7100%	7,040,000	7,040,000
38.01	10064010.01	KeyBank	U-Store-It - Carlsbad	Carlsbad	NM	88220		1,820,000	1,820,000

Exhibit B-7

COMM 2013-CCRE7 - Mortgage Loan Schedule

						Current			Interest
		Mortgage Loan		Maturity Date /	Due	Monthly Debt	Master	Primary	Accrual
ID	Loan Number	Seller	Property Name	ARD	Date	Service ($)	Servicing Fee	Servicing Fee	Method
17	CCRE8	CCRE	6800 Hollywood Boulevard	04/06/2023	6	89,409.33	0.0050%	0.0100%	Actual/360

18	CCRE9	CCRE	Marianos Vernon Hills	04/06/2023	6	62,377.80	0.0050%	0.0100%	Actual/360
19	GACC8	GACC	Waters Place Shopping Center	09/10/2017	10	78,864.58	0.0050%	0.0100%	30/360

20	CCRE10	CCRE	Marianos Palatine	03/06/2023	6	50,850.83	0.0050%	0.0100%	Actual/360
21	CCRE11	CCRE	Hampton Inn Jekyll Island, GA	03/06/2023	6	77,387.81	0.0050%	0.0100%	Actual/360
22	10064107	KeyBank	Forest Square	04/01/2023	1	70,603.59	0.0100%	0.0100%	Actual/360
23	GA40860	GACC	717 South Wells	01/06/2023	6	68,871.58	0.0050%	0.0100%	Actual/360
24	GA40859	GACC	50 Dey Street	01/06/2023	6	74,259.57	0.0050%	0.0100%	Actual/360
25	CCRE12	CCRE	NCH Portfolio	04/06/2023	6	89,213.11	0.0050%	0.0100%	Actual/360
25.01	CCRE12.01	CCRE	Holiday Inn Express & Suites Chanhassen
25.02	CCRE12.02	CCRE	Holiday Inn Express Devil's Lake
25.03	CCRE12.03	CCRE	Country Inn & Suites Effingham
26	CCRE13	CCRE	233 East Erie	04/06/2023	6	63,245.25	0.0050%	0.0100%	Actual/360
27	CCRE14	CCRE	Augusta Court	03/06/2023	6	47,659.30	0.0050%	0.0100%	Actual/360
28	CCRE15	CCRE	Sunset Plaza	10/06/2022	6	64,937.04	0.0050%	0.0100%	Actual/360
29	GA40852	GACC	Rolling Hills Shopping Center	03/06/2023	6	48,192.73	0.0050%	0.0100%	Actual/360
30	CCRE17	CCRE	Villagio Apartments	03/06/2023	6	49,496.39	0.0050%	0.0100%	Actual/360
31	GA41073	GACC	Cube Self Storage II Portfolio	04/06/2023	6	34,903.13	0.0050%	0.0100%	Actual/360
31.01	GA41073.5	GACC	Cube Self Storage - Post
31.02	GA41073.4	GACC	Cube Self Storage - Beechnut
31.03	GA41073.3	GACC	Cube Self Storage - Wirt
31.04	GA41073.2	GACC	Cube Self Storage - Fairmont
31.05	GA41073.1	GACC	Cube Self Storage - Garth
32	CCRE18	CCRE	Sierra Estates	03/06/2023	6	45,334.69	0.0050%	0.0100%	Actual/360
33	GA41034	GACC	Tifton Plaza	03/06/2023	6	42,664.42	0.0050%	0.0100%	Actual/360
34	GA40899	GACC	Lafayette Square	03/06/2023	6	41,519.89	0.0050%	0.0100%	Actual/360
35	GACC22	GACC	Lowe's of Bellevue	09/01/2015	1	56,117.24	0.0050%	0.0100%	30/360
36	GA40857	GACC	Highland Fair Shopping Center	03/06/2023	6	39,378.61	0.0050%	0.0100%	Actual/360
37	CCRE19	CCRE	Hilton Garden Inn Suffolk	03/06/2023	6	44,978.97	0.0050%	0.0100%	Actual/360
38	10064010	KeyBank	CSP Portfolio	04/01/2023	1	36,554.43	0.0100%	0.0100%	Actual/360
38.01	10064010.01	KeyBank	U-Store-It - Carlsbad

Exhibit B-8

COMM 2013-CCRE7 - Mortgage Loan Schedule

		Mortgage Loan		Letter of	Revised	Part of	Leasehold
ID	Loan Number	Seller	Property Name	Credit	Rate	Whole Loan	Interest
17	CCRE8	CCRE	6800 Hollywood Boulevard	None

18	CCRE9	CCRE	Marianos Vernon Hills	None	Swap + 3.55% (Floor: 5.17077% / Cap: 8.17077%)
19	GACC8	GACC	Waters Place Shopping Center	None

20	CCRE10	CCRE	Marianos Palatine	None	Swap + 3.55% (Floor: 5.0840% / Cap: 8.0840%)
21	CCRE11	CCRE	Hampton Inn Jekyll Island, GA	None			Yes
22	10064107	KeyBank	Forest Square	None
23	GA40860	GACC	717 South Wells	None
24	GA40859	GACC	50 Dey Street	None
25	CCRE12	CCRE	NCH Portfolio	None
25.01	CCRE12.01	CCRE	Holiday Inn Express & Suites Chanhassen
25.02	CCRE12.02	CCRE	Holiday Inn Express Devil's Lake
25.03	CCRE12.03	CCRE	Country Inn & Suites Effingham
26	CCRE13	CCRE	233 East Erie	None
27	CCRE14	CCRE	Augusta Court	None
28	CCRE15	CCRE	Sunset Plaza	None
29	GA40852	GACC	Rolling Hills Shopping Center	None
30	CCRE17	CCRE	Villagio Apartments	None
31	GA41073	GACC	Cube Self Storage II Portfolio	None
31.01	GA41073.5	GACC	Cube Self Storage - Post
31.02	GA41073.4	GACC	Cube Self Storage - Beechnut
31.03	GA41073.3	GACC	Cube Self Storage - Wirt
31.04	GA41073.2	GACC	Cube Self Storage - Fairmont
31.05	GA41073.1	GACC	Cube Self Storage - Garth
32	CCRE18	CCRE	Sierra Estates	None
33	GA41034	GACC	Tifton Plaza	None			Yes
34	GA40899	GACC	Lafayette Square	None
35	GACC22	GACC	Lowe's of Bellevue	None
36	GA40857	GACC	Highland Fair Shopping Center	None
37	CCRE19	CCRE	Hilton Garden Inn Suffolk	None
38	10064010	KeyBank	CSP Portfolio	None
38.01	10064010.01	KeyBank	U-Store-It - Carlsbad

Exhibit B-9

COMM 2013-CCRE7 - Mortgage Loan Schedule

Mezzanine or
		Mortgage Loan		or Subordinate
ID	Loan Number	Seller	Property Name	Debt
17	CCRE8	CCRE	6800 Hollywood Boulevard

18	CCRE9	CCRE	Marianos Vernon Hills
19	GACC8	GACC	Waters Place Shopping Center

20	CCRE10	CCRE	Marianos Palatine
21	CCRE11	CCRE	Hampton Inn Jekyll Island, GA
22	10064107	KeyBank	Forest Square
23	GA40860	GACC	717 South Wells
24	GA40859	GACC	50 Dey Street
25	CCRE12	CCRE	NCH Portfolio
25.01	CCRE12.01	CCRE	Holiday Inn Express & Suites Chanhassen
25.02	CCRE12.02	CCRE	Holiday Inn Express Devil's Lake
25.03	CCRE12.03	CCRE	Country Inn & Suites Effingham
26	CCRE13	CCRE	233 East Erie
27	CCRE14	CCRE	Augusta Court
28	CCRE15	CCRE	Sunset Plaza
29	GA40852	GACC	Rolling Hills Shopping Center
30	CCRE17	CCRE	Villagio Apartments
31	GA41073	GACC	Cube Self Storage II Portfolio
31.01	GA41073.5	GACC	Cube Self Storage - Post
31.02	GA41073.4	GACC	Cube Self Storage - Beechnut
31.03	GA41073.3	GACC	Cube Self Storage - Wirt
31.04	GA41073.2	GACC	Cube Self Storage - Fairmont
31.05	GA41073.1	GACC	Cube Self Storage - Garth
32	CCRE18	CCRE	Sierra Estates
33	GA41034	GACC	Tifton Plaza
34	GA40899	GACC	Lafayette Square
35	GACC22	GACC	Lowe's of Bellevue
36	GA40857	GACC	Highland Fair Shopping Center
37	CCRE19	CCRE	Hilton Garden Inn Suffolk
38	10064010	KeyBank	CSP Portfolio
38.01	10064010.01	KeyBank	U-Store-It - Carlsbad
38.02	10064010.02	KeyBank	U-Store-It - Las Cruces

Exhibit B-10

COMM 2013-CCRE7 - Mortgage Loan Schedule

		Mortgage Loan
ID	Loan Number	Seller	Property Name	Address
38.02	10064010.02	KeyBank	U-Store-It - Las Cruces	1100 East Madrid Avenue
38.03	10064010.03	KeyBank	U-Store-It - Silver City	11732 Highway 180 East
38.04	10064010.04	KeyBank	U-Store-It - Lovington - MHC	1200 North Love Street
38.05	10064010.05	KeyBank	U-Store-It - Deming	1010 South Diamond Avenue
38.06	10064010.06	KeyBank	U-Store-It - Lovington	1100 North Love Street
38.07	10064010.07	KeyBank	U-Store-It - Truth or Consequences	801 North Highway 51
39	GA40885	GACC	Springhill Suites SLC	625 South 300 West
40	GA40883	GACC	TownPlace Suites Sierra Vista	3399 Rodeo Drive
41	GA40919	GACC	Howard Johnson Sea World	3330 Rosecrans Street
42	10064464	KeyBank	1500 Sunday Drive	1500 Sunday Drive
43	10064938	KeyBank	CVS-CEFCO Portfolio	Various
43.01	10064938.01	KeyBank	CVS - Fredericksburg	10805 Tidewater Trail
43.02	10064938.02	KeyBank	CVS - Haughton	998 US Highway 80
43.03	10064938.03	KeyBank	Fikes Wholesale	1563 US Highway 49
44	CCRE21	CCRE	180 Hester Street	180 Hester Street
45	GA40886	GACC	Holiday Inn Express Phoenix	620 North 6th Street
46	GA40856	GACC	Heritage Oaks Shopping Center	1536-1596 State Road 99
47	GA41139	GACC	Skyview Terrace	3301 Garden Oaks Drive
48	CCRE23	CCRE	EZ Storage Southfield	24625 Evergreen Road
49	GA40849	GACC	Desert Sky LA Fitness	7640 West Thomas Road
50	CCRE24	CCRE	Eagles Ridge Apartments	801 Tecumseh Road
51	GA40884	GACC	Springhill Suites Cedar City	1477 South Old Highway 91
52	CCRE26	CCRE	Walgreens Dexter	904 West US 60 Business Highway
53	CCRE27	CCRE	Walgreens Blytheville	900 North 6th Street
54	CCRE28	CCRE	Walgreens Chapel Hill	1500 East Franklin Street
55	GACC33	GACC	Publix at Mountain Cave Crossing	12796 Bailey Cove Road Southeast
56	10068734	KeyBank	Camelot Apartments	2982 Washtenaw Road
57	10068507	KeyBank	Jackson West Apartments	2041-2047 Jackson Avenue
58	10065058	KeyBank	Reynoldsburg Self Storage	7304 Tussing Road
59	10065074	KeyBank	Cedar Park Storage	945 West New Hope Drive

Exhibit B-11

COMM 2013-CCRE7 - Mortgage Loan Schedule

								Original	Cut-Off
		Mortgage Loan					Mortgage	Principal	Date
ID	Loan Number	Seller	Property Name	City	State	Zip Code	Rate	Balance ($)	Balance
38.02	10064010.02	KeyBank	U-Store-It - Las Cruces	Las Cruces	NM	88001		1,555,000	1,555,000
38.03	10064010.03	KeyBank	U-Store-It - Silver City	Silver City	NM	88022		920,000	920,000
38.04	10064010.04	KeyBank	U-Store-It - Lovington - MHC	Lovington	NM	88260		825,000	825,000
38.05	10064010.05	KeyBank	U-Store-It - Deming	Deming	NM	88030		760,000	760,000
38.06	10064010.06	KeyBank	U-Store-It - Lovington	Lovington	NM	88260		700,000	700,000
38.07	10064010.07	KeyBank	U-Store-It - Truth or Consequences	Truth or Consequences	NM	87901		460,000	460,000
39	GA40885	GACC	Springhill Suites SLC	Salt Lake City	UT	84101	4.7350%	6,800,000	6,792,316
40	GA40883	GACC	TownPlace Suites Sierra Vista	Sierra Vista	AZ	85635	4.6050%	6,500,000	6,492,434
41	GA40919	GACC	Howard Johnson Sea World	San Diego	CA	92110	4.7100%	6,450,000	6,450,000
42	10064464	KeyBank	1500 Sunday Drive	Raleigh	NC	27607	4.6000%	6,000,000	6,000,000
43	10064938	KeyBank	CVS-CEFCO Portfolio	Various	Various	Various	4.5100%	6,000,000	6,000,000
43.01	10064938.01	KeyBank	CVS - Fredericksburg	Fredericksburg	VA	22408		2,485,616	2,485,616
43.02	10064938.02	KeyBank	CVS - Haughton	Haughton	LA	71037		2,278,481	2,278,481
43.03	10064938.03	KeyBank	Fikes Wholesale	Magee	MS	39111		1,235,903	1,235,903
44	CCRE21	CCRE	180 Hester Street	New York	NY	10013	4.2790%	5,800,000	5,800,000
45	GA40886	GACC	Holiday Inn Express Phoenix	Phoenix	AZ	85004	4.7950%	5,700,000	5,690,891
46	GA40856	GACC	Heritage Oaks Shopping Center	Gridley	CA	95948	4.2900%	5,660,000	5,652,932
47	GA41139	GACC	Skyview Terrace	New Orleans	LA	70114	4.8900%	5,200,000	5,200,000
48	CCRE23	CCRE	EZ Storage Southfield	Southfield	MI	48075	4.2740%	5,050,000	5,041,160
49	GA40849	GACC	Desert Sky LA Fitness	Phoenix	AZ	85033	4.7700%	4,800,000	4,800,000
50	CCRE24	CCRE	Eagles Ridge Apartments	Battle Creek	MI	49037	4.7375%	4,800,000	4,787,233
51	GA40884	GACC	Springhill Suites Cedar City	Cedar City	UT	84720	4.7950%	4,250,000	4,245,263
52	CCRE26	CCRE	Walgreens Dexter	Dexter	MO	63841	4.2485%	4,050,000	4,044,897
53	CCRE27	CCRE	Walgreens Blytheville	Blytheville	AR	72315	4.2485%	4,050,000	4,044,897
54	CCRE28	CCRE	Walgreens Chapel Hill	Chapel Hill	NC	27514	4.5660%	3,450,000	3,445,949
55	GACC33	GACC	Publix at Mountain Cave Crossing	Huntsville	AL	35803	5.0400%	3,465,000	2,855,637
56	10068734	KeyBank	Camelot Apartments	Ypsilanti	MI	48197	4.5500%	2,800,000	2,800,000
57	10068507	KeyBank	Jackson West Apartments	Ann Arbor	MI	48103	4.7200%	2,575,000	2,575,000
58	10065058	KeyBank	Reynoldsburg Self Storage	Reynoldsburg	OH	43068	4.7000%	2,282,000	2,278,291
59	10065074	KeyBank	Cedar Park Storage	Cedar Park	TX	78613	4.6600%	1,750,000	1,750,000

Exhibit B-12

COMM 2013-CCRE7 - Mortgage Loan Schedule

						Current			Interest
		Mortgage Loan		Maturity Date /	Due	Monthly Debt	Master	Primary	Accrual
ID	Loan Number	Seller	Property Name	ARD	Date	Service ($)	Servicing Fee	Servicing Fee	Method
38.02	10064010.02	KeyBank	U-Store-It - Las Cruces
38.03	10064010.03	KeyBank	U-Store-It - Silver City
38.04	10064010.04	KeyBank	U-Store-It - Lovington - MHC
38.05	10064010.05	KeyBank	U-Store-It - Deming
38.06	10064010.06	KeyBank	U-Store-It - Lovington
38.07	10064010.07	KeyBank	U-Store-It - Truth or Consequences
39	GA40885	GACC	Springhill Suites SLC	03/06/2023	6	35,410.56	0.0050%	0.0100%	Actual/360
40	GA40883	GACC	TownPlace Suites Sierra Vista	03/06/2023	6	33,341.31	0.0050%	0.0100%	Actual/360
41	GA40919	GACC	Howard Johnson Sea World	04/06/2023	6	36,624.33	0.0050%	0.0100%	Actual/360
42	10064464	KeyBank	1500 Sunday Drive	04/01/2023	1	30,758.66	0.0100%	0.0100%	Actual/360
43	10064938	KeyBank	CVS-CEFCO Portfolio	04/01/2023	1	30,436.78	0.0100%	0.0100%	Actual/360
43.01	10064938.01	KeyBank	CVS - Fredericksburg
43.02	10064938.02	KeyBank	CVS - Haughton
43.03	10064938.03	KeyBank	Fikes Wholesale
44	CCRE21	CCRE	180 Hester Street	04/06/2023	6	20,969.08	0.0050%	0.0100%	Actual/360
45	GA40886	GACC	Holiday Inn Express Phoenix	03/06/2023	6	32,644.39	0.0050%	0.0100%	Actual/360
46	GA40856	GACC	Heritage Oaks Shopping Center	03/06/2023	6	27,976.50	0.0050%	0.0100%	Actual/360
47	GA41139	GACC	Skyview Terrace	04/06/2023	6	30,066.35	0.0050%	0.0100%	Actual/360
48	CCRE23	CCRE	EZ Storage Southfield	03/06/2023	6	27,425.68	0.0050%	0.0000%	Actual/360
49	GA40849	GACC	Desert Sky LA Fitness	03/06/2023	6	19,345.00	0.0050%	0.0100%	Actual/360
50	CCRE24	CCRE	Eagles Ridge Apartments	02/06/2023	6	25,002.92	0.0050%	0.0100%	Actual/360
51	GA40884	GACC	Springhill Suites Cedar City	03/06/2023	6	22,285.43	0.0050%	0.0100%	Actual/360
52	CCRE26	CCRE	Walgreens Dexter	03/06/2023	6	19,920.01	0.0050%	0.0100%	Actual/360
53	CCRE27	CCRE	Walgreens Blytheville	03/06/2023	6	19,920.01	0.0050%	0.0100%	Actual/360
54	CCRE28	CCRE	Walgreens Chapel Hill	03/06/2023	6	17,616.20	0.0050%	0.0100%	Actual/360
55	GACC33	GACC	Publix at Mountain Cave Crossing	09/01/2023	1	18,685.67	0.0050%	0.0100%	30/360
56	10068734	KeyBank	Camelot Apartments	04/01/2023	1	14,270.49	0.0100%	0.0100%	Actual/360
57	10068507	KeyBank	Jackson West Apartments	04/01/2023	1	13,385.90	0.0100%	0.0100%	Actual/360
58	10065058	KeyBank	Reynoldsburg Self Storage	03/01/2023	1	12,944.54	0.0100%	0.0100%	Actual/360
59	10065074	KeyBank	Cedar Park Storage	04/01/2023	1	9,886.68	0.0100%	0.0100%	Actual/360

Exhibit B-13

COMM 2013-CCRE7 - Mortgage Loan Schedule

		Mortgage Loan		Letter of	Revised	Part of	Leasehold
ID	Loan Number	Seller	Property Name	Credit	Rate	Whole Loan	Interest
38.02	10064010.02	KeyBank	U-Store-It - Las Cruces
38.03	10064010.03	KeyBank	U-Store-It - Silver City
38.04	10064010.04	KeyBank	U-Store-It - Lovington - MHC
38.05	10064010.05	KeyBank	U-Store-It - Deming
38.06	10064010.06	KeyBank	U-Store-It - Lovington
38.07	10064010.07	KeyBank	U-Store-It - Truth or Consequences
39	GA40885	GACC	Springhill Suites SLC	None
40	GA40883	GACC	TownPlace Suites Sierra Vista	None
41	GA40919	GACC	Howard Johnson Sea World	None
42	10064464	KeyBank	1500 Sunday Drive	None
43	10064938	KeyBank	CVS-CEFCO Portfolio	None	TSY + 2.00% (Floor: 6.51%)
43.01	10064938.01	KeyBank	CVS - Fredericksburg
43.02	10064938.02	KeyBank	CVS - Haughton
43.03	10064938.03	KeyBank	Fikes Wholesale
44	CCRE21	CCRE	180 Hester Street	None
45	GA40886	GACC	Holiday Inn Express Phoenix	None
46	GA40856	GACC	Heritage Oaks Shopping Center	None
47	GA41139	GACC	Skyview Terrace	None
48	CCRE23	CCRE	EZ Storage Southfield	None
49	GA40849	GACC	Desert Sky LA Fitness	None
50	CCRE24	CCRE	Eagles Ridge Apartments	None
51	GA40884	GACC	Springhill Suites Cedar City	None
52	CCRE26	CCRE	Walgreens Dexter	None
53	CCRE27	CCRE	Walgreens Blytheville	None
54	CCRE28	CCRE	Walgreens Chapel Hill	None
55	GACC33	GACC	Publix at Mountain Cave Crossing	None
56	10068734	KeyBank	Camelot Apartments	None
57	10068507	KeyBank	Jackson West Apartments	None
58	10065058	KeyBank	Reynoldsburg Self Storage	None
59	10065074	KeyBank	Cedar Park Storage	None

Exhibit B-14

COMM 2013-CCRE7 - Mortgage Loan Schedule

				Mezzanine or
		Mortgage Loan		or Subordinate
ID	Loan Number	Seller	Property Name	Debt
38.03	10064010.03	KeyBank	U-Store-It - Silver City
38.04	10064010.04	KeyBank	U-Store-It - Lovington - MHC
38.05	10064010.05	KeyBank	U-Store-It - Deming
38.06	10064010.06	KeyBank	U-Store-It - Lovington
38.07	10064010.07	KeyBank	U-Store-It - Truth or Consequences
39	GA40885	GACC	Springhill Suites SLC
40	GA40883	GACC	TownPlace Suites Sierra Vista
41	GA40919	GACC	Howard Johnson Sea World
42	10064464	KeyBank	1500 Sunday Drive
43	10064938	KeyBank	CVS-CEFCO Portfolio
43.01	10064938.01	KeyBank	CVS - Fredericksburg
43.02	10064938.02	KeyBank	CVS - Haughton
43.03	10064938.03	KeyBank	Fikes Wholesale
44	CCRE21	CCRE	180 Hester Street
45	GA40886	GACC	Holiday Inn Express Phoenix
46	GA40856	GACC	Heritage Oaks Shopping Center
47	GA41139	GACC	Skyview Terrace
48	CCRE23	CCRE	EZ Storage Southfield
49	GA40849	GACC	Desert Sky LA Fitness
50	CCRE24	CCRE	Eagles Ridge Apartments
51	GA40884	GACC	Springhill Suites Cedar City
52	CCRE26	CCRE	Walgreens Dexter
53	CCRE27	CCRE	Walgreens Blytheville
54	CCRE28	CCRE	Walgreens Chapel Hill
55	GACC33	GACC	Publix at Mountain Cave Crossing
56	10068734	KeyBank	Camelot Apartments
57	10068507	KeyBank	Jackson West Apartments
58	10065058	KeyBank	Reynoldsburg Self Storage
59	10065074	KeyBank	Cedar Park Storage

Exhibit B-15

EXHIBIT C-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK)

                                     , being first duly sworn, deposes and says:

1.           That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.           That the Purchaser’s Taxpayer Identification Number is                             .

3.           That the Purchaser of the Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7, Class [R] [LR] (the “Class [R] [LR] Certificate”) is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.           That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

5.           That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

6.           That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

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7.           That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person and is otherwise a Permitted Transferee.

8.           That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.           That, if a “tax matters person” is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Purchaser agrees to act as “tax matters person” and to perform the functions of “tax matters partner” of the [Upper-Tier REMIC][Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Certificate Administrator as the Purchaser’s agent in performing the function of “tax matters person” and “tax matters partner.”

10.          The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

11.         The Purchaser will not cause income from the Class [R] [LR] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

12.         Check the applicable paragraph:

☐            The present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate, as applicable, does not exceed the sum of:

(i)           the present value of any consideration given to the Purchaser to acquire such Class [R] [LR] Certificate;

(ii)          the present value of the expected future distributions on such Certificate; and

(iii)         the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

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☐            The transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Section 1.860E 1(c)(5) and (6) and, accordingly,,

(i)           the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E 1(c)(6)(i), as to which income from the Class [R] [LR] Certificate will only be taxed in the United States;

(ii)           at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E 1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)           the Purchaser will transfer the Class [R] [LR] Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E 1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E 1(c)(4)(i), (ii) and (iii) and Section 1.860E 1(c)(5) of the U.S. Treasury Regulations; and

(iv)           the Purchaser determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

                ☐            None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                             this          day of                        , 20     .

[The Purchaser]

By:
Name:
Title:

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Personally appeared before me the above named                                 , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this          day of                        , 20     .

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the          day of                        , 20     .

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EXHIBIT C-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7, Class [R] [LR]

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.  No purpose of [Transferor] relating to the transfer of the Class [R] [LR] Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name:
Title:

C-2-1

EXHIBIT D-1

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention:  Lainie Kaye

Re:	Transfer of Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7: Class [ ]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction, on behalf of the holders of  Commercial Mortgage Pass Through Certificates, COMM 2013-CCRE7 (the “Certificates”) with the transfer by [_____] (the “Seller”) to the undersigned (the “Purchaser”) of [$_____ aggregate Certificate Balance][_____% Percentage Interest] of Class [   ] Certificates, in certificated fully registered form (such registered interest, the “Certificate”).  Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only]  1. The Purchaser is an “institutional accredited investor” (i.e. an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of the investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an “institutional accredited investor”) as to each of which the Purchaser exercises sole investment discretion.  The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only]  1. The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to

D-1-1

obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.  The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer to (i) “qualified institutional buyers” in transactions under Rule 144A, (ii) institutional “accredited investors” meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, or (iii) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (iii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

2.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

3.           The Purchaser has reviewed the applicable Private Placement Memorandum dated April 11, 2013, relating to the Certificates (the “Private Placement Memorandum”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

4.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Trustee, the Certificate Administrator, the Certificate Registrar and all Certificateholders present and future.

5.           The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

6.           Check one of the following:

☐         The Purchaser is a “U.S. Person” (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐         The Purchaser is not a “U.S. Person” (as defined below) and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the

D-1-2

Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s).  The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN, IRS Forms W-8IMY or]* IRS Forms W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of paragraph 6, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

(a)         by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

(b)         by mailing a check or draft to the following address:

*      Delete for Class R and Class LR Certificates.

**      Only to be filled out by Purchasers of Individual Certificates.  Please select (a) or (b).

D-1-3

Very truly yours,

[Purchaser]

By:
Name:
Title:

Dated: ________________, 20

D-1-4

EXHIBIT D-2

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention:  Lainie Kaye

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7, Class [ ]

Ladies and Gentlemen:

[               ] (the “Purchaser”) intends to purchase from (the “Seller”) $[       ] initial Certificate Balance or [_______]% Percentage Interest of Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7, Class [  ], CUSIP No. [_______] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement.  All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.  The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator, the Certificate Registrar and the Trustee that:

The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Code Section 4975, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, [other than (except in the case of the Class R, Class LR and Class V Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law]; and

D-2-1

The Purchaser understands that if the Purchaser is a person referred to in clause (a) or (b) above, except in the case of the Class R, Class LR or Class V Certificates, which may not be transferred unless the transferee represents it is not such a person, such Purchaser is required to provide to the Certificate Registrar any Opinions of Counsel, officers’ certificates or agreements as may be required by such persons, and which establishes to the satisfaction of the Depositor, the Certificate Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or Code Section 4975 or any corresponding provision of any Similar Law, and will not subject the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Code Section 4975 or Similar Law), which Opinions of Counsel, officers’ certificates or agreements shall not be at the expense of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this          day of                        , 20     .

Very truly yours,

[Purchaser]

By:
Name:
Title:

D-2-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE

[Date]
Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7

Dear __________________:

In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under the Pooling and Servicing Agreement, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

Mortgagor’s Name:

Address:

Asset No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

___	1.
Mortgage Loan paid in full.  Such [Master Servicer] [Special Servicer][Other Master Servicer][Other Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following such [Master Servicer’s] [Special Servicer’s] [Other Master Servicer][Other Special Servicer] release of the Mortgage File, credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

___	2.	The Mortgage Loan is being foreclosed.

___	3.	Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the

E-1

[Pooling and Servicing Agreement][Other Pooling and Servicing Agreement] and will be returned to you or your designee within ten (10) days of our receipt thereof, unless [the [Other Master Servicer][Other Special Servicer] requires such Mortgage File pursuant to the applicable Intercreditor Agreement or Other Pooling and Servicing Agreement.][the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed,] in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

[MASTER SERVICER] [SPECIAL SERVICER] [OTHER MASTER SERVICER][OTHER SPECIAL SERVICER]

By:
Name:
Title:

E-2

EXHIBIT F

SECURITIES LEGEND

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-“U.S. PERSON” IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

F-1

EXHIBIT G

FORM OF REGULATION S TRANSFER CERTIFICATE

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Transfer of COMM 2013-CCRE7, Commercial Mortgage Pass-Through Certificates, Class [ ]

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction, on behalf of the holders of the Commercial Mortgage Pass Through Certificates, COMM 2013-CCRE7, Class [_] (the “Certificates”) with the transfer by the undersigned (the “Transferor”) to                                       (the “Transferee”) of $                     Certificate Balance of Certificates, in fully registered form (each, an “Individual Certificate”), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the “Global Certificate”) maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the “Transferred Interest”).

In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Transferred Interest was not made to a person in the United States;

[(2)          at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

G-1

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:`
Name:
Title:

Dated: ________________, 20

G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Transfer of COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Class [ ]

Reference is hereby made to the Pooling and servicing agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No.                     ) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

*  Select appropriate depository.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

H-1

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________, 20__

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE AFTER THE RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Transfer of COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates Class [ ]

Reference is hereby made to the Pooling and servicing agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

The letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

*    Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-1

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________, 20__

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Transfer of COMM 2013-CCRE7 Commercial Mortgage Pass-Through
Certificates, Class [ ]

Reference is hereby made to the Pooling and servicing agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Regulation S Global Certificate (CUSIP No.                     ) with [Euroclear] [Clearstream]* (Common Code                     ) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

*   Select appropriate depositary.

J-1

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________, 20__

J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

K-1

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/06/2013

DISTRIBUTION DATE STATEMENT
Table of Contents

	STATEMENT SECTIONS	PAGE(s)
	Certificate Distribution Detail	2
	Certificate Factor Detail	3
	Reconciliation Detail	4
	Other Required Information	5
	Cash Reconciliation Detail	6
	Current Mortgage Loan and Property Stratification Tables	7 - 9
	Mortgage Loan Detail	10
	NOI Detail	11
	Principal Prepayment Detail	12
	Historical Detail	13
	Delinquency Loan Detail	14
	Specially Serviced Loan Detail	15 - 16
	Advance Summary	17
	Modified Loan Detail	18
	Historical Liquidated Loan Detail	19
	Historical Bond / Collateral Loss Reconciliation	20
	Interest Shortfall Reconciliation Detail	21 - 22
	Defeased Loan Detail	23
	Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor

Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250-5270	Midland Loan Services, A Division of PNC Bank, N.A. 10851 Mastin Street, Building 82 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Situs Holdings LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Contact: George Wisniewski Phone Number: (415) 374-2832	Park Bridge Lender Services LLC 560 Lexington Avenue, 17th Floor New York, NY 10022 Contact: David Rodgers Phone Number: (212) 310-9821

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the Master Servicer, Special Servicer and others.   Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so.  Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.  Please visit www.ctslink.com for additional information and special notices.  In addition, certificateholders may register online for email notification when special notices are posted.  For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FL		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PEZ		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
LR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3FL		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3FX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PEZ		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
LR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount
X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Certificate Interest Reconciliation
Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FL	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FX	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PEZ	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information
Controlling Class: H
Effective as of: mm/dd/yyyy

Controlling Class Representative: Perella Weinberg Partners Asset Based Value Strategy
Effective as of: mm/dd/yyyy		Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		Insurer Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advsior Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Equity Payments Received	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Equity Payments Paid	0.00
Total Other Collected		0.00	Net Swap Counterparty Payments Paid	0.00
Total Funds Collected		0.00	Total Payments to Certificateholders & Others		0.00
			Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Mortgage Loan Detail
Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD
MH	-	Mobile Home Park

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution Date	30-59 Days # Balance	60-89 Days # Balance	90 Days or More # Balance	Foreclosure # Balance	REO # Balance	Modifications # Balance	Curtailments # Balance	Payoff # Balance	Next Weighted Avg. Coupon Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Specially Serviced Loan Detail - Part 1
Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code									(2) Property Type Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	-	Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	-	Note Sale			to Master Servicer	13	-	Other or TBD	WH MH	- -	Warehouse Mobile Home Park	OT	-	Other

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13		Other or TBD

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013
Historical Bond/Collateral Loss Reconciliation Detail
Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013
Interest Shortfall Reconciliation Detail - Part 1
Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees					Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out	ASER	(PPIS) Excess

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Interest Shortfall Reconciliation Detail - Part 2

Offering	Stated Principal	Current Ending	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds
Document	Balance at	Scheduled	Current Month	Left to Reimburse		Comments
Cross-Reference	Contribution	Balance		Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2013-CCRE7	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	05/10/2013
		Record Date:	04/30/2013
		Determination Date:	05/08/2013

Supplemental Reporting

EXHIBIT L-1

FORM OF INVESTOR CERTIFICATION

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.            The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class ___ Certificates.

2.            In the case of a Publicly-Offered Certificate, the undersigned has received a copy of the Prospectus.

3.            The undersigned is not a Borrower, a Manager, an Affiliate of any of the foregoing or an agent of any of the foregoing.

4.            The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

L-1-1

5.            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.            The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.            Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

[IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.]

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

[Certificateholder][Beneficial Owner][Prospective Purchaser]

By:
Title:
Company: Phone:

L-1-2

EXHIBIT L-2

FORM OF FINANCIAL MARKET PUBLISHER CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.

In connection with the Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned hereby certifies and agrees as follows:

1.
The undersigned is an employee or agent of BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Intex Solutions, Inc., Trepp, LLC, Interactive Data Corporation or Markit LLC, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to Section 4.02 of the Pooling and Servicing Agreement to Privileged Persons on www.ctslink.com (the “Website”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses the Website, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

L-2-1

EXHIBIT M

FORM OF NOTIFICATION FROM CUSTODIAN

[DATE]

To the Persons Listed on the attached Schedule A

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

SCHEDULE A
TO
FORM OF NOTIFICATION FROM CUSTODIAN

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Judy Rishel, Vice President

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

Park Bridge Lender Services LLC
c/o Park Bridge Financial LLC
560 Lexington Avenue, 17th Floor
New York, New York 10022
Attention:  David M. Rodgers

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, California 94111
Attention:  George Wisniewski

To the applicable Mortgage Loan Seller:

German American Capital Corporation
60 Wall Street
New York, New York 10005
Attention:  Lainie Kaye

Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street
New York, New York 10022
Attention:  Anthony Orso

with an electronic copy to:

Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street
New York, New York 10022
Attention:  Jill Weinstein

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention:  Richard Hawrylak
Fax No.:  (216) 689-5681
Email: Richard_s_hawrylak@keybank.com

with an electronic copy to:

KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44114
Attention: Gary Andrews
Facsmile: (216) 689-0976
Email: gandrews@keybanccm.com

DEFECT SCHEDULE
TO FORM OF NOTIFICATION FROM CUSTODIAN

EXHIBIT N-1

FORM OF CLOSING DATE CUSTODIAN CERTIFICATION

[Date]

[	]
[	]
[	]
Attention:	[	]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Custodian has in its possession the documents specified in clause (i) of the definition of “Mortgage File”, (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers as described in clause (a) above have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and purports to relate to such Mortgage Loan, except as identified on the schedule attached hereto, and (c) each of the documents specified in Section 2.01(a)(ii), 2.01(a)(vii), 2.01(a)(xi) and 2.01(a)(xix) of the Pooling and Servicing Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

N-1-1

SCHEDULE A
TO CLOSING DATE CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-1-2

EXHIBIT N-2

FORM OF POST-CLOSING CUSTODIAN CERTIFICATION

[Date]

[	]
[	]
[	]
Attention:	[	]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian hereby certifies, subject to the terms of the Pooling and Servicing Agreement, that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, all documents (other than documents referred to in clauses (xix) and (xx) of Section 2.01(a) of the Pooling and Servicing Agreement and the documents referred to in clauses (iii), (v)(B) and (viii)(B) of Section 2.01(a) of the Pooling and Servicing Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of the Pooling and Servicing Agreement) referred to in Section 2.01(a) of the Pooling and Servicing Agreement (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (viii), (ix), (x)  and (xii) through (xx) of the Pooling and Servicing Agreement, as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, in each case, except as set forth on the attached schedule hereto.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Corporate Trust Officer
Name:
Title:

N-2-1

SCHEDULE A
TO POST-CLOSING CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-2-2

EXHIBIT O

FORM OF TRUSTEE BACKUP CERTIFICATION

COMM 2013-CCRE7 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian (in such capacity, the “Certificate Administrator”), certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Trustee’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

O-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

O-2

EXHIBIT P

FORM OF CUSTODIAN BACKUP CERTIFICATION

COMM 2013-CCRE7 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian (in such capacity as certificate administrator, the “Certificate Administrator”), certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Custodian’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Custodian and based on my knowledge and the compliance reviews conducted in preparing the Custodian compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Custodian has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

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Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

P-2

EXHIBIT Q

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

COMM 2013-CCRE7 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as certificate administrator (in such capacity, the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator, paying agent and custodian, certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Certificate Administrator’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.
To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.
To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.
I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.
The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the

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Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the Master Servicer, the Special Servicer and the Depositor.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Q-2

EXHIBIT R

FORM OF MASTER SERVICER BACKUP CERTIFICATION

COMM 2013-CCRE7 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________] of MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK,, as master servicer (the “Master Servicer”) under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the Master Servicer, Situs Holdings, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor, Wells Fargo Bank, National Association, as trustee, certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] in the backup certificate[s] delivered by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] relating to the Relevant Period, all servicing information and all reports required to be submitted by the Master Servicer to the Certificate Administrator pursuant to Sections 3.13(a) and 3.13(c) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Servicer Reports”) have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.
Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] in the backup certificate[s] delivered by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section

10.11 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties:  [name(s) of servicer, sub-servicer, co-servicer, Other Servicer, Other Special Servicer or Other Trustee not retained by the master servicer giving certification] and, notwithstanding the foregoing certifications, neither I nor Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicing Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement or by any Other Servicer, Other Special Servicer or Other Trustee.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	PNC Bank, National Association

By:
Name:
Title:

EXHIBIT S

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

COMM 2013-CCRE7 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of SITUS HOLDINGS, LLC, as special servicer (the “Special Servicer”) under that certain Pooling and Servicing Agreement dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Park Bridge Lender Services LLC, as operating advisor, Wells Fargo Bank, National Association, as trustee, certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, and Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), and Situs Holdings, LLC, as special servicer (the “Special Servicer”), on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Special Servicer to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Special Servicer Reports”) have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order

S-1

to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

SITUS HOLDINGS, LLC

By:
Name:
Title:

S-2

EXHIBIT T

MORTGAGE LOAN SELLER SUB-SERVICERS

Mortgage Loan	Sub-Servicer Name
North First Commons	Barry S. Slatt Mortgage Company
McHenry Village Shopping Center	TRP, Inc. d/b/a George Elkins Mortgage Banking Company
Cube Self Storage II	Holliday Fenoglio Fowler, L.P.
EZ Storage Southfield	Berkadia Commercial Mortgage LLC
Summit Hotel Portfolio II	KeyCorp Real Estate Capital Markets, Inc.
Summit Hotel Portfolio III	KeyCorp Real Estate Capital Markets, Inc
Forest Square	KeyCorp Real Estate Capital Markets, Inc
CSP Portfolio	KeyCorp Real Estate Capital Markets, Inc
1500 Sunday Drive	KeyCorp Real Estate Capital Markets, Inc
CVS-CEFCO Portfolio	KeyCorp Real Estate Capital Markets, Inc
Camelot Apartments	KeyCorp Real Estate Capital Markets, Inc
Jackson West Apartments	KeyCorp Real Estate Capital Markets, Inc
Reynoldsburg Self Storage	KeyCorp Real Estate Capital Markets, Inc
Cedar Park Storage	KeyCorp Real Estate Capital Markets, Inc

T-1

EXHIBIT U

MORTGAGE LOANS WITH EARNOUT/HOLDBACK PROVISIONS

Moffett Towers

20 Church Street

U-1

EXHIBIT V

FORM OF NRSRO CERTIFICATION

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates, Series [ ]

In accordance with the Pooling and Servicing Agreement, dated as of [_______] (the “Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates issued thereunder (the “Certificates”), the undersigned hereby certifies as follows:

1.            (a)           The undersigned is a Rating Agency; or

(b)           The undersigned is a nationally recognized statistical rating organization and has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), has access to the Depositor’s 17g-5 website, is requesting access pursuant to the Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s Website.

2.           The undersigned either (a) has not accessed information pursuant to Rule 17g–5(a)(3) ten (10) or more times during the most recently ended calendar year, or (b) has determined and maintained credit ratings for at least 10% of the issued securities and money market instruments for which it accessed information pursuant to Rule 17g–5(a)(3)(iii) in the calendar year prior to the year covered by the SEC Certification, if it accessed such information for 10 or more issued securities or money market instruments.

3.           The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

V-1

EXHIBIT W-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

Re:	Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed with respect to the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loans for which _________________ is the Master Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

W-1-1

Very truly yours,

By:
Name:
Title:

W-1-2

EXHIBIT W-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Re:	Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed with respect to the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.           The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loans as to which __________________ is the applicable Master Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit W-1 to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the

W-2-1

prospective transferee substantially in the form attached as this Exhibit W-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose

W-2-2

such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

W-2-3

EXHIBIT X

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7
Operating Advisor:  Park Bridge Lender Services LLC
Special Servicer:  Situs Holdings, LLC
Controlling Class Representative:  Eightfold Real Estate Capital Fund II, L.P.

I. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of the Specially Serviced Loans and provides this Operating Advisor Annual Report. [Note: The Larkspur Landing Hotel Portfolio Mortgage Loan and the Moffett Towers Mortgage Loan shall not be a Specially Serviced Loan for purposes of this annual report.]

No information or any other content included in this Operating Advisor Annual Report contravenes any provision of the Pooling and Servicing Agreement. This Operating Advisor Annual Report sets forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed any annual compliance statement delivered to the Operating Advisor pursuant to Section 10.11 the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

X-1

Operating Advisor Actions:

2.
Reviewed any annual independent public accountants’ servicing report delivered to the Operating Advisor pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

3.	Reviewed any [Final] Asset Status Report and other information or communications delivered to the Operating Advisor and the following issues were noted therein: [ ]

Operating Advisor Actions:

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

By:
Name:
Title:

X-2

EXHIBIT Y

FORM OF SARBANES-OXLEY CERTIFICATION

COMM 2013-CCRE7 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], certify that:

1.           I have reviewed this report on Form 10-K and all reports Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Trust (the ‘Exchange Act periodic reports”);

2.           Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.           Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

Y-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wells Fargo Bank, National Association, Midland Loan Services, a Division of PNC Bank, National Association, Park Bridge Lender Services LLC and [list any sub-servicers].

Date: _____________

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION

By:
Name:
Title:

Y-2

EXHIBIT Z

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO (410) 715-2380 AND VIA EMAIL TO
cts.sec.notifications@wellsfargo.com AND [_____] AND VIA OVERNIGHT MAIL TO THE
ADDRESSES IMMEDIATELY BELOW**

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Deutsche Mortgage & Asset Receiving Corporation
as Depositor
60 Wall Street
New York, New York  10005
Attention:  Lainie Kaye

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [10.06][10.07][10.09] of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, (the “Master Servicer”), Situs Holdings, LLC as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

Z-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:
Name:
Title:

Z-2

EXHIBIT AA

FORM OF SUB-SERVICER BACKUP CERTIFICATION

COMM 2013-CCRE7 Mortgage Trust (the “Trust”)

As contemplated by Section 10.08 of that certain Pooling and Servicing Agreement dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”) and Situs Holdings, LLC as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, [identify the certifying individual], a                      of                     , a                      [corporation] (the “Sub-Servicer”) as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans and/or Serviced Companion Loan under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the Servicer Reports and Sub-Servicer Reports (each as defined below) relating to the Mortgage Loans and/or Serviced Companion Loan delivered by the Sub-Servicer to the Master Servicer, pursuant to the Sub-Servicing Agreement dated [___________], 20[__] by and between the Sub-Servicer and the Master Servicer (the “Sub-Servicing Agreement”);

2.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all reports required to be submitted by the Sub-Servicer to the Certificate Administrator pursuant to the Pooling and Servicing Agreement (the “Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Sub-Servicer to the Certificate Administrator for inclusion in these reports;

3.
Based on my knowledge, with respect to the Relevant Period, all servicing information and all reports required to be submitted by the Sub-Servicer to the Master Servicer pursuant to the Sub-Servicing Agreement (the “Sub-Servicer Reports”) have been submitted by the Sub-Servicer to the Master Servicer;

4.
Based on my knowledge, the sub-servicer information contained in the Servicer Reports and Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

5.	Based upon my knowledge and the annual compliance review performed as required under Section [__] of the Sub-Servicing Agreement, and except as disclosed in the

AA-1

compliance certificate delivered pursuant to Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

6.
[I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements for inclusion on Form 10-K pursuant Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Servicing Agreement in all material respects in the year which such report applies];

7.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Sub-Servicer’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

8.
The report on assessment of compliance with servicing criteria applicable to the Sub-Servicer for asset-backed securities with respect to the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date:            _____________

[INSERT NAME OF SUB-SERVICER]

By:
Name:
Title:

AA-2

EXHIBIT BB

FORM OF OPERATING ADVISOR BACKUP CERTIFICATION

COMM 2013-CCRE7 Mortgage Trust (the “Trust”)

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Operating Advisor Reports”) have been submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the operating advisor information contained in the Operating Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________  have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

4.
The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

BB-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

BB-2

EXHIBIT CC

FORM OF POWER OF ATTORNEY

When recorded return to:
[                          ]
[                          ]
[                          ]
Attention: [                          ]

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045, not in its individual capacity but solely as Trustee (the “Trustee”), hereby constitutes and appoints [                          ] (“[                          ]”), and in its name, aforesaid Attorney-In-Fact, by and through any officer appointed by the [Board of Directors] of [                          ], to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (7) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor, on behalf of the Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7 Trust and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with the [Master][Special] Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by Wells Fargo Bank, National Association, as Trustee.  The Loans are comprised of mortgages or deeds of trust (the “Mortgages” and “Deeds of Trust” respectively), and other forms of security instruments (collectively the “Security Instruments”) and the Promissory Note secured thereby.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.           Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by Wells Fargo Bank, National Association, as Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, taking deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments.

2.           Execute and/or file such documents and take such other action as is proper and necessary to defend Wells Fargo Bank, National Association, as Trustee in litigation and to resolve any litigation where the [Master][Special] Servicer has an obligation to defend Wells Fargo Bank, National Association, as Trustee.

3.           Transact business of any kind regarding the Loans,

4.           Obtain an interest in the Mortgaged Property and/or building thereon, as Wells Fargo Bank, National Association, Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.           Execute bonds, notes, Mortgages, Deeds of Trust and other contracts, agreements and instruments regarding the Borrowers and/or the Mortgaged Property, including but not limited to the execution of releases, satisfactions, assignments, loan modification agreements, loan assumption agreements, subordination agreements, property adjustment agreements, and other instruments pertaining to Mortgages or Deeds of Trust, and execution of deeds and associated instruments, if any, conveying the Mortgaged Property, in the interest of Wells Fargo Bank, National Association, as Trustee.

6.           Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned.

7.           Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Master][Special] Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of April 1, 2013.

This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The [Master][Special] Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee by reason or result of the misuse of this Limited Power of Attorney by the [Master][Special] Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

IN WITNESS WHEREOF, Wells Fargo Bank, National Association, as Trustee has caused these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___ day of ___________, 2013.

NO CORPORATE SEAL	Wells Fargo Bank, National Association, as Trustee, For Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7 Trust

Witness:
By:
, Vice President

Witness:
By:
, Vice President

Attest: , Trust Officer

CORPORATE ACKNOWLEDGMENT

State of ______	)
) ss.
County of ______	)

On this ___ day of _________, 2013, before me, the undersigned, a Notary Public in and for said County and State, personally appeared ____________________, ___________________ and ___________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as Vice President, _______________, Vice President, _______________ and Trust Officer, respectively of Wells Fargo Bank, National Association, a national banking association, as Trustee for the Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE7 Trust and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature: __________________________

My commission expires: ____________

Document drafted by
Wells Fargo Bank, National Association, as Trustee

EXHIBIT DD

FORM OF NON-SERVICED MORTGAGE LOAN NOTIFICATION

[Other Servicer]
[ADDRESS]

[Other Special Servicer]
[ADDRESS]

[Other Trustee]
[ADDRESS]

The trust fund formed in connection with the issuance of the COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (the “Trust Fund”) is the Note [__] Holder, as such term is defined under the Agreement between Noteholders, dated as of [__], between [__], as each of the [__] Holder and the [__] Holder (the “[__] Intercreditor Agreement”). In connection with the deposit of the Note [__] of the [__] Loan Combination into the Trust Fund, attached is an executed copy of the related pooling and servicing agreement (the “Pooling and Servicing Agreement”).  This Notice is being delivered to you pursuant to Section 3.27(f) of the Pooling and Servicing Agreement.  Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement or, if not defined therein, in the [__] Intercreditor Agreement.  Contact information for the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Directing Holder and the Rating Agencies are as set forth on Schedule I attached here.

The [__] Loan Combination is being serviced pursuant to the terms of a pooling and servicing agreement dated [__], between [__], as depositor, [__], as master servicer, [__], as special servicer, [__], as operating advisor, and [__], as certificate administrator and trustee (the “Other Pooling and Servicing Agreement”). [Wells Fargo Bank, National Association], as certificate administrator for the registered holders of the Trust Fund, hereby directs the applicable parties to the Other Pooling and Servicing Agreement as follows:

(i)           [__], as master servicer under the Other Pooling and Servicing Agreement, shall remit no later than one (1) Business Day after the Determination Date all amounts payable in accordance with the [__] Intercreditor Agreement and the Other Pooling and Servicing Agreement due to the Note [__] Holder of the [__] Loan Combination on such days as specified in the Other Pooling and Servicing Agreement to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer of the Trust Fund, to the collection account set forth on Schedule II attached hereto in accordance with the terms of the Other Pooling and Servicing Agreement; and

(ii)           [other Master Servicer] and [other Certificate Administrator],  as applicable, shall forward, deliver or otherwise make available, as the case may be, all reports,

statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the holder of Note [__] of the [__] Loan Combination in accordance with the [__] Intercreditor Agreement and the Other Pooling and Servicing Agreement to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer of the Trust Fund, no later than one (1) Business Day after the Determination Date.

Thank you for your attention to this matter.

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the [_] Pass-Through Certificates

By:
[Name]
[Title]

SCHEDULE I TO FORM OF NOTICE FROM THE TRUSTEE
REGARDING THE [LARKSPUR LANDING HOTEL PORTFOLIO LOAN
COMBINATION] AND [THE MOFFETT TOWERS LOAN COMBINATION]

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York, 10005
Attention:  Lainie Kaye

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Client Manager – COMM 2013-CCRE7

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: COMM 2013-CCRE7

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head
Fax Number:  (913) 253-9001

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, California 94111
Attention:  George Wisniewski

Perella Weinberg Partners Asset Based Value Strategy
767 Fifth Avenue
New York, NY 10153
Attention:  Billy Jacobs

Morningstar Credit Ratings, LLC
410 Horsham Road, Suite A
Horsham, Pennsylvania  19044
Attention:  CMBS Surveillance

Kroll Bond Rating Agency, Inc.
599 Lexington Avenue, 12th Floor
New York, New York 10022
Attention:  Legal Department

Moody’s Investors Services, Inc.
7 World Trade Center
New York, New York  10007
Attention:  Commercial Mortgage Surveillance Group
Facsimile No.:  (212) 553-0300

SCHEDULE II TO FORM OF NOTICE FROM THE TRUSTEE
REGARDING THE [LARKSPUR LANDING HOTEL PORTFOLIO LOAN
COMBINATION] AND [THE MOFFETT TOWERS LOAN COMBINATION]

Account:	Collection Account

Account #:	[______]

Title:
Wells Fargo Bank, National Association, for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for Holders of COMM 2013-CCRE7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Collection Account

Location:	Wells Fargo Bank, National Association

EXHIBIT EE

FORM OF SERVICED COMPANION LOAN NOTEHOLDER CERTIFICATION

[Date]

Midland Loan Services,
a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: COMM 2013-CCRE7

Re:	COMM 2013-CCRE7 – Companion Loan

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement (the “Agreement”), dated as of April 1, 2013, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services, as operating advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, with respect to any Companion Loan (as defined in the Agreement), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a Companion Loan Noteholder (as defined in the Agreement).

2.           The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

3.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

4.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

EE-1

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Companion Loan Noteholder]

By:
Title:
Company:
Phone:

EE-2

EXHIBIT FF

FORM OF NOTICE OF EXCHANGE OF THE EXCHANGEABLE CERTIFICATES

[Date]

[Certificateholder Letterhead]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Client Manager – COMM 2013-CCRE7

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: COMM 2013-CCRE7

Re:	Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7

Ladies and Gentlemen:

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates described on the attached Schedule I, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates specified on Schedule I attached hereto and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates specified on Schedule I attached hereto. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion of the Exchangeable Certificate received in such exchange shall be increased.  We confirm that no such exchange will be effected until we pay a fee to the Certificate Administrator in an amount equal to $5,000 (together with any other expenses related to such exchange (including fees charged by the Depository, if applicable)).

[[If Applicable] Our Depository participant number is [________].]

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

Sincerely,

[____________]

By:
Name:
Title:

[Medallion Stamp Guarantee]

Schedule I to Exhibit FF

Exchangeable Certificates to be Surrendered			Exchangeable Certificates to be Received
CUSIP	Oustanding Certificate Balance	Initial Certificate Balance	CUSIP

EXHIBIT GG

FORM OF NOTICE OF EXCHANGE OF CLASS A-3FL
FOR CLASS A-3FX CERTIFICATES

Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, New York 10005 Attention: Lainie Kaye	Morningstar Credit Ratings, LLC 410 Horsham Road, Suite A Horsham, Pennsylvania 19044 Attention: CMBS Surveillance
Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045	Kroll Bond Rating Agency, Inc. 845 Third Avenue, 4th Floor New York, New York 10022 Attention: CMBS Surveillance
Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005	Moody’s Investors Services, Inc. 7 World Trade Center New York, New York 10007 Attention: Commercial Mortgage Surveillance Group

Ladies and Gentlemen:

In accordance with Section 5.07 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC National Bank, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned, as Certificateholder or Beneficial Owner, hereby notifies you of its intent to conduct an exchange of the Class A-3FL Certificates (CUSIP: 12625F AH9) for Class A-3FX Certificates (CUSIP: 12625F AJ5) in the amounts set forth below.  We further confirm that all conditions required pursuant to the Pooling and Servicing Agreement are satisfied as of the Exchange Date set forth below.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Proposed Exchange Date:

Intended initial Distribution Date after giving effect to such exchange:

Certificate Principal Balance of Certificates to be exchanged:

GG-1

Class Principal Balance of Class A-3FL

Certificates prior to exchange:

Class Principal Balance of Class A-3FX

Certificates after exchange:

Certificateholder’s Participant Number:

IN WITNESS WHEREOF, the undersigned has executed this notice as of this [   ] day of [   ], 20[   ].

By:
Name:
Title:

[medallion guaranty stamp]

The undersigned, as the Swap Counterparty under the Swap Agreement, dated as of April 23, 2013, between the undersigned and COMM 2013-CCRE7 Mortgage Trust, hereby consents to the proposed exchange of the Class A-3FL Certificates for the Class A-3FX Certificates described above and acknowledges and agrees to the consequent reduction in the Class A-3FX Percentage Interest and the Notional Amount under the Swap Agreement, in accordance with the terms of the Swap Agreement and the Pooling and Servicing Agreement.

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

GG-2

EXHIBIT HH

FORM OF NOTICE AND CERTIFICATION REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Moody’s Investors Services, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 553-1350
E-mail: cmbssurveillance@moodys.com

Morningstar Credit Ratings, LLC
410 Horsham Road, Suite A
Horsham, Pennsylvania  19044
Attention:  CMBS Surveillance

Kroll  Bond Rating Agency, Inc.
599 Lexington Avenue, 12th Floor
New York, New York 10022
Attention:  Legal Department

From:
Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Master Servicer under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Situs Holdings, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian

Date:	__________, 20___

Re:	Commercial Mortgage Pass-Through Certificates, COMM 2013-CCRE7

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:___________________

____________________

Reference is made to the Pooling and Servicing Agreement described above.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As Servicer under the Pooling and Servicing Agreement, we hereby:

(a)      Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____     a full defeasance of the entire principal balance of the Mortgage Loan; or

____     a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)      Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)         The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)        The defeasance was consummated on __________, 20__.

(iii)       The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iii) are not subject to prepayment, call or early redemption.

(iv)       The Master Servicer received an opinion of counsel (from counsel approved by the Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

(v)        The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)       The defeasance documents require the crediting of the defeasance collateral to an Eligible Account in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

(vii)       The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)      The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)        The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below).  The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Statement to Certificateholders received by us (the “Current Report”).

(x)         The Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

(c)      Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)         Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(e)         Agree to provide copies of all items listed in Exhibit B to you upon request.

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[____________]

By:
Name:
Title:

SCHEDULE I

DIRECTING HOLDERS

Mortgage Loan	Directing Holder	Contact Information
All Mortgage Loans (other than the Larkspur Landing Hotel Portfolio Mortgage Loan and the Moffett Towers Mortgage Loan)	Perella Weinberg Partners Asset Based Value Master Fund I, L.P.
Perella Weinberg Partners Asset Based
Value Master Fund I, L.P.
767 Fifth Avenue
New York, NY 10153
Attention:  Billy Jacobs
Email: bjacobs@pwpartners.com

With a copy to:

Perella Weinberg Partners Asset Based
Value Master Fund I, L.P.
767 Fifth Avenue
New York, NY 10153
Attention:  Legal Department
Email: asiegel@pwpartners.com

Larkspur Landing Hotel Portfolio Mortgage Loan	Eightfold Real Estate Captial, L.P.	Eightfold Real Estate Capital, L.P. 1111 Lincoln Road, Suite 802 Miami Beach, Florida 33139 Attention: Michael E. Wheeler
Moffett Towers Mortgage Loan	RREF CMBS AIV, LP

RREF CMBS AIV, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Matt Salem
Facsimile number: (212) 751-4646
Email: matt.salem@rialtocapital.com

with a copy to:

RREF CMBS AIV, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Joseph Bachkosky
Facsimile number: (212) 751-5346
Email: joseph.bachkosky@rialtocapital.com

Sch. I-1

SCHEDULE II

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Cert. Admin.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Trustee Master Servicer Special Servicer

Sch. II-1

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Master Servicer.
Cert. Admin. Operating Adv.

Sch. II-2

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Cert. Admin.
1122(d)(3)(iii)
Disbursements made to an investor are posted within two business days to the Master Servicer’s investor records or Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.
Cert. Admin.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Cert. Admin.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer

Sch. II-3

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Adv.
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer

Sch. II-4

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Sch. II-5

SCHEDULE III
CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance ($)	Period	Balance ($)	Period	Balance ($)
Initial Balance	82,273,000.00	39	82,273,000.00	78	52,944,588.96
1	82,273,000.00	40	82,273,000.00	79	51,436,716.12
2	82,273,000.00	41	82,273,000.00	80	49,830,442.12
3	82,273,000.00	42	82,273,000.00	81	48,310,615.48
4	82,273,000.00	43	82,273,000.00	82	46,784,954.25
5	82,273,000.00	44	82,273,000.00	83	45,069,354.91
6	82,273,000.00	45	82,273,000.00	84	43,531,252.08
7	82,273,000.00	46	82,273,000.00	85	41,895,603.93
8	82,273,000.00	47	82,273,000.00	86	40,345,317.17
9	82,273,000.00	48	82,273,000.00	87	38,697,829.99
10	82,273,000.00	49	82,273,000.00	88	37,135,266.51
11	82,273,000.00	50	82,273,000.00	89	35,566,703.41
12	82,273,000.00	51	82,273,000.00	90	33,901,457.24
13	82,273,000.00	52	82,273,000.00	91	32,320,478.27
14	82,273,000.00	53	82,273,000.00	92	30,643,167.70
15	82,273,000.00	54	82,273,000.00	93	29,049,678.30
16	82,273,000.00	55	82,273,000.00	94	27,450,069.85
17	82,273,000.00	56	82,273,000.00	95	25,575,333.93
18	82,273,000.00	57	82,271,889.27	96	23,962,386.81
19	82,273,000.00	58	80,955,274.46	97	22,254,013.14
20	82,273,000.00	59	79,392,387.05	98	20,628,312.16
21	82,273,000.00	60	78,064,650.61	99	18,907,545.66
22	82,273,000.00	61	76,732,041.70	100	17,268,993.70
23	82,273,000.00	62	75,474,347.54	101	15,624,148.63
24	82,273,000.00	63	74,132,100.32	102	13,884,779.91
25	82,273,000.00	64	72,864,411.70	103	12,226,938.03
26	82,273,000.00	65	71,591,849.58	104	10,474,940.40
27	82,273,000.00	66	70,235,154.80	105	8,804,002.73
28	82,273,000.00	67	68,952,484.79	106	7,126,646.84
29	82,273,000.00	68	67,585,967.95	107	5,181,366.65
30	82,273,000.00	69	66,293,112.92	108	3,490,099.25
31	82,273,000.00	70	64,995,287.00	109	1,705,622.34
32	82,273,000.00	71	63,457,186.43	110	1,004.55
33	82,273,000.00	72	62,148,457.68
34	82,273,000.00	73	60,581,980.89
35	82,273,000.00	74	59,103,422.71
36	82,273,000.00	75	57,525,633.50
37	82,273,000.00	76	56,035,344.69
38	82,273,000.00	77	54,539,335.33

Sch. III-1

SCHEDULE IV

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this COMM 2013-CCRE7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement	●	Each Master Servicer (only with respect to 1121(a)(12) as to non Specially Serviced Loans)
	●	Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans)
	●	Depositor
	●	Certificate Administrator
	●	Each Mortgage Loan Seller (only with respect to 1121(c)(2))
Item 2: Legal Proceedings:	●	Master Servicer (as to itself)
Item 1117 of Regulation AB (to the extent material to Certificateholders)	●	Special Servicer (as to itself)
	●	Trustee (as to itself)
	●	Certificate Administrator (as to itself)
	●	Depositor (as to itself)
	●	Any other Reporting Servicer (as to itself)
	●	Trustee/Certificate Administrator/Master

Sch. IV-1

Servicer/Depositor/Special Servicer as to the Trust
	●	Each Mortgage Loan Seller
	●	Originators under Item 1110 of Regulation AB (to be provided by the Depositor)
	●	Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)
Item 3: Sale of Securities and Use of Proceeds	●	Depositor
Item 4: Defaults Upon Senior Securities	●	Certificate Administrator
	●	Trustee
Item 5: Submission of Matters to a Vote of Security Holders	●	Certificate Administrator
Item 6: Significant Obligors of Pool Assets	●	Master Servicer
Item 7: Significant Enhancement Provider Information	●	N/A
Item 8: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	●	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	●	Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements)
	●	Certificate Administrator (Monthly Statement to Certificateholders)

Sch. IV-2

SCHEDULE V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this COMM 2013-CCRE7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	●	Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	●	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	●	Certificate Administrator
	●	Depositor

Sch. V-1

Additional Item:	●	Master Servicer (as to itself)
Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)	●	Special Servicer (as to itself)
	●	Certificate Administrator (as to itself)
	●	Trustee (as to itself)
	●	Depositor (as to itself)
	●	Operating Advisor (as to itself)
	●	Any other Reporting Servicer (as to itself)
	●	Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust
	●	Each Mortgage Loan Seller
	●	Originators under Item 1110 of Regulation AB (to be provided by the Depositor)
	●	Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)
Additional Item: Disclosure per Item 1119 of Regulation AB	●	Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Special Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
	●	Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
	●	Certificate Administrator (as to itself) (to the extent material to Certificateholders)
	●	Trustee (as to itself) (to the extent material to Certificateholders)
	●	Depositor (as to itself)
	●	Depositor (as to the Trust)
	●	Each Mortgage Loan Seller
	●	Operating Advisor (as to itself)
	●	Originators under Item 1110 of Regulation AB (to be provided by the Depositor)
	●	Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Sch. V-2

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	N/A

Sch. V-3

SCHEDULE VI

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself).  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this COMM 2013-CCRE7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K		Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
	●	Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is
	●	Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

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Item on Form 8-K	Party Responsible
not a party. Examples: servicing agreement, custodial agreement.
Item 1.03- Bankruptcy or Receivership	● ●	Depositor Each Mortgage Loan Seller
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.
	● ●	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.
	●	Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	●	Depositor
Item 6.01- ABS Informational and Computational Material	●	Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.
	●	Master Servicer (as to itself or a servicer retained by it)
	●	Special Servicer (as to itself or a servicer retained by it)
	●	Certificate Administrator (as to itself or an entity retained by it)
	●	Trustee
	●	Depositor
Reg AB disclosure about any new servicer or master servicer is also required.	●	Master Servicer or Special Servicer, as applicable
Reg AB disclosure about any new Trustee is also	●	Trustee

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Item on Form 8-K	Party Responsible
required.
Reg AB disclosure about any new Certificate Administrator is also required.	●	Certificate Administrator
Item 6.03- Change in Credit Enhancement or External Support		N/A
Item 6.04- Failure to Make a Required Distribution	●	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.
	●	Depositor
Item 7.01- Regulation FD Disclosure	●	Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	●	Depositor
Item 9.01 – Financial Statements and Exhibits	●	Responsible party for reporting/disclosing the financial statement or exhibit

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SCHEDULE VII

INITIAL SERVICED COMPANION LOAN NOTEHOLDERS

Serviced Companion Loan	Initial Noteholders	Address
Moffett Towers Phase II Pari Passu Companion Loan	German American Capital Corporation (Note A-2 Holder) and German American Capital Corporation (Note A-3 Holder)	German American Capital Corporation 60 Wall Street New York, New York 10005

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